Financial Statements and
Management Discussion & Analysis
June 30, 2002


[GRAPHICS OMITTED]

INFORMATION ON RESULTS OF OPERATIONS
FOR THE FIRST HALF OF 2002
--------------------------------------------------------------------------------

On August 5, 2002, the Board of Directors of Banco Itau approved the Report of Management and the Financial Statements for the first six months of 2002. We report the most significant events below.

1. Itau reported consolidated net income of R$ 1,048 million for the first half of the year, representing an annualized return of 26.9% on stockholders' equity of R$ 8,288 million.

2. Consolidated assets of Itau totaled R$ 87,022 million at the end of the first six months of the year, growing 16.2% in relation to June 2001. The loan portfolio amounted to R$ 34,839 million, 1.6% higher than in December 2001. The growth in international trade credit is worth note; the portfolio totaled R$ 5,660 million, growing 26.5% in the period.

3. The consolidated total for borrowing, deposits, and managed funds reached R$ 125,881 million, increasing 1.5% over December 2001. The total for investment funds amounted to R$ 49,819 million and time deposits amounted to R$ 5,730 million, rising 24.6% in the period.

4. Itau Seguros (Itauseg) reported net income of R$ 125 million in the quarter, representing an annualized return of 16.7% on stockholders' equity of R$ 1,556 million. Consolidated earned premiums, excluding health insurance in 2002, reached R$ 802 million and technical reserves totaled R$ 900 million. The claims ratio weighed in at 52.5%, compared to 60.9% for the same period in 2001. Consequently, the combined ratio reached 97.7%, improving 0.5%. These ratios attest to the quality of Itauseg's management and the controls in place.

5. As a result of the restructuring of its attributes, Itauseg transferred responsibility for preparing life insurance products for distribution to the bank's customers to Itau Previdencia e Seguros (Itauprev). This reorganization is justified because of the synergy between life insurance and retirement/pension products. Technical reserves for pensions and insurance retirement savings plans (VGBL) reached R$ 1,640 million, growing 21.0% in the period.

6. Following the new rules introduced by the Brazilian Central Bank (Circular 3.068), Itau reclassified securities in its portfolio, recording securities valued at R$ 9,233 million as securities for sale, R$ 10,522 million as securities available for sale, and R$ 131 million as securities held to maturity. These classifications reaffirm the robust capacity of Itau to absorb market volatility.

7. Itau participated in debt issues in domestic capital markets during the quarter, advising clients on transactions that totaled R$ 7.8 billion. Banco Itau coordinated six transactions that resulted in approximately R$ 3 billion in funding for clients, or 51% of all transactions in the first half of the year.

8. Itau has made the development and retention of talented professionals a priority. At the end of the period, the bank and its subsidiary companies employed 43,158 individuals. In order to develop and train them, Itau invested R$ 18 million. Basic fixed compensation of personnel, plus related charges and benefits, totaled R$ 1,109 million. Average compensation and related charges amounted to R$ 25 thousand per employee, representing growth of 7.3% in relation to the equivalent period in 2001. The variable portion of compensation (profit sharing, commissions, and prizes) reached R$ 118 million. Other social welfare benefits provided to employees and their families amounted to R$ 217 million.

9. The Itau Foundation invested R$ 4 million in social welfare projects, continuing to focus on the areas of education and health. The introduction of the "Writing the Future Award" which focuses on fourth and fifth graders enrolled in Brazilian public schools is intended to promote enjoyment of writing in partnership with the Ministry of Culture (MEC), Undime, and TV Futura. Project coordination is the responsibility of Cenpec. The program "Improving Education in Municipalities" has already reached five hundred cities in Brazil, over one million students, and forty thousand educators since its inception in 1999. The "Program for Partnerships" which is a part of the "Education & Participation Project", was joined this year by other companies, institutions, and foundations which provided additional financial, technical, and teaching support to the thirty programs that were finalists in the Itau-Unicef Award for 2001.

10. Itau Cultural remodeled its facility in Sao Paulo, gaining space and more modern technology, in order to provide visitors with regular programming and varied access to contemporary artistic productions, as well as educational workshops for children and a new area with cybernetic attractions for young people. After the reopening of the building in May, over thirty-seven thousand visitors have taken part in fourteen presentations and workshops, three exhibitions, three shows, and twenty-nine movie and video screenings, as well as other activities. In January, Itau Cultural signed an agreement with MEC for the "Sensorial Laboratory Project" which involves forty schools in the Brazilian states of Goias, Santa Catarina, Pernambuco, and Paraiba.

The information above includes performance highlights in the first six months of the year and it demonstrates the support and backing of our customers and stockholders, as well as the dedicated efforts of our employees. The Report of Management and the Financial Statements will be published in the "Gazeta Mercantil" and "Diario Oficial do Estado de Sao Paulo" in their complete form on August 8, 2002. This information is already available at the Website of Itau (www.itau.com.br).


Sao Paulo, August 5, 2002




Olavo Egydio Setubal
President of the Board of Directors

MANAGEMENT REPORT - 1st HALF OF 2002
--------------------------------------------------------------------------------

To our Stockholders:

We are pleased to present the Management Report and financial statements of Banco Itau S.A. and its subsidiaries for the six-month period ended June 30, 2002 in accordance with the regulations established by the Central Bank of Brazil (Bacen) and the Brazilian Securities and Exchange Commission (Comissao de Valores Mobiliarios) - CVM.

ECONOMIC SITUATION

High market anxiety in relation to the presidential election next October and the risk-averse environment that dominates international markets, started to increase in May and caused a steep devaluation of the Brazilian Real, with adverse impacts on inflation, public debt service and economic activities.


Accumulated inflation totaled 2.9% in the first half (Expanded Consumer Price Index (IPCA)), mainly affected by managed prices (reflex of foreign exchange fluctuation), while free market prices maintained their downward trend. Current price trends may compromise the attainment of the inflation target of 5.5%, even if the benchmark interest rate is maintained.

The federal government's consolidated primary surplus totaled 3.4% of GDP for the 12-month period ended in June 30, in line with the new target of 3.75% for 2002. The public debt/GDP ratio increased to 58.6% from 54.6%, from April to June 2002, chiefly as a result of currency devaluation. The government has issued securities maturing in the coming months to substitute those maturing in 2003, in order to reduce the pressures caused by the current political situation.

To ease the pressure of foreign accounts, in June the government drew down US$
10.0 billion made available by the IMF, and negotiated the decrease of the international reserves floor from US$ 20.0 billion to US$ 15.0 billion, to increase the government's ability to intervene in the foreign exchange market and allow the accelerated redemption of up to US$ 3.0 billion of public foreign debt. During the first half, the current account deficit reduced to US$ 8.3 billion from US$ 13.3 billion in the same period in 2001, in view of the reversal of the trade deficit to a trade surplus of US$ 2.6 billion, which helped to relieve the adverse effect of lower capital inflows. The government has started new talks with the IMF to increase international financial support during the political transition.

SIGNIFICANT EVENTS IN THE PERIOD

Process for the acquisition of Banco Sudameris Brasil S.A.

The Bank signed on May 3, 2002 with Banca Intesa Banque Sudameris S.A. an agreement for the acquisition of 94.58% of Banco Sudameris Brasil S.A. for an amount corresponding the US$ 925 million goodwill plus the bank's adjusted net book value at December 31, 2001. The procedures in course to complete the calculation of PLA transaction are those established in the contract.

ADR Program

Itau listed its shares in the New York Stock Exchange (NYSE) on February 21, 2002, and raised its ADR program to Level II. This new situation increase the average daily trading volume of Itau shares to R$ 30 million, which brought a significant increase in liquidity. With this volume, Itau is now an investment alternative for several international institutional investors.

Corporate Governance

The April 30 Stockholders' Meeting of Banco Itau approved the amendments to its by-laws that increase the rights of preferred shares. The approved amendment grants the holders of preferred shares the right to tag along with majority stockholder sales for 80% of the price paid for the shares of the majority stockholder. This major change, unique in the Brazilian market, draws the rights of preferred shares closer to the rights usually granted in international markets, thus increasing the interest of foreign investors in this stock. It is also a strong proof of the confidence of majority stockholders in Itau's capacity to overcome the challenges created by the globalization of financial markets.

The same Stockholders' Meeting of the Bank elected Mr. Alcides Lopes Tapias as member of the Board of Directors. His outstanding professional background includes his experience in the financial market, important positions held at large Brazilian private companies, as well as his work as Minister for the Development, Industry and Foreign Trade. His presence in the Board, together with other members historically not related to the Bank, reinforces our intention to have at Banco Itau a more transparent, professional and highly qualified direction.

Recognition

Important forms of recognition obtained this first half:

--------------------------------------------------------------------------------
Best Public Company - 2001                          National Abamec
Best Bank in Brazil - 2002                          Global Finance
Best Financial-sector Borrower -
  Latin America - 2002                              Euromoney
3rd Most Valuable Brand in Latin America - 2001     Brandchannel
Transparency Standout (5th consecutive              Atlantic Rating
year) - 2001
Best Investor Relations Website in Brazil and
Latin America - 2002                                Investor Relations Magazine
Honorable mention - Best Investor Relations         Investor Relations Magazine
in Brazil and Latin America - 2002
Honorable mention - Best Annual Report in           Investor Relations Magazine
Latin America
Honorable mention - Best Communication with         Investor Relations Magazine
the Retail Market in Latin America - 2002
Honorable mention - Best Corporate Governance       Investor Relations Magazine
in Latin America - 2002
E-Finance Prize - in 4 categories: Investor         Executivos Financeiros
Relations Websites, Insurance,                      Magazine
Storage and Fund Distribution (Investa) - 2002
Best Internet Banking in Brazil, among domestic     FGV-SP Banking Excellence
banks in Brazil in the categories Corporate and     Center, Ibope e-Ratings, and
Individual customer Services - 2001                 Business Standard magazine
Marketing Top for the campaigns Super PIC           ADVB
Carnaval and Fund Raising
--------------------------------------------------------------------------------

PRINCIPAL FINANCIAL INDICATORS

Results for the first half were strongly and positively affected by the impact of the Brazilian Real devaluation on Itau's foreign investments. On the other hand, management decided to raise provisions to face high market volatility.

--------------------------------------------------------------------------------
                                      1st half 2002   1st half 2001  Change (%)

Statements of Income - R$ million
   Consolidated net recurring income      1,071          1,232        (13.1)
   Consolidated net income                1,048          1,457        (28.1)
   Individual net income                    996          1,384        (28.0)
Net income per thousand shares - R$
   Consolidated net income                 9.41          12.90        (27.1)
   Book value                             74.47          64.76         15.0
   Interest on own capital                 1.62           3.43        (52.8)
   Price of Registered Preferred
       Share (PN) (1)                    160.27         192.98        (16.9)
   Total interest on own capital -
       R$ million                           180            387        (53.4)
   Market capitalization (2) -
       R$ million                        17,838         21,787        (18.1)
Balance Sheet - R$ million
   Total assets                          87,022         74,886         16.2
   Total loans                           34,839         31,099         12.0
   Own free, third-party and managed
       funds                            125,881        107,008         17.6
   Subordinated debt                      1,887              -            -
   Individual stockholders' equity        9,247          7,741         19.4
   Consolidated stockholders' equity      8,288          7,311         13.4
Financial ratios (%)
   Return on Equity (ROE) recurring
       (annualized)                        27.5           36.5
   Consolidated ROE (annualized)           26.9           43.8
   Return on Assets (annualized)            2.4            3.9
   Risk-based capital ratio
       (Basel Ratio) (3)                   15.3           13.7
   Efficiency ratio                        55.2           56.0
   Capitalization ratio (3)                33.9           43.9
--------------------------------------------------------------------------------

(1)  Average price for the month of June.
(2) Calculated based on the average preferred share trading quotation in June. With this amount Itau became the Brazilian bank with the highest market value.
(3)  Calculated based on the consolidated economic-financial balance sheet.

ASSETS AND LOANS

--------------------------------------------------------------------------------------------------------------

 (In R$ Million)                            06/30/2002    12/31/2001    06/30/2001     Growth %       Growth %
                                                   (A)           (B)           (C)        (A/B)          (A/C)

 Total loans                                    34,839        34,282        31,099          1.6           12.0
 Local Currency                                 25,135        25,878        23,308        (2.9)            7.8
 Individuals                                    11,995        11,738        10,686          2.2           12.2
 Small businesses and middle market              3,205         3,132         2,465          2.3           30.0
 Large companies                                 9,935        11,008        10,157        (9.7)          (2.2)

 Foreign Currency                                9,704         8,404         7,791         15.5           24.5
 Foreign Trade                                   5,660         4,476         4,640         26.5           22.0
 Banco Itau Buen Ayre                              360           732           961       (50.9)         (62.6)
 Other                                           3,684         3,196         2,190         15.3           68.2

 Interbank deposits                             13,471        10,070         7,374         33.8           82.7
 Securities                                     19,818        19,318        18,711          2.6            5.9

--------------------------------------------------------------------------------------------------------------


The macroeconomic environment influenced the demand for loans, resulting in a growth of merely 1.6% in the first half. Foreign trade portfolio increased 26.5% above US dollar valuation.


CREDIT AND PROVISIONS POLICY


This half, the Bank recorded R$ 943 million as expenses on allowances for loan losses. These allowances concentrate basically on credit to individuals (R$ 825 million) and reflect the worsening of this segment's default levels in Brazil. Several internal measures have been taken since the second half of 2001 to restrict credit to higher-risk individuals sub-segments to improve indicators, as it has already occurred. This half, the Bank recovered R$ 121 million of previously written-off credits.

In addition to minimum provisions set up under Central Bank of Brazil Resolution 2682, equivalent to R$ 2,196 million, Itau maintains in balance sheet an additional provision of R$ 715 million to absorb possible losses related to the volatility of the domestic and industry economic scenarios, based on their historical trends. These provisions total R$ 2,911 million and correspond to 9.7% of credit operations at June 30, 2002 (against 8.1% in the same period in prior year), and exceed by R$ 1,132 million the amount of non-accrual credits. In turn, these represent 5.9% of the total portfolio (4.3% in the same period of 2001).

Itau maintained in its balance sheet a securities valuation allowance in excess of R$ 1,147 million, R$ 550 million of which were reclassified into stockholders' equity (Adjustment to Market Value - Securities and Derivatives), to absorb possible losses relating to the volatility of financial markets. During the first half the Bank classified the securities held in its portfolio in accordance with guidelines of Circular 3068 of the Central Bank of Brazil, as follows:

--------------------------------------------------------------------------------
 Classification                                           R$ Million

 Trading securities                                            9,233
 Available for sale (1)                                       10,522
 Held to maturity                                                131
 Financial instruments                                           529
 Total portfolio                                              20,419
--------------------------------------------------------------------------------

(1) With R$ 45 million impact on stockholders' equity.

This classification reaffirms Itau's high capacity to absorb market volatility.

FUNDING AND FUND MANAGEMENT

------------------------------------------------------------------------------------------------------------------
  (In R$ million)                                   06/30/2002   12/31/2001   06/30/2001     Growth %     Growth %
                                                           (A)          (B)          (C)        (A/B)        (A/C)
  Total funds                                          125,881      123,970      107,008          1.5         17.6
  Own free funds                                         5,538        4,843        4,656         14.4         18.9
  Third-party funds                                     64,100       63,331       54,807          1.2         17.0
      Demand Deposits                                    6,253        6,836        5,916        (8.5)          5.7
      Savings Deposits                                  15,952       15,694       15,170          1.6          5.2
      Time Deposits                                      5,536        4,325        4,577         28.0         20.9
      Money market                                      12,750       12,524        9,448          1.8         34.9
      Funds from acceptances and                         3,852        2,906        3,879         32.6        (0.7)
      securities
      Interbank deposits                                   645          501          363         28.8         77.9
      On-lending borrowings                              3,182        3,327        3,312        (4.4)        (3.9)
      Loans                                              6,101        5,821        5,460          4.8         11.7
      Collection of taxes                                  737          660          590         11.6         25.0
      Foreign exchange portfolio                         3,369        5,004        1,823       (32.7)         84.9
      Technical provision of insurance,
      pension plans and capitalization                   3,459        3,224        2,865          7.3         20.7
      operations
      Subordinated debt                                  1,887        1,433            -         31.7            -
      Itau Buen Ayre                                       377        1,076        1,404       (65.0)       (73.1)
  Managed funds                                         56,243       55,796       47,545          0.8         18.3
      Investment funds                                  49,819       49,711       42,337          0.2         17.7
      Managed portfolios                                 6,424        6,085        5,208          5.6         23.3
------------------------------------------------------------------------------------------------------------------

Note the 24.6% increase in time deposits in the first half, including deposits at Itau Buen Ayre, which received a great deal of the funds transferred from investment funds that became more volatile in the period as regards the valuation of quotas, consequence of market situation.


CAPITAL MARKET

During the first half, Itau participated in four issues totaling R$ 7.8 billion in the domestic capital market by providing fundraising advice to clients.

In the fixed-income market, Banco Itau coordinated six transactions totaling approximately R$ 3 billion in funds for its clients, representing 51% of total transactions carried out in the period.

We highlight the issue of Copel - Companhia Paranaense de Energia debentures, in amount of R$ 500 million, repayable within a period of five years, and of Companhia de Saneamento Basico do Estado de Sao Paulo (Sabesp), of R$ 400 million, for which Itau was leading coordinator.

In the variable income market, Itau had a major role in the global flotation of Companhia Vale do Rio Doce shares totaling R$ 4.5 billion, raised from institutional investors and through the retail offer for purchases using Government Severance Indemnity Fund for Employees (FGTS) resources.



Itau Corretora de Valores

In the first half, Itau Corretora was ranked fifth in the Bovespa ranking, with a traded amount of R$ 6,579 million, representing 4.7% of total volume traded at Bovespa. In the Commodities and Futures Exchange (BMF), Itau Corretora improved its position and now holds the seventh market rank with 3.3 million traded contracts, representing 3.7% share of the market. Itautrade (www.itautrade.com.br), the home broker of Itau Corretora, posted excellent results in the first half of 2002 to climb to third place from the sixth place in the Bovespa ranking, with a traded volume of R$ 212 million and 12.7% market share.

In June 2002, the investments team of Itau Corretora was ranked among the five best market teams in a total of 21, by the Agencia O Estado / IBMEC ranking. It was also classified as the second best house in Latin America in May 2002 by the First Call ranking.

In June, Itau Securities Inc, Itau Corretora's subsidiary in New York, obtained a license from the National Association of Securities Dealer (NASD) to start its operations in the US market, the first to operate securities and shares focused on Brazil.

INTERNATIONAL OPERATIONS

During the first half of 2002, Itau reinforces its position as one of the leaders of foreign trade finance, allying competence in traditional transactions to its expertise in differentiated structures.

The foreign trade operations balance reached US$ 3.3 billion (including the on-lending of BNDES Exim credit facilities, debt assumption, guaranties, and all the modalities of import and export finance).

International Cash Management - product used to manage current accounts abroad through the Internet - expanded significantly its customer base. The product launched in September 2001, represents a major source of client relationship building for the support it provides to foreign transactions.

In the first half, Itau through its Cayman branch, raised funds in the international market totaling US$ 680 million. We highlight the triple-A rated five-year US$ 250 million transaction, involving the securitization of customers' payment orders received abroad.

Itau obtained an important share at home, in the distribution in the sale and placement of Itau obtained an important share at home, in the distribution in the sale and placement of Brazilian securities in the international fixed-income market, trading a total of US$ 2.3 billion. In view of high market volatility, Itau has maintained a high liquidity level in its foreign units, totaling US$ 3,282 million at the end of the first half.

Banco Itau Europa

Banco Itau Europa has maintained its growth pace, with assets reaching EUR 1,881 million at the end of the first half, an 8.4% increase in the 1st half of 2001. The issue of Bank securities in the European capital market greatly contributed to this growth. In the first half, the Bank placed EUR 125 million in three-year bonds and EUR 50 million in five-year bonds. At June 30, 2002, Interbank and client deposits, and structured funding totaled EUR 1,606 million.

Net income for the first half of 2002 amounted to EUR 10 million, representing an annualized return of 9.5% on a stockholders' equity of EUR 201 million. The Bank reports a solvency ratio of 22.8%.

--------------------------------------------------------------------------------
(In R$ million)

                                        1st half of     1st half of     Growth %
Itau Europa + Itau Europa Luxembourg           2002            2001

Consolidated assets                           5,805           3,672       58.1
Loan operations                               1,844           1,196       54.2
Own free and third-party funds                5,557           3,462       60.5
Managed funds                                   862             627       37.3
Stockholders' equity                            649             458       41.3
Net income                                       31              26       19.4
ROE % (annualized)                              9.8            11.6          -
ROA % (annualized)                              1.1             1.4          -
Solvency ratio %                               22.8            28.6          -
--------------------------------------------------------------------------------

Banco Itau Buen Ayre

The economic and political situation in Argentina continues to be extremely uncertain and difficult, with huge impacts on the local financial system, which was affected by government measures that have unbalanced the system's financial and liquidity position.

Despite this scenario, Banco Itau Buen Ayre obtained positive results in view of the high liquidity and quality of its assets. The Bank maintained a liquid position as constant provider of funds to the financial market and also by granting new loans to clients. The Bank is implementing a cost-cutting process to bring its structure to the new operational situation.

The level of allowances for loan losses, considering those recorded in the local books and the allowance carried in the head office books, are still considered by management as sufficient to absorb expected losses.

INSURANCE, PRIVATE PENSION PLANS AND CAPITALIZATION

Itauseg and its subsidiaries posted net income for the first half of R$ 125 million, with an annualized return of 16.7% on equity of R$ 1,556 million. Consolidated income from insurance premiums reached R$ 802 million, excluding the health insurance business in 2002, while technical reserves stood at R$ 900 million. The claims ratio was 52.5% against 60.9% in the same period in the prior year. Therefore, the combined ratio was 97.7%, an improvement of 0.5 percentage points. These figures attest the quality of Itauseg's management and implemented controls.

In the first half, Itau Previdencia e Seguros (Itauprev) launched a new product line, the Flexprev VGBL (Free Benefit Generating Life Insurance) Line, to complement the FAPI and Flexprev PGBL product lines. This new product was structured under insurance legislation for survivorship coverage, and to serve customers wishing to invest in retirement savings but who do not benefit from the income tax discounts granted to investments in pension funds. In two months only, the company sold over 36,000 plans, and closed the first half with R$ 92 million in mathematical reserves.

The technical reserves for VGBL pension and insurance plans reached R$ 1,640 million, a 21.0% increase in the period. Plan revenues plus Flexprev VGBL insurance revenues totaled R$ 368 million, posting a growth of 56.1 % for the period.

As a result of a restructuring, Itauseg transferred to Itauprev the mission of preparing life insurance products that will be offered to the Bank's customer base. This decision is justified by the existing synergy between life insurance and pension plan products.

Itau Capitalizacao (Itaucap) sold 443,000 premium capitalization bonds, especially PIC Carnaval bonds, which totaled over 180,000 bonds sold, and Super PIC Copa bonds, launched to celebrate the 2002 World Cup, posting 99,000 bonds sold. Reserves totaled R$ 848 million at the end of the first half.

CLIENTS, DISTRIBUTION NETWORK AND OPERATING VOLUMES

At the end of the first half, Itau and associated banks' active clients totaled
8.7 million. This number increases to over 15 million if we consider all the individuals and businesses clients of at least one of Itau's or its financial subsidiaries' business lines.

The Bank inaugurated 16 new Itau branches in the period. In addition it completed the conversion of 121 subsidiary bank branches into Itau branches plus the merger of three branches of these banks into Itau branches.

The Personnalite Branch chain, which specializes in clients demanding tailor-made financial guidance and service, increase to 55 branches. Business volume and the number of clients posted a strong increase in the first half of 2002 (46% and 32%, respectively). Itau Personnalite market image has improved significantly, as shown in the number of new clients referred by existing clients.

In the first half, Itau's ATM network increased strongly to reach 15.555 ATMs.

At the end of the first half, 76% of client transactions were carried out through self-service channels.


--------------------------------------------------------------------------------
 Clients (in million)                  1st half of     1st half of    Growth (%)
                                              2002            2001
 Active Clients                                8.7             8.0          8.7
 Current accounts                             12.9            11.3         14.2
 Savings accounts                              8.1             8.3        (2.4)
 Home & office banking clients                 2.3             1.6         43.8
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Self-service transactions-
 Six-month volumes (in million)        1st half of     1st half of    Growth (%)
                                              2002            2001
 ATM transactions                              449             385         16.6
 Home & Office Banking                         152              98         55.1
 Direct debit payments                         140             118         18.6
 Telephone transactions via URA                 71              67          6.0
 Purchases with debit card                      40              33         21.2
 Call center transactions                       20              20            -
 Fax transactions via URA                        6               8       (25.0)
 Total self-service transactions               878             729         20.4
--------------------------------------------------------------------------------

In the first half, IT spending totaled R$ 630 million, including the purchase of hardware and software, operation and maintenance costs, and the development of the existing infrastructure.


HUMAN RESOURCES

Banco Itau and its subsidiary companies employed 43,158 people at the end of the first half. Fixed compensation added to labor charges and fringe benefits amounted to R$ 1,109 million. This amount corresponds to an average compensation and related charges per employee of R$ 25,000, a 7.3% increase over the same period in 2001. The variable portion (profit sharing, commissions, rewards, etc.) increased R$ 118 million, paid directly to employees.

The social benefits provided to employees and their dependents totaled R$ 217 million. The Supplementary Retirement Plans benefit over 10,000 former employees. Contributions amounted to R$ 15 million in the period.

In view of its recognition of the importance of the identification of the Organizational Culture and the definition of people management practices, Itau concluded during the first half period a diagnosis of its Organizational Culture. Management policies and people management practices are currently being defined with the involvement of the Bank's executives.

Itau has prioritized the attraction, development and retention of talented resources. Training and development investments totaled R$ 18 million. Training programs focus on from basic training for people at lower positions, to the training and development of managers act the commercial and operating areas, and the development of middle management to preparing employees to take key positions inside the organization, through masters and MBA courses at top-rated schools both in Brazil and abroad.

The Career Opportunities Program, which was implemented in 2001, has made possible the transfer of 962 employees on their own initiative, to different areas of the Bank, facilitating the internal mobility process and employee career definition, thus contributing to talent retention.

SOCIAL ACTIVITY

Create, develop and support social projects, especially in the education and health areas. This is the focus of Fundacao Itau Social (Itau Social Foundation). In the first half, R$ 4 million were invested and this institution was able to complete a further important stage of the Melhoria da Educacao no Municipio (Improving Education in the City) and its large project Educacao & Participacao (Education & Participation). In addition, in April 2002 it launched the Escrevendo o Futuro Prize (Writing the Future) Award, intended to award nationwide elementary public school students from the 4th and 5th grades.

The Melhoria da Educacao no Municipio program, which is a partnership with Unicef, the Education, Culture and Community Action Study and Research Center, Culture and Community Action, and the National Union of Municipal Officers (Undime), has already reached over 500 cities in Brazil and over one million students and 40,000 teachers, since its launch in 1999.

The Programa Parcerias (Partnership Program), which is part of the Educacao & Participacao project conquered this year the participation of companies, institutions and foundations which will give financial, technical and pedagogical assistance to the 30 frontrunner programs of the Itau-Unicef Prize 2001. This half, we also started to extend the Study on the Profile of Programs enrolled in the Itaiu-Unicef Prize, which contains material data on Brazilian NGOs.

The Escrevendo o Futuro Prize is granted in association with the Ministry of Education, UNDIME, and TV Futura, and is coordinated by the Culture and Community Action Study and Research Center (CENPEC). The Prize is for nationwide elementary public school students from the 4th and 5th grades, with the object of increasing the awareness of the value of written Portuguese amongst these youngsters. Its objectives include more than a mere award, and its planning includes actions to train teachers, such as the "Itau Writing Day", a series of text writing workshops both for students and teachers; prepare guidelines to participating schools; and value and increase the cultural universe of the participants.

In the first half, Fundacao Itau Social obtained the following recognition: Top Social 2001 Award, from the Marketing and Sales Managers Association of Brazil, for the Project "Saude & Cidadania" (Health and Citizenship); and Premio Marketing Best Award of Social Accountability, by Editora Referencia and Fundacao Getulio Vargas, for the Melhoria da Educacao no Municipio Program.

CULTURAL ACTIVITY

Itau Cultural has the call to "promote, articulate and spread knowledge, art production and distribution using new technologies, to increase people's access to and involvement in the social participation process".

In the first half, Itau Cultural's head office in Sao Paulo was refurbished to expand the gathering and exhibition areas and to offer its visitors more modern technological resources for its regular and permanent programming addressing contemporary art productions, in addition to education workshops for children and an environment full of cyber novelties for young people.

Since May when the new head office was opened, the institute has already presented 14 lectures and workshops, three exhibitions, three shows, and 29 cinema and video events, and other activities, which were attended by over 37,000 visitors.

As a confirmation of this commitment to the community, in January Itau Cultural signed an agreement with the Ministry of Education for the project Laboratorio dos Sentidos (Senses Lab). The pilot project is being carried out in 40 schools in the States of Goias, Santa Catarina, Pernambuco and Paraiba.


ACKNOWLEDGEMENTS

We wish to thank our stockholders for the support and trust which are indispensable for Itau's continued development. We are also especially grateful to our clients for their trust and loyalty, which we try to pay back by providing services to meet their financial service needs with quality and convenience. To our employees and associates, we also wish to express our appreciation for their efforts, which has enabled the Bank to achieve outstanding results and constant improvement in our products and services.


      (Approved at the Meeting of the Board of Directors on August 5, 2002)

BALANCE SHEETS

                                                                                                      In Thousands of Reais
---------------------------------------------------------------------------------------------------------------------------
                                                                              ITAU                  ITAU CONSOLIDATED
ASSETS                                                             06.30.2002     06.30.2001     06.30.2002     06.30.2001
---------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS ................................................    44,139,391     32,084,498     59,832,312     49,034,250
   CASH AND CASH EQUIVALENTS ..................................     1,748,085      1,296,205      2,046,416      1,597,202
   SHORT-TERM INTERBANK DEPOSITS (Note 4b) ....................    10,896,555      5,869,855     13,263,078      7,248,293
     Money market .............................................     7,038,050      4,093,224      7,059,180      3,790,497
     Interbank deposits .......................................     3,860,996      1,782,224      6,206,389      3,463,457
     (Allowance for losses) ...................................        (2,491)        (5,593)        (2,491)        (5,661)
   SECURITIES (Notes 4c and 5) ................................     7,447,599      4,407,663     11,109,865      9,152,292
     Own Portfolio ............................................     3,386,179      2,768,773      7,014,523      7,222,860
     Subject to repurchase agreements .........................     2,298,683      1,796,158      2,237,203      2,145,068
     Pledged in guarantee .....................................     1,365,781        443,354      1,366,028        443,756
     Subject to forward agreements:
       Unexercised contracts and premiums .....................          --          104,975           --          110,150
     Deposited with Central Bank ..............................       123,324           --          151,623           --
     Privatization certificates ...............................          --             --                2              2
     (Valuation allowance) (Note 5f) ..........................          --         (705,597)          --         (769.544)
     Financial instruments - derivatives (Notes 4d, 5c and 15a)       273,632           --          340,486           --
   INTERBANK ACCOUNTS .........................................     6,095,291      5,948,129      6,919,221      7,325,140
     Pending settlements ......................................     2,415,170      2,653,514      2,646,819      3,123,633
     Compulsory deposits:
       Central Bank deposits ..................................     3,669,172      3,226,879      4,250,350      4,133,559
       National Housing System ................................        10,735         55,629         11,801         64,913
     Interbank onlending ......................................          --           11,871           --             --
     Correspondents ...........................................           214            236         10,251          3,035
   INTERBRANCH ACCOUNTS .......................................         2,243          4,975          9,308         23,190
     Third-party funds in transit .............................           460          1,059            462          6,197
     Own funds in transit .....................................         1,783          3,916          8,846         16,993
   LOAN OPERATIONS (Note 6) ...................................    11,002,674      9,022,994     13,586,771     12,130,201
     Loans:
       Public sector ..........................................       150,529        109,846        182,440        135,607
       Private sector .........................................    11,810,080      9,870,877     14,629,708     13,155,713
     (Allowance for loan losses) (Notes 4e and 6e) ............      (957,935)      (957,729)    (1,225,377)    (1,161,119)
   LEASING OPERATIONS (Note 6) ................................        85,677           --          571,795        544,339
     Lease receivables:
       Private sector .........................................        87,862           --          619,699        602,179
     (Allowance for lease losses) (Notes 4e and 6e) ...........        (2,185)          --          (47,904)       (57,840)
   OTHER RECEIVABLES (Note 6) .................................     6,642,386      5,340,016     11,835,799     10,610,303
     Foreign exchange portfolio (Note 7a) .....................     4,533,772      3,295,224      4,517,986      3,348,698
     Income receivable ........................................       165,106        341,649        648,827        590,605
     Securities clearing accounts .............................        56,736        526,830        119,669        699,319
     Specific credits .........................................          --            1,300           --           45,712
     Sundry (Note 11a) ........................................     1,896,855      1,183,921      6,576,577      5,944,036
     (Allowance for losses) (Notes 4e and 6e) .................       (10,083)        (8,908)       (27,260)       (18,067)
   OTHER ASSETS ...............................................       218,881        194,661        490,059        403,290
     Short-term investments ...................................          --             --            3,640          3,640
     (Allowance for losses) ...................................          --             --           (3,639)        (3,639)
     Other ....................................................       225,562        237,051        427,058        411,210
     (Valuation allowance) ....................................       (77,371)       (82,341)      (147,313)      (161,442)
     Prepaid expenses .........................................        70,690         39,951        210,313        153,521

LONG-TERM RECEIVABLES .........................................    18,607,008     18,982,687     23,691,965     22,625,532
   SHORT-TERM INTERBANK DEPOSITS (Note 4b) ....................       207,512        125,349        207,512        125,349
     Interbank deposits .......................................       212,452        132,025        212,452        132,025
     (Allowance for losses) ...................................        (4,940)        (6,676)        (4,940)        (6,676)
   SECURITIES (Notes 4c and 5) ................................     8,626,887      9,710,339      8,707,643      9,558,329
     Own portfolio ............................................     3,185,777      5,146,165      6,195,326      5,170,321
     Subject to repurchase agreements .........................     4,496,757      4,481,451      1,465,733      4,072,282
     Pledged in guarantee .....................................       176,227        271,882        245,737        415,756
     Subject to forward agreements:
       Unexercised contracts and premiums .....................          --             --             --           39,974
     Deposited with the Central Bank ..........................       595,153           --          612,803         94,429
     (Valuation allowance) (Note 5f) ..........................          --         (189,159)          --         (234,433)
     Financial Instruments - derivatives (Notes 4d, 5c and 15a)       172,973           --          188,044           --

INTERBANK ACCOUNTS ............................................        47,359          5,094        209,391        146,733
     Compulsory deposits:
       Central Bank deposits ..................................          --             --            1,436          1,190
       National Housing System ................................        47,359          5,094        207,955        145,543
     Interbank onlending ......................................          --             --            --              --
   LOAN OPERATIONS (Note 6) ...................................     7,730,186      6,814,316      9,323,765      7,911,273
     Loans:
       Public sector ..........................................       436,178        276,787        507,014        316,029
       Private sector .........................................     8,208,694      6,992,088     10,259,738      8,456,026
     (Allowance for ban losses) (Notes 4e and 6e) .............      (914,686)      (454,559)    (1,442,987)      (860,782)
   LEASING OPERATIONS (Note 6) ................................        68,578           --          546,259        649,308
     Lease receivables:
       Private sector .........................................        69,918           --          613,642        689,899
     (Allowance for lease losses) (Notes 4e and 6e) ...........        (1,340)          --          (67,383)       (40,591)
   OTHER RECEIVABLES (Note 6) .................................     1,779,651      2,300,350      4,410,370      4,204,158
     Foreign exchange portfolio (Note 7a) .....................       204,465        469,973        204,465        471,087
     Income receivable ........................................         3,933          4,103          4,174          4,760
     Securities clearing accounts .............................          --           73,425            589         26,223
     Specific credits .........................................          --             --           60,451
     Sundry (Note 11a) ........................................     1,584,171      1,771,859      4,241,253      3,754,182
     (Allowance for losses) (Notes 4e and 6e) .................       (12,918)       (19,010)      (100,562)       (52,094)
   OTHER ASSETS ...............................................       146,835         27,239        287,025         30,382
     Prepaid expenses .........................................       146,835         27,239        287,025         30,382

PERMANENT ASSETS ..............................................    13,154,714     11,269,353      3,497,469      3,226,120
   INVESTMENTS IN (Note 4f) ...................................     9,662,014      8,485,965        944,312        708,803
     Subsidiaries and affiliates:
       Domestic (Notes 8, 14a, 21a and 21d) ...................     8,463,485      7,345,656        105,784        102,036
       Foreign (Notes 8, 14a, 21b and 21c) ....................     1,055,960      1,009,247        472,727        274,604
     Other investments (Note 8) ...............................       144,376        132,869        370,849        340,834
     (Allowance for losses) ...................................        (1,807)        (1,807)        (5,048)        (8,671)
   FIXED ASSETS (Note 4g) .....................................     1,308,940      1,195,144      2,287,664      2,338,125
     Property for own use .....................................     1,470,171      1,449,499      2,432,534      2,613,325
     Other fixed assets .......................................     1,655,783      1,414,167      2,141,291      1,974,011
     (Accumulated depreciation) ...............................    (1,817,014)    (1,668,522)    (2,286,161)    (2,249,211)
   DEFERRED CHARGES (Note 4h) .................................     2,183,760      1,588,244        265,493        179,192
     Goodwill to be amortized (Note 2a) .......................     1,848,012      1,379,961           --             --
     Deferred installation expenses ...........................       607,004        401,918        497,666        378,603
     (Accumulated amortization) ...............................      (271,256)      (193,635)      (232,173)      (199,411)

TOTAL ASSETS ..................................................    75,901,113     62,336,538     87,021,746     74,885,902

BALANCE SHEETS

---------------------------------------------------------------------------------------------------------------------------
                                                                              ITAU                  ITAU CONSOLIDATED
LIABILITIES                                                        06.30.2002     06.30.2001     06.30.2002     06.30.2001
---------------------------------------------------------------------------------------------------------------------------
                                                                                                      In Thousands of Reais
CURRENT LIABILITIES ...........................................    54,751,950     43,489,931     63,074,567     54,838,000
   DEPOSITS (Notes 4b and 9a) .................................    25,027,753     21,597,469     28,359,372     27,008,121
     Demand deposits ..........................................     5,511,353      4,735,978      6,356,027      6,056,298
     Savings accounts .........................................    13,670,858     12,117,788     16,018,713     15,551,667
     Interbank deposits .......................................     4,690,901      3,765,586        641,371        422,949
     Time deposits ............................................     1,154,641        978,117      5,343,261      4,977,207
   MONEY MARKET (Notes 4b and 9b) .............................    11,508,030      7,878,585     10,736,647      8,281,674
     Own portfolio ............................................     6,118,346      5,385,903      6,302,331      6,196 567
     Third-party portfolio ....................................     5,389,684      2,492,682      4,434,316      2,085,107
   FUNDS FROM ACCEPTANCES AND ISSUE OF SECURITIES .............     1,576,665      1,128,377      1,767,995      1,295,700
     Mortgage notes ...........................................       490,783        146,540        499,229        284,416
     Debentures ...............................................          --             --          195,454           --
     Foreign Borrowings in Securities (Note 9c) ...............     1,085,882        981,837      1,073,312      1,011,284
   INTERBANK ACCOUNTS .........................................     2,437,009      2,476,074      2,625,866      2,869,199
     Pending settlements ......................................     2,277,439      2,363,764      2,465,335      2,753,734
     Interbank onlending ......................................          --             --             --              330
     Correspondents ...........................................       159,570        112,310        160,531        115,135
   INTERBRANCH ACCOUNTS .......................................       434,798        405,983        486,110        433,209
     Third-party funds in transit .............................       434,789        405,599        445,326        428,382
     Own funds in transit .....................................             9            384         40,784          4,827
   BORROWING (Note 4b) ........................................     4,444,553      3,961,763      4,612,780      4,358,410
     Domestic - public institutions ...........................          --             --              368            470
     Domestic - other institutions ............................       283,478        237,726        451,212        466,746
     Foreign currency trade finance borrowings ................     4,161,075      3,724,037      4,161,200      3,891,194
   ONLENDING BORROWINGS FROM PUBLIC INSTITUTIONS ..............     1,033,983        883,873      1,111,006        986,426
     Federal Development Bank (BNDES) .........................       570,649        702,892        594,467        741,239
     CEF ......................................................          --             --           21,719         23,378
     Federal Capital Goods Financing Agency(FINAME) ...........       463,334        180,981        494,474        221,610
     Other Institutions .......................................          --             --              346            199
   FINANCIAL INSTRUMENTS - DERIVATIVES (Notes 4d and 15a) .....       577,377           --          524,504           --
     Financial instruments - derivatives ......................       577,377           --          524,504           --
   OTHER LIABILITIES ..........................................     7,711,782      5,157,807     12,850,287      9,605,261
     Collection of taxes and contributions ....................       590,032        466,156        736,933        589,685
     Foreign exchange portfolio (Note 7) ......................     3,209,712      1,745,789      3,198,915      1,794,029
     Corporate and statutory contributions ....................       251,151        463,578        280,306        485,876
     Taxes and social security contributions ..................       531,852        350,919      1,078,478      1,122,155
     Negotiation and inlermediation of securities (Note 11b I)         82,035        393,285        282,306        701,522
     Technical provisions for insurance, pension plans and
       capitalization operations - restricted (Note 4i) .......          --             --          507,549        452,570
     Financial and development funds ..........................          --             --              378           --
     Subordinated debts (Note 9d) .............................        30,799           --           61,226           --
     Sundry (Note 11b II) .....................................     3,016,201      1,738,080      6,704,196      4,459,424

LONG-TERM LIABILITIES .........................................    11,893,062     11,088,195     11,812,916      9,619,399
   DEPOSITS (Note 4b and 9a) ..................................     2,866,602      4,324,805        394,754        154,828
     Interbank deposits .......................................     2,602,609      4,324,805          7,560          1,016
     Time deposits ............................................       263,993           --          387,194        153,812
   MONEY MARKET (Notes 4b and 9b) .............................     2,013,661      1,099,789      2,013,661      1,166,716
     Own portfolio ............................................     2,013,661      1,099,789      2,013,661      1,166,716
   FUNDS FROM ACCEPTANCES AND ISSUE OF SECURITIES .............     1,657,673      1,705,337      2,083,600      2,582,948
     Mortgage notes ...........................................          --          119,364           --          129,300
     Debentures ...............................................          --             --             --          767,052
     Foreign Borrowings in Securities (Note 9c) ...............     1,657,673      1,585,973      2,083,600      1,686,596
   INTERBRANCH ACCOUNTS .......................................          --             --             --             --
     Third-party funds in transit .............................          --             --             --             --
   BORROWINGS (Note 4b) .......................................     1,038,199      1,203,025      1,496,406      1,208,791
     Domestic - public institutions ...........................          --             --            6,312          6,135
     Domestic - other institutions ............................        55,275        162,845         55,275        162,845
     Foreign currency trade finance borrowings ................       982,924      1,040,180      1,434,819      1,039,811
   ONLENDING BORROWINGS FROM PUBLIC INSTITUTIONS ..............     1,973,879      2,183,916      2,071,292      2,325,954
     Federal Development Bank (BNDES) .........................     1,650,400      1,656,392      1,680,749      1,702,027
     CEF ......................................................          --             --           14,899         19,095
     Federal Capital Goods Financing Agency (FINAME) ..........       323,479        527,524        375,458        604,453
     Other institutions .......................................          --             --              186            379
   FINANCIAL INSTRUMENTS - DERIVATIVES (Note 4d and 15a) ......       196,266           --          129,866           --
     Financial instruments - derivatives ......................       196,266           --          129,866           --
   OTHER LIABILITIES ..........................................     2,146,782        571,323      3,623,337      2,180,162
     Foregin exchange portfolio (Note 7a) .....................       171,171        188,033        171,171        188,033
     Taxes and social security contributions ..................         8,298          7,473        445,121        200,511
     Negotiation and intermediation of securities(Note 11b I) .       711,738        204,166        711,738        128,844
     Subordinated debts (Note 9d) .............................     1,225,590           --        1,825,590           --
     Sundry (Note 11b II) .....................................        29,985        171,651        469,717      1,662,774

TECHNICAL PROVISIONS FOR INSURANCE, PENSION PLANS AND
CAPITALIZATION OPERATIONS-UNRESTRICTED (Note 4i) ..............          --             --        2,951,025      2,412,245

DEFERRED INCOME ...............................................         9,365         17,144        147,393        133,989
     Deferred income ..........................................         9,365         17,144        147,393        133,989

MINORITY INTEREST IN SUBSIDIARIES .............................          --             --          747,532        571,365

STOCKHOLDERS' EQUITY (Notes 4a and 12d) .......................     9,246,736      7,741,268      8,288,313      7,310,904
     Capital:
       Domestic ...............................................     3,421,594      2,967,150      3,421,594      2,967,150
       Foreign ................................................       838,906        682,971        838,906        682,971
     Capital reserves (Note 12c) ..............................       167,484        181,415        167,484        181,415
     Retained earnings (Note 12c) .............................     5,114,175      4,199,371      4,155,752      3,769,007
     Adjustment to market value - securities and derivatives
       (Notes 4c, 4d, 5d and 5g) ..............................       (44,865)          --          (44,865)          --
     (Treasury shares) (Note 12a) .............................      (250,558)      (289,639)      (250,558)      (289,639)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ....................    75,901,113     62,336,538     87,021,746     74,885,902

CONSOLIDATED STATEMENT OF INCOME
OF THE FIRST HALF OF 2002


                                                                                                              In Thousands of Reais
------------------------------------------------------------------------------------------------------------------------------------
                                                                             ITAU                        ITAU CONSOLIDATED
                                                                  01.01 to           01.01 to         01.01 to            01.01 to
                                                                 06.30.2002         06.30.2001       06.30.2002          06.30.2001
------------------------------------------------------------------------------------------------------------------------------------
INCOME FROM FINANCIAL OPERATIONS ........................        7,488,757          5,168,025         10,786,785          7,556,875
   Loans ................................................        4,152,084          2,680,651          5,620,075          3,900,897
   Leases ...............................................           24,238                -0-            496,291            420,978
   Securities ...........................................        3,164,105          2,379,156          4,364,274          3,038,403
   Trade finance and foreign exchange portfolio
     (Note 7b) ..........................................          160,803             35,567            188,235             63,094
   Compulsory deposits ..................................           85,569             72,651            117,910            133,503
   Financial instruments-derivatives ....................          (98,042)               -0-                -0-                -0-

EXPENSES FROM FINANCIAL OPERATIONS ......................       (6,138,688)        (4,020,820)        (7,858,665)        (4,913,812)
   Deposits, money market and interbank funds ...........       (4,008,815)        (2,893,557)        (4,900,655)        (3,119,993)
   Borrowings, assignments and on-lending ...............       (1,530,829)          (783,840)        (1,694,737)          (856,654)
   Leases ...............................................              -0-                -0-           (319.968)          (324,493)
   Provision for loan and lease losses
     (Notes 6e I and 6g) ................................         (599,044)          (343,423)          (943,305)          (612,672)

GROSS INCOME FROM FINANCIAL OPERATIONS ..................        1,350,069          1,147,205          2,928,120          2,643,063

OTHER OPERATING INCOME(EXPENSES) ........................         (348,109)            47,840         (1,313,889)        (1,193,487)
   Banking service fees (Note 11c) ......................        1,439,936          1,186,869          1,999,977          1,766,789
   Insurance, capitalization and pension plans premiums .              -0-                -0-          1,431,076          1,267,378
   Expenses on technical provisions for insurance,
     capitalization and pension plans ...................              -0-                -0-           (494,514)          (413,745)
   Insurance claims .....................................              -0-                -0-           (388,783)          (400,896)
   Selling expenses - insurance .........................              -0-                -0-           (109.539)           (90,397)
   Pension plan benefit expenses ........................              -0-                -0-           (149,895)          (114,377)
   Personnel expenses (Note 11d) ........................         (827,940)          (657,863)        (1,516,697)        (1,254,112)
   Other administrative expenses (Note 11e) .............       (1,306,428)        (1,087,952)        (1,849,593)        (1,739,107)
   Tax expenses .........................................         (215,693)          (145,258)          (372,238)          (309,856)
   Equity in income (losses) of unconsolidated
     investments (Note 14b) .............................          939,245            832,933            199,975             21,275
   Other operating income (Note 11f) ....................          148,324             81,429            546,193            324,341
   Other operating expenses (Note 1lg) ..................         (525,553)          (162,318)          (609,851)          (250,780)

OPERATING INCOME ........................................        1,001,960          1,195,045          1,614,231          1,449,576

NON-OPERATING INCOME ....................................           (1,950)           (13,297)           (51,374)            66,429

INCOME BEFORE INCOME TAX AND SOCIAL CONTRIBUTION
   (Note 4j) ............................................        1,000,010          1,181,748          1,562,857          1,516,005

INCOME TAX AND SOCIAL CONTRIBUTION (Note 4j)
   Due on the results for the period (Note 10a) .........         (245,680)           (58,221)          (529,380)          (355,288)
   Deferred related to temporary additions (Note 10b) ...          303,545            165,308            276,876            254,870

EXTRAORDINARY RESULTS (Note 17) .........................              -0-            196,950            (23,196)           224,895

PROFIT SHARING
   Employees ............................................          (41,725)           (89,260)           (61,892)          (103,726)
   Directors - (statutory) ..............................          (20,028)           (12,320)           (23,736)           (15,426)

MINORITY INTERESTS ......................................              -0-                -0-           (153,698)           (64,501)

NET INCOME (Note 12d) ...................................          996,122          1,384,205          1,047,831          1,456,829

------------------------------------------------------------------------------------------------------------------------------------
NUMBER OF SHARES OUTSTANDING (Note 12a) .................  111,295,095,210    112,896,494,330    111,295,095,210    112,896,494,330
NET INCOME PER THOUSAND SHARES - R$ .....................             8.95              12.26               9.41              12.90
BOOK VALUE PER THOUSAND SHARES - R$ .....................            83.08              68.57              74.47              64.76

------------------------------------------------------------------------------------------------------------------------------------

RECURRING NET INCOME ....................................          996,122          1,187,255          1,071,027          1,231,934

CHANGE IN RECURRING NET INCOME ..........................            -16.1%                                -13.1%

EXTRAORDINARY RESULTS (Note 17) .........................                0            196,950            (23,196)           224,895

TOTAL - PARENT COMPANY ..................................          996,122          1,384,205          1,047,831          1,456,829

------------------------------------------------------------------------------------------------------------------------------------

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Adjust to
                                                                                                                    Market Value
                                                                                 Subscribed               Capital   Securities and
                                                                                   Capital               Reserves     Derivatives
------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT 01.01.2001..........................................................   3,000,000              202,218          -
   Capital increase with reserves ..............................................     650,000              (20,805)         -
   Subscription of shares.......................................................         121                  -            -
   Adjustment of equity securities..............................................         -                      2          -
   Reversal of reserves due tax incentives......................................         -                    -            -
   Treasury shares..............................................................         -                    -            -
   Treasury shares write-off ...................................................         -                    -
   Authorization of share options - options exercised in the period.............         -                    -            -
   Net income for the six-month period..........................................         -                    -            -
   Appropriated to:
     Legal reserve..............................................................         -                    -            -
     Statutory reserve..........................................................         -                    -            -
     Interest on own capital....................................................         -                    -            -

------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT 06.30.2001..........................................................   3,650,121              181,415          -
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
CHANGES IN THE PERIOD...........................................................     650,121              (20,803)         -
------------------------------------------------------------------------------------------------------------------------------------

BALANCES AT 01.01.2002..........................................................   3,650,121              182,326          -
   Prior year adjustments of securities and derivatives (Notes 5d and 5g)                -                    -        (11,389)
   Market value variations in the period (Note 5d)..............................         -                    -        (33,476)
   Capital increase with reserves ..............................................     553,329              (16,404)         -
   Reversal of interest on own capital provision................................         -                    -            -
   Subscription of shares.......................................................      57,050                  -            -
   Reserves from tax incentives and adjustment of equity securities.............         -                  1,562          -
   Treasury shares (Note 12a)...................................................         -                    -            -
   Treasury shares write-off (Note 12a).........................................         -                    -            -
   Authorization of share options - options exercised in the period (Note 20 j).         -                    -            -
   Net income for the six-month period .........................................         -                    -            -
   Appropriated to:
     Legal reserve (Note 12 b I)................................................         -                    -            -
     Statutory reserve .........................................................         -                    -            -
     Profit reserves............................................................         -                    -            -
     Interest on own capital (Note 12 b II).....................................         -                    -            -

------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT 06.30.2002..........................................................   4,260,500              167,484      (44,865)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
CHANGES IN THE PERIOD ..........................................................     610,379              (14,842)     (44,865)
------------------------------------------------------------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------------------------------


                                                                                   Revenue        (Treasury       Retained
                                                                                   Reserve         Shares)        Earnings
------------------------------------------------------------------------------------------------------------------------------
BALANCES AT 01.01.2001..........................................................4,254,220          (311,373)            -
   Capital increase with reserves .............................................. (629,195)              -               -
   Subscription of shares.......................................................      -                 -               -
   Adjustment of equity securities..............................................      -                 -               -
   Reversal of reserves due tax incentives......................................   (2,582)              -               -
   Treasury shares..............................................................                   (399,196)            -
   Treasury shares write-off ................................................... (420,622)          420,622             -
   Authorization of share options - options exercised in the period.............      108               308             -
   Net income for the six-month period..........................................      -                 -         1,384,205
   Appropriated to:
     Legal reserve..............................................................   69,210               -           (69,210)
     Statutory reserve..........................................................  928,232               -          (928,232)
     Interest on own capital....................................................      -                 -          (386,763)

------------------------------------------------------------------------------------------------------------------------------
BALANCES AT 06.30.2001..........................................................4,199,371          (289,639)            -
------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
CHANGES IN THE PERIOD...........................................................  (54,849)           21,734             -
------------------------------------------------------------------------------------------------------------------------------

BALANCES AT 01.01.2002..........................................................4,974,957          (243,438)            -
   Prior year adjustments of securities and derivatives (Notes 5d and 5g)             -                 -            31,884
   Market value variations in the period (Note 5d)..............................      -                 -               -
   Capital increase with reserves .............................................. (536,925)              -               -
   Reversal of interest on own capital provision................................    1,463               -               -
   Subscription of shares.......................................................      -                 -               -
   Reserves from tax incentives and adjustment of equity securities.............      -                 -               -
   Treasury shares (Note 12a)...................................................      -            (209,359)            -
   Treasury shares write-off (Note 12a)......................................... (179,468)          179,468             -
   Authorization of share options - options exercised in the period (Note 20 j).    6,263            22,771             -
   Net income for the six-month period .........................................      -                 -           996,122
   Appropriated to:
     Legal reserve (Note 12 b I)................................................   49,806               -           (49,806)
     Statutory reserve .........................................................  699,872               -          (699,872)
     Profit reserves............................................................   98,207               -           (98,207)
     Interest on own capital (Note 12 b II).....................................      -                 -          (180,121)

------------------------------------------------------------------------------------------------------------------------------
BALANCES AT 06.30.2002..........................................................5,114,175          (250,558)            -
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
CHANGES IN THE PERIOD ..........................................................  139,218            (7,120)            -
------------------------------------------------------------------------------------------------------------------------------


                                                                     In thousands of Reais
--------------------------------------------------------------------------------------------



                                                                                    Total
--------------------------------------------------------------------------------------------
BALANCES AT 01.01.2001..........................................................  7,145,065
   Capital increase with reserves ..............................................        -
   Subscription of shares.......................................................        121
   Adjustment of equity securities..............................................          2
   Reversal of reserves due tax incentives......................................     (2,582)
   Treasury shares..............................................................   (399,196)
   Treasury shares write-off ...................................................        -
   Authorization of share options - options exercised in the period.............        416
   Net income for the six-month period..........................................  1,384,205
   Appropriated to:
     Legal reserve..............................................................        -
     Statutory reserve..........................................................        -
     Interest on own capital....................................................   (386,763)

--------------------------------------------------------------------------------------------
BALANCES AT 06.30.2001..........................................................  7,741,268
--------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------
CHANGES IN THE PERIOD...........................................................    596,203
--------------------------------------------------------------------------------------------

BALANCES AT 01.01.2002..........................................................  8,563,966
   Prior year adjustments of securities and derivatives (Notes 5d and 5g)            20,495
   Market value variations in the period (Note 5d)..............................    (33,476)
   Capital increase with reserves ..............................................        -
   Reversal of interest on own capital provision................................      1,463
   Subscription of shares.......................................................     57,050
   Reserves from tax incentives and adjustment of equity securities.............      1,562
   Treasury shares (Note 12a)...................................................   (209,359)
   Treasury shares write-off (Note 12a).........................................        -
   Authorization of share options - options exercised in the period (Note 20 j).     29,034
   Net income for the six-month period .........................................     996,122
   Appropriated to:
     Legal reserve (Note 12 b I)................................................        -
     Statutory reserve .........................................................        -
     Profit reserves............................................................        -
     Interest on own capital (Note 12 b II).....................................   (180,121)

--------------------------------------------------------------------------------------------
BALANCES AT 06.30.2002..........................................................  9,246,736
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
CHANGES IN THE PERIOD ..........................................................     682,770
--------------------------------------------------------------------------------------------

STATEMENT OF CHANGES IN FINANCIAL
POSTION FOR THE YEAR

                                                                                                               In Thousand of Reais
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      ITAU               ITAU CONSOLIDATED
DESCRIPTION                                                                   01.01 to     01.01 to      01.01 to    01.01 to
                                                                              6.30.2002   6.30.2002   6.30.2002     6.30.2002
------------------------------------------------------------------------------------------------------------------------------------
A - FINANCIAL RESOURCES WERE PROVIDED BY:.................................    4,757,750   8,384,483    6,681,321     9,164,927

    NET INCOME FOR THE PERIOD.............................................      996,122   1,384,205    1,047,831     1,456,829
    - Adjusted net income:
        Depreciation, amortization and depletion..........................      248,467     191,917      267,796       235,494
        Equity in the results of subsidiary and associated companies......     (941,485)   (833,538)    (199,975)      (21,275)
        Gain/loss in currencies translation...............................            -           -      175,327       (1,917)
        Extraordinary results in subsidiary companies.....................            -   (229,067)            -             -
        Goodwill amortization.............................................      110,752      78,382       25,430         3,355


    CHANGES IN DEFERRED INCOME............................................     (18,191)       (144)     (20,387)       (3,890)


    STOCKHOLDERS' RESOURCES:
    - Subscription of shares..............................................       57,050         121       57,050           121


    STOCK OPTIONS GRANTED - EXERCISED IN THE PERIOD                              29,034         416       29,034           416


    THIRD PARTIES' RESOURCES ARISING FROM:


    - Increase in liabilities:
        Deposits..........................................................      431,005           -      423,286             -
        Securities sold under repurchase agreements.......................      960,489           -      226,378             -
        Funds from acceptances and issuance of securities.................      675,682     901,905      945,885       911,988
        Interbank and interbranch accounts................................      228,459           -      522,972             -
        Borrowings and on-lending.........................................            -   2,142,437      120,173     2,009,262
        Derivatives financial instruments.................................      773,643           -      654,370             -
        Others............................................................            -   1,309,152            -     1,554,668
        Technical provisions for insurance,
          pension plan and capitalization - Non-restricted................            -           -      218,939        75,690


    - Decrease in current and long-term assets:
        Interbank funds applied...........................................            -   2,080,680            -     1,351,653
        Securities........................................................            -     605,466            -     1,231,276
        Loan operations...................................................            -           -            -             -
        Leasing operations................................................       33,613           -      133,819             -
        Other receivables.................................................    1,002,106           -    1,639,812             -
        Other assets......................................................            -           -            -        60,163


    - Disposal of fixed assets and investments:
        Assets not for own use............................................       28,552      54,837      137,492       188,004
        Property for own use..............................................       17,300      39,289      124,290        70,627
        Investments.......................................................      103,359      83,799        9,351        16,128


    - Dividends received from subsidiaries and affiliates.................       21,793     574,001            -             -
    - Write-off of deferred charges.......................................            -         625        4,808           770


    CHANGES IN MINORITY INTEREST..........................................            -           -      137,640        25,565


B - FINANCIAL RESOURCES WERE USED FOR.....................................    4,528,769   8,380,242    6,530,665     9,127,342


    DIVIDENDS PROVIDED AND PAID...........................................      180,121     386,763      180,121       386,763

    REVERSAL OF PROVISIONS OF INTEREST ON CAPITAL.........................       (1,463)          -      (1,463)             -

    PURCHASE OF OWN SHARES................................................      209,359     399,196      209,359       399,196


    ADJUSTMENTS TO SECURITIES AND DERIVATIVES -
    Circ 3068/01 and 3082/02
    - Prior years.........................................................      (24,021)          -     (24,021)             -
    - Change of market value in the period................................       37,002           -       37,002             -


    INVESTMENTS IN:
    - Assets not for own use..............................................       27,289      44,790      128,863       132,633
    - Property for own use................................................      210,720     163,662      280,638       280,163
    - Investments.........................................................      162,717      52,647      197,655        23,420


    DEFERRED CHARGES
    - Goodwill in the acquisition of investments..........................       47,742           -       49,818         3,355
    - Other...............................................................       77,441      24,662       63,190        38,024


    INCREASE IN ASSETS:
    - Interbank deposits..................................................    1,816,734           -    3,400,574             -
    - Securities..........................................................    1,104,418           -      496,232             -
    - Interbank and interbranch accounts..................................            -     308,380            -       367,002
    - Loan operations.....................................................      209,743   1,952,250      475,040     2,564,319
    - Leasing operations..................................................            -           -            -       330,272
    - Other receivables...................................................            -   2,270,869            -     2,165,911
    - Other assets........................................................       85,157       9,229       59,985             -


    DECREASE IN LIABILITIES:
    - Deposits............................................................            -     252,643            -       712,117
    - Securities sold under repurchase agreements.........................            -   2,515,151            -     1,724,167
    - Borrowings and on-lending...........................................       58,831           -            -             -
    - Others..............................................................      326,979           -      977,672             -


INCREASE (DECREASE) IN AVAILABLE FUNDS (A - B)............................      228,981       4,241      150,656        37,585


    CHANGES IN FINANCIAL POSITION:
------------------------------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents:
    - Beginning of period.................................................    1,519,104   1,291,964    1,895,760     1,559,617
    - End of period.......................................................    1,748,085   1,296,205    2,046,416     1,597,202
    - Decrease/Increase in cash and cash equivalents......................      228,981       4,241      150,656        37,585
------------------------------------------------------------------------------------------------------------------------------------


NOTES TO THE FINANCIAL STATEMENTS

At the six-month periods ended June 30, 2002 and 2001 (All amounts in thousands of Reais, unless otherwise indicated)
--------------------------------------------------------------------------------

NOTE 1 - OPERATIONS

Banco Itau S.A. operates as a multiple bank engaged in all types of authorized bank activities, including exchange operations, through its commercial, investment, consumer credit and real estate credit portfolios.



NOTE 2 - PRESENTATION OF THE FINANCIAL STATEMENTS

The financial statements of Banco Itau S.A. (ITAU) and the related consolidated financial statements (ITAU CONSOLIDATED) were prepared in accordance with Brazilian corporate legislation and the regulations set forth by the Brazilian Securities Commission (CVM), the Superintendency of Private Insurances (SUSEP), and the Brazilian Central Bank (BACEN), which provide for accounting practices and estimates to be used in the calculation of provisions.

a) Consolidation

I. In ITAU, goodwill on the acquisition of the following financial institutions BEG S.A. (BEG), Banestado S.A. (BANESTADO), Bemge S.A. (BEMGE), Banco del Buen Ayre S.A., and Lloyds TSB Asset Management S.A., as well as of part of the shares held by Itau Bankers Trust Banco de Investimento S.A. - IBT (IBT) and BPI
- SGPS, S.A. (BPI), carried out in prior years, is being amortized based on the expectation of future profitability (10 years), in order to: a) avoid unnecessary decrease in Stockholders' Equity for operating limits computation purposes; b) avoid unnecessary capital increase; and c) obtain better compliance with market accounting practices.

In ITAU CONSOLIDATED, goodwill was fully amortized in the years in which investments were made, in order to: a) allow a better comparability with the consolidated financial statements of prior years; and b) enable an evaluation of Net Income and Stockholders' Equity based on conservative criteria. With respect to BANESTADO, amortization was charged directly against the recognition of tax credits up to the limit of this goodwill, as explained in the paragraph below.

II. In BANESTADO, tax credits have been provided for in amounts considered to be adequate to future expectations of profits. In ITAU CONSOLIDATED, an environment of wider scope and synergy which allows a maximization of results, these tax credits were recognized up to the limit of goodwill on the acquisition of the investment.

b) Risk Based Capital and Fixed Asset Ratio

I. The main indicators at June 30, 2002 indices, obtained from the non-consolidated financial statements (the initial basis for determination of the financial system consolidated amounts economic-financial consolidated amounts), according to current legislation, are as follows:

--------------------------------------------------------------------------------
                                         Financial System     Economic-financial
                                         Consolidated (1)     Consolidated (2)
--------------------------------------------------------------------------------
Referential equity(3)                          12,996,797           11,825,974

Risk based capital ratio - %                         17.5                 15.3

Fixed asset ratio(4) - %                             55.4                 33.9

Excess capital in relation to fixed
  assets(5)                                       601,847            3,074,606
--------------------------------------------------------------------------------
(1) Consolidated financial statements including only financial companies.

(2) Consolidated financial statements comprising all subsidiary companies, including insurance, pension and capitalization companies and those in which control is based on the sum of ownership interests by the institution with those of its managers, owners and related companies, regardless of the percentage, as well as those directly or indirectly acquired through investment funds.

(3) The Brazilian Central Bank, through Resolution 2802 of December 21, 2000, later substituted by Resolution 2837 of May 30, 2001, determined the Referential Equity for purposes of calculating operational limits as being the sum of both TIER I and TIER II levels, following international experience, each of them comprising items from Stockholders' Equity as well as subordinated debts and hybrid capital and instruments.

(4) The difference between the fixed asset ratio of the Financial System Consolidated and the Economic-financial Consolidated refers to investments in non-financial subsidiaries which have a high liquidity and low level of fixed assets, enabling, when possible, resources to be distributed to the financial companies and a consequent reduction in the fixed asset limit for the Economic-financial Consolidated.

(5) As from June 30, 2002, the fixed asset ratio decreased from 70% to 60% of the Adjusted Referential Equity, in conformity with the schedule set forth in BACEN Resolution 2283 of June 5, 1996 and amendments by BACEN Resolution 2669 of November 25, 1999.


Management considers the current Risk Based Capital ratio (15.3% based on economic-financial consolidated) to be adequate, considering that:

a) It is higher than the minimum required by authorities (11.0%).

b) BACEN Resolution 2891, of September 26, 2001, changed the criterion for calculation of the capital allocation to cover foreign exchange exposure from 33.3% on the excess of 20% of the referential equity to 50% of the total exchange exposure. Had BACEN maintained the previous criterion, this ratio would amount to 18.1%.

c) BACEN through Resolution 2606 of May 27, 1999, established the capital allocation to cover the foreign currency exposure, which included the permanent investments abroad in countries that have stronger currencies. If these investments had not been considered, the ratio would have had an increase of approximately 1.5%.

d) The ratio increases to 16.3%, when all of the tax credits of BANESTADO are recorded in the base financial statements of ITAU used to establish the limits.

e) This ratio would increase to 17.8% after considering item (d) above and other realization of asset amounts (Note 15 b), the amount of provisions exceeding the minimum required and the tax credits not recorded.

II. At June 30, 2002, the Risk Based Capital ratio was 17.5% (14.8% at June 30,
2001), based on the Financial system consolidated and 15.3% (13.7% at June 30,
2001), based on the Financial-Economic Consolidated.


The adjusted referential equity is used to calculate this ratio, according to the following:


--------------------------------------------------------------------------------
                                         Financial System    Economic-financial
                                             Consolidated          Consolidated
--------------------------------------------------------------------------------
ITAU stockholders' equity - individual        9,246,736            9,246,736


Minority interest not eliminated
  in the consolidation process                   31,400              725,082

Unrealized profits of operations
  with subsidiary companies                     (28,946)             (32,660)

Net equity of subsidiary
  companies held by non-financial
  companies                                   1,860,791                    -

Consolidated stockholders'
  equity (BACEN)                             11,109,981            9,939,158

Subordinated debt                             1,886,816            1,886,816

Referential equity                           12,996,797           11,825,974

Adjustments:                                 (2,796,786)          (2,794,842)
------------

SWAP operations risk                            (66,599)             (66,599)

Foreign exchange risk                        (2,439,885)          (2,439,885)

Interest rate risk                             (159,706)            (157,762)

Other                                          (130,596)            (130,596)

Adjusted referential equity                  10,200,011            9,031,132

--------------------------------------------------------------------------------

The effects resulting from the changes during the year, due to changes in the legislation or variation in the balances are shown below:

Evolution of the Risk Based Capital Ratio

                                                      Financial System Consolidated           Economic-financial Consolidated
                                               -----------------------------------------  ------------------------------------------
                                                                                             Adjusted
                                                    Adjusted         Weighted              referential     Weighted
                                                referential rate      assets      Effect       rate         assets       Effect
------------------------------------------------------------------------------------------------------------------------------------
Ratio at June 30, 2001                                  7,080,900     47,776,809    14.8%      6,992,845    50,917,073      13.7%
------------------------------------------------------------------------------------------------------------------------------------
Quarterly results                                         886,540              -     1.9%        933,116             -       1.8%

Interest on own capital                                 (241,724)              -    -0.5%      (241,724)             -      -0.5%

Decrease in interest rate risk                            105,404              -     0.2%        105,404             -       0.2%

Purchase of treasury shares                              (21,131)              -     0.0%        (21,131)            -       0.0%

Subordinated debts                                        934,665              -     2.0%        934,665             -       1.8%

Decrease in foreign exchange exposure                     189,457              -     0.4%        189,457             -       0.4%

Other increases (reductions) in referential equity         73,506              -     0.1%        (17,680)            -       0.0%

Increase in weighted assets                                     -      5,941,970    -2.1%              -     5,620,949      -1.7%

Increase in Foreign Exposure arising from
Resolution 2891                                       (1,275,981)              -    -2.4%     (1,275,981)            -      -2.3%

Ratio at September 30, 2001                             7,731,636     53,718,779    14.4%      7,598,971    56,538,022      13.4%
------------------------------------------------------------------------------------------------------------------------------------

Quarterly results                                         624,300              -     1.2%        575,487             -       1.0%

Interest on own capital                                 (179,213)              -    -0.3%      (179,213)             -      -0.3%

Decrease in interest rate risk- Circular 3046             179,888              -     0.3%        181,364             -       0.3%

Purchase of treasury shares                             (235,977)              -    -0.4%      (235,977)             -      -0.4%

Subordinated debts                                        498,166              -     0.9%        498,166             -       0.9%

Decrease in foreign exchange exposure                     922,076              -     1.7%        922,076             -       1.6%

Corporate restructuring                                   805,741              -     1.5%              -             -       0.0%

Other increases (reductions) in referential
equity                                                    (47,723)             -    -0.1%         38,560             -       0.1%

Decrease in weighted assets                                     -       (868,076)    0.3%              -      (993,766)      0.3%

Ratio at December 31, 2001                             10,298,894     52,850,703    19.5%      9,399,434    55,544,256      16.9%
------------------------------------------------------------------------------------------------------------------------------------

Quarterly results                                         467,790              -     0.9%        435,880             -       0.8%

Interest on own capital                                  (119,323)             -    -0.2%       (119,323)            -      -0.2%

Decrease in interest rate risk                             28,879              -     0.0%         28,553             -       0.1%

Purchase of treasury shares                              (170,064)             -    -0.3%       (170,064)            -      -0.3%

Increase in foreign exchange exposure                  (1,277,576)             -    -2.4%     (1,277,576)            -      -2.3%

Corporate restructuring                                 1,461,923              -     2.7%              -             -       0.0%

Other increases (reductions) in referential
equity                                                     37,178              -     0.1%         19,871             -       0.0%

Increase (decrease) in weighted assets                          -      1,294,488    -0.5%              -      (715,914)      0.2%

Ratio at March 31, 2002                                10,727,701     54,145,191    19.8%      8,316,775    54,828,342      15.2%
------------------------------------------------------------------------------------------------------------------------------------

Quarterly results                                         535,426              -     1.0%        664,265             -       1.2%

Interest on own capital                                   (60,798)             -    -0.1%        (60,798)            -      -0.1%

Valuation adjustments to securities and
derivatives - Circulars 3068 and 3082                     (12,981)             -    -0.0%        (12,981)            -      -0.0%

Increase in interest rate risk                            (45,719)             -    -0.1%        (44,925)            -      -0.1%

Purchase of treasury shares                               (39,295)             -    -0.1%        (39,295)            -      -0.1%

Increase in foreign exchange exposure                    (266,291)             -    -0.5%       (266,291)            -      -0.5%

Subordinated debt                                         478,028              -     0.9%        478,028             -       0.9%

Corporate restructuring                                (1,504,859)             -    -2.8%              -             -       0.0%

Exchange variation of equity in the earnings
of foreign affiliated companies controlled by
non-financial institutions                                394,643              -     0.7%              -             -       0.0%

Other increases (reductions) in referential
equity                                                     (5,844)             -     0.0%         (3,646)            -       0.0%

Increase (decrease) in weighted assets                          -      4,238,142    -1.3%              -     4,111,559      -1.2%

Ratio at June 30, 2002                                 10,200,011     58,383,333    17.5%      9,031,132    58,939,901      15.3%
------------------------------------------------------------------------------------------------------------------------------------

NOTE 3 - CONSOLIDATED FINANCIAL STATEMENTS


The consolidated financial statements include Banco Itau S.A. (ITAU) and its direct and indirect subsidiaries, including those listed below:

----------------------------------------------------------------------------------------------------------------------
                                                                                               Participation %
                                                                                        ------------------------------
                                                                                          06.30.2002      06.30.2001
--------------------------------------------------------------------------------------  --------------  --------------
FINANCIAL INSTITUTIONS

  Banco Banerj S.A. and Subsidiaries                                                            99.99       100.00

  Banco Bemge S.A. and Subsidiaries                                                             99.85        99.85

  Banco Banestado S.A. and Subsidiaries                                                         97.39        97.09

  Banco BEG S.A. and Subsidiaries                                                   (1)         89.30            -

  Banco Frances e Brasileiro S.A.                                                               99.99       100.00

  Banco Itau Buen Ayre S.A.                                                                     99.99       100.00

  Banco Itau Europa Luxembourg S.A. and Subsidiaries                                (2)         19.52        19.52

  Banco Itau Europa S.A. and Subsidiaries                                           (2)         19.53        19.53

  BFB Leasing S.A. Arrendamento Mercantil                                                       99.99        99.99

  Cia. Itauleasing de Arrendamento Mercantil                                                    99.99        99.99

  Intrag Distribuidora de Titulos e Valores Mobiliarios Ltda.                                   99.99        99.99

  Itau Banco de Investimento S.A.                                                               99.99        99.99

  Itau Bank, Ltd.                                                                              100.00       100.00

  Itau Corretora de Valores S.A.                                                                99.99        99.99

  Itau LAM Asset Management S.A.                                                    (4)         99.99           --

  Itaucard Financeira S.A. Credito, Financiamento e Investimento                                99.99        99.78

  Itauvest Banco de Investimento S.A. and Subsidiaries                              (3)            --       100.00


NON-FINANCIAL INSTITUTIONS

  Afinco Americas Madeira, SGPS Limitada and Subsidiaries                                      100.00        99.99

  Armazens Gerais Itau Ltda.                                                                    99.99        99.99

  Credicard S.A. Administradora de Cartoes de Credito and Subsidiaries              (5)         33.33        33.33

  Itau Capitalizacao S.A.                                                                       99.99        99.99

  Itaucard Administradora de Cartoes de Credito e Imobiliaria Ltda.                 (6)            --        99.99

  Itau Grafica Ltda. - Grupo Itau                                                               99.99        99.99

  Itau Previdencia e Seguros S.A.                                                               99.99        99.99

  Itau Rent Administracao e Participacoes S.A.                                                  99.99        99.99

  Itau Seguros S.A. and Subsidiaries                                                            99.99        95.79

  Itausa Export S.A. and Subsidiaries                                               (2)         22.23        22.23

  Redecard S.A.                                                                     (5)         31.94        31.94

  Serasa - Centralizacao de Servicos dos Bancos S.A.                                (5)         31.71        31.71
----------------------------------------------------------------------------------------------------------------------------

1)   Investment purchased on December 4, 2001 (Note 21 d).

2) Affiliated companies included in consolidation with the due authorization from CVM, for a better presentation of the economic unit. Controlled by Itausa - Investimentos Itau S.A. (ITAUSA).

3)   Investment sold in October 2001.

4) New name of Lloyds TSB Asset Management, an investment purchased in September 2001.

5)   Investments proportionally included in the consolidation.

6) Company merged on April 1, 2002 into Itaucard Financeira S.A. Credito, Financiamento e Investimento.

NOTE 4 - SUMMARY OF THE MAIN ACCOUNTING PRINCIPLES


a) Consolidation

All material intercompany transactions and balances have been eliminated on consolidation.

The difference between ITAU and ITAU CONSOLIDATED in net income and Stockholders' Equity results from the effects of the differing policies for the amortization of goodwill on acquisitions, the recognition of deferred tax assets and the elimination of unrealized results of transactions among group companies, together with corresponding deferred taxation effects (Notes 2 a I, 2 a II, and 12 d).

b) Interbank deposits, loans, discounted trade receivables, financing, remunerated deposits, funds obtained in the open market and other receivables and payables

Transactions subject to monetary correction or foreign exchange rates are recorded at present value, calculated "pro rata die" based on the variation of contracted index. Real estate loans are adjusted to the present value of future installments. Transactions with predetermined remuneration rates are recorded at their redemption value, adjusted for any unearned income/expenses. Interest income on loans, discounted trade receivables and other types of loans is recorded on the accrual basis until 60 days overdue. Receipts from credit recoveries on loans which had been previously written off are credited to income from loan operations.

c) Securities

BACEN, through Circular 3068, of November 8, 2001, established new criteria for the evaluation and accounting classification of the securities in the portfolios of financial institutions, to be adopted as from June 30, 2002. According to that Circular, securities should be classified in the following categories:

trading securities - securities acquired to be actively and frequently traded, which should be adjusted to market value, as a contra-entry to the results for the period.

securities available for sale - securities that are not intended for negotiation nor will be maintained through to their maturity. They are adjusted to their market value with a contra-entry to an account disclosed in stockholders' equity.

securities held to maturity - securities, except for non-redeemable shares, for which there is the intention or obligation and financial capacity of the institution to hold in the portfolio up to their maturity. They are accounted for at original acquisition cost, plus income with a contra-entry to the results for the period.

Gains and losses on securities available for sale, when realized, will be recognized through specific identification at the date of negation in the statement of income, as contra-entry to a specific stockholders' equity account, net of related tax effects.

Decreases in the market value of securities available for sale and those held up to maturity, below their related costs, resulting from non-temporary reasons, are recorded in results as unrealized losses.

d) Derivative financial instruments

As from June 30, 2002, Derivative Financial Instruments are classified, at the date of acquisition, in accordance with management intention of utilizing these derivative financial instruments as a hedge or not, in conformity with Circular 3082 of January 30, 2002.

Transactions involving financial instruments, carried out at customer request, at one's own account, or which do not comply with hedging criteria (mainly derivatives used to manage the exposure to global risks) are stated at market value, including realized and unrealized gains and losses, which are recorded directly in the statement of income.

The derivatives used for protection against risk exposure or to modify the characteristics of assets and liabilities which might be highly associated to changes in market value in relation to the market value of the item being protected, both at the beginning or throughout the duration of the contract, and which are deemed as relevant to reduce the risk-related exposure being protected, are classified as a hedge, in accordance with their nature:

- Hedge against market risk- Assets and liabilities, as well as their related financial instruments, are accounted for at their market value plus realized and unrealized gains and losses, which are recorded directly in the statement of income.

- Hedge against cash flows - The actual hedged amount of assets and liabilities, as well as their related financial instruments, are accounted for at their market value plus realized and unrealized gains and losses, less of tax effects, when applicable, and recorded in a specific reserve account in stockholders' equity. The non-hedged amount is recorded directly in the statement of income.

e) Allowance for loan losses

The balance of the allowance for loan losses was constituted based on an analysis of the credit risk in the loan portfolio, in amounts considered sufficient to cover loan losses according to the rules determined by BACEN Resolution 2682 of December 21, 1999, among which are:

- Provisions necessary are recorded from the date of the loan disbursements, based on periodic analysis of the quality of the client/loan and not just in the event of default;

- Based exclusively on delinquency, write-offs can be made 360 days after the due date of the credit or 720 days for operations that mature after a period of 36 months. Other factors related to analysis of the quality of the client/loan may generate write-offs before these periods, however, never before 180 days after the due date.

f) Investments

In subsidiary and affiliated companies, investments are accounted for under the equity method. The financial statements of foreign branches and subsidiaries, respectively consolidated in ITAU and ITAU CONSOLIDATED, are adapted to comply with Brazilian accounting policies and converted into Reais. Other investments are recorded at cost, restated up to December 31, 1995.

g) Fixed assets

These are stated at cost of acquisition or construction, less accumulated depreciation, restated up to December 31, 1995. For insurance, private pension and capitalization operations, property and equipment are adjusted to market value supported by appraisal reports. Depreciation is calculated using the straight-line method, based on monetarily corrected cost at the following annual rates:

--------------------------------------------------------------------------------
Buildings in use                                                  4%

Installations, furnishings, equipment
and security and communication systems               10%    to   25%

EDP systems                                          20%    to   50%
--------------------------------------------------------------------------------

h) Deferred charges

Deferred organization and expansion expenses mainly represent leasehold improvements, which are amortized on a straight line over the respective rental periods, and acquisition and development of logical systems, which are amortized on a straight-line basis over five years.

i) Technical Provisions of Insurance, Capitalization and Pension Plans

- Restricted: as regards insurance, these provisions correspond basically to provisions for unsettled claims set up based on the notices of loss, in an amount sufficient to cover future commitments. The provision is supplemented by the provision for Incurred But Not Reported (IBNR) claims. In the Pension Plans and Capitalization segments, these provisions correspond to benefits and withdrawals claimed but unpaid at the balance sheet date, or known or estimable liabilities accrued of the corresponding charges, when applicable.

- Unrestricted: in the insurance segment, these provisions correspond to provisions for unearned premiums calculated in conformity with the criteria laid down by CNSP Resolution 59/2001, and the mathematical provision for the individual life insurance segment calculated based on an actuarial study, and the purpose of which is the guarantee of future commitments. In the Pension Plans and Capitalization segments, these provisions are set up by applying mathematical formulas calculated by an actuary and substantiated by actuarial technical notes approved by SUSEP.

j) Income tax and social contribution, PIS and COFINS

The provisions were calculated according to the current legislation at the rates shown below.

--------------------------------------------------------------------------------
 Income tax                                                        15.00%

 Additional income tax                                             10.00%

 Social contribution                                                8.00%

 Additional social contribution                                     1.00%

 PIS                                                                0.65%

 COFINS                                                             3.00%
--------------------------------------------------------------------------------

Amounts subject to litigation have been fully provided.

NOTE 5 - SECURITIES AND DERIVATIVES - ITAU CONSOLIDATED

See below the composition by type of instrument, and maturity of the portfolio of Securities and Derivatives, already adjusted to their respective market values. In the cases of investment in fixed-income fund quotas, the securities and investments comprising these funds' portfolios are arranged by type of securities and classified under the category Trading Securities.


a) Summary

-----------------------------------------------------------------------------------------------------------------------------
                                                                                     06.30.2002
                                                        ---------------------------------------------------------------------
                                                                        Adjustments to Market
                                                                               Values
                                                                       Required with impact on
                                                                    -----------------------------
                                                                                       Stockholders'
                                                             Cost       Net Income         equity        Market           %
--------------------------------------------------------- ----------  --------------  ---------------  ----------  ----------------
PUBLIC SECURITIES - DOMESTIC                              11,778,283     (118,717)       (528,601)     11,130,965         54.5%
  Financial Treasury Bills                                 2,814,467         (401)       (114,306)      2,699,760         13.2%
  Treasury Bills                                           1,967,178      (13,196)         (1,016)      1,952,966          9.6%
  Treasury Notes                                           2,972,123      (31,149)       (126,436)      2,814,538         13.8%
  Central Bank Bills                                          26,666            -               -          26,666          0.1%
  Central Bank Notes                                       2,746,392      (21,478)       (193,368)      2,531,546         12.4%
  DCB - Debt Conversion Bonds and other Brazilian
    External Debt Securities                               1,051,721      (52,151)        (93,658)        905,912          4.4%
  Other                                                      199,736         (342)            183         199,577          1.0%

PUBLIC SECURITIES - FOREIGN                                  691,373          (87)         22,652         713,938          3.5%
  Argentina (1)                                               27,004            -               0          27,004          0.1%
  Portugal                                                   568,524            -          22,451         590,975          2.9%
  Others                                                      95,846          (87)            200          95,959          0.5%

PRIVATE SECURITIES - ISSUED BY COMPANIES                   9,019,247     (346,561)       (103,081)      8,569,605         42.0%
  Bank Certificates of Deposits                            3,803,521       (4,502)              -       3,799,019         18.6%
  Shares in Publicly-traded Companies                         95,800         (639)         11,192         106,353          0.5%
  Debentures                                                 428,241           (1)         (7,427)        420,813          2.1%
  Mortgage Bills                                             144,303            -               -         144,303          0.7%
  Option Premiums                                             81,789        23,468              -         105,257          0.5%
  Forward Share Agreements                                    54,328           767              -          55,095          0.3%
  Swaps - Difference Receivable                              712,806     (344,628)              -         368,178          1.8%
  Variable Income Funds                                       52,824            -          15,892          68,716          0.3%
  Overseas Variable Income Funds                              77,159            -           1,576          78,735          0.4%
  Euro Bond's and Others                                   2,056,138      (20,520)       (133,723)      1,901,895          9.3%
  Real Estate Receivables Certificates                       935,117            -            (471)        934,646          4.6%
  Others (2)                                                 577,221         (506)          9,880         586,595          2.9%


Subtotal                                                  21,488,903     (465,365)       (609,030)     20,414,508        100.0%

Reclassification of Additional Allowance                           -            -               -         550,000


Additional Allowance (exceeding minimum requirement)               -            -               -      (1,147,000)


Total                                                              -            -               -      19,817,508
-----------------------------------------------------------------------------------------------------------------------------


(1) Mandatory acquisition in order to be compliant with compulsory deposit requirements (R$ 12,531) and bonus to compensate losses associated to loans and leases pesification (R$ 14,422).

(2) Includes R$ 148,569 (R$ 143,697 at 06.30.2001) relating to Fixed Income Funds managed by third parties.

b) Trading securities

See below the composition of the Trading Securities portfolio by type of securities, stated at its cost and market values, and by maturity term. In case of investment in fixed-income fund quotas, the securities and investments comprising these funds are arranged among the charts below by type of security and maturity term.

I - Composition by Type of Security

-------------------------------------------------------------------------------------------------------------------------
                                                                                               Allowance for Adjustment
                                                        Cost             Market Value           to Market Value (in
                                                                                                   Net Income)
-------------------------------------------------------------------------------------------------------------------------
PUBLIC SECURITIES - DOMESTIC                          4,946,086             4,827,369               (118,717)
  Financial Treasury Bills                              428,306               427,905                   (401)
  Treasury Bills                                      1,893,767             1,880,571                (13,196)
  Treasury Notes                                        886,376               855,227                (31,149)
  Central Bank Notes                                  1,132,284             1,110,806                (21,478)
  DCB - Debt Conversion Bonds and other Brazilian
    External Debt Securities                            548,121               495,970                (52,151)
  Other                                                  57,232                56,890                   (342)

PUBLIC SECURITIES - FOREIGN                              20,622                20,535                    (87)

PRIVATE SECURITIES - ISSUED BY COMPANIES              4,410,849             4,384,681                (26,168)
  Bank Certificates of Deposits                       3,660,629             3,656,127                 (4,502)
  Shares in Publicly-Traded Companies                    50,794                50,155                   (639)
  Debentures                                            196,341               196,340                     (1)
  Mortgage Bills                                             67                    67                      -
  Overseas Fixed Income Funds                               130                   130                      -
  Euro Bond's and Others                                375,201               354,681                (20,520)
  Others                                                127,687               127,181                   (506)


Total                                                 9,377,557             9,232,585               (144,972)
-------------------------------------------------------------------------------------------------------------------------


(1) Includes investments in fixed-income fund quotas managed by third-parties totaling R$ 148,569 (R$ 143,697 at June 30, 2001).t



II - Composition of Portfolios and Maturity Terms

------------------------------------------------------------------------------------------------------------------------------------
                                                                                          06.30.2002
Maturity in days                                                   0-30        31-180   181-365    Over 365    Total        %
------------------------------------------------------------------------------------------------------------------------------------
PUBLIC SECURITIES - DOMESTIC                                     1,958,362   2,328,263    68,329    472,415  4,827,369     52.3%
  Financial Treasury Bills                                         318,821      90,948    17,921        215    427,905      4.6%
  Treasury Bills                                                   587,710   1,292,861         -          -  1,880,571     20.4%
  Treasury Notes                                                   191,991     566,044    22,107     75,085    855,227      9.3%
  Central Bank Notes                                               686,044     361,799    21,869     41,094  1,110,806     12.0%
  DCB - Debt Conversion Bonds and other Brazilian
  External Debt Securities                                         129,701       7,198     5,667    353,404    495,970      5.4%
  Other                                                             44,095       9,413       765      2,617     56,890      0.6%

PUBLIC SECURITIES - FOREIGN                                            400         234         -     19,901     20,535      0.2%

PRIVATE SECURITIES - ISSUED BY COMPANIES                         1,731,659   1,996,476   452,156    204,390  4,384,681     47.5%
  Bank Certificates of Deposits                                  1,482,374   1,751,732   415,299      6,722  3,656,127     39.6%
  Shares in Publicly-Traded Companies                               50,155           -         -          -     50,155      0.5%
  Debentures                                                       106,500         580         -     89,260    196,340      2.1%
  Mortgage Bills                                                        67           -         -          -         67      0.0%
  Overseas Fixed Income Funds                                          130           -         -          -        130      0.0%
  Euro Bond's and Others                                             7,846     209,639    21,735    115,461    354,681      3.8%
  Others                                                            84,587      34,525    15,122    (7,053)    127,181      1.4%

Total                                                            3,690,421   4,324,973   520,485    696,706  9,232,585    100.0%
------------------------------------------------------------------------------------------------------------------------------------
% per Maturity Date - 06.30.2002                                      40.0%       46.8%      5.6%       7.5%     100.0%
------------------------------------------------------------------------------------------------------------------------------------

c) Derivative Financial Instruments

See below the composition of the Derivative Financial Instruments portfolio by type, stated at its cost and market values, and by maturity term.

I - Composition by Type of Instrument

--------------------------------------------------------------------------------
                                                             Allowance for
                                                             adjustment to
                                    Cost    Market Value     Market value
                                                            (in Net Income)
--------------------------------------------------------------------------------

Derivative financial instruments

  Option premiums                   81,789        105,257          23,468

  Forward share agreements          54,328         55,095             767

  Swaps - Difference receivable    712,806        368,178        (344,628)

Total                              848,923        528,530        (320,393)
--------------------------------------------------------------------------------


II - Composition of portfolio and maturity terms


-----------------------------------------------------------------------------------------------------------------------
                                                                            06.30.2002
Maturity in days                                    0-30     31-180      181-365     Over 365       Total         %
-----------------------------------------------------------------------------------------------------------------------
Derivative financial instruments

  Option premiums                                 10,847     52,565       9,181        32,663     105,256      19.9%

  Forward share agreements                        21,612     20,360      13,123             -      55,095      10.4%

  Swaps - Difference receivable                   54,363    124,957      33,478       155,381     368,179      69.7%

Total                                             86,822    197,882      55,782       188,044     528,530     100.0%
-----------------------------------------------------------------------------------------------------------------------
% per maturity date - 06.30.2002                   16.4%      37.4%       10.6%         35.6%      100.0%
-----------------------------------------------------------------------------------------------------------------------

d) Securities Available for Sale

See below the composition of the Securities Available for Sale portfolio by type, stated at its cost and market values, and by maturity term.


I - Composition by Type of Security

----------------------------------------------------------------------------------------------------------------------------
                                                                                                       Allowance for
                                                                                                       Adjustment to
                                                      Cost                   Market Value              Market Value
                                                                                                       (in  Stockholders'
                                                                                                          Equity)
----------------------------------------------------------------------------------------------------------------------------
PUBLIC SECURITIES - DOMESTIC                       6,700,924                  6,172,323                    (528,601)
  Financial Treasury Bills                         2,386,161                  2,271,855                    (114,306)
  Treasury Bills                                      73,411                     72,395                      (1,016)
  Treasury Notes                                   1,954,474                  1,828,038                    (126,436)
  Central Bank Bills                                  26,666                     26,666                           -
  Central Bank Notes                               1,614,108                  1,420,740                    (193,368)
  DCB - Debt Conversion Bonds and other
  Brazilian External Debt Securities                 503,600                    409,942                     (93,658)
  Other                                              142,504                    142,687                          183


PUBLIC SECURITIES - OTHER                            670,751                    693,403                      22,652
  Argentina (1)                                       27,004                     27,004                           0
  Portugal                                           568,524                    590,975                      22,451
  Others                                              75,224                     75,424                         200


PRIVATE SECURITIES - ISSUED BY COMPANIES           3,759,475                  3,656,394                    (103,081)
  Bank Certificates of Deposits                      142,892                    142,892                           -
  Shares in Publicly-traded Companies                 45,006                     56,198                      11,192
  Debentures                                         231,900                    224,473                      (7,427)
  Mortgage Bills                                     144,236                    144,236                           -
  Variable Income Funds                               52,824                     68,716                      15,892
  Overseas Variable Income Funds                      77,029                     78,605                       1,576
  Euro Bond's and Others                           1,680,937                  1,547,214                    (133,723)
  Real Estate Receivables Certificates               935,117                    934,646                        (471)
  Others                                             449,534                    459,414                       9,880



Subtotal                                          11,131,150                 10,522,120                    (609,030)
  Tax credits                                                                                               214,694
  Minority interest in subsidiaries                                                                         (13,529)
                                                                                                           ---------

Total adjustment to market value                                                                           (407,865)
  Reclassification of the additional allowance                                                              550,000
  Reclassification of tax credit                                                                           (187,000)
                                                                                                           ---------

Total Reclassification                                                                                      363,000

Adjustment to market value                                                                                  (44,865)
----------------------------------------------------------------------------------------------------------------------------

(1) Mandatory acquisition in order to be compliant with compulsory deposit requirements (R$ 12,531) and bonus to compensate losses associated to pesification of loans and leases (R$ 14,422).

II - Composition of Securities Portfolio and Maturity Term


---------------------------------------------------------------------------------------------------------------------------------
                                                                                      06.30.2002
Maturity in days                                                   0-30   31-180  181-365    Over 365         Total            %
---------------------------------------------------------------------------------------------------------------------------------
PUBLIC SECURITIES - DOMESTIC                                    104,657  206,091  138,967   5,722,608     6,172,323         58.7%

  Financial Treasury Bills                                          738   23,133  108,451   2,139,532     2,271,854         21.6%
  Treasury Bills                                                    369   72,025        -           -        72,394          0.7%
  Treasury Notes                                                     34  100,528      156   1,727,320     1,828,038         17.4%
  Central Bank Bills                                             26,666        -        -        -           26,666          0.3%
  Central Bank Notes                                                  -        -        -   1,420,740     1,420,740         13.5%
  DCB - Debt Conversion Bonds and other Brazilian External
    Debt Securities                                              76,528    3,903   26,213     303,299       409,943          3.9%
  Other                                                             322    6,502    4,147     131,717       142,688          1.4%


PUBLIC SECURITIES - OTHER                                        23,276    9,072   41,627     619,428       693,402          6.6%
  Argentina                                                      14,473        -        -      12,531        27,004          0.3%
  Portugal                                                        8,582    3,288   12,359     566,746       590,975          5.6%
  Other                                                             221    5,784   29,268      40,151        75,423          0.7%


PRIVATE SECURITIES - ISSUED BY COMPANIES                        464,550  567,207   92,595   2,532,042     3,656,394         34.7%
  Bank Certificates of Deposits                                 123,193   19,698        -           1       142,892          1.4%
  Shares in Publicly-Traded Companies                            56,198        -        -           -        56,198          0.5%
  Debentures                                                          -   20,696        -     203,777       224,473          2.1%
  Mortgage Bills                                                 63,372        -   39,950      40,914       144,236          1.4%
  Variable Income Funds                                          68,716        -        -           -        68,716          0.7%
  Overseas Variable Income Funds                                 78,605        -        -           -        78,605          0.7%
  Eurobonds and similar securities                               10,289  318,804   40,609   1,177,512     1,547,214         14.7%
  Real estate receivables certificates                              927   19,362   11,419     902,938       934,646          8.9%
  Others                                                         63,250  188,647      617     206,900       459,414          4.4%


Total                                                           592,483  782,370  273,189   8,874,078    10,522,120        100.0%
---------------------------------------------------------------------------------------------------------------------------------
% per maturity - 6.30.2002                                          5.6%     7.4%     2.6%       84.3%     100.0%
---------------------------------------------------------------------------------------------------------------------------------



e) Held to Maturity Securities

See below the composition of the Held to Maturity Securities portfolio by type, stated at its cost and market values, and by maturity term.

I - Composition by Type of Security

--------------------------------------------------------------------------------
                                                              Gain and Losses
                                     Cost     Market Value     unrealized in
                                                                the period
--------------------------------------------------------------------------------
PUBLIC SECURITIES - DOMESTIC        131,273         131,273           -
  Treasury Notes                    131,273         131,273           -
--------------------------------------------------------------------------------


II - Composition of Securities Portfolio and Maturity Term

----------------------------------------------------------------------------------------------------------------------
                                                                               06.30.2002
Maturity in days                                   0-30    31-180     181-365     Over 365      Total             %
----------------------------------------------------------------------------------------------------------------------
PUBLIC SECURITIES - DOMESTIC                          -     9,376       9,376      112,520    131,273        100.0%

  Treasury Notes                                      -     9,376       9,376      112,520    131,273        100.0%
                                                 ---------------------------------------------------------------------
% per maturity date - 06.30.2002                    0.0%      7.1%        7.1%        85.7%     100.0%
----------------------------------------------------------------------------------------------------------------------

f) Changes in the Valuation Allowance for Securities and Allowance for Adjustment to Market Value - ITAU CONSOLIDATED

The Bacen Circular letter 3,023, of June 11, 2002, changed tge accounting of provisions, which will no longer be demonstrated in specific account, but will be recorded directly in the securities portfolio balances. The following table shows the changes in the allowances for the first half:

--------------------------------------------------------------------------------
Valuation allowance for securities
--------------------------------------------------------------------------------

Balance at December 31, 2000                                    972,743

Increases                                                        49,642

Write-offs                                                      (18,408)
                                                                --------
  Reversals                                                      (6,637)

  Losses on sales                                               (11,771)

Balance at June 30, 2001                                      1,003,977

  Minimum allowance required                                    388,977

  Additional allowance                                          615,000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Allowance for Adjustment to Market Value
--------------------------------------------------------------------------------

Balance at December 31, 2001                                    902,897

Adjustment from Prior Years                                     (33,962)
Increases with impact on:                                     1,621,873
                                                             ----------
 Net Income                                                   1,024,549
 Stockholders' equity                                           597,324
Write-offs:                                                    (269,413)
                                                               --------
 Reversals                                                      (28,613)
 Permanent losses                                              (240,800)
Balance at June 30, 2002                                      2,221,395
 Minimum  Allowance Required                                  1,074,395
 Additional Provision(*)                                      1,147,000
--------------------------------------------------------------------------------

(*) Additional provision to cover future risks arising from market price fluctuations. Part of this provision, totalling R$ 550,000 was reclassified in this half as a counter entry to the Stockholders' Equity account - Adjustment to Market Value - Securities and Derivatives, which reflects the impact of the implementation of the criteria determined by BACEN Circular Letter 3,068/2001. In addition, this provision was increased by R$ 467,000 to neutralize the foreign exchange gain with hedge to the payment related to the purchase of Banco Sudameris S.A., which exceeded the variation of the interbank deposit rates in the period, in order not to distort the amount in Reais of the premium to be calculated at the time of the actual acquisition, and by R$ 130,000 for risks of future fluctuations in the other securities.

g) Impact of the Implementation of Criteria Determined in BACEN Circular Letters 3,068 of November 08, 2001 and 3,082 of January 30, 2002

Adaptation to the new criteria used to classify the portfolio of securities and derivative financial instruments, introduced by BACEN, caused adjustments, net of the tax credits, in the net income for the half totalling R$ 335,875 and of R$ (40,106) in Stockholders' Equity.

In Net Income, the effect was caused mainly by the market value adjustment to available for sale securities, no longer recognized in net income, and by the market value adjustment of derivative financial instruments (swaps), which, by the regulation in force up to that date, was not required. In Stockholders' Equity, the effect was due mainly because the new rules of the regulation, which included the gains arising from the market value adjustments of securities and derivative financial instruments. The gains aroused up to December 31, 2001 are recorded as adjustment from previous years.


NOTE 6 - LOAN AND LEASE PORTFOLIO

a) Summary

-----------------------------------------------------------------------------------------------------------------------------
                                                                      ITAU                              ITAU CONSOLIDATED
                                                      -------------------------------------  --------------------------------
                                                           06.30.2002        06.30.2001         06.30.2002         06.30.2001
----------------------------------------------------  ------------------  -----------------  -----------------  -------------
    Loan operations                                        20,605,481        17,249,598         25,578,900         22,063,375
    Leasing operations                                        157,780                 -          1,233,341          1,292,078
    Other receivables (1)                                      78,548           100,809          2,087,865          1,779,642
    Advances on exchange contracts (2)                      1,257,638         1,907,350          1,257,638          1,911,261
    Total                                                  22,099,447        19,257,757         30,157,744         27,046,356
    Endorsements and sureties (3)                           5,281,293         3,760,003          4,680,993          4,052,338
    Total with endorsements and sureties                   27,380,740        23,017,760         34,838,737         31,098,694
-----------------------------------------------------------------------------------------------------------------------------

(1) Includes honored endorsements and sureties, receivables from advances, commissions from co-obligations receivable, debtors from sale of assets and receivables and securities.
(2)  Recorded in other liabilities.
(3)  Recorded in memorandum accounts.

b) Loan and lease portfolio by risk level


I - Composition by type of operation and risk level

------------------------------------------------------------------------------------------------------------------------------
                                                          ITAU
------------------------------------------------------------------------------------------------------------------------------
                                                                                                         06.30.2002
                                         -------------------------------------------------------------------------------------
Risk levels                                  AA            A            B            C             D          E          F
---------------------------------------  -----------  -----------  -----------  -----------    ---------  ---------  ---------
Loan operations                           5,843,274    5,387,865    5,273,273    1,247,103      993,818    736,583    361,583
  Loans and discounted trade receivable   3,769,696    2,883,010    3,037,973      735,985      587,960    512,671    297,103
  Financings                              1,684,959    1,804,485      929,593      330,751      112,937     77,063     18,514
  Farm and agribusiness industries          375,825      307,687      227,953        8,439        3,527    126,019      1,813
  Real estate financing                      12,794      392,683    1,077,754      171,928      289,394     21,167     44,153

Leasing operations                             --        114,784       25,131        7,519        6,164      2,482        918

Other receivables (1)                        12,853        8,071       30,086       10,680        3,623      1,091      1,713

Advances on exchange contracts (2)          527,481      306,163      278,267      136,039        7,257        298      1,682

Total                                     6,383,608    5,816,883    5,606,757    1,401,341    1,010,862    740,791    365,896
%                                              28.9%        26.3%        25.4%         6.3%         4.6%       3.4%       1.7%
------------------------------------------------------------------------------------------------------------------------------
Total-06.30.2001                          6,589,549    4,672,023    4,744,073    1,306,599      901,611    187,912    377,644
%                                              34.2%        24.3%        24.6%         6.8%         4.7%       1.0%       2.0%
------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------
                                                          ITAU
------------------------------------------------------------------------------------------------------------------
                                                               06.30.2002                       06.30.2001
                                         ----------------------------------------------  -------------------------
Risk levels                                   G           H         Total         %          Total         %
---------------------------------------  -----------  ---------  ------------   --------  ----------    -------
Loan operations                             187,514    574,131    20,605,481      93.2%   17,249,598      89.6%
  Loans and discounted trade receivable      80,408    483,511    12,388,317      56.1%    9,233,575      47.9%
  Financings                                  7,408     34,169     4,999,879      22.6%    4,542,013      23.6%
  Farm and agribusiness industries           87,637      2,328     1,141,228       5.2%    1,155,564       6.0%
  Real estate financing                      12,061     54,123     2,076,057       9.4%    2,318,446      12.0%

Leasing operations                              422        360       157,780       0.7%         --         0.0%

Other receivables (1)                           528      9,903        78,548       0.4%      100,809       0.5%

Advances on exchange contracts (2)             --          451     1,257,638       5.7%    1,907,350       9.9%

Total                                       188,464    584,845    22,099,447     100.0%   19,257,757     100.0%
%                                               0.9%       2.6%        100.0%
------------------------------------------------------------------------------------------------------------------
Total-06.30.2001                            151,400    326,946
%                                               0.8%      1.6%
------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------------------
                                                                       ITAU CONSOLIDATED
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                         06.30.2002
                                           -------------------------------------------------------------------------------------
Risk levels                                    AA            A             B             C            D          E          F
---------------------------------------    ---------     ---------     ---------     ---------    ---------   -------    -------
Loan operations                            6,749,965     6,664,658     6,430,956     1,772,871    1,324,561   897,012    504,635
  Loans and discounted trade receivable    4,618,605     4,049,649     4,041,848     1,082,889      797,904   655,669    419,603
  Financings                               1,742,741     1,842,732       956,457       332,062      118,521    82,391     21,191
  Farm and agribusiness industries           375,825       321,247       246,010        13,002       10,557   127,062      2,541
  Real estate financing                       12,794       451,030     1,186,641       344,919      397,579    31,890     61,300

Leasing operations                            58,454       671,733       224,221        87,637       78,922    33,255     17,621

Other receivables (1)                         33,365       483,677     1,366,428        39,346       30,471    13,152     20,171

Advances on exchange contracts (2)           527,481       306,163       278,267       136,039        7,257       298      1,682

Total                                      7,369,265     8,126,231     8,299,872     2,035,893    1,441,211   943,717    544,109
%                                               24.4%         26.9%         27.5%          6.8%         4.8%      3.1%       1.8%
--------------------------------------------------------------------------------------------------------------------------------
Total-06.30.2001                           7,268,689     7,142,927     7,729,869     1,881,094    1,290,990   261,815    537,220
%                                               26.9%         26.4%         28.6%          7.0%         4.8%      1.0%       2.0%
--------------------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------
                                                                       ITAU CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------
                                                               06.30.2002                        06.30.2001
                                                -----------------------------------------   ---------------------
Risk levels                                        G          H         Total       %         Total         %
---------------------------------------         -------    -------    ----------   -----    ----------    -----
Loan operations                                 250,471    983,770    25,578,900   84.8%    22,063,375    81.6%
  Loans and discounted trade receivable         134,275    852,631    16,653,073   55.2%    13,096,962    48.4%
  Financings                                      7,856     43,030     5,146,982   17.1%     4,710,596    17.4%
  Farm and agribusiness industries               87,899      9,318     1,193,461    4.0%     1,256,959     4.6%
  Real estate financing                          20,441     78,791     2,585,385    8.6%     2,998,857    11.1%

Leasing operations                                6,733     54,765     1,233,341    4.1%     1,292,078     4.8%

Other receivables (1)                            26,029     75,226     2,087,865    6.9%     1,779,642     6.6%

Advances on exchange contracts (2)                    -        451     1,257,638    4.2%     1,911,261     7.1%

Total                                           283,233  1,114,213    30,157,744  100.0%    27,046,356   100.0%
%                                                   0.9%       3.7%        100.0%
-----------------------------------------------------------------------------------------------------------------
Total-06.30.2001                                229,864    703,888
%                                                   0.8%       2.5%
-----------------------------------------------------------------------------------------------------------------


(1) Comprised by honoured endorsements and sureties, receivables from advances, commissions for co-obligation receivables from the sale of assets and receivables
(2) Recorded under other liabilities.

 II - Composition by maturity and risk level

------------------------------------------------------------------------------------------------------------------------------
                                                        ITAU
                           AA     A         B        C        D         E         F         G         H          Total     %
                        ------------------------------------------------------------------------------------------------------
                                                           ABNORMAL SITUATION
------------------------------------------------------------------------------------------------------------------------------
Falling due installments   -      -     137,129   101,916  188,251   293,837   246,887    38,547   180,297    1,186,864   5.4%
  01 to 30 days            -      -       3,973     3,258    8,985    27,535    21,306     3,614    19,559       88,230   0.4%
  31 to 60                 -      -       3,110     2,726    6,771    22,002    17,719     3,001    15,423       70,752   0.3%
  61 to 90                 -      -       3,067     2,738    6,555    21,644    17,235     2,925    13,960       68,124   0.3
  91 to 180                -      -       8,835     7,789   17,806    66,002    46,646     7,595    33,474      188,147   0.9%
  181 to 360               -      -      16,440    14,525   26,378    78,725    62,921     7,908    41,469      248,366   1.1%
  Over 360                 -      -     101,704    70,880  121,756    77,929    81,060    13,504    56,412      523,245   2.4%

Overdue installments       -      -      29,258    26,482   79,362    61,086    78,310    49,800   385,452      709,750   3.2%
  01 to 14 days            -      -         922     1,359    3,713     7,010     5,475     1,610     8,785       28,874   0.1%
  15 to 30                 -      -      26,813     6,308   23,622    11,267     7,623     2,380    11,470       89,483   0.4%
  31 to 60                 -      -       1,523    18,091   28,407    14,553    11,785     4,781    22,605      101,745   0.5%
  61 to 90                 -      -         -         548   22,602    10,127    14,306     6,603    28,606       82,792   0.4%
  91 to 180                -      -         -         176    1,018    17,859    38,581    33,699    94,991      186,324   0.8%
  181 to 360               -      -         -         -         -        270       540       727   202,603      204,140   0.9%
  Over 360                 -      -         -         -         -        -         -          -     16,392       16,392   0.1%
------------------------------------------------------------------------------------------------------------------------------
SUBTOTAL                   -      -     166,387   128,398  267,613   354,923    325,197   88,347   565,749    1,896,614   8.6%
 %                       0.0%    0.0%       0.8%      0.6%     1.2%      1.6%       1.5%     0.4%      2.6%         8.6%
------------------------------------------------------------------------------------------------------------------------------
 SUBTOTAL-06.30.2001     -        -     132,244   296,811  269,675    59,869    258,519   60,346   246,915    1,324,379
 %                       0.0%    0.0%       0.7%      1.5%     1.4%      0.3%       1.3%     0.3%      1.3%         6.9%
------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                                          NORMAL SITUATION
------------------------------------------------------------------------------------------------------------------------------------
Falling due
installments     6,337,419   5,792,508    5,401,740   1,251,700   721,981   378,110    38,659    99,892   18,167  20,040,176   90.7%
  01 to 30 days    939,608   1,062,773    1,231,844     322,615   232,073    59,499     7,600       875    4,465   3,861,352   17.5%
  31 to 60         981,703     497,594      640,710     197,818    66,977    50,752     4,457       265    1,823   2,442,099   11.1%
  61 to 90         736,568     431,445      381,349     129,915    31,526    13,017     2,239       143    1,350   1,727,545    7.8%
  91 to 180        879,073     642,191      637,057     124,595    63,416    40,691     5,276       340    2,500   2,395,139   10.8%
  181 to 360       955,264     824,439      615,597     132,854   132,841   104,301     8,087       525    3,484   2,777,392   12.6%
  Over 360       1,845,203   2,334,066    1,895,183     343,903   195,154   109,850    11,000    97,744    4,546   6,836,650   30.9%
Overdue up to
  14 days           46,189      24,375       38,630      21,243    21,268     7,758     2,039       225      929     162,656    0.7%
------------------------------------------------------------------------------------------------------------------------------------
SUBTOTAL         6,383,608   5,816,883    5,440,370   1,272,943   743,249   385,868    40,698   100,118   19,096  20,202,833   91.4%
 %                    28.9%       26.3%        24.6%       5.8%       3.4%      1.7%      0.2%      0.5%     0.1%       91.4%
------------------------------------------------------------------------------------------------------------------------------------
SUBTOTAL
 -06.30.2001    6,589,549   4,672,023    4,611,829   1,009,788    631,936   128,043   119,125    91,054   80,031  17,933,378
 %                   34.2%       24.3%        23.9%        5.2%       3.3%      0.7%      0.6%      0.5%     0.4%       93.1%
------------------------------------------------------------------------------------------------------------------------------------
TOTAL           6,383,608   5,816,883    5,606,757   1,401,341  1,010,862   740,791   365,896   188,464  584,845  22,099,447  100.0%
%                    28.9%       26.3%        25.4%        6.3%       4.6%      3.4%      1.7%      0.9%     2.6%
------------------------------------------------------------------------------------------------------------------------------------
TOTAL
  -06.30.2001   6,589,549   4,672,023    4,744,073   1,306,599    901,611   187,912   377,644   151,400  326,946  19,257,757
%                    34.2%       24.3%        24.6%        6.8%       4.7%      1.0%      2.0%      0.8%     1.7%
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                                                    ITAU CONSOLIDATED
--------------------------------------------------------------------------------------------------------------------------------
                         AA        A       B           C         D          E        F          G        H       Total       %
--------------------------------------------------------------------------------------------------------------------------------
                                                             ABNORMAL SITUATION
--------------------------------------------------------------------------------------------------------------------------------
Falling due installments -         -     183,274    160,734   309,869    349,179  304,850    64,833   275,185  1,647,924    5.5%
 01 to 30 days           -         -      13,275      8,838    15,376     32,431   25,767     4,616    25,238    125,542    0.4%
 31 to 60                -         -       6,082      5,507    10,951     25,346   21,233     3,807    18,901     91,827    0.3%
 61 to 90                -         -       5,295      5,171    10,335     24,784   20,510     3,705    17,250     87,050    0.3%
 91 to 180               -         -      15,024     17,547    28,692     75,279   55,464     9,796    42,543    244,345    0.8%
 181 to 360              -         -      26,098     25,265    44,372     91,871   75,818    11,616    56,106    331,145    1.1%
 Over 360                -         -     117,500     98,406   200,143     99,468  106,058    31,293   115,147    768,015    2.5%
Overdue installments     -         -      55,849     96,692   158,866    127,282  166,548   112,998   775,640  1,493,875    5.0%
 01 to 14 days           -         -       1,095      2,856     6,218      7,992    7,106     2,177    12,019     39,463    0.1%
 15 to 30                -         -      52,808     16,146    36,093     18,779   10,836     3,139    15,431    153,232    0.5%
 31 to60                 -         -       1,946     76,733    44,311     24,445   17,470     6,271    29,001    200,177    0.7%
 61 to 90                -         -         -          758    70,613     19,872   22,401     8,444    35,559    157,647    0.5%
 91 to 180               -         -         -          199     1,631     55,761  107,872    90,961   120,949    377,373    1.3%
 181 to 360              -         -         -         -         -           433      863     2,006   489,527    492,830    1.6%
 Over 360                -         -         -         -         -             -        -         -    73,154     73,154    0.2%
--------------------------------------------------------------------------------------------------------------------------------
 SUBTOTAL                -         -     239,123    257,426   468,735    476,461  471,398   177,831 1,050,825  3,141,799   10.4%
 %                      0.0%      0.0%        08%       0.9%      1.6%       1.6%     1.6%      0.6%      3.5%      10.4%
--------------------------------------------------------------------------------------------------------------------------------
 SUBTOTAL-06.30.2007     -         -     239,619    508,428   455,945    124,519  380,180    137,273  566,686  2,412,650
 %                      0.0%      0.0%       0.9%       1.9%      1.7%       0.5%     1.4%      0.5%      2.0%       8.9%
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                              NORMAL SITUATION
------------------------------------------------------------------------------------------------------------------------------------
Falling due
 operations         7,327,387  8,087,057  7,977,421  1,745,861    939,186   453,633   68,697   104,874     60,661  26,764,777  88.7%
 01 to 30 days      1,172,668  1,310,241  2,984,059    405,131    296,943    85,916   16,886     2,926     15,986   6,290,756  20.9%
 31 to 60             973,602    610,653    940,405    284,657     92,932    61,579    8,205       938      7,491   2,980,462   9.9%
 61 to 90             833,641    512,067    420,215    137,537     39,433    19,854    3,684       477      3,821   1,970,729   6.5%
 91 to 180            980,261    982,666    717,036    145,664     94,899    48,138   10,783     1,299     10,418   2,981,164   9.9%
 181 to 360         1,225,592  1,147,460    721,977    167,536    165,113   116,003   11,989       938      7,408   3,564,015  11.8%
 Over 360           2,141,623  3,523,970  2,193,729    605,336    259,866   122,143   17,149    98,296     15,537   8,977,651  29.8%
 Overdue up to
  14 days              41,878     39,174     83,328     32,606     33,290    13,622    4,015       528     2,727      251,168   0.8%
------------------------------------------------------------------------------------------------------------------------------------
 SUBTOTAL           7,369,265  8,126,731  8,060,749  1,778,468    972,476   467,255   72,711   105,402    63,388   27,015,945  89.6%
 %                       24.4%      26.9%      26.7%       5.9%       3.2%      1.5%     0.2%      0.3%      0.2%        89.6%
------------------------------------------------------------------------------------------------------------------------------------
SUBTOTAL
  -06.30.2001       7,268,689  7,142,927  7,490,250  1,372,666    835,045   137,296  157,040    92,591   137,202   24,633,706
                         26.9%      26.4%      27.7%       5.1%       3.1%      0.5%     0.6%      0.3%      0.5%        91.1%
------------------------------------------------------------------------------------------------------------------------------------
Total               7,369,265  8,126,231  8,299,872  2,035,893  1,441,211   943,717  544,109   283,233 1,114,213   30,157,744 100.0%
%                        24.4%      26.9%      27.5%       6.8%       4.8%      3.1%     1.8%      0.9%      3.7%
------------------------------------------------------------------------------------------------------------------------------------
TOTAL
  -06.30.2001       7,268,689  7,142,927  7,729,869  1,881,094  1,290,990   261,815  537,220   229,864   703,888    7,046,356
 %                       26.9%      26.4%     28.69%       7.0%       4.8%      1.0%     2.0%      0.8%      2.5%
------------------------------------------------------------------------------------------------------------------------------------

c) Loan and Lease Portfolio by Business Sector

-----------------------------------------------------------------------------------------------------------------------
                                                        ITAU                              ITAU CONSOLIDATED
                                        ---------------------------------------  --------------------------------------
                                             06.30.2002          06.30.2001         06.30.2002         06.30.2001
                                        ---------------------------------------  --------------------------------------
                                         Sectors       %      Sectors      %      Sectors      %      Sectors      %
-------------------------------------   ----------  -------  ----------  ------  ----------  -----  -----------  ------
Public Sector                              586,724    2.7%     386,649    2.0%   1,163,416    3.9%     937,536    3.5%
  Chemicals and Petrochemicals             342,431    1.5%     386,539    2.0%     392,605    1.3%     400,427    1.5%
  Others                                   244,293    1.1%         110    0.0%     770,811    2.6%     537,109    2.0%
Private Sector                          21,512,723   97.3%  18,871,108   98.0%  28,994,328   96.1%  26,108,820   96.5%
  Industry                               7,240,557   32.8%   5,993,447   31.1%   8,381,698   27.8%   7,123,633   26.3%
  Food and Beverage                      1,077,856    4.9%   1,218,028    6.3%   1,387,751    4.6%   1,625,296    6.0%
  Siderurgy and Metalurgy                1,012,778    4.6%     769,626    4.0%   1,221,822    4.1%     910,914    3.4%
  Chemicals and Petrochemicals           1,375,278    6.2%   1,029,058    5.3%   1,491,076    4.9%   1,131,105    4.2%
  Electronic                               469,200    2.1%     539,238    2.8%     552,475    1.8%     635,601    2.4%
  Pulping and Paper                        721,444    3.3%     553,226    2.9%     827,523    2.7%     668,313    2.5%
  Light and Heavy Vehicles                 310,616    1.4%     312,035    1.6%     362,691    1.2%     366,409    1.4%
  Textile and Clothing                     243,327    1.1%     297,521    1.5%     258,065    0.9%     313,931    1.2%
  Mechanics                                241,871    1.1%     123,546    0.6%     257,887    0.9%     129,251    0.5%
  Tobacco                                  270,085    1.2%     221,652    1.2%     273,323    0.9%     249,254    0.9%
  Fertilizer, Insecticide and Defensive    424,913    1.9%     193,617    1.0%     469,310    1.6%     210,642    0.8%
  Autoparts and Accessories                141,626    0.6%     181,701    0.9%     167,664    0.6%     207,708    0.8%
  Construction Material                    448,928    2.0%     122,298    0.6%     560,050    1.9%     209,057    0.8%
  Pharmaceutical                            64,345    0.3%      93,939    0.5%      79,996    0.3%     106,945    0.4%
  Wood and Furniture                       146,302    0.7%     114,074    0.6%     151,851    0.5%     123,887    0.5%
  Tractors and Agricultural Machinery       51,222    0.2%      70,504    0.4%      51,552    0.2%      70,751    0.3%
  Others                                   240,766    1.1%     153,384    0.8%     268,662    0.9%     164,568    0.6%
Commerce                                 1,465,251    6.6%   1,238,635    6.4%   1,735,126    5.8%   1,372,293    5.1%
  Retail                                 1,236,161    5.6%     949,547    4.9%   1,437,365    4.8%   1,042,618    3.9%
  Wholesale                                164,159    0.7%     229,374    1.2%     231,790    0.8%     263,814    1.0%
  Others                                    64,931    0.3%      59,714    0.3%      65,971    0.2%      65,861    0.2%
Services                                 4,908,027   22.2%   4,434,329   23.0%   5,778,178   19.2%   4,964,453   18.4%
  Telecommunications                     2,036,622    9.2%   1,703,638    8.8%   2,184,517    7.2%   1,935,123    7.2%
  Power Generation and Distribution        871,522    3.9%     560,875    2.9%   1,228,804    4.1%     855,108    3.2%
  Finance                                  559,805    2.5%     915,816    4.8%     664,332    2.2%     606,788    2.2%
  Service Providers                        512,114    2.3%     442,416    2.3%     572,094    1.9%     514,487    1.9%
  Construction and Real State Companies    232,046    1.1%     256,850    1.3%     273,937    0.9%     292,380    1.1%
  Real State Financing (Companies)         145,755    0.7%     189,696    1.0%     174,765    0.6%     251,016    0.9%
  Public Service Providers                  92,893    0.4%      99,118    0.5%     168,846    0.6%     188,867    0.7%
  Transports                               173,174    0.8%     141,586    0.7%     187,936    0.6%     166,640    0.6%
  Others                                   284,096    1.3%     124,335    0.6%     322,947    1.1%     154,044    0.6%
Primary Sector                             774,038    3.5%   1,013,249    5.3%     876,318    2.9%   1,192,523    4.4%
  Mining                                   165,546    0.7%     527,742    2.7%     214,810    0.7%     625,296    2.3%
  Agriculture                              606,598    2.7%     481,417    2.5%     659,301    2.2%     561,884    2.1%
  Others                                     1,894    0.0%       4,090    0.0%       2,207    0.0%       5,343    0.0%
Other Individuals                        7,062,536   32.0%   5,946,864   30.9%  12,086,335   40.1%  11,041,058   40.8%
  Credit Cards                                   -    0.0%           -    0.0%   2,757,548    9.1%   2,217,575    8.2%
  Real State Financing                   1,930,301    8.7%   2,128,750   11.1%   2,410,619    8.0%   2,747,842   10.2%
  CDC/Vehicles/Current Account           5,132,235   23.2%   3,818,113   19.8%   6,918,168   22.9%   6,075,641   22.5%
Other Individuals                           62,314    0.3%     244,584    1.3%     136,673    0.5%     414,860    1.5%

TOTAL                                   22,099,447  100.0%  19,257,757  100.0%  30,157,744  100.0%  27,046,356  100.0%
----------------------------------------------------------------------------------------------------------------------


d) Concentration of Credit (*)

------------------------------------------------------------------------------------------------------------------------
                                            ITAU                                    ITAU CONSOLIDATED
                        --------------------------------------------------  --------------------------------------------
                              June 30, 2002            June 30, 2001           June 30, 2002          June 30, 2001
                        -----------------------  -------------------------  --------------------  ----------------------
                           Risk     % of Total     Risk       % of Total      Risk    % of Total     Risk     % of Total
----------------------  ---------  ------------  ---------  --------------  --------  ----------  ----------  ----------
Largest debtor             851,138      3.11%     675,716        2.9%     908,598       2.6%     709,378        2.3%
20 largest debtors       7,509,212     27.43%   6,489,892       28.2%   7,970,191      22.9%   7,405,700       23.8%
50 largest debtors      11,449,050     41.81%   9,348,480       40.6%  12,132,519      34.8%  10,696,072       34.4%
100 largest debtors     14,260,345     52.08%  11,480,074       49.9%  15,397,081      44.2%  13,356,730       42.9%
------------------------------------------------------------------------------------------------------------------------

(*) Amounts include endorsements and sureties.

e)  Allowances for loan losses

I - Changes in the allowance for loan losses
--------------------------------------------------------------------------------
                                                   ITAU      ITAU CONSOLIDATED
--------------------------------------------------------------------------------
Balance at December 31, 2000                     1,273,611       2,033,091
Net increase for the period                        343,423         612,672
Write-offs                                        (176,828)       (455,270)
Balance at June 30, 2001                         1,440,206       2,190,493
  Specific allowance (1)                           473,570         953,467
  Generic allowance (2)                            404,710         557,026
  Additional allowance (3)                         561,926         680,000
Balance at December 31, 2001                     1,657,614       2,568,182
Complement of additional allowance of
  Banco Itau Buen Ayre, recorded in
  extraordinary result                                   -          21,306
Foreign exchange devaluation effect
  in Argentina, recorded in extraordinary
  result                                                 -        (53,180)
Net increase for the period                        599,044         943,305
Write-offs                                        (357,511)       (568,140)
Balance at June 30, 2002                         1,899,147       2,911,473
  Specific allowance (1)                           928,944       1,610,932
  Generic allowance (2)                            421,289         585,541
  Additional allowance (3)                    (*)  548,914     (*) 715,000
--------------------------------------------------------------------------------

(*) If, as provided by article 5 of BACEN Resolution 2682, changed by article 2 of BACEN Resolution 2697 of February 24, 2000, the provision on credit operations contracted with customers whose total responsibility is less than R$ 50,000 could be set up exclusively based on delays, the specific/generic allowance would be reduced by R$ 117,746, with an equivalent increase in the additional allowance.

(1) For operations with installments overdue more than 14 days, with renegotiations made or with debtors in the process of debt restructuring or bankruptcy.

(2) For operations not covered by the previous item due to the classification of the client or the operation.

(3) Refers to the provision in excess of the minimum requirement, recorded based on the conservative criteria adopted by management, in accordance with good banking practice, in order to cover any unexpected losses resulting from a strong reversal of the economic cycle, quantified based on historical data on the loan portfolios in economic crisis situations, including operations in Argentina.

At June 30, 2002, the balance of the allowance was equivalent to 8.6% (7.5% at June 30, 2001) in ITAU and 9.7% in ITAU CONSOLIDATED (8.1% at June 30, 2001).

II -  Allowance for Loan Losses by Risk Levels

                                                                      Itau
---------------------------------------------------------------------------------------------------------------
                                                    Portfolio Balance
                             ----------------------------------------------------------------------------------
                                                       At 06.30.2002
                             ----------------------------------------------------------------
Risk          % minimum                                                    Normal
Level     allowance required             Abnormal situation (1)           Situation
                             -----------------------------------------  -------------
                               Falling due
                             operations and     Overdue                 Falling due                    At
                              installments    installments   Subtotal    operations     Total      06.30.2001
----------------------------------------------------------------------  ---------------------------------------
   AA            0.0%                 -              -             -     6,383,608    6,383,608     6,589,549
   A             0.5%                 -              -             -     5,816,883    5,816,883     4,672,023
   B             1.0%           137,129         29,258       166,387     5,440,370    5,606,757     4,744,073
   C             3.0%           101,916         26,482       128,398     1,272,943    1,401,341     1,306,599
   D            10.0%           188,251         79,362       267,613       743,249    1,010,862       901,611
   E            30.0%           293,837         61,086       354,923       385,868      740,791       187,912
   F            50.0%           246,887         78,310       325,197        40,699      365,897       377,644
   G            70.0%            38,547         49,800        88,347       100,117      188,464       151,400
   H           100.0%           180,297        385,452       565,749        19,096      584,845       326,946
 Total                        1,186,864        709,750     1,896,614    20,202,833   22,099,447    19,257,757
---------------------------------------------------------------------------------------------------------------
06.30.2001                      906,670        417,709     1,324,379    17,933,378   19,257,757
---------------------------------------------------------------------------------------------------------------


                                        Itau
-----------------------------------------------------------------------------------------------
                                 Total Provision
-----------------------------------------------------------------------------------------------
                 Minimum required
------------------------------------------------------
                   At 06.30.2002                               06.30.2002          06.30.2001
------------------------------------------------------  ------------------------  -------------
            Specific
---------------------------------                                      Additional    Existing    Existing
            Falling due   Overdue    Subtotal    Generic    Total(2)  allowance(3)  allowance   allowance
----------------------------------------------  --------- ----------- --------------------------------------
   AA              -           -          -           -            -         -             -       21,678
   A               -           -          -      29,084       29,084    24,675        53,759       44,488
   B           1,371         293      1,664      54,404       56,068   100,499       156,567      139,777
   C           3,058         794      3,852      38,188       42,040    90,159       132,199      128,389
   D          18,825       7,936     26,761      74,325      101,086   189,548       290,634      269,291
   E          88,151      18,326    106,477     115,760      222,237   133,537       355,774       93,938
   F         123,443      39,155    162,599      20,350      182,948    10,496       193,444      264,314
   G          26,983      34,860     61,843      70,082      131,924         -       131,924      151,385
   H         180,297     385,452    565,749      19,096      584,845         -       584,845      326,946
 Total       442,128     486,816    928,944     421,289    1,350,233   548,914     1,899,147    1,440,206
---------------------------------------------------------------------------------------------------------
06.30.2001   246,484     227,086    473,570     404,710      878,280   561,926     1,440,206
---------------------------------------------------------------------------------------------------------


                                                        Itau Consolidated
-------------------------------------------------------------------------------------------------------------
                                                         Portfolio Balance
                             --------------------------------------------------------------------------------
                                                           At 06.30.2002
                             --------------------------------------------------------------------
Risk          % minimum                                                    Normal
Level     allowance required             Abnormal situation (1)           Situation
                             ----------------------------------------  ---------------
                               Falling due
                             operations and     Overdue                 Falling due                    At
                              installments    installments   Subtotal    operations     Total      06.30.2001
---------------------------------------------------------------------  ----------------------------------------
 AA            0.0%                   -               -            -      7,369,265    7,369,265    7,268,689
 A             0.5%                   -               -            -      8,126,231    8,126,231    7,142,927
 B             1.0%             183,274          55,849      239,123      8,060,749    8,299,872    7,729,869
 C             3.0%             160,734          96,692      257,426      1,778,467    2,035,893    1,881,094
 D            10.0%             309,869         158,866      468,735        972,476    1,441,211    1,290,990
 E            30.0%             349,179         127,282      476,461        467,256      943,717      261,815
 F            50.0%             304,850         166,548      471,398         72,711      544,109      537,220
 G            70.0%              64,833         112,998      177,831        105,402      283,233      229,864
 H           100.0%             275,185         775,640    1,050,825         63,388    1,114,213      703,888
Total                         1,647,924       1,493,875    3,141,799     27,015,944   30,157,744   27,046,356
-------------------------------------------------------------------------------------------------------------
06.30.2001                    1,360,053       1,052,597    2,412,650     24,633,706   27,046,356
-------------------------------------------------------------------------------------------------------------

                                  Itau Consolidated
-----------------------------------------------------------------------------------------------------------
                                    Total Provision
-----------------------------------------------------------------------------------------------------------
                 Minimum required
------------------------------------------------------
                   At 06.30.2002                               06.30.2002                 06.30.2001
------------------------------------------------------  ------------------------  --------------------------
          Specific
---------------------------------                          Additional     Existing    Existing
          Falling due   Overdue  Subtotal     Generic       Total(2)     allowance(3)  allowance   allowance
-------------------------------------------  ---------  ----------------------------------------------------
 AA               -           -          -           -         -               -             -       21,678
 A                -           -          -      40,631       40,631       30,137        70,769       62,161
 B            1,833         558      2,391      80,608       82,999      165,167       248,166      212,116
 C            4,822       2,901      7,723      53,354       61,077      112,859       173,936      156,131
 D           30,987      15,887     46,874      97,247      144,121      201,682       345,803      334,128
 E          104,753      38,185    142,938     140,177      283,115      156,792       439,907      125,530
 F          152,425      83,274    235,699      36,355      272,054       32,138       304,192      356,131
 G           45,384      79,099    124,483      73,781      198,264       16,225       214,489      218,730
 H          275,185     775,640  1,050,825      63,388    1,114,213           -      1,114,213      703,888
Total       615,389     995,543  1,610,932     585,541    2,196,473      715,000     2,911,473    2,190,493
-----------------------------------------------------------------------------------------------------------
06.30.2001  382,903     570,564    953,467     557,026    1,510,493      680,000     2,190,493
-----------------------------------------------------------------------------------------------------------

(1) Operations in abnormal situations are considered to be those with installments overdue more than 14 days or with debtors undergoing debt restructuring or in process of bankruptcy.
(2) Management has maintained the policy of not using classification "AA" for micro, small and medium companies, and, also, for individuals. Consequently, all loan operations made with customers classified in these segments have related provisions established when the loans are granted.
(3) At BACEN's request, the provision was allocated to make explicit, in each risk level, the quantified additional allowance using statistical models so as to evaluate the portfolios undergoing "stress" from the economic situation.

f)  Recovery and renegotiation of credits

I - Recovery of writtens-off loans against the allowance for loan losses


--------------------------------------------------------------------------------
                                        ITAU                ITAU CONSOLIDATED
-------------------------------  --------------------  -------------------------

January 1 to June 30, 2002              52,262                  121,236

  Renegotiations                        32,941                   34,598

  Receipt                               19,321                   86,638

January 1 to June 30, 2001              81,224                  144,981

  Renegotiations                        36,239                   37,008

  Receipt                               44,985                  107,973
--------------------------------------------------------------------------------
These recoveries are classified in Income from loan operations.


II - Renegotiated credits

--------------------------------------------------------------------------------
                                     ITAU                 ITAU CONSOLIDATED
                           -------------------------  --------------------------
                             01.01 to     01.01 to     01.01 to      01.01 to
                            06.30.2002   06.30.2001   06.30.2002    06.30.2001
-------------------------  -----------   ----------   ----------    ----------
Renegotiations                731,068      402,703      848,628       417,640

Allowance for loan losses     386,389      214,320      462,799       223,073

(%)                              52.9%        53.2%        54.5%         53.4%
--------------------------------------------------------------------------------


g)  Expenses from allowance for loan losses, net of recovery of write-offs


--------------------------------------------------------------------------------
                                    ITAU                  ITAU CONSOLIDATED
                           ------------------------   -------------------------
                             01.01 to     01.01 to     01.01 to      01.01 to
                            06.30.2002   06.30.2001   06.30.2002    06.30.2001
----------------------     -----------   ----------   ----------    ----------
Additions to allowance        599,044     343,423        943,305      612,672
(-) Recoveries                (52,262)    (81,224)      (121,236)    (144,981)
Net expense                   546,782     262,199        822,069      467,691
--------------------------------------------------------------------------------

NOTE 7 - FOREIGN EXCHANGE PORTFOLIO

a) Portfolio

-----------------------------------------------------------------------------------------------------------------------
                                                                ITAU                   ITAU CONSOLIDATED
                                                  ---------------------------------------------------------------------
                                                   06.30.2002        06.30.2001        06.30.2002         06.30.2001
--------------------------------------------      ---------------------------------------------------------------------
ASSETS - OTHER RECEIVABLES                         4,738,237         3,765,197          4,722,451          3,819,785

   Exchange purchase pending settlement            3,352,032         2,980,172          3,339,763          2,979,682
   Foreign currency bills and term documents           9,092            29,014              9,092             29,014
   Exchange sales right                            1,496,588           983,185          1,493,342          1,040,093
   (-) Local currency advances received             (138,000)         (269,112)          (138,271)          (272,296)
   Income receivables on advances granted             18,525            41,938             18,525             43,292

LIABILITIES - OTHER LIABILITIES                    3,380,883         1,933,822          3,370,086          1,982,062

   Exchange sale pending settlement                1,651,742         1,024,320          1,648,781          1,051,709
   Exchange purchase obligations                   2,988,812         2,810,451          2,976,476          2,833,892
   (-) Advances on exchange contracts             (1,257,638)       (1,907,350)        (1,257,638)        (1,911,261)
   Other                                              (2,033)            6,401              2,467              7,722

MEMORANDUM ACCOUNTS                                   37,920           103,176             41,672            108,969

   Import credit outstanding                          22,513            86,692             26,265             92,416
   Confirmed export credits                           15,407            16,484             15,407             16,553
-----------------------------------------------------------------------------------------------------------------------

b) Results

In order to permit a more adequate analysis, we present below the composition of the Results from Foreign Exchange Operations adjusted to reflect the effective result of the difference in rates for the purchase and sale of foreign currency.

-----------------------------------------------------------------------------------------------------------------------
                                                              ITAU                    ITAU CONSOLIDATED
                                                      -----------------------------------------------------------------
                                                        01.01 to       01.01 to        01.01 to          01.01 to
                                                       06.30.2002     06.30.2001      06.30.2002       06.30.2001
-------------------------------------------------     -----------------------------------------------------------------
Foreign exchange income                                2,206,503      2,103,794        2,365,490       2,203,406

Foreign exchange expenses                             (2,045,700)    (2,068,227)      (2,177,255)     (2,140,312)

Results from foreign exchange operations                 160,803         35,567          188,235          63,094

Adjustments in foreign exchange income:

  Interest, commissions and tariffs                      (69,823)       (97,990)         (69,827)        (97,990)

  Income from foreign exchange variation on
    investments abroad                                   251,043         17,880          227,005          17,880

Adjustments in foreign exchange expenses:

  Commissions and collections                              6,525         14,257            6,525          14,257

  Interest on liabilities with bankers abroad             17,049         19,938           17,042           4,541

  Foreign exchange variation on time deposits in
    foreign currency                                         (69)           (34)             (69)            (34)

Adjusted result from foreign exchange operations         365,528        (10,382)         368,911           1,748
-----------------------------------------------------------------------------------------------------------------------

NOTE 8 - COMPOSITION OF INVESTMENTS

--------------------------------------------------------------------------------
                                                       ITAU CONSOLIDATED
                                                --------------------------------
                                                 June 30, 2002    June 30, 2001
----------------------------------------------- --------------   ---------------
Participation in associated companies - Brazil      105,784           102,036

  AGF BRASIL SEGUROS S.A.                           102,362            99,036

  Other                                               3,422             3,000

Participation in associated companies - Abroad      472,727           274,604

  BPI - SGPS S.A. (BPI)                             471,356           270,344

  Other                                               1,371             4,260

Other investments                                   370,849           340,834

  Investments by tax incentives                     269,350           247,070

  Equity securities                                  21,626            18,566

  Shares and quotas                                  23,220            33,314

  Other                                              56,653            41,884
--------------------------------------------------------------------------------

NOTE 9 - DEPOSITS AND FUNDING - COMPOSITION BY MATURITY

a) Deposits - ITAU CONSOLIDATED

-------------------------------------------------------------------------------------------------------------------------
                                                   06.30.2002                                            06.30.2001
                      ------------------------------------------------------------------------   ------------------------
 Maturity in days        0-30         31-180    181-365     Over 365        Total         %        Total            %
--------------------  ----------    ---------   -------     --------     ----------     ------   ---------       --------
Demand deposits        6,356,027          -         -          -          6,356,027      22.1%    6,056,298        22.3%
  Savings accounts    16,000,466       18,247       -          -         16,018,713      55.7%   15,551,667        57.3%
  Interbank              397,998      243,373       -         7,560         648,931       2.3%      423,965         1.6%
  Time deposits        2,796,331    2,010,010   536,918     387,194       5,730,455      19.9%    5,131,019        18.9%
TOTAL                 25,550,822    2,271,630   536,918     394,754      28,754,126     100.0%   27,162,949       100.0%
--------------------------------------------------------------------------------------------------------------------------
% by maturity date
06.30.2002                 88.9%         7.9%      1.9%        1.4%
06.30.2001                 91.5%         7.2%      1.1%        0.2%
--------------------------------------------------------------------------------------------------------------------------

b) Money Market - ITAU CONSOLIDATED

-------------------------------------------------------------------------------------------------------------------------------
                                                                    06.30.2002                                    06.30.2001
                               ---------------------------------------------------------------------------   -------------------
  Maturity in days                0-30         31-180     181-365    Over 365         Total            %       Total         %
--------------------           ---------     ---------    -------   ---------      ----------       ------   ---------    ------
  Financial institutions       1,744,252       896,465    254,932     543,803       3,439,452        27.0%   2,456,599     26.0%
  Non-financial companies      4,919,302     2,233,794    590,246   1,013,323       8,756,665        68.7%   6,955,270     73.6%
  Individuals                      6,317        75,686     15,653     456,535         554,191         4.3%      36,521      0.4%
  TOTAL                        6,669,871     3,205,945    860,831   2,013,661      12,750,308       100.0%   9,448,390    100.0%
--------------------------------------------------------------------------------------------------------------------------------
  % by maturity date
  06.30.2002                       52.3%         25.1%      6.8%        15.8%
  06.30.2001                       41.7%         38.0%      7.9%        12.4%
--------------------------------------------------------------------------------------------------------------------------------

c) Foreign borrowings in securities

----------------------------------------------------------------------------------------------------------------------
                                                       06.30.2002                                      06.30 2001
                               ----------------------------------------------------------------  ---------------------
       Maturity in days         0-30     31-180     181-365   Over 365     Total        %            Total        %
-----------------------------------------------------------------------------------------------  ---------------------

                                                    Trade Related
ITAU                           96,755    891,708     5,907    528,346   1,522,716      55.5%     1,194,745      46.5%
                               ------    -------     -----    -------   ---------      -----     ---------      -----

  Issued abroad                96,755    891,708     5,907    528,346   1,522,716      55.5%     1,194,745      46.5%
    Euronotes                     -      653,383        -     514,081   1,167,464      42.6%       993,747      38.7%
    Bankers Acceptance         82,364    238,107        -           -     320,471      11.7%       200,998       7.8%
    Brazil Risk Note
      Programme                14,391        218     5,907     14,265      34,781       1.3%           -         0.0%

ITAU CONSOLIDATED              96,755    879,127     5,907    462,957   1,444,746      45.8%     1,163,985      43.1%
                               ------    -------     -----    -------   ---------      -----     ---------      -----

  Issued abroad                96,755    879,127     5,907    462,957   1,444,746      45.8%     1,163,985      43.1%
    Euronotes                     -      608,400        -     448,692   1,057,092      33.5%       962,987      35.7%
    Bankers Acceptance         82,364    238,107        -           -     320,471      10.2%       200,998       7.5%
    Brazil Risk Note
      Programme                14,391     32,620     5,907     14,265      67,183       2.1%           -         0.0%
-----------------------------------------------------------------------------------------------  ---------------------

                                                  Non-Trade Related

ITAU                            1,111     42,847    47,556  1,129,327   1,220,840      44.5%     1,373,065      53.5%
                               ------    -------    ------  ---------   ---------     ------     ---------      -----

  Issued in Brazil              1,111     42,847    47,556  1,129,327   1,220,840      44.5%     1,373,065      53.5%
    Commercial Paper            1,111     19,513    47,556     80,250     148,429       5.4%       358,784      14.0%
    Fixed Rate Notes              -       23,334        -   1,049,077   1,072,411      39.1%     1,014,281      39.5%

ITAU CONSOLIDATED               1,111     41,452    48,963  1,620,643   1,712,168      54.2%     1,533,893      56.9%
                                -----    -------    ------  ---------   ---------     ------     ---------     -----
  Issued in Brazil              1,111     41,452    47,556    986,362   1,076,480      34.1%     1,335,843      49.5%
    Commercial Paper            1,111     19,513    47,556     80,250     148,429       4.7%       321,562      11.9%
    Fixed Rate Notes              -       21,939        -     906,112     928,051      29.4%     1,014,281      37.6%

  Issued abroad                   -          -       1,407    634,281     635,688      20.1%       198,050       7.3%
    Fixed Rate Notes              -          -       1,407    634,281     635,688      20.1%       198,050       7.3%

-----------------------------------------------------------------------------------------------  ---------------------
TOTAL ITAU                     97,866    934,555    53,463  1,657,673   2,743,555                2,567,810

% by maturity date
    06.30.2002                   3.6%     34.1%       1.9%      60.4%
    06.30.2001                   2.4%     15.3%      20.6%      61.8%

-----------------------------------------------------------------------------------------------  ---------------------

TOTAL ITAU CONSOLIDATED        97,866    920,579    53,463  2,085,006   3,156,912                2,697,878

% by maturity date
    06.30.2002                   3.1%     29.2%       1.7%      66.0%
    06.30.2001                   2.3%     13.2%      22.1%      62.5%
----------------------------------------------------------------------------------------------------------------------


d) Subordinated debt

Funds were obtained through the issue of subordinated debt securities, in accordance with the conditions determined by BACEN Resolution 2837 of May 5, 2001, as described below:

- R$ 511,992 (US$ 180,000 thousand) in subordinated Euronotes, comprising R$ 284,440 (US$ 100,000 thousand) issued on August 13, 2001 and R$ 227,552 (US$
80,000 thousand) issued on November 9, 2001, falling due on August 15, 2011, paying interest semi-annually of 10% p.a., and R$ 697,059 (Y 30,000,000 thousand) in subordinated Euronotes issued on August 13, 2001, also falling due on August 15, 2011, paying interest semi-annually at the rate of 4.25% p.a. As at June 30, 2002, the balance outstanding amounted to R$ 1,256,389 in ITAU CONSOLIDATED.

- R$ 600,000 in non convertible debentures, issued on September 1, 2001 falling due on September 1, 2008, with no projected amortization or renegotiation and paying interest semi-annually at the average interfinancial deposit (DI) rate registered at the Securities Custody Center (Cetip) plus 0.75% p.a. At June 30, 2002, the balance outstanding totaled R$ 630,427 in ITAU CONSOLIDATED.

NOTE 10 - INCOME TAX AND SOCIAL CONTRIBUTION


a) Income tax and social contribution due on operations for the period are shown below:

-------------------------------------------------------------------------------------------------------------------------------
                                                                            ITAU                        ITAU CONSOLIDATED
                                                                         01.01 to      01.01 to        01.01 to     01.01 to
                                                                         06.30.2002    06.30.2001     06.30.2002   06.30.2001
-------------------------------------------------------------------------------------------------------------------------------
Income before income tax and social contribution                        1,000,010    1,181,748       1,562,857    1,516,005

Taxes (income tax and social contribution) at rates of 25% and 9%(*)
respectively                                                             (340,003)    (401,794)       (531,371)    (515,442)

Increase/decreases in income tax and social contribution payable as the result of:

Permanent (inclusions) Exclusions                                         304,120      478,269         250,816      355,863

  Equity in income of subdsidiaries and affiliates                        319,343      283,197          67,992        7,234
  Interest on own capital                                                  60,568      130,505          61,358      130,611
  Non-deductible expenses and provisions and other                        (75,791)      64,567         121,466      218,018

Temporary (Inclusions) Exclusions                                        (206,037)    (122,188)       (245,065)    (182,147)

  Allowance for loan losses                                               (60,978)     (25,651)        (83,356)     (83,459)
  Labor provisions, tax contingencies and other expenses                 (145,059)     (96,537)       (161,709)     (98,688)

Other adjustments                                                          (3,760)     (12,508)         (3,760)     (13,562)
  Income tax of foreign branches and subsidiaries                          (3,760)     (12,508)         (3,760)     (13,562)

Total Income tax and social contribution for the period                  (245,680)     (58,221)       (529,380)    (355,288)
------------------------------------------------------------------------------------------------------------------------------

  Withholding tax on distribution of interest on own capital              (27,018)     (58,014)        (27,018)     (58,014)
Total income tax and social contribution                                 (272,698)    (116,235)       (556,398)    (413,302)
------------------------------------------------------------------------------------------------------------------------------

(*) According to Note 4j.

b) The composition of accounting adjustments to deferred income tax and social contribution which refer to temporary additions is shown below:

-------------------------------------------------------------------------------------------------------------------------
                                                                        ITAU                        ITAU CONSOLIDATED
                                                                      01.01 to      01.01 to     01.01 to     01.01 to
                                                                     06.30.2002    06.30.2001   06.30.2002   06.30.2001
-------------------------------------------------------------------------------------------------------------------------
Deferred income tax and social contribution related to
  temporary adjustments                                               303,545       165,308      276,876      254,870
Deferred tax adjustments:
  Increase (Reversal) from temporary inclusions/exclusions            206,037       114,383      245,065      157,820
  Increase (Reversal) from tax losses                                 (21,664)       36,248      (14,392)      68,056
  Increase (Reversal) in others                                       119,172        14,677       46,203       28,994
-------------------------------------------------------------------------------------------------------------------------

c) The tax credit balance segregated based on its origin and disbursements incurred (income tax and social contribution), is represented as follows:

------------------------------------------------------------------------------------------------------------------
                                                                              ITAU
                                                        PROVISIONS                       TAX CREDITS
                                                 ----------------------    ---------------------------------------
                                                 12.31.2001  06.30.2002      12.31.2001   Net movement  06.30.2002
------------------------------------------------------------------------------------------------------------------
Deferred tax assets                                                          943,962       342,650     1,286,612
                                                                             -------       -------     ---------
Related to tax losses                                                        100,191       (21,664)       78,527
---------------------                                                        -------       -------     ---------

Related to provisions disbursed                                              355,661       361,915       717,576
-------------------------------                                              -------       -------     ---------
   Allowance for losses                                                      302,508        45,321       347,829
   Securities/interbank deposits devaluation                                  21,627        58,776        80,403
   Devaluation of securities for sale                                          2,688       180,205       182,893
   Allowance for real estate                                                  25,870           (13)       25,857
   Other                                                                       2,968        77,626        80,594

Related to non-disbursed provisions (*)           1,888,670   1,940,302      488,110         2,399       490,509
---------------------------------------           ---------   ---------      -------       -------       -------
   Related to the operation                         736,730     700,770      228,592       (13,126)      215,466
                                                  ---------   ---------      -------       -------       -------
      Interest on own capital                       261,044     129,374       88,755       (44,768)       43,987
      Tax Contingencies                              42,323      80,340       11,354         9,377        20,731
      Labor contingencies                           155,180     153,088       41,446          (712)       40,734
      Civil contingencies                           114,995     147,404       32,213        11,019        43,232
      Other                                         163,188     190,564       54,824        11,958        66,782

   Related to provisions in excess in relation
   to the minimum required amount not
   disbursed(*)                                   1,151,940   1,239,532       259,518        15,525       275,043
                                                  ---------   ---------       -------        ------       -------
      Allowance for loan losses                     549,267     548,914       154,764        16,199       170,963
      Securities devaluation allowance              415,000     587,000        73,642         9,188        82,830
      Tax contingencies                             187,673     103,618        31,112        (9,862)       21,250
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                                                         ITAU CONSOLIDATED
                                                        PROVISIONS                              TAX CREDITS
                                                 ----------------------    ---------------------------------------
                                                 12.31.2001  06.30.2002      12.31.2001   Net movement  06.30.2002
------------------------------------------------------------------------------------------------------------------

Deferred tax assets                                                          2,853,903        296,814       3,150,717
                                                                             ---------        -------       ---------
Related to tax losses                                                          796,529        (14,392)        782,137
---------------------                                                        ---------        -------       ---------

Related to provisions disbursed                                                927,309        422,403       1,349,712
-------------------------------                                              ---------        -------       ---------
   Allowance for losses                                                        618,376         80,078         698,454
   Securities/interbank deposits devaluation                                    48,744         59,676         108,420
   Devaluation of securities for sale                                            9,471        205,223         214,694
   Allowance for real estate                                                    44,898          2,372          47,270
   Other                                                                       205,820         75,054         280,874

Related to provisions not yet disbursed (*)    3,796,968     3,769,048       1,130,065       (111,197)      1,018,868
-------------------------------------------    ---------     ---------       ---------       ---------      ---------
   Related to the operation                    2,155,628     2,228,051         675,612            784         676,396
                                               ---------     ---------       ---------       ---------      ---------
     Interest on own capital                     261,044       129,374          88,755        (44,768)         43,987
     Tax contingencies                           477,289       615,757         135,882         41,134         177,016
     Labor contingencies                         618,974       701,592         181,406         29,497         210,903
     Civil contingencies                         251,139       312,156          73,914         19,715          93,629
     Other                                       547,182       469,172         195,655        (44,794)        150,861

   Related to provisions in excess in
   relation to the minimum required
   amount not disbursed(*)                     1,641,340     1,540,997         454,453       (111,981)        342,472
                                               ---------     ---------         -------       --------         -------
     Allowance for loan losses                   715,000       715,000         200,910         16,693         217,603
     Securities devaluation allowance            550,000       587,000         182,991       (100,161)         82,830
     Tax contingencies                           376,340       238,997          70,552        (28,513)         42,039
---------------------------------------------------------------------------------------------------------------------

(*) From a financial point of view, rather than recording the provision of R$1,940,302 (R$1,888,670 at December 31, 2001) in ITAU and R$3,769,048
     (R$ 3,796,968 at December 31, 2001) in ITAU CONSOLIDATED and deferred tax assets of R$ 490,509 (R$ 488,110 at December 31, 2001) in ITAU and R$ 1,018,868 (R$ 1,130,065 at December 31, 2001) in ITAU CONSOLIDATED, only the difference should be considered, because the deferred tax assets would only materialize when the liability is disbursed.

d) According to expected tax income generation and based on historic profitability levels and on a technical viability study, the expected realization of existing tax credits as of June 30, 2002 in Itau Consolidated is 10.1% in the first year, 17.5% in the second year, 16.1% in the third year, 10% in the fourth year, 10.2% in the fifth year, 26.8% between the sixth and eighth year and 9.4% in the ninth year.


e) The balance of deferred tax liabilities (income tax and social contribution), is represented by:

--------------------------------------------------------------------------------
                                                               ITAU
                                ------------------------------------------------
                                  12.31.2001       Net movement     06.30.2002
------------------------------------------------ -------------------------------
Deferred Tax Liabilities              -               3,760             3,760

Taxation on results of branches
  and subsidiaries abroad             -               3,760             3,760
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                ITAU CONSOLIDATED
                                ------------------------------------------------
                                      12.31.2001     Net movement     06.30.2002
-------------------------------------------------  -----------------------------
Deferred Tax Liabilities               247,605          55,257          302,862

Excess Depreciation - Leasing          185,107          37,967          223,074

Taxation on results of branches
  and subsidiaries abroad                5,759           3,759            9,518

Taxation on results abroad -
  Capital gains                         38,221          14,093           52,314

Revaluation reserve                     18,227            (378)          17,849

Other                                      291            (184)             107
--------------------------------------------------------------------------------

NOTE 11 - OTHER ACCOUNTS

a)   Other Receivables

--------------------------------------------------------------------------------------------------------------
                                                            ITAU                      ITAU CONSOLIDATED
                                               -------------------------------  ------------------------------
                                                 06.30.2002       06.30.2001      06.30.2002      06.30.2001
---------------------------------------------  --------------  ---------------  --------------  --------------
Tax credits                                       1,286,612       1,054,530        3,150,717     2,971,562
Social Contribution to be offset (1)                495,481         496,741        1,365,423     1,368,699
Deposits in guarantee - Tax appeals                 548,362         460,352        1,243,661       995,866
Deposits in guarantee - Overseas (2)                612,592         491,489          918,582       643,983
Deposits in guarantee - Labor appeals                76,012          88,183          325,915       331,127
Deposits in guarantee - Other                        50,182          34,302          209,277       159,162
Tax and contribution for offset                      75,387         116,471          654,730       723,961
Securities and credits receivable (3)                 8,013           1,521        1,900,871     1,067,814
Other domestic debtors                               78,122          97,664          610,281       510,983
Debtors as a result of sale of assets                46,687          52,732          151,944       130,818
Other foreign debtors                                53,998           4,099           86,643        18,099
Options for tax incentives                                -               -           39,003        35,539
Salary advances                                      46,552          39,302           61,256        58,968
Receivables from related companies                      134           3,021           34,708        30,128
Recoverable payments                                 18,258           4,923           39,612        40,960
Other                                                84,634          10,450           25,207       610,549
Total                                             3,481,026       2,955,780       10,817,830     9,698,218
-------------------------------------------------------------------------------------------------------------

(1) Due to the option in article 8 of Provisional Measure 2158-35, as of Augut 24, 2001, relating to financial, insurance and similar companies.

(2) Comprised basically of deposits in guarantee for financial operations undertaken where there was a receipt of funds for the same amount.

(3) In the ITAU CONSOLIDATED, R$ 470,455 (R$ 482,428 at June 30, 2001) refers to the purchase and sale of public securities, signed with the State of Parana with a pledge of the shares in Companhia Paranaense de Energia - COPEL.

b)   Other Liabilities


I - Negotiation and Intermediation of Securities


--------------------------------------------------------------------------------
                                  ITAU                     ITAU CONSOLIDATED
                     -------------------------------  --------------------------
                       06.30.2002       06.30.2001     06.30.2002    06.30.2001
-------------------  --------------   --------------  ------------  ------------

Balances(*)             793,773           597,451        994,044        830,366

--------------------------------------------------------------------------------



(*) At June 30, 2002, includes diversified payments rights finance company R$ 717,163 (US$ 252,132) relating to the transaction of Securitization of Foreign Payment Orders issued by SPC Brazilian Diversified Payments Rights Finance Company.

II - Other Liabilities

-----------------------------------------------------------------------------------------------------------------
                                                                  ITAU                    ITAU CONSOLDIATED
                                                       ---------------------------    ---------------------------
                                                         06.30.2002    06.30.2001       06.30.2002    06.30.2001
-----------------------------------------------------  -------------  ------------    -------------  ------------
Credit Card companies                                          123             -       1,692,875     1,531,516
Provision for contingent liabilities (1)                   651,126       581,305       1,804,293     1,724,172
Provision for labor contingencies                          186,241       201,774         771,820       681,204
Personnel                                                  222,926       178,113         293,771       282,486
Provision for payments                                     158,012       132,656         333,339       188,023
Provision for reorganization of BANESTADO                        -             -          22,755       244,956
Sundry creditors abroad                                    778,732        96,470         749,027       159,920
Liabilities for official agreements                         83,393        46,697         141,426       119,247
Insurance companies                                              -             -          90,322       111,177
Provision for reorganization of BEG                              -             -          65,221             -
Liabilities resulting from purchase of assets               55,012        21,296          57,316        25,551
Payables to affiliated companies                            24,996           480          55,590        50,246
Provision for PREBEG                                             -             -          50,245             -
Funds to be released                                        22,522        32,154          24,798        36,408
Provision to cover actuarial deficit of FUNBEP -                 -             -               -       235,000
Multisponsored pension fund
Other (2)                                                  863,103       618,786       1,021,115       732,292
Total                                                    3,046,186     1,909,731       7,173,913     6,122,198
-----------------------------------------------------------------------------------------------------------------

(1) Includes liabilities for taxes suspended by injunctions in the amount of R$ 544,547 (R$ 468,281 at June 30, 2001) in ITAU and R$ 1,483,762 (R$
     1,149,275 at June 30, 2001) in ITAU CONSOLIDATED.

(2) Includes R$ 376,667 (R$ 427,034 at June 30, 2001) related to the amount previously received from America Online Brasil Ltda. (AOLB) not yet appropriated to income. This amount will be recognized over five years, beginning in September 2000, as the costs related to the goals established in the strategic and marketing partnership contract are incurred. Until June 30, 2002 R$ 78,170 was appropriated to income.

c)   Banking Services and Fees

------------------------------------------------------------------------------------------------------------------
                                                                  ITAU                       ITAU CONSOLIDATED
                                                     -------------------------------------------------------------
                                                         01.01 to        01.01 to         01.01 to       01.01 to
                                                       06.30.2002      06.30.2001       06.30.2002      06.30.2001
---------------------------------------------------  --------------  --------------   --------------   ------------
Fund management fees                                    467,810          383,350         501,478          413,474

Current account service fees                            355,107          284,991         403,981          352,479

Credit operations                                       191,589          124,058         219,400          158,177

Government collection fees                               59,464           67,117          77,820           99,009

Collection fees                                         122,421          100,867         133,659          109,808

Interbank charges
  (Securities, Checks and wires)                         91,435           90,649          97,188           85,244

Credit cards                                                  -                -         332,220          288,118
                                                      ---------        ---------       ---------        ---------
  Annual fees                                                 -                -         149,577          121,362
  Other                                                       -                -         182,643          166,756

Other services                                          152,110          135,837         234,231          260,480

Total                                                 1,439,936        1,186,869       1,999,977        1,766,789
-------------------------------------------------------------------------------------------------------------------



d)   Personnel Expenses

----------------------------------------------------------------------------------------------------------------------
                                                                    ITAU                      ITAU CONSOLIDATED
                                                     -----------------------------------------------------------------
                                                         01.01 to         01.01 to         01.01 to         01.01 to
                                                       06.30.2002       06.30.2001       06.30.2002       06.30.2001
---------------------------------------------------  --------------   --------------   --------------   --------------
Remuneration                                              404,442         341,875         716,619           689,516

Charges                                                   179,226         132,368         228,159           212,949

Social benefits                                           145,196         122,720         198,106           202,741

Training                                                   16,265          19,649          18,422            21,566

Subtotal                                                  745,129         616,612       1,161,306         1,126,772

Employees resignation and labor proceedings                82,811          41,251         355,392           127,340

Total                                                     827,940         657,863       1,516,697         1,254,112
----------------------------------------------------------------------------------------------------------------------

e) Other Operating Expenses

----------------------------------------------------------------------------------------------------------------------
                                                                  ITAU                       ITAU CONSOLDIATED
                                                     -----------------------------------------------------------------
                                                         01.01 to         01.01 to         01.01 to         01.01 to
                                                       06.30.2002       06.30.2001       06.30.2002       06.30.2001
---------------------------------------------------  --------------   --------------   --------------    -------------
Data processing and telecommunications                   258,118          209,955         430,267           405,522

Depreciation and amortization                            248,466          191,917         267,796           235,494

Third-party services                                     134,932          113,400         212,866           229,103

Facilities                                               184,658          154,544         210,470           201,174

Advertising, promotions and publications                  82,131           86,949         132,582           143,130

Financial system service cost                            108,002          102,965         134,634           122,580

Transport                                                 79,522           74,117          91,380            86,684

Security                                                  48,809           44,920          61,644            61,859

Materials                                                 51,659           43,851          64,965            55,796

Contributions and donations                                6,467            4,278          19,216            13,725

Other                                                    103,664           61,056         223,773           184,040

Total                                                  1,306,428        1,087,952       1,849,593         1,739,107
----------------------------------------------------------------------------------------------------------------------

f) Other Operating Income
-------------------------------------------------------------------------------------------------------------
                                                               ITAU                    ITAU CONSOLIDATED
                                                  -----------------------------------------------------------
                                                     01.01 to       01.01 to       01.01 to       01.01 to
                                                    06.30.2002     06.30.2001     06.30.2002     06.30.2001
-----------------------------------------------   -------------- -------------- -------------- --------------
Reversal of operational provisions                     8,357          1,720        203,788         13,373
Income from insurance operations                           -              -         81,812         53,953
Exchange rate variation of assets in
   companies abroad                                  113,535         23,517        194,526        101,426
Recovery of charges and expenses                       9,062         15,787         21,152         34,368
Equity share of subsidiaries and affiliates,
   not derived from net income                             -              -         33,870         15,498
Other                                                 17,371         40,405         11,045        105,723

Total                                                148,324         81,429        546,193        324,341
-------------------------------------------------------------------------------------------------------------



g) Other Operating Expenses


-------------------------------------------------------------------------------------------------------------
                                                               ITAU                    ITAU CONSOLIDATED
                                                  -----------------------------------------------------------
                                                     01.01 to       01.01 to       01.01 to       01.01 to
                                                    06.30.2002     06.30.2001     06.30.2002     06.30.2001
-----------------------------------------------   -------------- -------------- -------------- --------------
 Credit card operation expenses                            -              -         37,166        (30,255)
 Other tax expenses                                   25,142         21,460        111,073         66,145
 Exchange variation of liabilities
   in companies abroad                               194,749         29,095        253,081         44,688
 Insurance operation expenses                              -              -         31,848         18,776
 Other financial expenses                              1,687              -         10,537         18,486
 Related to real estate financing                      8,157          8,264          9,037         10,360
 Commission                                           15,552          3,809         25,256          6,054
 Equity share of subsidiaries and
    affiliates, not derived
    from net income                                        -              -          4,083          8,242
 Other                                               280,266         99,690        164,836         78,029

 Total                                               525,553        162,318        609,851        250,780
-------------------------------------------------------------------------------------------------------------


NOTE 12 - STOCKHOLDERS' EQUITY - ITAU

a) Shares

At the Extraordinary Stockholders' Meeting on February 22, 2002 and April 1, 2002, which are still awaiting the approval of the Central Bank of Brazil, the issue of 321,620,344 book entry shares was approved, of which 228,305,604 are common shares and 93,314,740 are preferred, and the cancellation of 885,000,000 common shares was kept in treasury.

Accordingly, the Bank's capital is represented by 113,451,148,264 book entry shares, with no par value, out of which 61,998,316,748 are common shares and 51,452,831,516 are preferred shares.

Pursuant to the authorization of the Board of Directors, the Bank repurchased own shares to be kept in treasury for subsequent cancellation or future resale. The minimum, weighted average and maximum prices in Reais per thousand of treasury shares of R$ 152.13, R$ 181.37 and R$ 192.94, respectively for common shares and R$ 39.03, R$ 120.66 and R$ 194.13, respectively for preferred shares, and their average market value at June 30, 2002 is, respectively, R$ 157.77 and R$ 159.36 per thousand shares.

Treasury share movements are shown below:

--------------------------------------------------------------------------------------------
                                                                 NUMBER
                                             ------------------------------------------------
                                                Common         Preferred           Total
-------------------------------------------  -------------  ------------------  -------------
Treasury shares at December 31, 2001           53,454,470     2,341,636,941     2,395,091,411

  Purchases during the period                 861,841,643       227,520,000     1,089,361,643

  (-) Cancellation in the period             (885,000,000)                -      (885,000,000)

  (-) Sales in the period

      Stock Option Plan                                 -      (443,400,000)     (443,400,000)

Treasury shares at June 30, 2002               30,296,113     2,125,756,941     2,156,053,054
--------------------------------------------------------------------------------------------



b) Dividends

Stockholders are entitled to a minimum dividend of 25% of net income, which is adjusted according to rules set forth in Brazilian Corporate Law. Both types of shares participate equally, after common shares have received dividends equal to the minimum priority dividend on preference shares.

From May 2, 2002, the monthly advanced minimum mandatory dividend paid as interest on own capital was ten cents of a Real (R$ 0.10) per thousand shares.

I - Calculation

--------------------------------------------------------------------------------
Net income for the year - ITAU                            996,122

Adjustments:
   (-) Legal reserve                                      (49,806)
Calculation basis of dividend                             946,316
Minimum mandatory dividend                                236,579
(-) Unrealized Profit Reserve                             (83,476)
Paid / provided dividend                                  153,103
--------------------------------------------------------------------------------

II - Interest on Own Capital

-----------------------------------------------------------------------------------------------
                                                             Gross       Withholding      Net
                                                                         Income Tax
-------------------------------------------------------    ---------   ---------------  -------
Paid/advanced                                               50,747        (7,612)        43,135

  Monthly - 03 instalments of R$ 0.085 per thousand
  shares paid from February to April 2002.                  28,461        (4,269)        24,192

  Monthly - 02 instalments of R$ 0.10 per thousand
  shares paid from May to June 2002.                        22,286        (3,343)        18,943

Provisioned                                                129,374       (19,406)       109,968

  Monthly - 01 instalment of R$ 0.10 per thousand
  shares to be paid in July 2002                            11,153        (1,673)         9,480
  Complementary to be paid up to September 2,
  2002 - R$ 1.06 per thousand shares                       118,221       (17,733)       100,488
TOTAL                                                      180,121       (27,018)       153,103
-----------------------------------------------------------------------------------------------



c) Capital and Profits Reserves

------------------------------------------------------------------------
                                         06.30.2002        06.30.2001
------------------------------------   --------------    --------------

CAPITAL RESERVES                          167,484           181,415

Special reserve (Article 2 -
   Law 8200/1991)                         165,922           181,413

Restatement reserve of stock
   exchange membership                      1,430                 -

Other                                         132                 2


PROFITS RESERVES                        5,114,174         4,199,371

Legal                                     629,546           505,339

Unrealized Profits                         98,207                 -

Statutory (*):                          4,386,421         3,694,032
                                        ---------         ---------
  Equalization of dividends             1,914,097                 -

  Working capital injection             1,268,001                 -

  Capital increase of investee
     companies                          1,204,323                 -

  Itaubanco Special                             -         3,694,032
------------------------------------------------------------------------

(*) At the Extraordinary Stockholders' Meeting on October 8, 2001, the change of the Special Reserve ITAUBANCO into three different statutory reserves was approved:

    I - Reserve for Equalization of Dividends - aims at guaranteeing resources for the payment of dividends, including in the form of interest on own capital, or its advances, to maintain the remuneration flow to stockholders.

    II - Reserve for Working Capital Injection - aims at guaranteeing financial resources for the Company's operation.

    III - Reserve for Capital Increase of investee companies - aims at guaranteeing the preferential right to subscription in capital increases of investee companies.

d) Reconciliation of Net Income and Stockholders' Equity between ITAU and ITAU CONSOLIDATED

-----------------------------------------------------------------------------------------
                                       Net income                 Stockholders' equity
                               ---------------------------    ---------------------------
                                 01.01 to       01.01 to        01.01 to       01.01 to
                                06.30.2002     06.30.2001      06.30.2002     06.30.2001
-----------------------------  ------------   ------------    ------------   ------------
ITAU                              996,122      1,384,205       9,246,736      7,741,268

Goodwill amortization (1)          32,694         80,430      (2,100,051)    (1,646,264)

Tax credit (2)                     46,297              -       1,174,288      1,228,920

Unrealized                        (27,282)        (7,806)        (32,660)       (13,020)

ITAU CONSOLIDATED               1,047,831      1,456,829       8,288,313      7,310,904
-----------------------------------------------------------------------------------------


(1) Relates to the purchase of investments in BANESTADO, BEMGE, BEG and del Buen Ayre S.A., in Lloyds TSB Asset Management S.A. and additional interest in IBT and in BPI, occurred in prior years (Note 2 a I).

(2) According to Note 2 a II.



NOTE 13 - RELATED PARTIES

Transactions between related parties are carried out at amounts, terms and rates in accordance with normal market practices in force in the period under reciprocal conditions.

Transactions involving ITAU and its subsidiaries were eliminated from the consolidated financial statements and take into consideration the lack of risk.

The unconsolidated related parties are the following:

-The Parent company ITAUSA and its controlling companies and non-financial subsidiaries, especially Itautec Philco S.A., Duratex S.A., Elekeiroz S.A. and Itausa Empreendimentos S.A.;

- Fundacao Itaubanco, FUNBEP - multi-sponsored pension fund and Caixa de Previdencia dos Funcionarios do BEG (PREBEG), which are closed private pension entities that administer supplementary retirement plans sponsored by ITAU and/or its subsidiaries, as described in Note 18 a; and

- Fundacao Itau Social and Instituto Itau Cultural, entities sponsored by ITAU to act in their respective areas of interest as described in Note 20 d and Note 20 e.

The transactions with these related parties are not significant in the overall context of ITAU's operations, and besides those already mentioned are basically characterized by:

- Bank transactions under normal conditions, in unrestricted compliance with the limits imposed by the Central Bank of Brazil, such as movement of current accounts, investments in and redemption of securities, and the provision of portfolio custody/management services.

- Purchase, lease, maintenance and technical assistance of IT equipment from Itautec Philco S.A. and subsidiaries.

- Rental of real estate from Itausa, Fundacao Itaubanco, FUNBEP and PREBEG.

NOTE 14 - RELEVANT INVESTMENTS

a) The main direct and indirect interest in affiliates and subsidiaries is shown below:

------------------------------------------------------------------------------------------------------------------------------------
                                                                          Number of shares/                               Adjusted
                                                                           quotas of Banco                               net profit/
                                             Adjusted     Book            Itau S.A. ownership       Interest    Interest     loss
          Companies              Capital        net      value of                                   in voting      in       for the
                                              equity    Investment      Common          Preferred   capital (%) capital (%) period
                                                                                                      (7)         (7)
------------------------------------------------------------------------------------------------------------------------------------
I - SUBSIDIARY COMPANIES

A) BANKS                                                 6,375,561
                                                         ---------
Banco Banerj S.A.and its
 subsidiaries
Banco Banerj S.A (1)             1,980,737   2,898,499   2,884,901     11,695,871,827                --   99.99   99.99     221,114

Banco Banestado S.A. and
 its subsidiaries
Banco Banestado S.A (1)            418,500     429,212     480,237        327,024,765       315,796,860   99.24   97.39    (153,024)
   Banco del Parana S.A                --          --          --                  --                --   81.02   85.95     (12,924)

Banco Bemge S.A. and its
 subsidiaries
Banco Bemge S.A. (1)               935,100   1,854,955   1,831,261  1,531,948,753,468 1,111,507,153,663   99.88   99.85      47,717
Banco BEG S.A. (1)(2)              151,000     159,103     128,572      1,492,426,269     1,722,383,592   89.17   89.30       5,441
Banco Frances e
 Brasileiro S.A. (1)                13,263      13,329      11,038      2,348,882,097               --    99.99   99.99      (8,220)
Banco Itau Buen Ayre S.A. (1)      107,886     329,432      49,644         52,834,579        14,565,086   99.99   99.99     211,136
Banco Itau Europa S.A                  --          --          --                 --                --    19.53   19.53       3,469
Banco Itau Europe
 Luxembourg S.A.                       --          --          --                 --                --    19.52   19.52       3,130
Itau Bank Ltd. (1)                 623,985     989,748     989,748        221,482,613               --   100.00  100.00      18,499
IFE - Banco Bemge
 (Uruguay) S.A.                        --          --          --                 --                --   100.00  100.00       2,774

B) INSURANCE                                               842,870
                                                           -------
Banerj Seguros S.A.
Cia. Itau de                           --          --          --                 --                --    99.98   99.98     (19,183)
 Capita1izacao (1)                 289,987     470,237       8,937              5,410               --    99.99   99.99      22,808
Cia. de Seguros Gralha Azul            --          --          --                 --                --    99.98   99.98     (18,577)

Itau Capitalizacao S.A.
 and its subsidiaries
Itau Capitalizacao S.A.                --          --          --                 --                --    99.99   99.99      72,371
   Itau Previdencia e
    Seguros S.A. (1)               457,500     525,079         --                   4                 1   99.99   99.99      35,105

Itau Seguros S.A. (1)              951,922   1,555,645     833,881         36,819,680        12,225,690   99.99   99.99     124,902
Itausaga Corretora
  de Seguros Ltda.                     --          --          --                 --                --    99.99   99.99      25,020
Other subsidiaries                     --          --           52                --                --       --      --         --

C) CREDIT CARDS                                            635,877
                                                           -------
Itaucard Financeira S.A.
  Credito, Financiamento e
  Investimento
Itaucard Financeira S.A.
  Credito, Financiamento e
  Investimento (1)               1,505,161   2,115,104     635,877      5,409,811,941              --     99.99   99.99     120,588
    Credicard S.A. -
      Administradora de
      Cartoes de Credito               --          --          --                 --               --     33.33   33.33     208,130
    Redecard S.A.                      --          --          --                 --               --     31.94   31.94      49,338
Other subsidiaries                     --          --          --                 --               --        --      --         --

D) OTHER FINANCIAL COMPANIES                               374,850
                                                           -------
Cia. Itauleasing de Arrendamento
  Mercantil (3)                        --          --          --                 --               --     99.99   99.99     137,728
Itau Banco de Investimento
  S.A. (1)                          58,915      77,286      78,839         10,583,682         4,971,501   99.99   99.99       6,538
Itau Corretora de Valores
  S.A. (1)                         115,100     256,672     256,672          6,250,000         6,249,999   99.99   99.99      26,033
Other subsidiaries                     --          --       39,339                --               --        --      --         --

E) COMPANIES WITH SUPPLEMENTARY
   ACTIVITIES TO FINANCIAL
   ACTIVITIES                                            1,083,134
                                                         ---------
ITAUINT - Itau Participacoes
  Internationais S.A. e
  controladas
ITAUINT - Itau Participacoes
  Internacionais S.A. (1)(4)       841,133   1,072,494   1,072,494         95,488,478              --    100.00  100.00     231,362
    Afinco Americas Madeira,
      SGPS, Limitada                   --          --          --                 --               --    100.00  100.00     (81,731)
Itau Gestao de Ativos S.A. (1)     163,500     211,534       4,063          4,874,160         5,250,289   99.99   76.04         376
Itau Lam Asset Management
  S.A. (1)(5)                        6,600       6,577       6,576          6,299,447           300,000   99.99   99.99        (790)
Other subsidiaries                     --          --            1                --               --        --      --         --

F) OTHER COMPANIES                                         203,741
                                                           -------
Itausa Export S.A. (1)             219,000     629,651     139,947      3,208,653,192       496,208,335   20.00   22.23     172,783
Serasa S.A. (6)                    123,200     135,779      42,718            603,400           578,380   27.23   31.71      25,031
Other subsidiaries                     --          --       21,076                --               --        --      --         --

G) GAIN IN THE TRANSLATION OF
   CURRENCY

Exchange variation on investments
  abroad                               --          --          --                 --               --        --      --         --

TOTAL SUBSIDIARY COMPANIES                               9,508,823
                                                         ---------
II - ASSOCIATED COMPANIES

BPI - Sociedade Gestora de
  Participacoes Sociais, S.A. (6)      --         --           --                 --               --      8.89    8.89     162,165
Other associated companies             --         --         3,422                --               --        --      --         --

TOTAL ASSOCIATED COMPANIES                                   3,422
                                                         ---------
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                    9,619,445


--------------------------------------------------------------------------------
         Companies                  Adjustments arising from evaluation
                                -----------------------------------------------
                                1st half 2002                 1st half 2001
                                    (*)                           (*)
--------------------------------------------------------------------------------
I - SUBSIDIARY COMPANIES

A) BANKS                           56,442                       154,099
                                   ------                       -------
Banco Banerj S.A.and its
 subsidiaries                      77,971                        62,653
                                   ------                        ------
Banco Banerj S.A (1)               77,971 (8a)                   62,653

Banco Banestado S.A. and
 its subsidiaries                 174,960                        19,214
                                  -------                        ------
Banco Banestado S.A (1)          (163,043)(8b)                   21,573 (8f)
   Banco del Parana S.A           (11,917)                       (2,359)

Banco Bemge S.A. and its
 subsidiaries                      46,080                        25,650
                                   ------                        ------
Banco Bemge S.A. (1)               46,080                        25,650 (8g)
Banco BEG S.A. (1)(2)              (2,456)                          --
Banco Frances e
 Brasileiro S.A. (1)               12,420                        (6,754)
Banco Itau Buen Ayre S.A. (1)      73,462                        14,090
Banco Itau Europa S.A               5,205                         3,988
Banco Itau Europe
 Luxembourg S.A.                      221                         1,049
Itau Bank Ltd. (1)                 15,725                        29,323
IFE - Banco Bemge
 (Uruguay) S.A.                     2,774                         4,886

B) INSURANCE                      146,002                       129,458
                                  -------                       -------
Banerj Seguros S.A.                 3,696                         5,115
Cia. Itau de                        5,777                         3,960
 Capita1izacao (1)                (18,746)                        1,189
Cia. de Seguros Gralha Azul

Itau Capitalizacao S.A.
 and its subsidiaries              47,636                        39,828
                                   ------                        ------
Itau Capitalizacao S.A.            34,426                        27,330
   Itau Previdencia e
    Seguros S.A. (1)               13,210                        12,498

Itau Seguros S.A. (1)              75,505 (8c)                   54,804
Itausaga Corretora
  de Seguros Ltda.                 18,397                        17,923
Other subsidiaries                 13,737                         6,639

C) CREDIT CARDS                    80,265                       138,867
                                   ------                       -------
Itaucard Financeira S.A.
  Credito, Financiamento e
  Investimento                     77,743                       135,170
                                   ------                       -------
Itaucard Financeira S.A.
  Credito, Financiamento e
  Investimento (1)                (28,418) (8d, e)               40,110
    Credicard S.A. -
      Administradora de
      Cartoes de Credito           74,897                        80,999
    Redecard S.A.                  31,264                        14,061
Other subsidiaries                  2,522                         3,697

D) OTHER FINANCIAL COMPANIES      176,464                        92,389
                                  -------                        ------
Cia. Itauleasing de Arrendamento
  Mercantil (3)                   142,540                        61,895
Itau Banco de Investimento
  S.A. (1)                          5,697                           495
Itau Corretora de Valores
  S.A. (1)                         11,539                        13,681
Other subsidiaries                 16,688                        16,318

E) COMPANIES WITH SUPPLEMENTARY
   ACTIVITIES TO FINANCIAL
   ACTIVITIES                       4,824                        44,769
                                    -----                        ------
ITAUINT - Itau Participacoes
  Internationals S.A. e
  controladas                     (11,538)                       74,267
                                  --------                       ------
ITAUINT - Itau Participacoes
  Internacionals S.A. (1)(4)            1                           --
    Afinco Americas Madeira,
      SGPS, Limitada              (11,539)                       74,267
Itau Gestao de Ativos S.A. (1)        303                           190
Itau Lam Asset Management
  S.A. (1)(5)                        (790)                          --
Other subsidiaries                 16,849                       (29,688)

F) OTHER COMPANIES                 19,438                        17,238
                                   ------                        ------
Itausa Export S.A. (1)               (304)                          --
Serasa S.A. (6)                     7,937                         6,522
Other subsidiaries                 11,805                        10,716

G) GAIN IN THE TRANSLATION OF
   CURRENCY                       443,392 (9)                   247,252 (9)
                                  -------                       -------
Exchange variation on investments
  abroad                          443,392                       247,252

TOTAL SUBSIDIARY COMPANIES        926,828                       824,072
                                  -------                       -------
II - ASSOCIATED COMPANIES

BPI - Sociedade Gestora de
  Participacoes Socials, S.A. (6)  14,342                         7,196
Other associated companies            315                         2,270

TOTAL ASSOCIATED COMPANIES         14,657 (10)                    9,466 (10)
                                  -------                       -------
-------------------------------------------------------------------------------
TOTAL                             941,485                       833,538



(*) The adjustments arisen from indirect holding are reallocated to the origin companies.

(1)  Data related to June 30, 2002;

(2) New name of Banco do Estado de Goias S.A., investment acquired on December 04, 2001;

(3)  Investment merged by Itaucard Adm. de Cartoes at March 28, 2002;

(4)  New name of Uapes Adm. a 'Participacoes Ltda.;

(5) New name of LLoyds TSB Asset Management S.A., investment acquired in September 2001;

(6)  Data related to May 31, 2002;

(7)  Refers to direct and indirect holding;

(8) Includes non-operating adjustments arisen from variation of interest, as follows: a) R$ 2,463 thousand of income, b) R$ 4 thousand of income, c) R$ 184 thousand of income, d) R$ 420 thousand of expenses and e) R$ 9 thousand of income in the 1st. half of 2002 and f) R$ 603 thousand of income, g) R$ 2 thousand of income in the 1st. half of 2001;

(9) The exchange variation of investments arisen from interest in affiliates was allocated, for purposes of consolidation, to related asset / liability income accounts. The exchange variation arisen from interest in affiliates, not eliminated in the Consolidation, is demonstrated in Note 14 b;

(10) Amounts not eliminated in the consolidation.

b) Composition of the Income from Interest in Affiliates - ITAU CONSOLIDATED

--------------------------------------------------------------------------------------------------------
                                                             01.01 to 06.30.2002     01.01 to 06.30.2001
--------------------------------------------------------------------------------------------------------
 Exchange variation on investments in affiliates (*)                   175,327                  (1,917)
                                                                       -------                  -------

 Equity in the results of affiliates (*)                                14,657                   9,466

 Equity in the results of affiliates - Minoritary amounts                9,991                  13,726
                                                                         -----                  ------

                                                                        24,648                  23,192

 Income from interest in affiliates                                    199,975                  21,275
--------------------------------------------------------------------------------------------------------

(*) Amounts described in Note 14 a, observations 9 and 10.


NOTE 15 - FINANCIAL INSTRUMENTS

a) Derivatives

The globalization of the markets in the last years has resulted a high level of sophistication to the financial products used. As a result of this process, there was an increasing demand for derivative financial instruments to manage market risks, arising mainly from fluctuations in interest and exchange rates and assets prices. Accordingly, ITAU is fully involved in the operation of derivative markets, either in complying with the growing clients' needs, or in the performance of its risk management policy. Such policy is based on the use of derivative instruments to minimize the risks resulting from commercial and financial operations.

The derivatives negotiated by the Bank are purchased for two basic purposes:

- Hedge - to perform hedge of structural portfolio, arising from commercial bank operations;

- Trading - to serve as instruments for the Bank to assume proprietary and risk management positions of the negotiated derivatives with large clients.

Most derivative contracts negotiated with clients in Brazil are swap and future contracts, which are registered with Futures and Commodities Exchange (BM&F) or Clearing House for the Custody and Financial Settlement of Securities (CETIP). BM&F future contracts involving interbank rates and U.S. dollars are mainly used to fix the financing rates offered to customers with maturities or in currencies which are mismatched with the resources used to fund these operations. ITAU carries out transactions overseas with futures contracts, forwards, options and swaps, with registration mainly in the stock exchanges of Chicago, New York and London.

The main risk factors of the derivatives assumed by ITAU at June 30, 2002 were related to the foreign exchange rate, interest rate, U.S. dollar and reference rate, Libor and variable income. The management of these and other market risk factors is supported by the infrastructure of sophisticated statistical and deterministic models. Based on this management model, the institution, with the use of transactions involving derivatives, has been able to maximize the relation risk and return, even under high volatility situations.

Under normal conditions, the stock exchange prices are the best indicators of the fair value of the financial instruments. However, not all instruments have liquidity or quotes and, in this case, it is necessary the adoption of current value estimates and other valuation techniques. To obtain these market values, the following criteria were adopted:

- Futures and Forwards: quotes in the stock exchanges;

- Swaps: the cash flow of each of their legs is discounted to estimated current value, according to the corresponding interest curves, obtained based on the BM&F prices and/or market prices of the public securities for Brazilian transactions, and on the international stock exchanges prices for transactions carried out abroad.

- Options: statistical models that take over the volatility behavior of the asset objective, the interest rates, the exercise price and the spot price of the good, such as the Black & Scholes model.

The positions of these financial instruments have their reference values recorded in memorandum accounts and the adjustment/premiums in balance sheet accounts.

The following chart summarizes the reference value restated at market price and the respective net exposures in the balance sheet for the derivative financial instruments.

------------------------------------------------------------------------------------------------------------------
                                                    ITAU

                            --------------------------------------------------------------------------------------
                                MEMORANDUM ACCOUNT         BALANCE SHEET ACCOUNT        MARKET    ADJUSTMENT TO
                                  NOTIONAL VALUE             RECEIVABLE/RECEIVED        VALUE     MARKET VALUE
                                                               (PAYABLE/PAID)

                            -------------------------   ----------------------------------------------------------
                              06.30.2002   06.30.2001     06.30.2002   06.30.2001     06.30.2002   06.30.2002
------------------------------------------------------------------------------------------------------------------
Future contracts              16,741,932   17,036,858       (14,752)     (11,992)          (14,752)           -

 Purchase commitments          6,995,970    9,274,552       (47,883)     (52,753)          (47,883)           -
   Foreign currency            1,756,396    1,799,674           828      (30,190)              828            -
   Interbank market            1,951,148    5,062,149        14,077      (13,646)           14,077            -
   Indices                     2,813,386    1,877,997       (59,458)     (10,710)          (59,458)           -
   Shares                              -       30,011             -          584                 -            -
   Other                         475,040      504,721        (3,330)       1,209            (3,330)           -


 Commitments to sell           9,745,962    7,762,306        33,131       40,761            33,131            -
   Foreign currency            2,312,036    1,219,649       (31,013)      18,124           (31,013)           -
   Interbank market            4,834,247    3,389,535       (23,921)       2,649           (23,921)           -
   Indices                     2,535,140    3,147,618        89,164       19,937            89,164            -
   Other                          64,539        5,504        (1,099)          51            (1,099)           -

Swap contracts                                             (211,043)    (228,991)         (367,461)    (156,418)

 Asset position               21,239,469   13,326,724       725,840      206,912           380,144     (345,696)
   Foreign currency            7,094,868    2,112,205       633,225      144,117           278,735     (354,490)
   Interbank market            9,068,884    6,314,881        40,724       14,354            56,679       15,955
   Fixed rate                  3,567,314    3,643,968        50,460       44,103            40,271      (10,189)
   Indices                       844,980      453,792           510          325               506           (4)
   Other                         663,423      801,878           921        4,013             3,953        3,032

 Liability position            21,450,512  13,555,715      (936,883)    (435,903)         (747,605)     189,278
   Foreign currency             6,051,186   3,449,804      (665,270)    (290,245)         (442,213)     223,057
   Interbank market             9,445,280   4,595,285      (154,801)     (62,519)         (171,512)     (16,711)
   Fixed rate                   4,311,384   3,556,380      (104,994)     (76,348)          (96,025)       8,969
   Indices                        524,951     753,263        (3,777)      (5,247)           (3,773)           4
   Other                        1,117,711   1,200,983        (8,041)      (1,544)          (34,082)     (26,041)

Option contracts                3,622,741   2,395,372       (10,529)     (85,879)          (25,490)      14,961

 Purchase commitments -         1,470,085     916,900       (21,817)      (4,132)          (50,902)      29,085
   purchased position
   Foreign currency               411,628      58,582       (11,958)        (688)          (39,205)      27,247
   Fixed rate                           -     227,435             -            -                 -            -
   Indices                        444,450     138,570        (3,866)        (246)           (7,073)       3,207
   Shares                         540,128     488,833             -         (384)                -            -
   Other                           73,879       3,480        (5,993)      (2,814)           (4,624)      (1,369)

 Commitments to sell -            768,250     579,362        (6,217)     (90,611)             (626)      (5,591)
   sold position
   Foreign currency               538,250     513,896        (6,102)     (85,369)             (626)      (5,476)
   Indices                        230,000           -          (115)           -                 -         (115)
   Shares                               -      58,587             -       (4,697)                -            -
   Other                                -       6,879             -         (545)                -            -

 Purchase commitments -           714,975     124,297        16,550        5,587            26,023       (9,473)
   sold position
   Foreign currency               154,750      29,576         5,919          423            17,545      (11,626)
   Indices                        530,825      25,240         3,550            8             3,209          341
   Shares                           3,459      62,516           226        5,100                 3          223
   Other                           25,941       6,965         6,855           56             5,266        1,589

 Commitments to sell -            669,431     774,813           955        3,277                15          940
   sold position
   Foreign currency                81,750      59,719           955        3,248                15          940
   Indices                              -     227,435             -            -                 -            -
   Shares                         540,128     484,179             -            -                 -            -
   Other                           47,553       3,480             -           29                 -            -

Forward                                                      14,318      122,440            14,933          615

 Committment to sell - Shares                                14,318      122,440            14,933          615


                                         ASSET              768,192      424,095           446,605     (321,587)
                                         LIABILITY         (954,388)    (444,767)         (773,643)     180,745
                                         TOTAL             (186,196)     (20,672)         (327,038)    (140,842)

------------------------------------------------------------------------------------------------------------------
 Futures, swaps, options and forward mature as follows:
------------------------------------------------------------------------------------------------------------------

            Clearing               0 - 30    31 - 180      181 -365     Over 365        06.30.2002     06.30.2001

            Futures             3,345,488   6,319,079     4,063,180    3,014,185        16,741,932     17,036,858

             Swaps              1,521,124   8,301,523     3,293,707    7,397,275        20,513,629     13,119,812

            Options               464,334   1,429,510     1,182,533      546,364         3,622,741      2,395,372

------------------------------------------------------------------------------------------------------------------
 Balance sheet account - market      0-30      31-180       181-365     Over 365        06.30.2002

            Futures               (10,534)    (19,928)      (26,511)      42,221           (14,752)

         Swaps - asset             28,247     144,481        34,443      172,973           380,144
       Swaps - liability         (109,033)   (311,837)     (130,659)    (196,076)         (747,605)

        Options - asset            10,864      27,480        13,184            -            51,528
      Options - liability          (3,276)     (6,391)      (16,181)        (190)          (26,038)

            Forward                 3,154         345        11,434            -            14,933

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                              ITAU CONSOLIDATED

                            --------------------------------------------------------------------------------------
                                MEMORANDUM ACCOUNT         BALANCE SHEET ACCOUNT        MARKET    ADJUSTMENT TO
                                  NOTIONAL VALUE             RECEIVABLE/RECEIVED        VALUE     MARKET VALUE
                                                               (PAYABLE/PAID)

                            -------------------------   ----------------------------------------------------------
                              06.30.2002   06.30.2001     06.30.2002   06.30.2001     06.30.2002   06.30.2002
------------------------------------------------------------------------------------------------------------------
Future contracts              46,627,524   46,826,818       (10,926)     (10,113)          (10,926)             -

 Purchase commitments         22,255,335   23,859,366       (41,279)     (52,783)          (41,279)             -
   Foreign currency            1,330,475    1,798,534         7,471      (30,220)            7,471              -
   Interbank market           17,622,751   19,648,103        14,351      (13,646)           14,351              -
   Indices                     2,827,069    1,877,997       (59,771)     (10,710)          (59,771)             -
   Shares                              -       30,011             -          584                 -              -
   Other                         475,040      504,721        (3,330)       1,209            (3,330)             -

 Commitments to sell          24,372,189   22,967,452        30,353       42,670            30,353              -
   Foreign currency            1,893,581    1,118,233       (31,715)      18,579           (31,715)             -
   Interbank market           19,872,110   18,286,720       (25,937)         811           (25,937)             -
   Indices                     2,535,140    3,556,995        89,164       23,229            89,164              -
   Shares                          6,819            -           (60)           -               (60)             -
   Other                          64,539        5,504        (1,099)          51            (1,099)             -

Swap contracts                                              (50,559)    (126,021)         (208,381)      (157,822)

 Asset position               16,840,885    8,507,494       712,806      200,885           368,178       (344,628)
   Foreign currency            7,549,224    1,618,188       655,572      107,155           302,034       (353,538)
   Interbank market            5,922,089    3,655,342        40,724       14,354            56,679         15,955
   Fixed rate                  1,310,839    1,559,843        15,079       23,809             5,006        (10,073)
   Indices                       854,555      465,057           510          329               506             (4)
   Shares                          1,301            -             -            -                 -              -
   Other                       1,202,877    1,209,064           921       55,238             3,953          3,032

 Liability position           16,891,444    8,633,515      (763,365)    (326,906)         (576,558)       186,806
   Foreign currency            6,635,685    3,452,540      (681,657)    (290,248)         (458,599)       223,057
   Interbank market            6,900,965    2,040,278       (50,146)     (19,870)          (67,331)       (17,185)
   Fixed rate                  1,618,792    1,000,372       (19,744)      (9,997)          (12,773)         6,971
   Indices                       524,951      753,263        (3,777)      (5,247)           (3,773)             4
   Other                       1,211,051    1,387,062        (8,041)      (1,544)          (34,082)       (26,041)

Option contracts               3,988,627    7,189,123       (12,439)     (85,928)          (27,445)        15,006

 Purchase commitments -        1,644,780    1,787,634       (75,573)     (48,461)         (104,632)        29,059
   purchased position
   Foreign currency              411,628       58,582       (11,957)        (688)          (39,205)        27,248
   Interbank market                    -      687,260             -            -                 -              -
   Fixed rate                          -      227,435             -            -                 -              -
   Indices                       444,450      138,570        (3,866)        (246)           (7,073)         3,207
   Shares                        718,426      638,691       (53,757)     (44,713)          (53,730)           (27)
   Other                          70,276       37,096        (5,993)      (2,814)           (4,624)        (1,369)

 Commitments to sell -           840,816    1,997,581        (6,216)     (91,411)             (625)        (5,591)
   purchased position
   Foreign currency              538,250      493,152        (6,101)     (85,089)             (625)        (5,476)
   Interbank market               28,245    1,374,520             -            -                 -              -
   Indices                       230,000       18,380          (115)      (1,080)                -           (115)
   Shares                              -       58,587             -       (4,697)                -              -
   Other                          44,321       52,942             -         (545)                -              -

 Purchase commitments -          716,655    1,988,337        16,766        6,338            26,168         (9,402)
   sold position
   Foreign currency              154,750        8,832         5,919          164            17,545        (11,626)
   Interbank market                    -    1,865,420             -            -                 -              -
   Indices                       530,825       44,604         3,550        1,018             3,209            341
   Shares                          5,139       62,516           442        5,100               148            294
   Other                          25,941        6,965         6,855           56             5,266          1,589

 Commitments to sell -           786,376    1,415,571        52,584       47,606            51,644            940
   sold position
   Foreign currency               81,750       59,719           955        3,248                15            940
   Interbank market                    -      490,900             -            -                 -              -
   Fixed rate                          -      227,435             -            -                 -              -
   Shares                        704,626      634,037        51,629       44,329            51,629              -
   Other                               -        3,480             -           29                 -              -

Forward                                                      54,328      122,440            55,095            767

 Committment to sell - Shares                                54,328      122,440            55,095            767

                                         ASSETS             848,923      463,197           528,530       (320,393)
                                         LIABILITY         (832,715)    (380,850)         (654,370)       178,344
                                         TOTAL               16,208       82,347          (125,840)      (142,049)

------------------------------------------------------------------------------------------------------------------
Futures, swaps, options and forward mature as follows:
------------------------------------------------------------------------------------------------------------------

            Clearing              0 - 30     31 - 180      181 -365     Over 365        06.30.2002     06.30.2001
            Futures            2,846,537   15,537,771     7,780,411   20,462,805        46,627,524     46,826,818
            Swaps              1,712,406    5,263,874     3,356,028    5,795,771        16,128,079      8,306,609
            Options              487,000    1,690,044     1,182,533      629,050         3,988,627      7,189,123

------------------------------------------------------------------------------------------------------------------
   Balance sheet account - Market 0 - 30     31 - 180      181 -365     Over 365        06.30.2002

            Futures               (5,877)     (21,156)      (26,114)      42,221           (10,926)

         Swaps - asset            54,362      124,958        33,478      155,380           368,178
       Swaps - liability        (109,319)    (235,975)     (132,777)     (98,487)         (576,558)

        Options - asset           10,847       52,565         9,181       32,663           105,257
      Options - liability         (3,276)     (26,976)      (16,181)     (31,379)          (77,812)

            Forward               21,612       20,360        13,123            -            55,095

------------------------------------------------------------------------------------------------------------------

b) Market Value

The financial statements are prepapred in conformity with accounting principles which assume the normal continuity of the operations of ITAU and its subsidiaries.

Except for the instruments in the table below, the recorded values of each financial instrument, whether included or not in the balance sheet, are approximately equal to the values that might be obtained in an active market, or in the absence of such markets, using the net present value of future cash flows adjusted based on the current market interest rate, or do not have a market value quotation available.

-----------------------------------------------------------------------------------------------------------------------------------
                                                         RECORDED VALUE             MARKET VALUE        Unrealized income (loss)
                ITAU
                                                     06.30.2002   06.30.2001   06.30.2002   06.30.2001   06.30.2002   06.30.2001
-----------------------------------------------------------------------------------------------------------------------------------
Interbank investments                                 4,066,017    1,901,980    4,070,032    1,902,589        4,015          609

Securities and derivatives (1)                       16,074,486   13,957,488   17,221,486   14,750,713    1,147,000      793,225

Loan operations                                      18,732,860   15,768,694   18,647,053   15,690,066      (85,807)     (78,628)

Other investments                                       142,569      131,062      142,159      130,520         (410)        (542)

Time and interbank deposits and funds from
acceptance and issuance of securities                11,946,482   11,902,081   11,931,932   11,901,283       14,550          798

Treasury shares                                         250,558      289,639      343,540      533,939       92,982      244,300

Equity in the results of associated and subsidiaries
 Investments in BPI                                     277,908      159,388      469,553      307,196      191,645      147,808
 Time and interbank deposits and funds from
 acceptance and issuance of securities                  192,085      941,278      150,107      786,017       41,978      155,261


 Total unrealized                                                                                         1,405,953    1,262,831

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        Unrealized income (loss)
                                                         RECORDED VALUE             MARKET VALUE                   (2)
                ITAU CONSOLIDATED
                                                     06.30.2002   06.30.2001   06.30.2002   06.30.2001   06.30.2002   06.30.2001
-----------------------------------------------------------------------------------------------------------------------------------

Interbank investments                                 6,411,410    3,583,145    6,415,425    3,583,757        4,015          612

Securities and derivatives(1)                        19,817,508   18,648,500   20,964,508   19,559,473    1,147,000      910,973

Loan operations                                      22,910,536   21,073,253   22,820,809   20,985,009      (89,727)     (88,244)

Investments in BPI                                      471,357      270,344      796,404      521,045      325,047      250,701

Other investments                                       365,801      332,163      363,193      333,287       (2,608)       1,124

Time and interbank deposits and funds from
acceptance and issuance of securities                10,230,981    9,433,491   10,174,369    9,277,172       56,612      156,319

Treasury shares                                         250,558      289,639      343,540      533,939       92,982      244,300

Total Unrealized                                                                                          1,533,321    1,475,785

-----------------------------------------------------------------------------------------------------------------------------------

(1) Does not include the reclassification of additional provision in the amount of R$ 550,000.

(2) Includes unrealized gains to minority interest amounting to R$ 133,402 (R$ 116,596 at June 30, 2001).



To obtain the market values for the financial instruments, the following criteria were adopted:

- Interbank deposits, certificates of bank deposit and mortgage securities, the latter two included in securities, on the basis of their nominal values, monetarily restated to maturity dates and discounted to present value using futures market interest and swap market rates for fixed-rate securities and using rates published in the Gazeta Mercantil on July 1st, 2002, for floating-rate securities.

- Public Securities included in Securities based on market rates validated through comparison with information provided by National Association of Open Market Institutions (ANDIMA).

- Investment fund quotas included in Securities were determined based on the net value per quota on the balance sheet date.

- Publicly traded shares, when included in Securities, were valued using the average price quote of the last trading day of the month, if available, or on the most recent quotation published in the daily bulletin of each Stock Exchange.

- Loans with maturity dates over 90 days, when available, were calculated based on their net present value of future cash flows discounted at market interest rates at the balance sheet date, also considering the effects of hedges (swap contracts).

- Other investments and equity shares in foreign subsidiary and affiliated companies are determined on the basis of stock market quotations, book value per share and auction quotations.

- Time and interbank deposits and funds from acceptances and issuance of securities, when available, were calculated based on their present value determined by means of future cash flows discounted using future market interest rates, swap market rates for fixed-rate securities, and market rates for floating-rate securities published in the Gazeta Mercantil on July 7, 2002. The effects of hedges (swap contracts) are also taken into account.

- Swaps contracted to hedge other assets and liabilities are determined based on reference values for each parameter (part/counterpart) set forth in the contracts, monetarily restated through maturity and discounted to present value using futures market interest rates, according to the characteristics of each contract.

- Treasury shares are valued according to the average quotation available in the last trading day of the month or, if this is not available, on the most recent quotation on prior trading days published in the bulletin of each Stock Exchange.

NOTE 16 - RECLASSIFICATION FOR COMPARISON PURPOSES

For comparison purposes, reclassifications in the balances of June 30, 2001 were carried out relating to the consolidation of the credit card administrators as financial institutions.


                                                                    ITAU CONSOLIDATED
                                                                       06.30.2001
                                                ------------------------------------------------------------
                                                 Prior  disclosure   Reclassifications        Reclassified
                                                                                                balances
----------------------------------------------- ----------------------------------------- ------------------
ASSETS
------

SECURITIES
 Own portfolio                                          12,388,607            4,574            12,393,181

LOAN OPERATIONS
 Private sector                                         22,712,134       (1,100,395)           21,611,739

OTHER CREDITS
 Sundry                                                  8,531,154        1,167,064             9,698,218

TOTAL ASSETS                                            74,814,659           71,243            74,885,902
------------------------------------------------------------------------------------------------------------

LIABILITIES
-----------

BORROWING
 Domestic - Other institutions                             619,886            9,705               629,591
 Foreign currency trade finance borrowing                4,940,710           (9,705)            4,931,005

OTHER LIABILITIES
 Corporate and statutory contributions                     479,152            6,724               485,876
 Taxes and social security contributions                 1,326,197           (3,531)            1,322,666
 Sundry                                                  6,054,148           68,050             6,122,198

TOTAL LIABILITIES                                       74,814,659           71,243            74,885,902
------------------------------------------------------------------------------------------------------------

STATEMENT OF INCOME
-------------------

INCOME FROM FINANCIAL OPERATIONS
 Loans                                                   3,666,854          234,043            3,900,897
 Securities                                              3,043,168           (4,765)           3,038,403

EXPENSES FROM FINANCIAL OPERATIONS
 Borrowings, assignments and on-lendings                  (847,308)          (9,346)            (856,654)

GROSS INCOME FROM FINANCIAL OPERATIONS                   2,423,131          219,932            2,643,063

OTHER OPERATING INCOME (EXPENSES)                         (980,213)        (213,274)          (1,193,487)
 Banking service fees                                    1,988,983         (222,194)           1,766,789
 Personnel expenses                                     (1,254,116)               4           (1,254,112)
 Other administrative expenses                          (1,639,985)         (99,122)          (1,739,107)
 Other operating income                                    321,578            2,763              324,341
 Other operating expenses                                 (356,055)         105,275             (250,780)

OPERATING INCOME                                         1,442,918            6,658            1,449,576

NON-OPERATING INCOME                                        73,087           (6,658)              66,429

NET INCOME                                               1,456,829                -            1,456,829
------------------------------------------------------------------------------------------------------------


NOTE 17 - EXTRAORDINARY RESULT

For a better analysis of the financial statements for the period, non-recurring income and expenses were segregated to the extraordinary result account, net of taxes (income tax and social contribution) relating to the amortization of goodwill arising from: purchase of preferred shares of BEG R$ (21,234) in auction; capital increase in Banco del Parana R$ (1,526) and increase in stake in BPI R$ (436).

NOTE 18 - BENEFITS TO EMPLOYEES


Under the terms of CVM Deliberation 371, dated December 13, 2000, we present the policies used by ITAU and its subsidiaries regarding the benefits to employees, as well as the accounting procedures adopted:

a) Supplementary retirement benefits:

ITAU and its subsidiaries are sponsors of the supplementary retirement plans managed by the closed private pension Fundacao Itaubanco, FUNBEP - Fundo de Pensao Multipatrocinado and Caixa de Previdencia dos Funcionarios do BEG, which are intended to grant benefits that, as a life annuity (in the case of FUNBEP and of the plan of Fundacao Bemge de Seguridade Social FASBEMGE, also granted a death benefit), will supplement the retirement paid by the Social Security. During the period, contributions totaled R$ 15,177 (R$ 14,415 from January 1st to June 30, 2001). The contribution rate increases with the participant's income.

b) Post-employment benefits:

BANESTADO and BEG sponsor a health plan for their retired workers and beneficiaries according to the acquisition agreements signed by ITAU, under the terms and conditions established. During the period, contributions totaled R$ 2,587 (R$ 2,156 from January 1st to June 30, 2001). The contribution rate increases with the beneficiary's age.

c) Net amount of assets and actuarial liabilities of the Benefit Plans:

The assets and actuarial liabilities at June 30, 2002, calculated in conformity with the concepts established by CVM Deliberation 371/2000, regarding the revision of actuarial models and assumptions in relation to those defined in the Notes of the plans, were not recorded by the sponsors and are summarized below:

-----------------------------------------------------------
                                                 06.30.2002
-----------------------------------------------------------
  Net assets of the plans                         5,031,160
  Actuarial liabilities                           4,898,210
                                                  ---------
  Surplus                                           132,950
                                                  =========
-----------------------------------------------------------


Main assumptions used in the actuarial assessment:

--------------------------------------------------------------------------------
  Discount rate                                               10.24% p.a.
  Return rate expected for the assets                         12.32% p.a.
  Future salary growth                                        8.16% p.a.
  Growth of the pension fund and Social Security benefits     4.00% p.a.
  Inflation                                                   4.00% p.a.
  Actuarial method                                    Projected unit credit (1)
--------------------------------------------------------------------------------

(1) Using the Project Unit Credit actuarial method, the mathematical reserve is determined by the current projected benefit amount multiplied by the ratio between the time of service in the company at the assessment date and the time of service that will be reached at the date when the benefit is granted. The cost is determined taking into account the current projected benefit amount distributed along the years each participant is employed.

In addition to the reserves kept by the plans, the sponsors have provisions in the amount of R$ 59,481 to cover insufficient actuarial reserves.



NOTE 19 - STRATEGIC ALLIANCE WITH AMERICA ONLINE LATIN AMERICA, INC.

On June 12, 2000, a strategic alliance with America Online Latin America Inc.
(AOLA) was established through a joint venture made by America Online Inc. and by the Cisneros group for providing interactive services in Latin America. Itau acquired a 12% stockholding in the capital of AOLA (representing 31,700,000 class A common shares). America Online Brasil Ltd. (AOLB), a subsidiary of AOLA, and Itau hired the rendering of interactive and marketing services by Itau. The acquisition of shares did not imply a monetary disbursement, once a payment related to the services rendering agreement was received at the time of the subscription, at an equal amount. The transaction is subject to the restrictions and goals to be complied with under the contractual term of five years.

In March 2001, a further 4,237,840 class A common shares were acquired due to a capital increase after a joint decision with AOL and with the companies belonging to the Cisneros group.

The amount related to the agreement, received in advance, and being appropriated to income over five years as from the date of the agreement, is recorded in our financial statements as Other Liabilities - Sundry.

In this half, taking into account the volatility affecting the US market, leading to major fluctuations in share quotes, with the shares in AOLA traded at US$ 0.64 on June 28, 2002, an allowance totaling R$ 260,000 was formed so that the net assets related to the strategic alliance be at the most equal to its market value.

----------------------------------------------------------------------------------------------------------------

 Base date  US Dollar   Share       Number   Unit cost  Cost of                   Other                  Market
            quotation   market        of     of shares   shares    Established  liabilities - Net Asset value of
                      quotation    thousand    (US$)    portfolio   provision     Sundry                 shares
                        (US$)       shares

----------------------------------------------------------------------------------------------------------------
 08.15.2000   1.7938      8.0000      31,700      8.000    454,912           -     (454,836)        76   454,912

 12.29.2000   1.9554      2.6880      31,700      8.000    495,889           -     (438,325)    57,564   166,619

 06.29.2001   2.3049      8.9900      35,938      8.000    662,665           -     (427,034)   235,631   744,670

 12.31.2001   2.3204      4.5500      35,938      6.858    571,886           -     (393,185)   160,896   379,425

 06.28.2002   2.8444      0.6400      35,938      6.858    701,031    (260,000)    (376,667)    64,364    65,422

----------------------------------------------------------------------------------------------------------------


NOTE 20 - ADDITIONAL INFORMATION

a) Despite the low risk exposure due to non-physical concentration of its assets, ITAU's policy is to assure its values and assets at amounts considered sufficient to cover eventual claims (fire and robbery).

b) ITAU manages the following types of investment funds: privatization, fixed income - domestic and foreign, shares, open portfolio shares, investment clubs, its customers' portfolios and own portfolios:

----------------------------------------------------------------------------------------------------------------------------
                                                ITAU                                          ITAU CONSOLIDATED
                                06.30.2002                06.30.2001                06.30.2002               06.30.2001
---------------------- ------------------------- -------------------------- ------------------------- ----------------------
                           Amount       Number       Amount       Number        Amount      Number       Amount      Number
                                       of Funds                  of Funds                 of Funds                  of Funds
---------------------- ------------------------- -------------------------- ------------------------- ----------------------
Investment funds            48,289,457      522       40,117,593      351        49,818,916     620       42,337,549     439
  Fixed income              46,471,291      442       38,332,682      283        47,918,226     521       40,367,112     345
  Shares and other funds     1,818,166       80        1,784,911       68         1,900,690      99        1,970,437      94
Managed portfolios          16,538,565    3,190       13,383,116    2,112        16,976,410   3,215       13,472,891   2,186
  Customers                  9,368,893    3,140        6,288,273    2,062         9,806,738   3,165        6,378,048   2,136
  Itau group                 7,169,672       50        7,094,843       50         7,169,672      50        7,094,843      50
TOTAL                       64,828,022    3,712       53,500,709    2,463        66,795,326   3,835       55,810,440   2,625
----------------------------------------------------------------------------------------------------------------------------


The information below eliminates double counting of managed funds in investment funds.

----------------------------------------------------------------------------------------------------------------------------
                                                ITAU                                          ITAU CONSOLIDATED
                                06.30.2002                06.30.2001                06.30.2002               06.30.2001
---------------------- ------------------------- -------------------------- ------------------------- ----------------------
                           Amount       Number       Amount       Number        Amount      Number       Amount      Number
                                       of Funds                  of Funds                 of Funds                  of Funds
---------------------- ------------------------- -------------------------- ------------------------- ----------------------
Investment funds            48,289,457      522       40,117,593      351        49,818,916     620       42,337,549     439
  Fixed income              46,471,291      442       38,332,682      283        47,918,226     521       40,367,112     345
  Shares and other funds     1,818,166       80        1,784,911       68         1,900,690      99        1,970,437      94
Managed portfolios           6,260,132    3,190        5,207,893    2,112         6,423,763   3,215        5,207,893   2,186
  Customers                  2,324,918    3,140        1,192,262    2,062         2,488,549   3,165        1,192,262   2,136
  Itau group                 3,935,214       50        4,015,631       50         3,935,214      50        4,015,631      50
TOTAL                       54,549,589    3,712       45,325,486    2,463        56,242,679   3,835       47,545,442   2,625
----------------------------------------------------------------------------------------------------------------------------

c) The balances in Reais connected to foreign currency were:

-----------------------------------------------------------------------------------------------
                                                                06.30.2002           06.30.2001
---------------------------------------------------------------------------- ------------------
Permanent foreign investment                                     5,485,802            4,432,775

Net amount of assets and liabilities indexed to
foreign currency, including derivatives                         (1,500,532)            (107,434)

Net foreign exchange position                                    3,985,270            4,325,341
-----------------------------------------------------------------------------------------------

d) ITAU is the main sponsor of Fundacao Itau Social, the objectives of which are: 1) managing "Itau Social Program" which aims at coordinating the organization's role in projects of interest for the community by supporting or developing social, scientific and cultural projects, mainly in the basic education and health areas; 2) supporting projects or initiatives in progress, supported or sponsored by entities qualified to work in the "Itau Social Program" and 3) providing food and other similar benefits to the employees of ITAU and other group companies. Income arising from the investment of the foundation properties (R$ 215 million at June 30,2002) made it self-sufficient to perform its objectives. During this period no donations were made.

e) ITAU is the founding member and supporter of Instituto Itau Cultural - IIC, an entity formed to grant incentives, promote and preserve the cultural heritage of Brazil. During the period, the consolidate companies donated to IIC the amount of R$ 10,350 (R$ 9,616 from January 1 to June 30, 2001).

f) The amount of tariffs receivable on services rendered to Social Security, corresponding to the period from May 2000 to November 2000, and from January to June 2002, in the amount of R$ 39,444 in ITAU and R$ 66,620 in ITAU CONSOLIDATED, remain fully provided.

g) Foreign loans are represented by investments in exchange operations basically related to export financings.

h) In conformity the foreign exchange legislation of Central Bank of Brazil, exchange purchase and sale transactions practiced in the free and floating markets are recorded separately in the balance sheet as available funds and borrowings, not taking into consideration possible compensations.

i) The amount of R$ 915,253 (R$ 642,715 from January 1 to June 30, 2001) was withheld or provisioned in ITAU CONSOLIDATED related to taxes and contributions on income, revenue and salaries. Additionally, taxes on financial intermediation were collected from clients in the amount of R$ 2,063,002 (R$ 1,719,089 from January 1 to June 30, 2001).

j) ITAU has established an Employee Stock option Plan to provide an incentive for executives to focus on the future success of ITAU over the medium and long-term.

At June 30, 2002, the movement of options was as follows:

------------------------------------------------------------------------------------------------------------
                                                              Lots of thousand shares
                                            ----------------------------------------------------------------
                                   Exercise   Exercise price
    Issuance         Vesting        period    as of June 30,   Granted   Exercised   Cancelled       Not
                     period          until      2002 (R$1)                                        exercised
 No        Date       until
------------------------------------------------------------------------------------------------------------
 1st   05.15.1995   12.31.1997    12.31.2000      46.57          146,000    135,000      11,000           -

       05.15.1995   12.31.1997    12.31.2001      46.57          136,000    136,000           -           -

       07.30.2001   12.31.1997    12.31.2001      46.57            3,000      3,000           -           -

 2nd   04.29.1996   12.31.1998    12.31.2001      50.18          105,000    105,000           -           -

       04.29.1996   12.31.1998    12.31.2002      50.18          240,000    230,000      10,000           -

       04.29.1996   12.31.1998    12.31.2003      50.18          252,000    238,000           -      14,000

 3rd   02.17.1997   12.31.2001    12.31.2004      65.16          533,000    455,000       7,000      71,000

       06.22.2001   12.31.2001    12.31.2004      65.16            8,000      8,000           -           -

       07.30.2001   12.31.2001    12.31.2004      65.16            4,000      4,000           -           -

       10.16.2001   12.31.2001    12.31.2004      65.16            8,500          -           -       8,500

       12.28.2001   12.31.2001    12.31.2004      65.16              500        500           -           -

       02.08.2002   12.31.2001    12.31.2004      65.16            3,000      3,000           -           -

 4th   02.09.1998   12.31.2002    12.31.2005      75.45           43,500     13,500           -      30,000

       02.09.1998   12.31.2002    12.31.2005      75.60          535,000     54,500       8,000     472,500

       06.22.2001   12.31.2002    12.31.2005      75.60            7,000          -           -       7,000

       07.30.2001   12.31.2002    12.31.2005      75.60            3,000          -           -       3,000

       12.28.2001   12.31.2002    12.31.2005      75.60              500          -           -         500

       02.08.2002   12.31.2002    12.31.2005      75.60            4,000          -           -       4,000

 5th   02.22.1999   12.31.2003    12.31.2006      88.98           34,000      7,500           -      26,500

       02.22.1999   12.31.2003    12.31.2006      89.13          464,100     42,400       3,400     418,300

       06.22.2001   12.31.2003    12.31.2006      89.13            7,000          -           -       7,000

       07.30.2001   12.31.2003    12.31.2006      89.13            3,000          -           -       3,000

       10.16.2001   12.31.2003    12.31.2006      89.13            5,000          -           -       5,000

       12.28.2001   12.31.2003    12.31.2006      89.13              500          -           -         500

       02.08.2002   12.31.2003    12.31.2006      89.13            5,000          -           -       5,000

 6th   02.14.2000   12.31.2004    12.31.2007      136.05         533,200     15,300       8,900     509,000

       06.22.2001   12.31.2004    12.31.2007      136.05           7,000          -           -       7,000

       10.16.2001   12.31.2004    12.31.2007      136.05           5,000          -           -       5,000

       12.28.2001   12.31.2004    12.31.2007      136.05             500          -           -         500

       02.08.2002   12.31.2004    12.31.2007      136.05           6,000          -           -       6,000

 7th   02.19.2001   12.31.2005    12.31.2008      176.33         510,000      2,000       4,800     503,200

       02.19.2001   12.31.2005    12.31.2008      175.47          22,000          -           -      22,000

       10.16.2001   12.31.2005    12.31.2008      175.47           5,000          -           -       5,000

 8th   03.04.2002   12.31.2006    12.31.2009      168.16         534,150          -       2,600     531,550

       03.04.2002   12.31.2006    12.31.2009      167.14           9,000          -           -       9,000

                                                  Total        4,182,450  1,452,700      55,700   2,674,050
------------------------------------------------------------------------------------------------------------

The exercise price at grant date of each series is determined taking into consideration the average share prices on Sao Paulo Stock Exchange a minimum period of one month and a maximum of three months prior to the date of issuing the options, with adjustment of up to 20% above or below. The exercise price is then readjusted using the IGP-M up to the month prior to exercising the option.

NOTE 21 - ADDITIONAL INFORMATION ON SUBSIDIARIES AND AFFILIATES COMPANIES

a) Consolidated companies operating in the management of credit cards, insurance, capitalization and private pensions.

In order to provide a better analysis of the group's current financial and economic situation, we present below summarized accounting information, consolidated in accordance with the activities performed by the respective companies, branches and financial institutions abroad and the main local banks.

----------------------------------------------------------------------------------------------------------
                                                    Credit card companies    Insurance, capitalization and
                                                                               private pension companies
                                                            (1)                           (2)
----------------------------------------------------------------------------------------------------------
                                                  06.30.2002   06.30.2001       06.30.2002   06.30.2001
Assets
------
Current assets and long-term receivables
  Cash and cash equivalents                           14,776       10,310           15,558       15,449
  Short-term interbank deposits                      205,615            -                -            -
  Securities                                          78,885      429,771        3,867,728    3,259,889
  Receivables from insurance operations                    -            -          472,297      463,989
  Cardholders purchases                              879,650      800,828                -            -
  Other accounts receivable                        2,011,269    1,690,630          183,963      165,502
  Fiscal incentive deposits                           31,327       26,755                -            -
  Other assets                                        11,934        8,859          123,521      139,356

Permanent assets
  Investments                                      2,227,122    1,772,691          667,523    1,227,420
  Fixed assets                                        48,505       42,856          205,460      211,804
  Deferred charges                                    24,512       17,733            3,654        8,541

Total                                              5,533,595    4,800,433        5,539,704    5,491,950
----------------------------------------------------------------------------------------------------------
Liabilities
-----------

Current and long-term liabilities
  Deposits                                            54,331            -                -            -
  Technical provisions restricted                          -            -          507,549      452,570
  Debt from insurance operations                           -            -           63,277       101,251
  Borrowings                                         587,842      207,840                -            -
  Tax and social security contributions               49,497      155,185          286,251      219,874
  Amounts payable - establishments                 1,398,190    1,121,428                -            -
  Bank loans - cardholders                           375,126      665,725                -            -
  Income from card fees                              128,043      104,312                -            -
  Other                                              787,436      329,136          151,308      129,172
Unrestricted technical provisions                          -            -        2,951,025    2,412,245
Deferred income                                            -            -               44            -
Minority interest in subsidiaries                          -            -            1,274          339
Stockholders' equity
  Capital and reserves                             1,944,788    1,966,850        1,436,614    1,971,630
  Net income for the period                          208,342      249,957          142,362      204,869

Total                                              5,533,595    4,800,433        5,539,704    5,491,950
----------------------------------------------------------------------------------------------------------

(1) Includes Banerjcard Administradora de Cartoes de Credito Ltda. (only at June 30, 2001), Itau Personnalite Administradora de Cartoes de Credito e Servicos Ltda., Itaucard Administradora de Cartoes de Credito e Imobiliaria Ltda. (company merged at April 1, 2002, by Itaucard Financeira S.A. Credito, Financiamento e Investimento), Bemge Administradora de Cartoes de Credito Ltda., Banestado Administradora de Cartoes de Credito Ltda. and, only at June 30, 2002, Itaucard Financeira S.A. Credito, Financiamento e Investimento and SISPLAN - Sistema de Processamento de Dados, Planejamento e Administracao de Cartoes de Credito Ltda. and, proportionally, Credicard Comercial e Importadora Ltda., Credicard S.A. Administradora de Cartoes de Credito, Redecard S.A. e Orbitall Servicos e Processamento de Informacoes Comerciais Ltda.

(2) Includes Banerj Seguros S.A., Itau Capitalizacao S.A., Itau Previdencia e Seguros S.A., Itau Seguros S.A., Bemge Seguradora S.A., Capitaliza - Empresa de Capitalizacao S.A., Cia. de Seguros Gralha Azul, Parana Cia. de Seguros and, only at June 30, 2002, Itauseg Saude S.A. e Gralha Azul Servicos de Saude S/C Ltda. - companies regulated by the Superintendency of Private Insurance (SUSEP).

b) Foreign Branches and Subsidiaries

-------------------------------------------------------------------------------------------------------------
                                                           Foreign branches (1)     Banco Itau Buen Ayre S.A.
-------------------------------------------------------------------------------------------------------------
                                                        06.30.2002     06.30.2001    06.30.2002    06.30.2001
-------------------------------------------------------------------------------------------------------------
Assets
------

Current and long-term receivable
Cash and cash equivalents                                   197,390         55,031      60,908         84,075
Short-term interbank deposits                             1,205,724        768,313      36,977         80,900
  Money market                                              604,105         57,985           -              -
  Interbank deposits                                        601,619        710,328      36,977         80,900
Securities                                                4,165,353      3,446,506     253,236        308,308
  Brazil                                                          -      2,352,420           -              -
    Federal Government                                      904,682        888,064           -              -
    Financial institutions                                1,529,369      1,464,356           -              -
  Other assets                                            4,165,353      1,094,086     253,236        308,308
Interbank and interdepartmental account                           -              6       8,217        103,296
Credit and leasing operations                             6,135,752      4,348,408     303,093        891,349
  Foreign trade loans                                     6,135,752      3,109,706           -              -
  Other                                                           -      1,238,702     303,093        891,349
Prepaid expenses                                             74,550         33,604         304          3,118
Other                                                       762,597        511,134      45,495        283,878

Permanent assets
  Investments                                                     -              -       1,371          4,259
  Fixed assets                                                1,236          1,132      44,312        150,832
  Deferred charges                                            1,796            723      44,515          7,603

Total                                                    12,544,398      9,164,857     798,428      1,917,618
-----

-------------------------------------------------------------------------------------------------------------

Liabilities
-----------

Current and long-term liabilities
Deposits                                                    484,007        850,201     367,744      1,160,550
  Demand deposits                                             8,059          6,053     102,599        140,497
  Savings accounts                                                -              -      66,507        381,542
  Interbank deposits                                         37,194         79,671       4,004         61,504
  Time deposits                                             438,754        764,477     194,634        577,007
Deposits received under securities repurchase agreements    759,883        616,278           -              -
Funds from acceptance and issue of securities             1,522,715      1,194,745           -              -
Interbank and interdepartmental accounts                          -              -           -              -
Borrowings                                                4,443,785      4,144,427      37,843        107,553
Derivative financial instruments                             51,021              -           -              -
Other                                                     2,615,639        110,688      63,409        307,401

Deferred income                                               3,589         12,479           -              -

Minority interest in subsidiaries                                 -              -           -              -

Stockholders' equity
  Capital and reserves                                    2,661,794      2,317,191     118,296        341,642
  Net income for the period                                   1,965        (81,152)    211,136            472

Total                                                    12,544,398      9,164,857     798,428      1,917,618
-----

-------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------
                                                                                        Banco Itau Europa
                                                          Banco Itau Europa S.A.          Luxembourg S.A.
                                                             Consolidated (2)            Consolidated (3)
-------------------------------------------------------------------------------------------------------------
                                                        06.30.2002     06.30.2001    06.30.2002    06.30.2001
-------------------------------------------------------------------------------------------------------------
Assets
------

Current and long-term receivable
Cash and cash equivalents                                    42,159         17,494       6,910         11,655
Short-term interbank deposits                             2,070,542      1,195,120     263,327        210,278
  Money market                                                    -              -           -              -
  Interbank deposits                                      2,070,542      1,195,120     263,327        210,278
Securities                                                1,418,738        979,455      12,796          9,199
  Brazil                                                     49,865         10,524       3,962          2,765
    Federal Government                                        8,888              -           -              -
    Financial institutions                                   40,977         10,524       3,962          2,765
  Other assets                                            1,368,873        968,931       8,834          6,434
Interbank and interdepartmental account                           -              -           -              -
Credit and leasing operations                             1,740,523      1,172,932     103,673         23,212
  Foreign trade loans                                     1,045,599        789,383         543            391
  Other                                                     694,924        383,549     103,130         22,821
Prepaid expenses                                              3,114            870         142            101
Other                                                       107,805         26,838         330            600

Permanent assets
  Investments                                                12,802         11,643      17,638          5,010
  Fixed assets                                                7,215          4,947       1,005            743
  Deferred charges                                              209            281       1,890          2,264

Total                                                     5,403,107      3,409,580     407,711        263,062
-----

-------------------------------------------------------------------------------------------------------------

Liabilities
-----------

Current and long-term liabilities
Deposits                                                  3,146,281      2,267,294     315,339        194,096
  Demand deposits                                             5,780          4,346     188,519        147,267
  Savings accounts                                                -              -           -              -
  Interbank deposits                                        373,161        176,077      62,021          7,016
  Time deposits                                           2,767,340      2,086,871      64,799         39,813
Deposits received under securities repurchase agreements    358,801        369,277           -              -
Funds from acceptance and issue of securities               635,688        198,050           -              -
Interbank and interdepartmental accounts                          -              -           -              -
Borrowings                                                  442,700             72           -              -
Derivative financial instruments                             24,686              -       1,979              -
Other                                                       204,349        177,319      11,470          8,180

Deferred income                                                 710            583           -              -

Minority interest in subsidiaries                                 -              -           -              2

Stockholders' equity
  Capital and reserves                                      586,423        376,562      75,793         55,411
  Net income for the period                                 3.469(7)        20,423       3,130          5,373

Total                                                     5,403,107      3,409,580     407,711        263,062
-----

-------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------
                                                                                        IFE - Banco Bemge
                                                            Itau Bank, Ltd.               (Uruguay) S.A.
-------------------------------------------------------------------------------------------------------------
                                                        06.30.2002     06.30.2001    06.30.2002    06.30.2001
-------------------------------------------------------------------------------------------------------------
Assets
------

Current and long-term receivable
Cash and cash equivalents                                   33,393          6,809      10,913            296
Short-term interbank deposits                              421,017        328,061      38,848         10,520
  Money market                                               9,547              -           -              -
  Interbank deposits                                       411,470        328,061      38,848         10,520
Securities                                                 804,591        829,306      46,742         40,632
  Brazil                                                   253,016        372,773      34,248         18,338
    Federal Government                                       1,231        295,840           -              -
    Financial institutions                                 251,785         76,933      34,248         18,338
  Other assets                                             551,575        456,533      12,494         22,294
Interbank and interdepartmental account                          -              -       1,436          1,190
Credit and leasing operations                              180,121        123,217      23,555        129,530
  Foreign trade loans                                      180,121          9,178      23,316          1,748
  Other                                                          -        114,039         239        127,782
Prepaid expenses                                             4,091          3,367           -              -
Other                                                      306,119        200,701     844,427        104,367

Permanent assets
  Investments                                              111,807              -           -              -
  Fixed assets                                                 149            140         129            125
  Deferred charges                                              31             38          49              9

Total                                                    1,861,319      1,491,639     966,099        286,669
-----

-------------------------------------------------------------------------------------------------------------

Liabilities
-----------

Current and long-term liabilities
Deposits                                                   776,385        515,449      15,963        106,469
  Demand deposits                                               41             13      10,098              -
  Savings accounts                                               -              -           -              -
  Interbank deposits                                       251,751        194,381       5,865        103,961
  Time deposits                                            524,593        321,055           -          2,508
Deposits received under securities repurchase agreements         -        175,282           -              -
Funds from acceptance and issue of securities               32,402              -           -              -
Interbank and interdepartmental accounts                         -              -           -              -
Borrowings                                                       -         47,226           -              -
Derivative financial instruments                            51,629              -           -              -
Other                                                       10,141         44,946     838,329        100,961

Deferred income                                              1,014          2,088           -              -

Minority interest in subsidiaries                                -              -           -              -

Stockholders' equity
  Capital and reserves                                     971,249        677,325     109,033         74,353
  Net income for the period                                 18,499         29,323       2,774          4,886

Total                                                    1,861,319      1,491,639     966,099        286,669
-----

-------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------
                                                          Banco del Parana S.A.          Non Financial (5)
                                                                  (4)
-------------------------------------------------------------------------------------------------------------
                                                        06.30.2002     06.30.2001    06.30.2002    06.30.2001
-------------------------------------------------------------------------------------------------------------
Assets
------

Current and long-term receivable
Cash and cash equivalents                                      317          6,263      20,812          3,670
Short-term interbank deposits                                2,911              -      86,973          9,208
  Money market                                                   -              -           -              -
  Interbank deposits                                         2,911              -      86,973          9,208
Securities                                                       -              -      11,151        169,238
  Brazil                                                         -              -         719         42,042
    Federal Government                                           -              -         719          4,821
    Financial institutions                                       -              -           -         37,221
  Other assets                                                   -              -      10,432        127,196
Interbank and interdepartmental account                     16,288         18,194           -              -
Credit and leasing operations                               17,356         75,767           -              -
  Foreign trade loans                                            -         75,767           -              -
  Other                                                     17,356              -           -              -
Prepaid expenses                                                 -              -          25              -
Other                                                       13,363          7,957     605,079        353,024

Permanent assets
  Investments                                                  666            730   2,302,765        975,785
  Fixed assets                                                 720            885         621            439
  Deferred charges                                             137            721       2,070          1,915

Total                                                       51,758        110,517   3,029,496      1,513,279
-----

-------------------------------------------------------------------------------------------------------------

Liabilities
-----------

Current and long-term liabilities
Deposits                                                    38,761         94,976           -          21,432
  Demand deposits                                            6,209         45,016           -               -
  Savings accounts                                           7,185         23,047           -               -
  Interbank deposits                                             -              -           -               -
  Time deposits                                             25,367         26,913           -          21,432
Deposits received under securities repurchase agreements         -              -           -               -
Funds from acceptance and issue of securities                    -              -           -               -
Interbank and interdepartmental accounts                        58            535           -               -
Borrowings                                                       -              -     138,655          51,490
Derivative financial instruments                                 -              -           -               -
Other                                                        5,375          3,607      63,683          42,369

Deferred income                                                  -              -         603           1,102

Minority interest in subsidiaries                                -              -         386             238

Stockholders' equity
  Capital and reserves                                      20,488         14,826   2,881,621       1,293,289
  Net income for the period                                (12,924)        (3,427)    (55,452)        103,359

Total                                                       51,758        110,517   3,029,496       1,513,279
-----

-------------------------------------------------------------------------------------------------------------



---------------------------------------------------------------------------------
                                                         CONSOLIDATED ABROAD (6)

---------------------------------------------------------------------------------
                                                        06.30.2002     06.30.2001
---------------------------------------------------------------------------------
Assets
------

Current and long-term receivable
Cash and cash equivalents                                  365,451        181,324
Short-term interbank deposits                            3,867,961      2,305,417
  Money market                                             610,853              -
  Interbank deposits                                     3,257,108      2,305,417
Securities                                               6,478,480      5,500,334
  Brazil                                                 2,775,860      2,798,862
    Federal Government                                     915,520      1,188,725
    Financial institutions                               1,860,340      1,610,137
  Other assets                                           6,478,480      2,701,472
Interbank and interdepartmental account                     25,941        122,685
Credit and leasing operations                            8,410,841      6,731,036
  Foreign trade loans                                    7,385,316      3,952,794
  Other                                                  1,025,525      2,778,242
Prepaid expenses                                            80,808         40,938
Other                                                    2,022,842      1,385,558

Permanent assets
  Investments                                              477,005        278,431
  Fixed assets                                              56,189        159,243
  Deferred charges                                          51,217         13,554

Total                                                   21,836,735     16,718,520
-----

-------------------------------------------------------------------------------------------------------------

Liabilities
-----------

Current and long-term liabilities
Deposits                                                 4,864,361      4,727,655
  Demand deposits                                          304,329        340,442
  Savings accounts                                          73,692        404,589
  Interbank deposits                                       626,598        384,278
  Time deposits                                          3,859,742      3,598,346
Deposits received under securities repurchase agreements 1,115,886      1,160,837
Funds from acceptance and issue of securities            2,080,432      1,362,037
Interbank and interdepartmental accounts                        58            535
Borrowings                                               4,940,654      4,317,385
Derivative financial instruments                           129,315              -
Other                                                    3,104,896        622,842

Deferred income                                              4,686         16,130

Minority interest in subsidiaries                          110,645         78,324

Stockholders' equity
  Capital and reserves                                   5,329,102      4,370,982
  Net income for the period                                156,700         61,793

Total                                                   21,836,735     16,718,520
-----

-------------------------------------------------------------------------------------------------------------

(1)  Grand Cayman and New York branches.

(2)  Banco Itau Europa S.A. and BIE - Bank & Trust, Ltd.

(3) Banco Itau Europa Luxembourg S.A. and Banco Itau Europa - Fund Management Company, S.A.

(4)  Controlled by BANESTADO, acquired on October 17, 2000.

(5) Afinco - Americas Madeira, SGPS Limitada, Banctec Informatica S.A. (only at June 30, 2001, contemplating result up to March 31, 2001), BFB Overseas Inc., BFB Overseas Cayman, Ltd., Externalizacion Global S.A., Inversora del Buen Ayre S.A., Itau Europa, SGPS, S.A., Itausa Portugal - SGPS, S.A., ITH Zux Cayman Company Ltd. (only at June 30, 2001), Itau Leasing de Chile Ltda., Zux Cayman Company Ltd., Zux SGPS, S.A., BIEL Holding AG, IPI - Itausa Portugal Investimentos, SGPS Ltda., Itau Europa Luxembourg Advisory Holding Company S.A. and, only at June 30, 2002, Custode SGPS, Agate SaRL, ITB Holding Ltd., Topaz Holding Ltd. and Itau Brazil Inc.

(6) Consolidated data abroad includes balances net of consolidation eliminations.

(7) The difference in relation to the net income for the period presented in Management Report (EUR 10 million) referes to the exchange variation over the equity share in BIE Bank & Trust in the amount of R$ 25 million, which is recorded in stockholders equity by portuguese accounting rules.

c) Banco Itau Buen Ayre

I - "Pesification" effects

Considering the economic measures adopted by the Argentine government up to the moment, the adjustments arising from the "pesification" increased the Net Equity of Itau Buen Ayre, in Argentine Pesos from P$ 149,242 to P$ 452,604, even considering additional provisions of P$ 29,272. Using the exchange rate of $ 3,9079 pesos per US dollar, after the "pesification", the impact was totally absorbed by provisions constituted in prior years in ITAU - Brasil's balance sheet which reached R$ 200,000 as of December 31, 2001 and left a remaining provision in the amount of R$ 100,000 still remaining for eventual additional losses. Management does not expect a material impact from the Investment on Itau Buen Ayre on ITAU's results for 2002.

In the table below we show the effects of "pesification" on the results and balance sheet for June 30, 2002 of Banco Itau Buen Ayre and ITAU CONSOLIDATED:

------------------------------------------------------------------------------------------------------
                                                         12.31.2001(1)   06.30.2002(2)      Variations
------------------------------------------------------- --------------- -------------- ---------------
Assets
Current and long-term assets
   Cash and cash equivalents                                  159,376          60,908         (98,468)
   Short-term interbank deposits                               16,303          36,977          20,674
   Marketable securities                                      290,336         253,236(3)      (37,100)
   Interbank and interbranch accounts                          93,745           8,217         (85,528)
   Loan operations                                            655,987         303,093        (352,894)
                                                            ---------       ---------       ---------
       Loans and financings                                   732,254         359,709        (372,545)
   (-) Allowance for loan losses                              (76,267)        (56,616)         19,651
   Other assets                                               192,438          45,799        (146,639)

Permanent assets
   Investments                                                  4,235           1,371          (2,864)
   Property, plant and equipment                              145,237          44,312        (100,925)
   Deferred charges                                             5,109          44,515          39,406
Total                                                       1,562,766         798,428        (764,338)
------------------------------------------------------------------------------------------------------
Liabilities
Current and long-term liabilities
   Deposits                                                   998,334         367,744        (630,590)
                                                            ---------       ---------       ---------
       Demand deposits                                        210,883         102,599        (108,284)
       Savings accounts                                       476,661          66,507        (410,154)
       Interbank deposits                                      12,848           4,004          (8,844)
       Time deposits                                          297,942         194,634        (103,308)
   Borrowings                                                  22,957          37,843          14,886
   Other liabilities                                          195,174          63,409        (131,765)
Stockholders' Equity                                          346,301         329,432         (16,869)(4)
Total                                                       1,562,766         798,428        (764,338)
------------------------------------------------------------------------------------------------------

(1) The statements were prepared in accordance with the rules in force at December 31, 2001, converted at the parity of 1/1 between the Argentine peso and US dollar, and already reflected reinforcement of the Valuation Allowance in the amount of P$ 15,000.

(2) The statements with "pesification" effects at June 30, 2002 consider:
    a) the conversion of operations contracted using the free USD rate at the quotation of P$ 3.9079;
    b) the conversion of the operations contracted using the commercial USD rate at the quotation of P$ 1.40;
    c) the recording of Bonds foreseen by Argentine authorities to offset losses from the pesification of Loan Operations, estimated at R$ 48,077, at 30% of their face value R$ 14,422;
    d) the conversion to R$ considers the devaluation of all operations, after the conversion mentioned above, at the quotation of P$ 3,9079 per USD.

(3) Includes R$ 12,531 in Argentine government securities (compulsory deposits), R$ 14,422 in bonus to compensate for losses on loan operations resulting from "pesification" and R$ 226,283 in private securities, issued by companies headquartered outside Argentina, classified as "Investment Grade".

(4) The effects of the reduction in stockholders' equity of R$ (16,869) included in ITAU - Brasil are attributable to:
    a) R$ (28,195) relating to the "pesification" process that was fully absorbed by the provision previously established in Itau-Brasil taking the following into consideration:
       I) the reinforcement of the valuation allowance recorded in Itau Buen Ayre in the amount of R$ (21,306);
       II) gains in P$ arising from the conversion process in the amount of R$ 230,785; and
       III) the exchange rate loss in the conversion to R$, after the pesification process, in the amount of R$ (237,674); and
    b) R$ 1,657 in recurring income of Itau Buen Ayre in this six-month period.
    c) R$ 9,669 corresponds to the unrealized gain on securities, arising from the implementation of evaluation and classification criteria established by BACEN.

II - Credit Portfolio and Allowance for Loan Losses after the Pesification
Effects

                                                             06.30.2002
----------------------------------------------------------------------------------------------------------------------------------
                Portfolio balance                                               Total Alowance
------------------------------------------------- --------------------------------------------------------------------------------
                                                              Individual                          Company
 Risk Level  Individual  Company(*)      Total    ---------------------------------- ----------------------------------     Total
                                                    Minimum                            Minimum
                                                    required   Additional    Total     required   Additional    Total
----------- ------------ ------------- ---------- ----------- ------------ --------- ----------- ------------ --------- ----------
    AA            -        155,211      155,211         -           -          -           -           -          -           -
    A             -         42,252       42,252         -           -          -          211          -          211         211
    B          47,907       72,235      120,142         479      20,097     20,576        722          -          722      21,298
    C           2,455       10,171       12,626          74       2,381      2,455        305        2,868      3,173       5,628
    D           1,541        1,070        2,611         154       1,387      1,541        107          963      1,070       2,611
    E             908            9          917         272         636        908          3            6          9         917
    F           4,041        2,053        6,094       2,021       2,020      4,041      1,027        1,027      2,054       6,094
    G           2,747           50        2,797       1,923         824      2,747         35           15         50       2,797
    H          16,948          111       17,059      16,948         -       16,948        111          -          111      17,059
  TOTAL        76,547      283,162      359,709      21,871      27,345     49,216      2,521        4,879      7,400      56,616
----------------------------------------------------------------------------------------------------------------------------------

(*) Includes R$ 282,880 thousand in operations contracted with corporate companies, which are subsidiaries of foreign companies.



III - Risk in Credit Portfolio

Considering the present economic scenario of Argentina and based on information available so far, Management quantified the minimum and maximum loss of the Credit Portfolio shown in item II above:

-----------------------------------------------------------------------------------------------
                                                          Portfolio
                                                           balance       Minimum       Maximum
------------------------------------------------------- -------------- ----------- ------------
Individual                                                  76,547        19,137        53,583
Company - Argentine subsidiaries of multinational
companies                                                  282,880         7,072        56,576
Company - Others                                               282            56           113
                                                          --------      --------      --------
Total                                                      359,709        26,265       110,272
Total Allowance in Itau Buen Ayre                              -         (56,616)      (56,616)
Additional allowance after the Pesification effects                     (100,000)     (100,000)
                                                                        --------     ---------
Shortage (Surplus)                                                      (130,350)      (46,344)
-----------------------------------------------------------------------------------------------


IV - Credit facilities risk among consolidated companies

The Grand Cayman branch holds bonds issued by Banco Itau Buen Ayre totaling
R$ 29,097, eliminated in the consolidation process, and the risk of which is not fully covered by the remainder allowance of a minimum amount of R$ 46,344 shown above.

d) Main Domestic Financial Institutions

------------------------------------------------------------------------------------------------------------------------------------
                                                    BANERJ              BEG              BEMGE                     BANESTADO

                                                     (1)               (2)                (3)                         (4)
------------------------------------------------------------------------------------------------------------------------------------
Assets                                     06.30.2002  06.30.2001   06.30.2002  06.30.2002   06.30.2001    06.30.2002    06.30.2001

Current assets and long-term receivables
Cash and cash equivalents                    136,543      127,407     11,776       8,774        10,508        37,868        118,875
Short-term interbank deposits              6,283,663    1,411,121    134,133   1,794,463     1,582,451       268,490        983,581
Securities                                 1,589,918      814,268    178,577     138,200       645,200        94,648        514,051
Interbank accounts                           599,371      606,191     12,596      98,607       103,261       273,704        820,821
Interbranch accounts                           6,933       12,268         83           -             -            49          5,946
Loan and leasing operations                2,561,361    1,370,444    139,413      33,413       172,929       582,914      1,030,892
Other receivables                          2,705,270      472,802    225,302     731,672       827,766     1,850,121      1,866,438
Other assets                                 188,106        6,277      5,795       6,111         6,525        98,597         56,096

Permanent assets
Investments                                  812,270       23,222      1,678      12,235        13,489        33,038         27,951
Fixed assets                                 542,065      166,965     17,648      12,277        17,363        65,327        136,161
Deferred charges                             138,374       94,019         26       1,011         1,733         9,561         11,148

Total                                     15,563,874    5,104,984    727,027   2,836,763     3,381,225     3,314,317      5,571,960
------------------------------------------------------------------------------------------------------------------------------------

Liabilities

Current and long-term liabilities
Deposits                                   2,656,750    3,226,544    353,769     681,515       789,123     1,626,239      2,698,694
Deposits received under securities
  repurchase                                 274,582       57,048          -           -       302,735        40,860        275,984
Funds from acceptance and issue of
securities                                 3,282,306            -          -           -             -         8,446        147,812
Interbank accounts                           159,428      187,081      2,631       7,048         9,411        19,751        196,632
Interbranch accounts                           8,311        7,616      5,995       1,584           374        35,421         19,237
Borrowings                                   625,685      108,727        897           -             -         6,627         25,540
Onlendings - official institutions               390          577      7,417           -             -       166,629        244,013
Technical provisions for insurance -
  unrestricted                                     -            -          -           -             -           264          2,741
Derivative financial instruments              59,435            -          -           -             -         1,682              -
Other liabilities                          4,062,961      607,787    196,190     279,429       458,595       935,945      1,413,796
Technical provisions for insurance -
  unrestricted                                     -            -          -           -             -        37,230         54,284
Deferred income                              157,486          229        975           6            10         1,842          3,829
Minority interest in subsidiaries          1,378,040      196,007         50      12,227        12,066         4,169          2,788
Stockholders' equity
Capital and reserves                       2,677,386      613,309    153,662   1,807,237     1,759,744       582,236        437,954
Net income for the period                    221,114      100,059      5,441      47,717        49,167      (153,024)        48,656

Total                                     15,563,874    5,104,984    727,027   2,836,763     3,381,225     3,314,317      5,571,960
------------------------------------------------------------------------------- ----------------------------------------------------

(1) Includes Banco Banerj S.A., Banerjcard Administradora de Cartoes de Credito Ltda. (only at June 30, 2001), Banco Itau Buen Ayre S.A., Externalizacion Global S.A., Inversora del Buen Ayre S.A., Figueira Administracao e Participacoes Ltda. (only at June 30, 2001) and, only at June 30, 2002, Itaucard Administradora de Cartoes de Credito e Imobiliaria Ltda. (up to March 31, 2002) and Itaucard Financeira S.A. Credito e Financiamento e Investimento and subsidiaries, because of reorganization process in which Banerj acquired their control, reason why assets have remarkably increased when compared to June 30, 2001.

(2) Includes Banco BEG S.A., BEG - Distribuidora de Titulos e Valores Mobiliarios S.A. and SISPLAN - Sistema de Processamento de Dados, Planejamento e Administracao de Cartoes de Credito Ltda.

(3) Includes Banco Bemge S.A., Bemge Administradora de Cartoes de Credito Ltda., Investimentos Bemge S.A., Lineinvest Participacoes S.A. (new name of Guaxinim Administracao e Participacoes Ltda.) and only at June 30, 2001, Itaucard Financeira S.A. Credito, Financiamento e Investimento, IFE - Banco Bemge (Uruguay) S.A.

(4) Includes Banco Banestado S.A., Asban S.A. Participacoes, Banco Del Parana S.A., Banestado Administradora de Cartoes de Credito Ltda., Banestado Leasing S.A. - Arrendamento Mercantil, Banestado Corretora de Valores Mobiliarios S.A., Banestado S.A. - Participacoes, Administracao e Servicos and Capitaliza - Empresa de Capitalizacao S.A.

NOTE 22 - STATEMENT OF CASH FLOW


We present below the Statement of Cash Flows prepared using the Indirect Method:

----------------------------------------------------------------------------------------------------------------
                                                               ITAU                         ITAU CONSOLIDATED
                                                     ----------------------------  -----------------------------
                                                       01.01 to       01.01 to         01.01 to        01.01 to
                                                      06.30.2002     06.30.2001       06.30.2002      06.30.2001
---------------------------------------------------  ------------  --------------  ---------------  ------------
Operating Activities
  Net Income                                           996,122        1,384,205       1,047,831        1,456,829
    Valuation allowance for securities                       -           28,099               -           55,311
    Allowance for loan losses                          599,044          343,423         943,305          612,672
    Variation in technical provisions for
      insurance, private pension and capitalization          -                -         494,514          413,745
    Deferred income tax assets                        (342,649)        (182,646)       (276,369)        (290,714)
    Allowance (reversal) for losses on other assets        618           (6,063)          3,193          (13,208)
    (Gain) loss on the sale of assets                  (30,091)          15,417          14,172           30,524
    Amortization of goodwill                           110,752           78,382          25,430            3,355
    Equity in the results of subsidiary and
      associated companies                            (941,485)        (833,538)       (199,975)         (21,275)
    (Gain) loss on translation of currencies                 -                -         175,327           (1,917)
    Extraordinary results in related companies               -         (229,067)              -                -
    (Gain) loss on the sale of investments                 145               36           2,407              139
    Allowance (reversal) for losses on other
     investments                                             -                -          (1,069)           2,791
    Depreciation and amortization                      248,467          191,917         267,796          235,494
    Minority interest                                        -                -         153,698           64,501
    Changes in assets and liabilities
      (Increase) decrease in short-term
         interbank deposits                         (1,822,869)       2,068,442      (3,406,430)       1,339,347
      (Increase) decrease in securities             (1,098,283)         589,605        (490,376)       1,188,271
      (Increase) decrease in compulsory
        deposits with the Brazilian Central Bank       189,014          (63,701)        489,736          (73,841)
      (Increase) decrease in interbank and
        interbranch accounts                            39,445         (244,679)         33,236         (293,161)
      (Increase) in loan operations                   (804,072)      (2,294,045)     (1,357,919)      (3,184,944)
      (Increase) decrease in leasing operations         31,794                -         131,515         (337,335)
      (Increase) in other receivable and assets      1,286,175       (2,108,434)      1,780,709       (1,817,334)
      (Decrease) increase in technical provisions
        for insurance, private plans and
        capitalization                                       -                -        (259,626)        (310,980)
      (Decrease) increase in other liabilities        (759,681)       1,309,152      (1,447,606)       1,527,593
      (Decrease) in deferred income                    (18,191)            (144)        (20,387)          (3,890)
Net cash provided by (used in) operating activities (2,315,745)          46,361      (1,896,888)         581,973


Investing activities
    Interest on own capital/dividends received          21,793          574,001               -                -
    Sale of assets not for own use                      28,552           54,837         137,492          188,004
    Sale of investments                                103,214           83,763           8,013           13,198
    Sale of fixed assets in use                         17,300           39,289         124,290           70,627
    Decrease in deferred charges                             -              625           4,808              770
    Acquisition of assets not for own use              (27,289)         (44,790)       (128,863)        (132,633)
    Acquisition of investments                        (162,717)         (52,647)       (197,655)         (23,420)
    Goodwill on the acquisition of investments         (47,742)               -         (49,818)          (3,355)
    Acquisition of fixed assets in use                (210,720)        (163,662)       (280,638)        (280,163)
    Investments in deferred charges                    (77,441)         (24,662)        (63,190)         (38,024)
    Change in minority interest                              -                -         (16,058)         (38,936)
Net cash provided by (used in) investing activities   (355,050)         466,754        (461,619)        (243,932)


Financing activities
    Increase (decrease) in deposits                    431,005         (252,643)         423,286        (712,117)
    Increase (decrease) in open market funds           960,489       (2,515,151)         226,378      (1,724,167)
    Increase (decrease) in funds from the issue
      of securities                                    675,682          901,905         945,885          911,988
    Increase (decrease) in borrowings and onlendings   (58,831)       2,142,437         120,173        2,009,262
    Increase in derivative financial instruments       773,643                -         654,370                -
    (Decrease) in subordinated debt                    432,702                -         453,985                -
    Exercised options                                   29,034              416          29,034              416
    Share subscription                                  57,050              121          57,050              121
    Purchase of own shares                            (209,359)        (399,196)       (209,359)        (399,196)
    Prior years' adjustments to securities and
      derivatives - Circ 3068/01 and 3082/02            24,021                -          20,495                -
    Change of market value in the period               (37,002)               -         (33,476)               -
    Interest on own capital paid and/or
      provisioned                                     (180,121)        (386,763)       (180,121)        (386,763)
    Reversal of provision of interest on capital         1,463                -           1,463                -
Net cash provided by (invested in) financing
  activities                                         2,899,776         (508,874)      2,509,163         (300,456)

Increase in cash and cash equivalents, net             228,981            4,241         150,656           37,585

  Cash and cash equivalents at the beginning of
    the period                                       1,519,104        1,291,964       1,895,760        1,559,617
  Cash and cash equivalents at the end of the
    period                                           1,748,085        1,296,205       2,046,416        1,597,202

Increase in cash and cash equivalents, net             228,981            4,241         150,656           37,585
----------------------------------------------------------------------------------------------------------------

REPORT OF THE ITAUBANCO INTERNAL CONTROL COMMITTEE


1. During the first half, the Bank's Internal Control Systems, implemented in 1999, were subject to new improvements aiming at minimizing risks, mainly those with an operating nature, to which our Institution's activities are subject. Among these initiatives the launching of an information security policy and the creation of a system destined for the registration and follow-up of operating risk events are the highlights.


2. The report, dated July 16, taking place every six months, was prepared by the Internal Audit and made available to the Brazilian Central Bank, and describes with convenient detail the main achievements in the period, seeking the improvement of business and operating processes and the actions developed to assure the permanent compliance of the multiple activities of the Bank with legal and regulatory provisions. The document is concluded with an evaluation on the compliance with recommendations presented in prior reports, and formulates new and pertinent recommendations, general or specific, the latter for several areas of the Bank.


In our opinion, the report under analysis should be approved regarding its recommendations and its conclusions.


This is the REPORT that the Committee submits to the approval of the Board of Directors, under the terms of item 3, article 7 of the Bank's By-Laws.




                                                      Sao Paulo - August 1, 2002


                                                                  The Councilors

                                                        Carlos da Camara Pestana

                                                            Alcides Lopes Tapias

                                                Luiz Assumpcao Queiroz Guimaraes

                                    (Approved at the August 5 Board of Directors
                                                                        Meeting)

OPINION OF THE FISCAL COUNCIL



The members of Banco Itau S.A.'s Fiscal Council, having examined the financial statements relating to the half ended June 30, 2002, have verified the correctness of all the elements presented and understand that they fairly reflect the Company's accounts, financial position and the activities during the period, recommending that they be approved by the Company's Administrative Council.




                                                      Sao Paulo - August 5, 2002


                                                Gustavo Jorge Laboissiere Loyola

                                                          Alberto Sozin Furuguem

                                                              Iran Siqueira Lima

REPORT OF INDEPENDENT ACCOUNTANTS



August 2, 2002


To the Board of Directors and Stockholders

Banco Itau S.A.


1. We have audited the financial statements of Banco Itau S.A. and of Banco Itau S.A. and subsidiary companies as of June 30, 2002 and 2001, prepared under the responsibility of the management of the Bank. Our responsibility is to express an opinion on these financial statements.


2. We conducted our audits in accordance with approved Brazilian audit standards, which require that we perform our audits to obtain reasonable assurance about whether the financial statements are fairly presented in all of material respects. Accordingly, our work included, among other procedures: (a) planning our audits taking into account the significance of balances, the volume of transactions and the accounting systems and internal controls of the Bank and its subsidiary companies, (b) examining, on a test basis, evidence and records supporting the amounts and disclosures (c) assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation.


3. In our opinion, the financial statements present fairly, in all material aspects, the financial position of Banco Itau S.A. and Banco Itau S.A. and subsidiary companies at June 30, 2002 and 2001, and the result of operations, the changes in stockholders' equity and the changes in financial position for the six-month periods then ended, as well as the consolidated results of operations and the consolidated changes in financial positions for the six-month periods then ended, in conformity with Brazilian generally accepted accounting practices.





PricewaterhouseCoopers                  Ricardo Baldin

Auditores Independentes                 Partner

CRC 2SP000160/O-5                       Contador CRC 1SP110374/O-0

June 30, 2002


[GRAPHICS OMITTED]



Management's Discussion & Analysis

Indice

 Executive Summary                                                        72
--------------------------------------------------------------------------------
 Analysis of the Consolidated Performance                                 77
--------------------------------------------------------------------------------
    Results of the Second Quarter 2002                                    78
    ----------------------------------------------------------------------------
    Statement of Reallocated Income                                       82
    ----------------------------------------------------------------------------
    Analysis of Reallocated Financial Margin                              83
    ----------------------------------------------------------------------------
    Provision for Loan and Lease Losses                                   85
    ----------------------------------------------------------------------------
    Banking Service Fees                                                  90
    ----------------------------------------------------------------------------
    Administrative Expenses                                               92
    ----------------------------------------------------------------------------
    Extraordinary Result                                                  94
--------------------------------------------------------------------------------
 Analysis by Segment                                                      95
--------------------------------------------------------------------------------
    Banking                                                               98
    ----------------------------------------------------------------------------
    Credit Cards                                                          99
    ----------------------------------------------------------------------------
    Insurance, Capitalization and Pension Plan Operatrions               100
    ----------------------------------------------------------------------------
    Fund Managemen                                                       103
--------------------------------------------------------------------------------
 Analysis of the Consolidated Balance Shee                               104
--------------------------------------------------------------------------------
    Assets and Liabilities by Segmen                                     105
    ----------------------------------------------------------------------------
    Maturit                                                              107
    ----------------------------------------------------------------------------
    Securitie                                                            108
    ----------------------------------------------------------------------------
    Credit Operation                                                     110
    ----------------------------------------------------------------------------
    Stockholder's Equity                                                 113
    ----------------------------------------------------------------------------
    Balance Sheet by Currenc1
--------------------------------------------------------------------------------
 Activities Abroad and Foreign Exchange Transaction                      116
--------------------------------------------------------------------------------
    Activities Abroad                                                    117
    ----------------------------------------------------------------------------
    Banco Itau Buen Ayre                                                 118
--------------------------------------------------------------------------------
 Risk Management                                                         119
--------------------------------------------------------------------------------
 Independent Auditors' Report                                            122
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
The effects of exchange variation on foreign investments are distributed in the Statement of Income according to the nature of the corresponding accounts.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
The tables of this report have the numbers expressed in millions. However, the variations and totals were calculated based on numbers expressed in whole units.
--------------------------------------------------------------------------------

Future expectations resulting from this analysis should take into consideration the risks and uncertainties surrounding any activity and which are beyond the control of the companies in the group (political and economic changes, volatility of interest and exchange rates, technological change, inflation, financial desintermediation, competitive pressures on products and prices, and changes in tax legislation).
--------------------------------------------------------------------------------

Executive Summary                                                Banco Itau S.A.


Highlights                                                                 R$ Million (except where indicated)

Consolidated Balance Sheet                             Jun 30, 02   Mar 31, 02     Jun 30, 02       Jun 30, 01

   Total Assets                                          87,022      79,913          87,022          74,886
   Credit Operations                                     30,158      28,066          30,158           27,046
   Sureties, Endorsements and Guarantees                  4,681       4,474           4,681            4,052
   Securities + Interbank Accounts                       26,236      23,792          26,236           23,310
   Stockholder's Equity of Itai Consolidated              8,288       7,842           8,288            7,311

 Statements of Income                                 2nd Q./02     1st Q./02      1st Sem./02       1st Sem./01
   Recurring Net Income                                     567         504           1,071            1,232
   Extraordinary Net Income                                 (23)          0            (23)              225
        Net Income                                          544         504           1,048            1,457
   Financial Margin                                       2,040       1,831           3,871            3,256
   Net Income from Financial Operations                   1,528       1,400           2,928            2,643
   Bank Service Fees                                      1,004         996           2,000            1,767

 Income per Shares (R$)
   Consolidated Net Income (per thousand shares)           4.89        4.52            9.41            12.90
   Number of Outstanding Shares (in million)            111,295     111,370         111,295          112,896
   Book Value (per thousand shares)                       74.47       70.42           74.47            64.76
   Dividends/JCP* (R$ Million)                               61         119             180              387
   Dividends/JCP* per thousand shares                      0.55        1.07            1.62             3.43
   Market Capitalization ( R$ Million - period end)      17,188      20,628          17,188           21,914
   Market Capitalization ( US$ Million - period end)      6,043       8,878           6,043            9,507

Performance Ratio (%)
   Recurring ROE Annualized                               30.3%       28.3%           27.5%            36.6%
   ROE Annualized                                         29.0%       28.3%           26.9%            43.8%
   ROA Annualized                                          2.5%        2.5%            2.4%             3.9%
   Risk -Based Capital Ratio                              15.3%       15.2%           15.3%            13.7%
   Efficiency Ratio**                                     55.0%       55.4%           55.2%            56.0%

Relevant Data                                           Jun 30, 02  Mar 31, 02     Jun 30, 02       Jun 30, 01
   Assets Under Management                               56,243      57,274          56,243           47,545
   Employees                                             43,158      44,161          43,158           45,604
   Active Customers (Million)                               9.0         8.8             9.0              7.7
   Branches (units)                                       2,279       2,263           2,279            2,114
   CSBs (units)                                             907         926             907              863
   Automated Teller Machines (units)                     15,855      14,425          15,855           12,242



Ratings
                                                                National     International
FitchRatings (London)
    Short Term                                                   Fl+(bra)              B
    Long Term                                                    AA+(bra)             B+
    Individual                                                     -                 B/C
    Legal                                                          -                  4T
  Moody's (New York)
    Financial Strength                                             -                   C
    Bank Deposits - Foreign Currency                               -               B2/NP
    Bank Deposits - Local Currency                                 -              A3/P-2
    Long Term Deposit                                            Aaa.br                -
    Short Term Deposit                                             BR-1                -
    Deposit Notes/CD Program                                                        B2/-
    Senior Unsecured                                                                 Ba2
  Standard & Poor's (New York)
    Foreign Currency - Long Term                                                      B+
    Foreign Currency - Short Term                                                      B
    Local Currency- Long Term                                      br.AA              BB
    Local Currency- Short Term                                     br.A-1              B
  Atlantic Rating (Rio de Janeiro)                                  AAA                -

  * JCP (Interests on Capital)
  **Efficiency Ratio was calculated using the recurring net income.

Executive Summary                                                Banco Itau S.A.


Consolidated Balance Sheet

                                                                                                                      R$ Million
                                                                                                          VARIATION
 ASSETS                                                  Jun 30, 02   Mar 31, 02   Jun 30, 01     Jun.02-Mar.02    Jun.02-Jun.01

Current and Long Term Assets                                 83,524       76,667       71,660          6,857        11,864
   Cash And Cash Equivalents                                  2,046        1,873        1,597            173           449
Short-term Interbank Deposits                                13,471        8,797        7,374          4,674         6,097
   Securities                                                19,818       20,027       19,715           (210)          103
   (Securities Valuation Allowance)                               0        (730)      (1,004)            730         1,004
   Interbank and Interbranch Accounts                         7,138        7,960        7,495           (822)         (357)
  Loans                                                      25,579       23,564       22,063          2,015         3,516
   Leasing Operations                                         1,233        1,329        1,292            (95)          (59)
   (Allowance for Loan Losses)                               (2,911)      (2,668)      (2,190)           (243)         (721)
   Other Assets                                              17,151       16,517       15,318            634         1,833
Foreign Exchange Portfolio                                    4,722        3,898        3,820            824           903
     Others                                                  12,429       12,618       11,499           (190)          930
 Permanent Assets                                             3,497        3,246        3,226            251           271
   Investiments in                                              944          731          709            213           236
   Fixed Assets                                               2,288        2,266        2,338             22           (50)
   Deferred Changes                                             265          249          179             16            86
 TOTAL ASSETS                                                87,022       79,913       74,886          7,108        12,136

                                                                                                         VARIATION
 LIABIL1TIES                                             Jun 30, 02   Mar 31, 02   Jun 30, 01      Jun.02-Mar.02  Jun.02-Jun.01
 Current and Long Term Liabilities                           74,887       68,537       64,457          6,351        10,430
   Deposits                                                  28,754       27,110       27,163          1,644         1,591
     Demand Deposits                                          6,356        5,981        6,056            375           300
     Saving Accounts                                         16,019       15,636       15,552            383           467
     Interbank Deposits                                         649          636          424             13           225
     Time Deposits                                            5,730        4,857        5,131            874           599
   Deposits Reoeved under Securities
     Repurchase Agreements                                   12,750       11,586        9,448          1,164         3,302
   Funds from Acceptances and Issue of Securities             3,852        3,136        3,879            716           (27)
   Interbank and Interbranch Accounts                         3,112        3,585        3,302           (473)         (190)
   Borrowings                                                 6,109        5,044        5,567          1,066           542
   On-lending Borrowings                                      3,182        3,105        3,312             77          (130)
   Derivative Financial Instruments                             654            0            0            654           654
   Other Liabilities                                         16,474       14,971       11,785          1,503         4,688
     Foreign Exchange Portfolio                               3,370        2,961        1,982            410         1,388
     Subordinated Debts                                       1,887        1,409            0            478         1,887
     Others                                                  11,217       10,602        9,803            615         1,413
 Technical Provisions for Insurance, Pension
   Plans and Cap.                                             2,951        2,787        2,412            164           539
 Deferred Income                                                147          166          134            (18)           13
 Minority interest in subsidiaries                              748          582          571            166           176
 Stockholder's Equity                                         8,288        7,842        7,311            446           977
 TOTAL LIABILITIES                                           87,022       79,913       74,886          7,108        12,136
 DEPOSITS                                                    28,754       27,110       27,163          1,644         1,591
 ASSETS UNDER MANAGEMENT                                     56,243       57,274       47,545         (1,031)        8,697
 TOTAL Deposits + Assets Under Management                    84,997       84,384       74,708            613        10,288

Executive Summary                                                Banco Itau S.A.

Consolidated Statement of Income of the Second Quarter of 2002

                                                                                                                R$ Million
                                                                                                        VARIATION
                                                          2nd Q./02    1st Q./02   1st Sem./02 1st Sem./01  2nd Q.02/     1stS.02/
                                                                                                                1stQ.02   1st S.01
 Income from Financial Operations                            7,487         3,300       10,787        7,557     4,187          3,230
   Loans                                                     3,896         1,724        5,620        3,901     2,172          1,719
   Leases                                                      240           256          496          421       (16)            75
   Securities                                                3,105         1,259        4,364        3,038     1,847          1,326
   Trade Finance and Foreign Exchange Portfolio                185             3          188           63       182            125
   Compulsory Deposits                                          60            58          118          134         2            (16)
 Expenses from Financial Operations                        (5,447)        (1,469)      (6,915)       (4,301)  (3,978)        (2,614)
   Deposits, Money Market and Interbank Funds              (3,738)        (1,163)      (4,901)       (3,120)  (2,575)        (1,781)
   Borrowings, Assignments and On-lending                  (1,550)          (145)      (1,695)         (857)  (1,404)          (838)
   Leases                                                    (159)          (161)        (320)         (324)       1              5
 Financial Margin                                            2,040         1,831        3,871         3,256      210            616
   Provision for Loan and Lease Losses                       (512)          (431)        (943)         (613)     (81)          (331)
 Net Income from Financial Operations                        1,528         1,400        2,928         2,643      128            285
 Other Operating Income (Expenses)                           (613)          (701)      (1,314)       (1,193)      87           (120)
   Banking Service Fees                                      1,004           996        2,000         1,767        7            233
   Insurance, Capitalization and Pension
       Plans Premiums                                          777           654        1,431         1,267      122            164
Expenses on Techical Provisions for Insurance,
   Cap. and Pension Plans                                     (298)         (197)        (495)         (414)    (101)           (81)
   Insurance Claims                                           (212)         (177)        (389)         (401)     (35)            12
   Selling Expenses- Insurance                                 (55)          (55)        (110)          (90)      (0)           (19)
   Pension Plan Benefit Expenses                               (75)          (75)        (150)         (114)       0            (36)
   Administrative Expenses                                  (1,734)       (1,633)      (3,366)       (2,993)    (101)          (373)
   Tax Expenses                                               (187)         (185)        (372)         (310)      (2)           (62)
   Equity in Income (Losses) of
     Unconsolidated Investments                                196             4          200            21      192            179
   Other Operating Income                                      449            97          546           324      351            222
   Other Operating Expenses                                   (478)         (132)        (610)         (251)    (346)          (359)
 Operating Income                                              915           699        1,614         1,450      215            165
   Non-operating Income                                        (37)          (15)         (51)           66      (22)          (118)
 Income before Income Tax and Social Contribution              878           685        1,563         1,516      193             47
 Income Tax and Social Contribution                           (109)         (143)        (253)         (100)      34           (152)
 Extraordinary Results                                         (23)           -           (23)          225      (23)          (248)
 Profit Sharing                                                (56)          (30)         (86)         (119)     (25)           34
 Minority Interests                                           (146)           (8)        (154)          (65)    (138)          (89)
 Net Income                                                    544           504        1,048         1,457       40          (409)
   Number of shares outstanding In Thousand            111,295,095   111,369,911  111,295,095   112,896,494  (74,816)   (1,601,399)
   Book value per thousand shares - R$                       74.47         70.42        74.47         64.76     4.05         9.71
   Net income per thousand shares - R$                        4.89          4.52         9.41         12.90     0.37        (3.49)


Executive Summary                                                Banco Itau S.A.

Second Quarter of 2002

Net Income

                                                        R$ Million

                Consolidated Net        Recurring Consolidated
                    Income                      Net Income
1st Q.00              365                          365
2nd Q.00              435                          435
3rd Q.00              462                          498
4th Q.00              579                          620
1st Q.01              625                          651
2nd Q.01              832                          581
3rd Q.01              699                          630
4th Q.01              234                          491
1st Q.02              504                          504
2nd Q.02              544                          567

Return on Equity(%)

                Consolidated Net        Recurring Consolidated
                    Income                      Net Income
1st Q.00              26.1                         26.1
2nd Q.00              30.3                         30.3
3rd Q.00              30.7                         33.3
4th Q.00              39.7                         42.9
1st Q.01              42.1                         44.0
2nd Q.01              53.9                         35.8
3rd Q.01              41.3                         36.7
4th Q.01              12.9                         28.6
1st Q.02              28.3                         28.3
2nd Q.02              29.0                         30.3

Net Income per Thousand shares(R$)

                Consolidated Net        Recurring Consolidated
                    Income                      Net Income
1st Q.00              3.10                         3.10
2nd Q.00              3.70                         3.70
3rd Q.00              3.92                         4.23
4th Q.00              5.03                         5.38
1st Q.01              5.51                         5.73
2nd Q.01              7.37                         5.15
3rd Q.01              6.20                         5.59
4th Q.01              2.09                         4.40
1st Q.02              4.52                         4.52
2nd Q.02              4.89                         5.10

Credit Operations (1)

                        R$ Billion
Mar00           20.2
Jun00           21.6
Sep00           22.2
Dec00           27.3
Mar01           31.2
Jun01           31.1
Sep01           33.5
Dec01           34.3
Mar02           32.5
Jun02           34.8

(1)  Endorsements and Sureties included.


- A volatile business environment marked the second quarter of 2002. The Brazilian Real fell 22.4% in relation to the U.S. dollar in the quarter and the base interest rate (Selic) remained at 18.5% p.a.

- Banco Itau achieved consolidated net income of R$ 544 million in the second quarter of 2002, representing growth of 8.0% in relation to the prior quarter. Net income per thousand shares was R$ 4.89 for the quarter.

- Extraordinary Results reduced net income by R$ 23 million. This amount basically consisted of the full amortization of the goodwill on the acquisition of preferred shares of BEG from minority stockholders (See explanatory note 17 in the financial statements).

- Stockholders' equity of the parent company totaled R$ 8,288 million, representing an increase of 5.7% in relation to the first quarter of the year.

- The annualized return on stockholders' equity (ROE) reached 29.0% in the period, developing positively in relation to the 28.3% reported in the prior quarter. Total assets amounted to R$ 87,022 million as of June 30, 2002, growing 8.9% in relation to the balance at the end of the prior quarter. Growth in this balance is basically due to the effects of exchange fluctuations on assets indexed in U.S. dollars. The annualized return on total assets (ROA) was 2.5%.

- The BIS ratio of Banco Itau reached 15.3% in the second quarter of 2002, remaining practically unchanged in relation to the prior period. It s important to note that the adjustments associated with the implementation of requirements set forth in Brazilian Central Bank - BACEN - Circulars 3.068 and 3.082 did not affect capital requirements.

- Circulars 3.068 e 3.082 of the BACEN introduced new criteria for recognizing and valuating securities and derivatives. The primary change relates to the valuation of assets, which must be marked to market.

-As of June 30, 2002, only R$131 million in National Treasury Notes (NTN-M) was classified by Itau in the category: securities held to maturity, because these securities are not transferable. We note that the great majority of the securities portfolio is marked to market in our balance sheet.

- Banco Itau utilized the same criteria used to prepare its US GAAP financial statements to classify and distribute securities among the new categories introduced by BACEN.

- The balance of credit operations plus guarantees totaled R$ 34,839, an increase of 7.1% in relation to the first quarter. Banco Itau implemented more restrictive credit policies due to the existing situation of the economy. Growth in the portfolio is basically due to the transactions indexed in U.S. dollars.

- The change in the financial margin had a positive impact on the efficiency ratio, which shifted from 55.4% to 55.0%.

- Assets under management totaled R$ 56.2 billion in June 2002, while the market share of Itau rose from 12.85% in March 2002 to 13.18% in June 2002. This allowed the bank to continue as one of the largest investment fund managers in the market.

--------------------------------------------------------------------------------
The effects of exchange variation on foreign investments are distributed in the Statement of Income according to the nature of the corresponding accounts.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
The tables of this report have the numbers expressed in millions. However, the variations and totals were calculated based on numbers expressed in whole units.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Future expectations resulting from this analysis should take into consideration the risks and uncertainties surrounding any activity and which are beyond the control of the companies in the group (political and economic changes, volatility of interest and exchange rates, technological change, inflation, financial desintermediation, competitive pressures on products and prices, and changes in tax legislation).
--------------------------------------------------------------------------------

Executive Summary                                                Banco Itau S.A.

Non accrual Loans Ratio (2) - Individuals x Businesses

--------------------------------------------------------------------------------
                Non Accrual Loans     Non Accrual Loans     Non Accrual Loans
                Ratio - Individuals   Ratio - Businesses          Ratio
--------------------------------------------------------------------------------
Dec-00                                                          4.45
Mar-01                                                          4.21
Jun-01                                                          4.25
Sep-01                9.93                  1.21                4.39
Dec-01               11.10                  1.50                5.01
Mar-02               11.62                  1.55                5.66
Jun-02               12.67                  1.73                5.90

(2)  Non accrual: Loans Overdue for more than 60 days


Partial Result of Insurance, Capitalization and Pension Plans

R$ Million
                 Insurance       Capitalization     Pension Plans     Total
1st Q.00            65                  22              1              88
2nd Q.00            58                  38              4             100
3rd Q.00            58                  27              4              89
4th Q.00            73                  27              4             104
1st Q.01            91                  39              2             132
2nd Q.01            77                  34              5             116
3rd Q.01            78                  30              1             110
4th Q.01            93                  20              2             114
1st Q.02           109                  43             (1)            151
2nd Q.02            85                  49              3             137


Efficiency Ratio(%)

Mar01           54.7%
Jun01           55.7%
Sep01           54.2%
Dec01           54.4%
Mar02           55.4%
Jun02           55.0%

Total Assets
R$ Billion

Mar00           54.1
Jun00           54.5
Sep00           57.2
Dec00           69.6
Mar01           74.6
Jun01           74.8
Sep01           81.7
Dec01           81.8
Mar02           79.9
Jun02           87.0


Assets under Management
R$ Billion

                Deposits                 Assets Under           Total
                                          Management

Dec00           27.9                         41.7               69,6
Mar01           27.2                         44.0               71,2
Jun01           27.2                         47.5               74,7
Sep01           27.1                         53.5               80,6
Dec01           28.3                         55.8               84,1
Mar02           27.1                         57.3               84,4
Jun02           28.8                         56.2               84,7



Banco Itau reported consolidated income of R$ 544 million in the second quarter of 2002, compared to R$ 504 million in the first quarter. The main changes that occurred in the quarter involved the following:


a)   The positive swing in the financial margin                   R$210 million

b)   The decrease in the allowance for doubtful loans           R$ (81) million


c)   The decrease in administrative expenses                   R$ (101) million

d)   The positive change in equity interest in the
     income of affiliated and subsidiary companies                 R$54 million

e)   Extraordinary Result                                       R$ (23) million

f)   Other                                                       R$(19) million
                                                                ---------------
TOTAL                                                             R$ 40 million

Financial Margin

This margin is analyzed using the concept of a reallocated margin (See reallocated financial margin). The main effects that arise when comparing the two quarters are as follows:


-    Foreign exchange gain on foreign investments
     allocated in the financial margin/Effect of
     exchange fluctuations on operations in Brazil and
     over seas.                                                 R$  673 million

-    Setting up of a provision for shares related to the
     AOLA (America Online Latin America Inc.) operation
     and which are included in the balance sheet
     of Banco Itau net of the related liabilities, so
     that they reflect their market value.                      R$(260) million

-    Due to the instability of the economy and the
     increase in market volatility, Banco Itau established
     an additional provision to cover possible future
     risks related to fluctuations in quoted prices.            R$(130) million

-    The mark to market effects of swaps had a negative
     impact on the results of operations
     with securities in the quarter.                            R$ (95) million

-    Other                                                      R$   22 million
                                                                ---------------
SUBTOTAL                                                        R$  210 million

Provision for Loan Losses

The increase in the provision for loan losses is
basically due to the developments in the situation
of past due loans, as well as the reappraisal of customer
risk for specific business sectors.                             R$ (81) million
                                                                ---------------
SUBTOTAL                                                        R$ (81) million

Administrative Expenses

Among the various factors that affect administrative expenses, we highlight the following:

-    Among the factors that contributed to the
     increase of R$ 76 million in the expenses
     with dismissals and labor suits, an important
     one was the anticipation of the Banestado's
     staff adjustment                                           R$ (76) million

-    Others                                                     R$ (25) million
                                                                ---------------
SUBTOTAL                                                        R$(101) million

Equity in Income (Losses) of Unconsolidated Investments/Minority Interest

The results related to this account in the second quarter of 2002 were basically attributable to the following factors:

-    The effect of the devaluation of the U.S.
     dollar in relation to the Euro together with
     the effects of the devaluation of the Brazilian
     Real in relation to the U.S. dollar affected the
     value of our investment in the Banco Portugues
     de Investimentos.                                         R$   180 million

-    Minority interest in subsidiaries, especially
     Banco Itau Europa.                                        R$ (138) million
 - Other                                                       R$    12 million
                                                                  -------------
SUB-TOTAL                                                      R$    54 million


Extraordinary Results
Basically related to the full amortization
of goodwill paid on the acquisition
of minority holdings in BEG.                                    R$  (23)million

Other                                                           R$ (19) million
                                                                ---------------
TOTAL                                                           R$   40 million

[GRAPHICS OMITTED]


                                Analysis of the
                                  Consolidated
                                  Performance

Results of Operations

Net income of Banco Itau S.A. totaled R$ 544 million in the second quarter of 2002. This amounts to an increase of 8% in relation to the prior quarter.

Stockholders' equity of the parent company totaled R$ 8,288 million, representing an increase of 5.7% in relation to the first quarter of the year. This increase is fundamentally attributable to the profit obtained in the period.

The annualized return on equity (ROE) reached 29% in the quarter, developing positively in relation to the 28.3% reported for the first three months of 2002. Total assets reached R$ 87,022 million as of June 30, 2002, growing 8.9% in relation to the end of the prior quarter. This growth is due in part to the foreign exchange gains on assets indexed or denominated in a foreign currency. Annualized return on total assets (ROA) reached 2.5%.

Results of operations of Itau in the second quarter of 2002 were positively influenced by the 11.4% growth in the financial margin, which reached R$ 2,040 million. The foreign exchange gain on foreign investments played an important role in the growth of the margin in the quarter.

Extraordinary income net of taxes reduced net income by R$ 23 million in the second quarter of 2002, due to the complete amortization of goodwill paid to acquire minority holdings in BEG.


Foreign Exchange and Interest Rates

Unlike the first several months of the year, an extremely volatile environment marked the second quarter of 2002.

The Brazilian economy once again entered a period of broad fluctuations in exchange and future interest rates. Two adverse factors were fundamentally responsible for this new cycle of instability.

On the one hand, uncertainty grew in relation to the presidential succession in Brazil. On the other, aversion to risk intensified in international markets, due to the fraudulent reporting discovered in the financial statements of several prominent U.S. companies.

In order to face this new period of instability, the Brazilian government increased its primary surplus target for 2002 from 3.5% of GDP to 3.75%. The Central Bank also increased compulsory deposits on time deposits from 10 to 15%, and from 15 to 20% for savings deposits. These measures were intended to reduce liquidity in the system without having to raise interest rates and avoid additional pressure on the exchange rate.

In addition, the minimum level of foreign reserves stipulated in the agreement with the IMF was reduced from US $ 20 billion to US 15 billion, and Brazil borrowed US$ 10 billion from this institution, strengthening its capacity to intervene in foreign exchange markets. A US$ 3 billion program to repurchase foreign public debt securities which is designed to reduce the price volatility of Brazilian securities was also announced. Finally, the Brazilian Central Bank divulged a schedule for daily interventions in foreign exchange markets, in order to combat fluctuations in rates due to insufficient liquidity.

However, these measures were unable to avoid the 22.4% devaluation in the Brazilian real during the quarter. As of June 30, the base interest rate (Selic) was set at 18.5% p.a., remaining stable in relation to the prior quarter despite the significant fluctuations in interest rates on futures markets.


     Macroeconomics Ratios
                       2(degree)   1(degree)   2(degree)   1(degree)   1(degree)
                        Q./02         Q./02      Q./01      S./02        S./01

    CDI                 4.3%          4.2%      3.8%         8.6%         7.5%
    Exchange Rate      22.4%          0.1%      6.6%        22.6%        17.9%
    IGPM                3.0%          0.5%      2.9%         3.5%         4.3%
    Savings             2.1%          2.1%      2.0%         4.2%         3.9%

Analysis of the Consolidated Performance

Accounting Reclassifications due to the Change of Itaucard Company to Financial Institution

The credit card, Itaucard, which was managed in the past by Itaucard Administradora de Cartoes de Credito e Imobiliaria Ltda., began to be managed by Itaucard Financeira S.A. Credito, Financiamento e Investimento on April 1, 2002.

The new company began to finance Itaucard customers, while continuing its original primary business as an issuer/administrator of credit cards.

The change in Itaucard's business from a credit card company to a financial services company made it necessary to adjust the company's chart of accounts to agree with the Cosif model established by the Brazilian Central Bank. This resulted in the reclassification of accounting entries in the consolidated chart of accounts of Banco Itau.

The primary change in the balance sheet occurred in accounts receivable from customers, which were no longer included in the loan group, but in other accounts receivable instead. Consequently, the balance sheet loans and financing account now only includes customer-financing balances. It is important to point out that there was no change in total loans, because this item includes all transactions that involve credit risk, which are, therefore, subject to provisioning in the allowance for doubtful loans account.

The main changes in relation to the statement of income included the following:

- Revenues from guarantees provided by Itaucard are no longer recorded as service income, but are instead included in loan revenues as financing charges.

- The primary change in administrative expenses occurred in the credit card management account, because the expenses related to processing services provided to Itaucard by Credicard are no longer included in other operating expenses. They are now included in other administrative expenses.

The reclassified financial statements can be found at the website:
www.itauir.com

Regulatory Changes Related to Banking Activities

Important changes in the regulatory universe of banking activity and investment funds industry were carried out during the second quarter.

Securities

BACEN Circular 3.068 dated November 8, 2001 introduced new criteria for the recording and classification of securities, in order to harmonize Brazilian accounting practices with those used internationally.

The following categories have been created for classification of securities:
Securities for Sale, Securities Available for Sale, and Securities Held to Maturity.

The category, securities for sale, should include those securities acquired for active trading. Fluctuations that result in adjustments to their market value must be included in results of operations for the period.

The balance of securities for negotiation of Banco Itau reached R$ 9,233 million as of June 30, 2002, equivalent to 45.2% of the total securities portfolio. Public securities corresponded to 52.2% of this total.

When a financial institution has the financial capacity and intention to hold securities in its portfolio up to maturity, these securities should be accounted for in the securities held to maturity category. BACEN Circular 3.129 subsequently required that the aforementioned financial capacity be proven based on cash flow projections that do not include the sale of such securities. The securities classified in this category should be valued at their acquisition cost, plus any accrued income in the period, thus affecting income.

The balance of securities kept through maturity by Itau totaled R$ 131 million as of June 30, 2002. This balance was exclusively comprised of National Treasury Notes, which are not transferable. This total represents only 0.6% of the total securities portfolio, making it evident that Itau classified its securities portfolio in strict agreement with its operations.

The category, securities available for sale, should include securities that do not fall into either of the aforementioned categories. Differences resulting from adjustment of these securities to their market value should be segregated in a stockholders' equity account, net of tax effects. Unrealized gains or losses recorded in stockholders' equity must be transferred to results of operations when these securities are sold.

As of June 30, 2002, the securities portfolio of Itau available for sale totaled R$ 10,522 million, corresponding to 51.5% of the total securities portfolio. Public securities comprise 65.6% of the total portfolio.

Analysis of the Consolidated Performance

As a consequence of the introduction of its Tier II American Depositary Receipts (ADR's), Banco Itau has adopted the classification of the securities portfolio in the aforementioned categories since 1998.

Accordingly, Banco Itau adopted the same criteria applied to the financial statements based on Accounting Principles Generally Accepted in the United States (US-GAAP) to distribute securities among the new categories required by the Brazilian Central Bank.

Derivatives

Criteria for recognizing and valuing derivative financial instruments were modified by BACEN Circular 3.082 dated January 30, 2002.

The primary change introduced by this circular relates to the valuation of transactions with derivative financial instruments. It stipulates that the calculation of an instrument value must be based on market prices.

The balance of derivative financial instruments reached R$ 529 million at June 30, 2002. This balance is equivalent to 2.6% of the total investments in securities and was marked to market.

Fixed Income Investment Funds

Circular 3.086 dated February 15, 2002 introduced new criteria for recognizing and valuating securities and derivative financial instruments held by investment funds, income funds that invest in other funds, individual retirement funds, and overseas investment funds.

The main change deals with the requirement that the value of securities and derivative instruments be marked to market and that the respective appreciation or devaluation be included in the adequate revenue or expense account for the period.

The implementation of these new rules had a very significant impact on investment funds, resulting in the migration of a portion of investments to other types of investments.

With regards to Banco Itau, we note a positive evolution of 0.7% in the balance of deposits added to the balances of funds and portfolios managed between the quarters. This is the result of the migration of a portion of these funds to savings accounts and Bank Deposit Certificates (CDB).

Equity Markets

Brazilian stock markets were hard hit by the adverse circumstances that existed in the second quarter of 2002. The Bovespa Index ended the quarter at 11,139 points, representing a loss in value of 16.0% in relation to the 13,254 points shown in March 2002.

The preferred (PN) shares of Banco Itau reached R$ 160.00 per one thousand shares, representing a drop in value equivalent to 13.7% in the quarter. Common
(ON) shares reached R$ 150.00 per one thousand shares at the end of June, representing a loss in value of 18.9% in the quarter.

Market Capitalization reached R$ 17,188 million as of June 30, 2002, falling 16.7% in relation to the end of the first quarter of 2002.

Market Capitalization

    (R$ Million)*

1997            6,275
1998            6,786
1999           17,834
2000           21,297
2001           19,582
2002(**)       17,188

(*)  The value refers to the rate at each year's last day.
(**) Value at June 30, 2002

Analysis of the Consolidated Performance


Interest of Own Capital Paid/Provisioned-       Interest of Own Capital Paid/
Quarter(*)                                      Provisioned (*)/Net Income -
                                                Quarter

1st Q./01       163                             1st Q./01       26%
2nd Q./01       224                             2nd Q./01       27%
3rd Q./01       241                             3rd Q./01       34%
4th Q./01       180                             4th Q./01       77%
1st Q./02       119                             1st Q./02       24%
2nd Q./02        61                             2nd Q./02        11%


Consolidated Net Income per Thousand            Interest of Own Capital Paid/
Shares - Quarter                                Provisioned (*)/Net Income -
                                                Year

1st Q./01       5.51                             1998            39%
2nd Q./01       7.37                             1999            32%
3rd Q./01       6.20                             2000            34%
4th Q./01       2.09                             2001            34%
1st Q./02       4.52
2nd Q./02       4.89                             (*) Gross of taxes



Preferred Shares - Appreciation (**)
Evoloution of US$ 100 invested in June 1992

          [GRAPHIC OMITTED]


Annual Appreciation
o    10 years (Average)  23.68%
o    5 years (Average)    4.46%
o    12 months          (33.26)%
o    2002               (24.75)%

June 1992                               June 2002
Itau            US      $100            US      $838
IBovespa        US      $100            US      $245

Analysis of the Consolidated Performance


Statement of Reallocated Income

The table below presents various financial statement reclassifications which, according to the understanding of the management of Itau, allow a clearer understanding of the factors that affected income in the quarters analyzed.

                                                                                                                        R$ Million

                                                                 2ndQ./02                            1stQ./02
                                                                            Reallocated                           Reallocated
                                                   Published  Reallocations    Result   Published  Reallocations    Result
 Income from Loan Operations (1)                       3,976        (28) (a)    3,948      1,819         (34) (a)    1,786
 Securities                                            3,106       (873) (b)    2,232      1,260        (653) (b)      606
 Trade Finance and Foreign Exchange Portfolio            185        189  (c)      374          3         (10) (c)       (7)
 Funding Expenses (2)                                 (5,227)       638  (d)   (4,589)    (1,250)        644  (d)     (607)
 Financial Margin                                      2,040        (75)        1,966      1,831         (53)        1,778
   Provision for Loan and Lease Losses                  (512)        -           (512)      (431)         -           (431)
   Credits Recoveries and Renegociated                    -          61  (e)       61        -            60  (e)       60
 Total Provision for Loan and Lease Losses              (512)        61          (451)      (431)         60          (371)
 Net Income from Financial Operations                  1,528        (14)        1,514      1,400           7         1,407
 Other Operating Income (Expenses)                      (613)        14          (600)      (701)         (7)         (708)
   Banking Service Fees                                1,004          6  (f)    1,010        996           4 (f)     1,001
   Partial Result of Insurance, Capitalization
    and Pension Plans                                    137         -            137        151          -            151
   Administrative Expenses                            (1,734)        -         (1,734)    (1,633)         -         (1,633)
   Taxes Expenses                                       (187)        -           (187)      (185)         -           (185)
   Equity in Income (Losses) of Unconsolidated
    Investments                                          196         -            196          4          -              4
   Other Operating Income/Expenses                       (29)         7  (g)      (22)       (34)        (12) (g)      (46)
 Operating Income                                        915          0           915        699          (0)          699
   Non-Operating Income                                  (37)        -            (37)       (15)         -            (15)
 Income Before Tax                                       878          0           878        685          (0)          685
   Income Tax and Social Contribution                   (109)        -           (109)      (143)         -           (143)
   Extraordinary Results                                 (23)        -            (23)        -           -            -
   Profit Sharing                                        (56)        -            (56)       (30)         -            (30)
   Minority Interests                                   (146)        -           (146)        (8)         -             (8)
 Net Income                                              544          0           544        504          (0)          504


1) Income from Credit Operations was added to income and expenses from Leasing Operations.

2) Expenses from Fundings were added expenses from Loans Operations, Borrowings and Onlendings and Compulsory Deposits.


Reclassifications made in the Statement of Income

                                                        2ndQ./02      1stQ./02
a) Income from Loan Operations
     Reallocations:                                        (28)          (34)
        Financial Income from Foreign Trade Financing       33            27
        Income from Recoveries of Written off Loans        (61)          (60)

b) Securities Incomes
     Reallocations:                                       (873)         (653)
        Repurchase Commitments Expenses                   (507)         (444)
        Exchange Variation Income and Expenses
          tied to derivative-related strategies           (252)           (3)
        Income and Expenses relating to the net
          foreign exchange long position                    29            (1)
        Exchange Variation on the Assumption of Foreign
          Trade Financing Debts                           (143)         (205)

c) Foreign Exchange Income
     Reallocations:                                        189           (10)
        Financial Income and Expenses from Foreign
          Trade Financing                                  (21)          (21)
        Income from commissions and banking fees,
          related to
        Foreign Exchange Operation                          (6)           (4)
        Exchange Variation Income and Expenses tied to
          derivative-related strategies                    252             3
        Income and Expenses relating to the net
          foreign exchange long position                   (29)            1
        Expenses on commissions paid to foreign bankers     (7)           12

d)  Funding Expenses
      Reallocations:                                       638           644
        Repurchase Commitments Expenses                    507           444
        Exchange Variation on the Assumption of
          Foreign Trade
        Financing Debts                                    143           205
        Financial Expenses from Foreign Trade Financing    (12)           (5)

e)  Provision for Loan Losses
      Reallocations:                                        61             60
        Income from Recoveries of Written off Loans         61             60

f)  Banking Service Fees
      Reallocations:                                         6              4
        Income from commissions and banking fees,
          related to
        Foreign Exchange Operations                          6              4

g)  Other Operating Income (Expenses)
      Reallocations:                                         7            (12)
        Expenses on commissions paid to foreign bankers      7            (12)

Analysis of the Consolidated Performance


Analysis of Reallocated Financial Margin

The reallocated financial margin totaled R$ 1,966 million for the second quarter of 2002. This result represents growth equivalent to 10.6% in relation to the prior quarter. The financial margin was especially affected by the appreciation in the U.S. dollar in relation to the Brazilian real, which allowed Itau to recognize gains on its foreign investments.

The marking to market of financial instruments and securities held in the bank's securities portfolio also affected income for the quarter, partially invalidating any comparison with the prior quarter, due to the change in valuation criteria.

The second quarter of 2002 was marked by a significant deterioration in the value of Brazilian foreign debt securities, which together with other factors, contributed to the adjustment made in stockholders' equity as a result of the unrecognized gains and losses on securities available for sale.

A provision of R$ 608 million was set up in the quarter in view of the effects of foreign exchange on derivative financial investments used to cover liabilities represented by the proposed purchase of Banco Sudameris.

A provision of R$ 260 million was also set up in the quarter for the shares of AOLA (America Online Latin America Inc.) operations recorded in the Balance Sheet of Banco Itau net of liabilities, in order to reflect their market value.

Due to the foreign exchange rate, the net interest margin, in the second quarter of 2.002 reached 14.6%, related to 13.9% in the first quarter.

AOLA Provision

                                             R$ Million (except where Indicated)
                                                                     June 30, 02
--------------------------------------------------------------------------------
Quantity of Shares (in Thousand Shares)                                   35,938
Share Value in the Market at June 28, 02 (in US$ per share)                 0.64
Historic Cost (*) (A)                                                        701
Market Value (B)                                                              65
Other Liabilities (C)                                                        377
--------------------------------------------------------------------------------
Provision (A - B - C)                                                        260
--------------------------------------------------------------------------------
(*) Parity R$ / US$ = 2,8444


Sudameris Operation

                                             R$ Million (except where Indicated)
                                                    2nd Q./02          1st Q./02
--------------------------------------------------------------------------------
Reference Value in US$ million                         1,445              1,445
Reference Value                                        3,358              3,358
CDI Rate                                                4.4%               4.2%
Funding Expenses                                         149                141
Foreign Exchange Variation                               757                  0
Reversal/(Increases) of Additional Allowance            (608)               141
  for Valuation Securities
--------------------------------------------------------------------------------

Analysis of the Consolidated Performance


Analysis of Reallocated Financial Margin

                                                                                                                  R$ Million
----------------------------------------------------------------------------------------------------------------------------
FINANCIAL MARGIN                                                       2nd Q./02    1st Q./02     1st Sem./02    1st Sem./01
----------------------------------------------------------------------------------------------------------------------------
A) Income from Loans and Leases                                           3,948       1,786         5,734            3,983
B) Securities + Trade Finance and Foreign Exchange Portfolio              2,606         599         3,205            2,291
C) Income from Financial Operations                                       6,555       2,385         8,939            6,274
D) Expenses from Financial Operations                                    (4,589)       (607)       (5,196)          (3,116)
E) Financial Margin                                                       1,966       1,778         3,744            3,158
----------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE FROM OPERATIONS (*)
   Average Loans                                                         24,571      24,192        24,654           21,305
   Average Leases                                                         1,281       1,347         1,309            1,119
   Average Other Receivables (**)                                         2,077       2,180         2,149            1,405
   Average Advances on Exchange Contracts                                 1,182       1,121         1,167            1,612
F) Average Credit Operations                                             29,112      28,841        29,280           25,441
   Average Cash and Cash Equivalents + Short-Term Interbank Deposits +
   Securities - Money Market Funding - Derivative Financial Instruments  20,154      18,569        19,689           18,449
   Average Interbank and Interbranch Accounts                             7,549       6,508         6,718            6,567
   Average Credit Operations                                             29,112      28,841        29,280           25,441
G) Average Earning Assets                                                56,814      53,917        55,687           50,456
   Average Deposits                                                      27,932      27,720        28,065           27,399
   Average Funds from Acceptances and Issue of Securities                 3,494       3,021         3,298            3,320
   Average Interbank and Interbranch Accounts                             3,348       2,046         2,401            2,532
   Average Borrowing                                                      5,576       5,444         5,666            4,834
   Average Onlending Borrowings                                           3,144       3,216         3,205            3,270
H) Average Funding Resources                                             43,494      41,447        42,635           41,355
----------------------------------------------------------------------------------------------------------------------------
AVERAGE RATES
   Annual Average Ratio of Income from Loan Operations        = A/F       66.3%       27.2%         43.0%            33.8%
   Annual Average Ratio of Income from Financial Operations   = C/G       54.8%       18.9%         34.7%            26.4%
   Annual Average Ratio of Interest Expense                   = D/H       49.4%        6.0%         25.9%            15.6%
   Annual Average Ratio of Financial Margin                   = E/G       14.6%       13.9%         13.9%            12.9%

(*) Arithmetic average between the balance of the last day of quarter and previous quarter. The semestral average was calculated using the balance of the last day of the last three quarters (Jun+Mar+Dec)/3
(**) Includes honored endorsements and sureties, receivable for advances, commissions, debtors on purchase of assets and receivables.

Analysis of the Consolidated Performance


Analysis of Reallocated Financial Margin

Expenses with the Provision for Loan and Lease Losses rose 19% in the second quarter, totaling R$ 512 million. This increase was basically attributable to growth in past due transactions and the review of risk appraisals for customers in specific business sectors.

The balance of the provision for loan and lease losses reached R$ 2,911 million at the end of June, increasing 9.1% in the quarter.

The expense with the non-specific provision for loan and lease losses amounted to R$ 21 million in the quarter, while the specific provision totaled R$ 488 million, increasing 11.7% in relation to the prior quarter.

The hike in past due credits was for the most part responsible for growth in the specific provision for individual customers. In view of the deterioration in the situation of the economy, Itau further restricted the granting of pre-approved credits for individuals, keeping the portfolio at the same level in the quarter.

The specific provision for business customers increased due to certain transactions involving customers in the telecommunications sector and because of the review of risk classifications for specific sectors.

Banco Itau intensified care in relation to the evaluation of pre-approved credit lines for individuals and small businesses, maintaining its portfolio at the same level. More rigorous credit standards were implemented for loans to companies in the telecommunications, energy, and sectors with a high degree of dependence on imported materials or significant foreign exchange exposure.

The policy of Itau in relation to the provisioning of amounts for doubtful loans is quite rigorous. As an example, we can cite the criteria used by Itau to implement the requirements of BACEN Resolution 2.697 which deals with criteria for the classification of loans. The resolution stipulates that financial institutions can choose to classify transactions with customers involving amounts under R$ 50,000.00 when delinquency occurs. However, Itau performs a risk classification for all credit transactions, creating a generic provision. Comparing our provision to that which is required by the resolution, we arrive at an excess amount of R$ 118 million. This fact demonstrates the comfortable situation of the bank's portfolio in relation to risk management.

The amount of R$ 266 million was written off against the allowance for doubtful loans in the quarter. This total represented a reduction of 12.5% in relation to the prior quarter. On the other hand, the recovery of loans already written off against the provision totaled R$ 61 million in the period, remaining at the same level in relation to the prior quarter.


Analysis of Expenses with the Provision for Loan and Lease Losses

                                                                                                               R$ Million
-------------------------------------------------------------------------------------------------------------------------
                                                                    2nd Q./02                          1st Q./02
                                                      Individuals   Businesses   Total   Individuals   Businesses   Total
-------------------------------------------------------------------------------------------------------------------------
(Increase)/Generic Reversal                               (18)          (3)        (21)       12           22         34
(Increase)/Specific Reversal - Debt Renegociation         (68)         (13)        (82)      (54)         (13)       (67)
(Increase)/Specific Reversal - Others                    (354)         (52)       (406)     (343)         (27)      (370)
(Increase)/Specific Reversal - Total                     (422)         (65)       (488)     (397)         (40)      (437)

Subtotal (Increase)/Reversal                             (440)         (69)       (509)     (385)         (18)      (403)
Extraordinary Result                                                                (4)                              (28)

Total (Increase)/Reversal                                                         (512)                             (431)
Credits Recoveries and Renegociated                                                 61                                60
Expenses for Allowance for Loan Losses                                            (451)                             (371)


Analysis of the Consolidated Performance


Movements of Provision for Loan and Lease Losses - Second Quarter 2002

                                                                                                               R$ Million
---------------------------------------------------------------------------------------------------------------------------
                                                            Provision for Loan and Lease Losses
                                                   --------------------------------------------------
  Risk        Balance    Extraordinary  Risk Level    New        Debt       Accrual/                    WRITE-     Balance
  Level      Mar 31, 02     Results      Transfer  Contracts Renegociatlon Movements Settlement TOTAL    OFF     Jun 30, 02
---------------------------------------------------------------------------------------------------------------------------
    AA            -            -             3         -           -          (3)        (0)     (3)      -          -
    A             35           -            18        14           -         (19)        (8)    (13)      -          41
    B             79           -            50        20           -         (52)       (14)    (46)      -          83
    C             64           -             3        17           -          (7)       (15)     (5)      -          61
    D            139           -           (72)       27           -          71        (22)     76       -         144
    E            224           -           (40)       10          36          75        (21)     99       -         283
    F            317           -          (146)       29          43          63        (34)    101       -         272
    G            187           -           (73)        9           1          88        (13)     84       -         198
    H            908           (4)         257        51          11         229        (72)    218     (266)     1,114
 Additional      715           -            -          -           -          (0)        -       (0)      -         715
---------------------------------------------------------------------------------------------------------------------------
    TOTAL      2,668           (4)          -        175          91         446       (200)    512     (266)     2,911
---------------------------------------------------------------------------------------------------------------------------


Movements of Provision for Loan and Lease Losses - First Quarter 2002

                                                                                                                 R$ Million
---------------------------------------------------------------------------------------------------------------------------
                                                            Provision for Loan and Lease Losses
                                                   --------------------------------------------------
  Risk        Balance    Extraordinary  Risk Level    New        Debt       Accrual/                    WRITE-     Balance
  Level      Dec 31, 01     Results      Transfer  Contracts Renegotiacion Movements Settlement TOTAL    OFF     Mar 31, 02
---------------------------------------------------------------------------------------------------------------------------
    AA            -           -              6        -            -          (6)       -         (6)     -          -
    A             35          -             18        11           -         (20)      (8)       (18)     -          35
    B             84          -             43        20           -         (55)     (13)       (48)     -          79
    C             67          -              2        14           -          (4)     (15)        (5)     -          64
    D            140          -            (60)       18           -           63     (21)        60      -         139
    E            171          -            (58)       14          30          84      (18)       112      -         224
    F            344          -           (112)       27          41          48      (32)        84      -         317
    G            181          -            (64)       16           1          73      (21)        69      -         187
    H            830        (28)           227        31           5         199      (53)       182    (303)       908
 Additional      715          -             -         -            -           0        -          0      -         715
---------------------------------------------------------------------------------------------------------------------------
    TOTAL      2,568        (28)            -        152          77         383     (181)       431    (303)     2,668
---------------------------------------------------------------------------------------------------------------------------


Movements of Credit Portfolio by Risk Level - Second Quarter 2002

                                                                                                               R$ Million
---------------------------------------------------------------------------------------------------------------------------
  Risk        Balance                   Risk Level    New        Debt       Accrual/                    WRITE-    Balance
  Level      Mar 31, 02                  Transfer  Contracts Renegociatlon Movements Settlement TOTAL    OFF    June 30, 02
---------------------------------------------------------------------------------------------------------------------------
    AA         7,036                     (421)         3,058      -           340      (2,644)   754     -          7,369
    A          7,043                       95          2,836      -          (150)     (1,697)   989     -          8,126
    B          7,919                     (184)         1,986      -             5      (1,426)   565     -          8,300
    C          2,117                      (70)           568      -           (81)       (498)   (11)    -          2,036
    D          1,395                       45            266      -           (49)       (215)     2     -          1,441
    E            748                      200             32      119         (84)        (71)    (5)    -            944
    F            633                     (115)            58       87         (52)        (67)    26     -            544
    G            266                       18             12        1           4         (19)    (1)    -            283
    H            908                      432             51       11          50         (72)    39    (266)       1,114
---------------------------------------------------------------------------------------------------------------------------
    TOTAL     28,066                        0          8,867      218         (18)     (6,710) 2,357    (266)      30,158
---------------------------------------------------------------------------------------------------------------------------


Movements of Credit Portfolio by Risk Level - First Quarter 2002

                                                                                                                 R$ Million
---------------------------------------------------------------------------------------------------------------------------

  Risk        Balance                   Risk Level    New        Debt       Accrual/                    WRITE-    Balance
  Level      Dec 31, 02                  Transfer  Contracts Renegociatlon Movements Settlement TOTAL    OFF     Mar 31, 02
---------------------------------------------------------------------------------------------------------------------------
    AA         8,248                        5       1,955         -         (194)     (2,978)  (1,217)    -        7,036
    A          6,965                      (51)      2,181         -         (407)     (1,645)     129     -        7,043
    B          8,430                     (472)      2,000         -         (782)     (1,257)     (39)    -        7,919
    C          2,222                      (75)        479         -           (6)       (503)     (30)    -        2,117
    D          1,402                      101         181         -          (74)       (215)    (108)    -        1,395
    E            570                      154          48        101         (68)        (59)      23     -          748
    F            689                      (53)         54         82         (73)        (65)      (2)    -          633
    G            259                       19          23          1          (6)        (30)     (11)    -          266
    H            830                      372          31          5          26         (53)       9    (303)       908
---------------------------------------------------------------------------------------------------------------------------
  TOTAL       29,615                        -       6,951        190      (1,584)     (6,804)  (1,247)   (303)    28,066
---------------------------------------------------------------------------------------------------------------------------

Analysis of the Consolidated Performance


Risk Rate of the Credit Portfolio

                                          Jun 30, 02                                       Mar 31, 02
------------------------------------------------------------------------------------------------------------------------------
                                     Provision                                         Provision
                                        for                                               for
                                       Loan    % Provision/  % Provision                  Loan      % Provision/  % Provision
              Risk     Portfolio      Losses     Potfolio       Partic.      Portfolio  Losses     Portfolio       Partic.
------------------------------------------------------------------------------------------------------------------------------
Individuals   AA-C       8,803          92          1.0%           4.2%         8,951       98         1.1%           5.0%
              D-H        3,283       1,556         47.4%          70.9%         3,018    1,359        45.0%          69.6%
Subtotal Ind.           12,086       1,648         13.6%          75.0%        11,969    1,457        12.2%          74.6%

Businesses    AA-C      17,028          93          0.5%           4.2%        15,164       80          0.5%          4.1%
              D-H        1,044         455         43.6%          20.7%           933      417         44.7%         21.3%
Subtotal Bus.           18,072         548          3.0%          25.0%        16,097      497          3.1%         25.4%

   Total      AA-C      25,831         185          0.7%           8.4%        24,115      178          0.7%          9.1%
              D-H        4,326       2,012         46.5%          91.6%         3,951    1,775         44.9%         90.9%
Total                   30,158       2,196          7.3%         100.0%        28,066    1,953          7.0%        100.0%

Additional Provision                   715          2.4%                                   715          2.5%

GENERL TOTAL            30,158       2,911          9.7%                       28,066    2,668          9.5%
------------------------------------------------------------------------------------------------------------------------------

                                                                 R$ Million

                               Jun 30, 01
---------------------------------------------------------------------------
                                     Provision
                                        for
                                       Loan      % Provision/  % Provision
              Risk     Portfolio      Losses     Portfolio       Partic.
---------------------------------------------------------------------------

Individuals   AA-C       8,918          95          1.1%           6.3%
              D-H        2,120         918         43.3%          60.8%
Subtotal Ind.           11,038       1,013          9.2%          67.1%

Businesses    AA-C      15,105          75          0.5%           4.9%
              D-H          904         423         46.8%          28.0%
Subtotal Bus.           16,008         497          3.1%          32.9%

   Total      AA-C      24,023         169          0.7%          11.2%
              D-H        3,024       1,341         44.4%          88.8%
Total                   27,046       1,510          5.6%         100.0%

Additional Provision                   680          2.5%

GENERL TOTAL            27,046       2,190          8.1%
---------------------------------------------------------------------------


Risk Rate of the Credit Portfolio

                                                                      R$ Million
--------------------------------------------------------------------------------
Risk                                    Jun 30, 02    Mar 31, 02      Jun 30, 01
--------------------------------------------------------------------------------
AA                                         7,369         7,036         7,269
A                                          8,126         7,043         7,143
B                                          8,300         7,919         7,730
C                                          2,036         2,117         1,881
Total AA - C                              25,831        24,115        24,023
D                                          1,441         1,395         1,291
E                                            944           748           262
F                                            544           633           537
G                                            283           266           230
H                                          1,114           908           704
Total D - H                                4,326         3,951         3,024
--------------------------------------------------------------------------------
Total Credit Operations                   30,158        28,066        27,046
Minimum Provision                          2,196         1,953         1,510
Existing Provision                         2,911         2,668         2,190
Existing Provision / Minimum Prov.        132.6%        136.6%        145.0%
Minimum Prov./ Credit Operations            7.3%          7.0%          5.6%
--------------------------------------------------------------------------------
D - H / Credit Operations                  14.3%         14.1%         11.2%
E - H / Credit Operations                   9.6%          9.1%          6.4%
D - G / Credit Operations                  10.7%         10.8%          8.6%
E - G / Credit Operations                   5.9%          5.9%          3.8%
--------------------------------------------------------------------------------
Overdue D - H / Credit Operations           4.4%          4.3%          3.2%
Overdue E - H / Credit Operations           3.9%          3.7%          2.5%
Overdue D - G / Credit Operations           1.9%          2.1%          1.7%
Overdue E - G / Credit Operations           1.3%          1.5%          1.0%
--------------------------------------------------------------------------------
Existing Provision / D - H                 67.3%         67.5%         72.4%
Existing Provision / E - H                100.9%        104.4%        126.4%
Existing Provision / D - G                 90.6%         87.7%         94.4%
Existing Provision / E - G                164.4%        162.0%        212.9%
--------------------------------------------------------------------------------
Credit Operations ( D - G )                3,212         3,042         2,320
Provision ( D - G )                          898           867           637
Provision / Credit Operations              27.9%         28.5%         27.5%
--------------------------------------------------------------------------------
Credit Operations ( E - G )                1,771         1,647         1,029
Provision ( E - G )                          753           727           508
Provision / Credit Operations              42.5%         44.2%         49.4%
--------------------------------------------------------------------------------
Credit Operations ( D - H )                4,326         3,951         3,024
Provision ( D - H )                        2,012         1,775         1,341
Provision / Credit Operations              46.5%         44.9%         44.4%
--------------------------------------------------------------------------------
Credit Operations ( E - H )                2,885         2,556         1,733
Provision ( E - H )                        1,868         1,636         1,212
Provision / Credit Operations              64.7%         64.0%         69.9%
--------------------------------------------------------------------------------

Analysis of the Consolidated Performance



Movements of Credit Portfolio by risk Level - Second Quarter 2002

We present below the movements of credit portfolio in the second quarter of 2002.

                                                                                                                R$ Million
--------------------------------------------------------------------------------------------------------------------------
                                                                         Risk Level Transfer
                      New         Accrual/                                     Prior Risk                           Total
    Actual Risk    Contracts   Amortizations   AA      A        B       C       D      E    F     G    H    Total
--------------------------------------------------------------------------------------------------------------------------
    AA (0,0%)        3,058          340         -       94      92      38       4     0     -     -    -     228   3,626
    A  (0,5%)        2,836         (150)       543      -      725     126      90     5     3     1    2   1,494   4,180
    B  (1,0%)        1,986            5         87     979      -      652     358     8    12     1    3   2,100   4,090
    C  (3,0%)          568          (81)         1     160     801      -      230    10     5     1    3   1,211   1,698
    D   (10%)          266          (49)        18     150     591     423       -    20    15     2   13   1,232   1,449
    E   (30%)          151          (84)         -      15      67      34     423     -    65     1    5     610     677
    F   (50%)          145          (52)         -       2       7       5      52   329     -     3    8     407     499
    G   (70%)           14            4          -       0       0       0       7    13   381     -    2     402     420
    H  (100%)           61           50          -       0       2       2      23    24    40   377    -     469     580
Transfers to Other
   Levels               -            -        (648) (1,399) (2,284) (1,282) (1,187) (410) (521) (385) (37)     -   (8,153)
 Total Settlement       -            -      (2,644) (1,697) (1,426)   (498)   (215)  (71)  (67)  (19) (72)         (6,710)
--------------------------------------------------------------------------------------------------------------------------
 TOTAL               9,085          (18)    (2,644) (1,697) (1,426)   (498)   (215)  (71)  (67)  (19) (72)     -    2,357
--------------------------------------------------------------------------------------------------------------------------


Movements of Provision for Loan and Lease Losses - Second Quarter 2002

                                                                                                               R$ Million
-------------------------------------------------------------------------------------------------------------------------
                                                                         Risk Level Transfer
                      New         Accrual/                                     Prior Risk                           Total
    Actual Risk    Contracts   Amortizations   AA      A        B       C       D      E    F     G    H    Total
-------------------------------------------------------------------------------------------------------------------------
   AA   (0,0(%)         -           0           -      (0)     (1)      (1)    (0)     (0)    -     -    -     (3)     (3)
    A    (0,5%)        14          (1)          3       -      (4)      (3)    (9)     (2)   (2)   (0)  (2)   (18)     (4)
    B    (1,0%)        20           0           1       5       -      (13)   (32)     (2)   (6)   (0)  (3)   (52)    (32)
    C    (3,0%)        17          (2)          0       4       16       -    (16)     (3)   (2)   (1)  (3)    (5)     10
    D     (10%)        27          (5)          2      14       53      30     -       (4)   (6)   (1) (12)    76      98
    E     (30%)        45         (25)          -       4       19       9     85       -   (13)   (0)  (4)   101     121
    F     (50%)        72         (26)          -       1        3       2     21      66     -    (1)  (4)    89     135
    G     (70%)         9           3           -       0        0       0      4       5    76     -   (0)    85      98
    H    (100%)        61          54           -       0        2       2     21      17    20   113    -    175     290
Sub Total             266          (2)          5      28       89      26     73      77    67   110   (29)  448     712
Total Settlement       -            -          (0)     (8)     (14)    (15)   (22)    (21)  (34)  (13)  (72) (200)   (200)
-------------------------------------------------------------------------------------------------------------------------
TOTAL                 266          (2)          5      20       75      12     52      56    34    97  (101)  248     512
-------------------------------------------------------------------------------------------------------------------------


The table above demonstrates the movement of expenses with the allowance for doubtful loans. Notwithstanding, it is also worth noting that if we only consider the expenses related to changes in only one risk classification, we identify 66.8% of total expenses in the period.

Analysis of the Consolidated Performance


Non Accrual Loan Operations - Conglomerate

The ratio of loans past due over sixty days (for which income is no longer being accrued) to the total balance of the loan portfolio (Non Accrual Loans Ratio) increased in the quarter, reflecting the impact of the unfavorable scenario for the economy, which has especially affected individuals customers. We note that the increment in this ratio does not necessarily result in an increase in expenses, since these transactions were already adequately provisioned due to a more rigorous credit process.



Non Accrual

                                                                                                                        R$ Million
----------------------------------------------------------------------------------------------------------------------------------
                                           Jun-00    Sep-00    Dec-00     Mar-01    Jun-01     Sep-01   Dec-01    Mar-02   Jun-02
----------------------------------------------------------------------------------------------------------------------------------
Total Non Accrual (a)                        682       722     1,054      1,074     1,161      1,277    1,485     1,588    1,779
Provision for Loan and Lease Losses       (1,443)   (1,516)   (2,033)    (2,036)   (2,190)    (2,372)  (2,568)   (2,668)  (2,911)
Credit Portfolio (b)                      18,233    19,151    23,674     25,507    27,046     29,069   29,615    28,066   30,158
----------------------------------------------------------------------------------------------------------------------------------

(a) Loans Overdue for more than 60 days and without generation of revenues on the accrual method.
(b) Endorsements and Sureties not Included.


                         Non Accrual Loans Ratio ( % )

                Non Accrual Loans     Non Accrual Loans     Non Accrual Loans
                Ratio - Global        Ratio - Individuals   Ratio - Bussinesses
Dec. 00               4.45
Mar. 01               4.21
Jun. 01               4.25
Sep. 01               4.39                  9.93                  1.21
Dec. 01               5.01                 11.10                  1.50
Mar. 02               5.66                 11.62                  1.55
Jun. 02               5.90                 12.67                  1.73



                             Coverage Ratio* ( % )

Mar. 01         190%
Jun. 01         189%
Sep. 01         186%
Dec. 01         173%
Mar. 02         168%
Jun. 02         164%


(*)  Provision for Loan and Lease Losses/Total Non-Accrual

Analysis of the Consolidated Performance



Banking Service Fees

                                                                                                             R$ Million
------------------------------------------------------------------------------------------------------------------------
                                                                                                        Variation
                                                      2nd Q./02     1st Q./02     2nd Q./01   2nd Q./02 x    2nd Q./02 x
                                                                                              1st Q./02      2nd Q./01
------------------------------------------------------------------------------------------------------------------------
 Mutual Fund Management Fees                               254           248          203            6             51
 Collection                                                 70            63           56            7             14
 Current Account Services                                  203           201          180            2             23
 Tax Collection                                             24            54           48          (30)           (24)
 Interbank Fees (Bills, Checks and Documents)               50            48           43            2              7
 Credit Operations                                         113           106           84            7             29
 Credit Cards                                              168           164          148            4             20
 Other Services                                            122           112          128           10             (6)
Total                                                    1,004           996          890            8            114

------------------------------------------------------------------------------------------------------------------------

Even though service revenues were affected by the accounting reclassification involving Itaucard Financeira S.A., as already mentioned, they increased by R$ 8 million compared to the prior quarter.

The graph below was rearranged as a result of the changes that occurred and it now shows the development of the new coverage ratio (service revenues in relation to personnel and administrative expenses).

The reduction of both ratio in relation to the prior quarter is associated to non-recurring personnel expenses, mainly those related to labor claims.


Coverage Index of Banking Service Fees over Administrative Expenses (*)

Bar Graph Omitted

(*) Calculated dividing service revenues by total personnel and administrative expenses (Personnel and other).


Quantity (*): Current Account, Savings Account and Active Clients (**) (in million)

Bar Graph Omitted

(*)  Included Banco Itau Buen Ayre

(**) Conceptually a customer (represented by CPF/CNPJ taxpayer number) is considered active when performing one or more account transactions in checking account in the last six months or has a non-zero average 3-month cash deposit balance.

The portfolio of active customers comprised 9.0 million clients at the end of June 2002, representing an increase of 0.2 million active customers compared to the prior period. This increase is mainly due to the campaign for new customers launched in April.

The analysis by segment includes details on the performance of investment funds and credit cards.

Analysis of the Consolidated Performance


Tax collection revenues fell R$ 30 million between the first and the second quarter, as a result of the impact of the provisioning of R$ 23 million relating to social security collection fees which have not been paid since February. The drop in these revenues was also attributable to the large volume of taxes, especially state taxes, due in the first quarter of the year.

The R$ 7 million credit related services revenues growth was basically due to overdraft banking and personal loans.

Itau achieved the mark of 81 million Home & Office Banking transactions, representing an increase of 15% in relation to prior quarter volume. The number of customers registered to use the service also grew from 2.1 million to 2.3 million. This increase is a consequence of the emphasis being placed on online tools by Itau), together with client acceptance, thus allowing the bank to increase penetration and business opportunities.

Transactions and Customers Registered in Home & OFfice Banking (million)

Line/Bar Chart Omitted

Analysis of the Consolidated Performance



Administrative Expenses

                                                                                                                    R$ Million
------------------------------------------------------------------------------------------------------------------------------
                                                                                          Variation            Variation
                                                2nd Q./02   1st Q./02   1st Q./01  2nd Q./02 x 1nd Q./02  2ndQ./02 x 1nd Q./01
------------------------------------------------------------------------------------------------------------------------------
  Personnel Expenses                                800        717         642               84                 158
     Remuneration                                   356        361         364               (5)                 (8)
     Social charges                                 116        112          85                4                  30
     Social Benefits/Training                       113        104         115                9                  (2)
     Dismissals/Labor Suits                         216        140          78               76                 138
  Other Administrative Expenses                     934        916         892               18                  41
    Premises                                        108        103          99                5                   9
    Materials                                        32         33          29               (1)                  3
    Data Processing and Telecom                     204        226         197              (22)                  7
    Transportation                                   47         44          43                3                   5
    Third Party Services                            101        112         123              (10)                (21)
    Travelling                                       11          9          13                2                  (2)
    Security                                         31         30          32                1                  (1)
    Marketing                                        83         50          78               33                   5
    Legal, Notorial, Judicial and Procedural         70         33          32               36                  38
    Contributions and Doations                        9         10           5               (2)                  4
    Depreciation and Amortization                   135        133         113                2                  21
    Financial System Services                        69         65          62                4                   7
    Other                                            33         67          67              (34)                (34)
  Total                                           1,734      1,633       1,534              101                 199
     (-) Dismissals/ Labor Suits                   (216)      (140)        (78)             (76)               (138)
 Total without Dismissals/ Labor Suits            1,518      1,493       1,456               25                  61
------------------------------------------------------------------------------------------------------------------------------

If the effects of staff restructurings are ignored, these expenses remained practically constant in the second quarter compared to the prior period.

Among the factors that contributed to the increase of R$76 million in the expenses with dismissals and labor suits, an important one was the anticipation of the Banestado's staff adjustment.

After excluding the above-mentioned effects, the increase of R$ 25 million reported in the second quarter of 2002 is attributable to seasonal factors that were affected by advertising, promotions, and publication expenses, as well as legal, notary, court, and procedural costs.

Itau intensified advertising and promotion of its products and services during the World Soccer Cup, especially Super Pic Copa and other investment options, resulting in an increase of R$ 33 million between the first and second quarters of 2002.

Legal, notary, court, and procedural costs increased by R$ 36 million in the second quarter of 2002, mainly as a result of provisions established for civil and tax suits, as well as court collections resulting from the increase in the minimum wage in April.

Since the reoccurrence of these situations is unlikely, we believe that the performance of administrative expenses is aligned with the objectives foreseen in the annual budget for 2002.

Personnel Expenses

Total staff was reduced by 2.3% between the first and second quarters of 2002, resulting in a R$ 5 million reduction in expenses with compensation.

Among the voluntary and mandatory benefits offered to employees, including human resource development activities, we highlight the increase in the level of training provided in the second quarter of 2002. A total of 15,287 individuals attended training courses in the quarter, compared to 13,129 in the first quarter of 2002.


Number of Employees

Mar/01          46.694
Jun/01          45.604
Sep/01          45.547
Dec/01          45.409
Mar/02          44.161
Jun/02          43.158

Analysis of the Consolidated Performance


Other Administrative Expenses

Expenses with data processing and telecommunications were lower. We highlight the reduction in communications expenses, especially postal fees.

More efficiency continues to be sought in relation to expenses with third-party services. A reduction of approximately R$ 10 million was achieved over the period.

Efficiency Ratio

1st Q./01       55.7%
2nd Q./02       56.3%
3rd Q./01       55.0%
4th Q./01       55.7%
1st Q./02       55.4%
2nd Q./02       55.0%

The efficiency ratio showed improvement, shifting from 55.4% in the first quarter to 55.0% at the end of the second.

Network Evolution (*)

                ATM             Branches        CSB     Total
                ------          --------        ---     ------

Jun/00          11,672          1,754           722     14,148
Sep/00          11,570          1,754           712     14,036
Dec/00          12,064          2,118           877     15,059
Mar/01          12,033          2,127           870     15,030
Jun/01          12,242          2,114           863     15,219
Sep/01          12,799          2,109           857     15,765
Dec/01          13,777          2,259           925     16,961
Mar/02          14,425          2,263           926     17,614
Jun/02          15,855          2,279           907     19,041

(*) Banco Itau Buen Ayre was included

It is important to note the growth in the customer service network over the past twelve months, especially with respect to the number of ATM's, which grew by 29.5% in the period.

Analysis of the Consolidated Performance


Tax expenses

In the second quarter of 2002, these expenses amounted to R$ 187 million, rising 1.1% in relation to the first quarter. This basically occurred due to the increase in operations subject to taxes on income, such as services rendered, capitalization, insurance, and retirement savings/pension business.

Equity Participation in the Income of Subsidiary and Affiliated Companies

Equity participation in the income of subsidiary and affiliated companies reached R$ 196 million in the second quarter of 2002. The effect of the devaluation of the U.S. dollar in relation to the Euro together with the effects of the devaluation of the Brazilian real in relation to the U.S. dollar affected the valuation of our investment in the Banco Portugues de Investimentos (BPI), resulting in the contribution of R$ 180 million to these results.

Income and Social Contribution Taxes

Net income and social contribution taxes totaled R$ 109 million in the second quarter of 2002, falling 23.7% in relation to the prior period. This situation was basically attributable to the permanent exclusion of R$ 339 million related to the foreign exchange gain on foreign investments (See explanatory note 10).

Brazilian Securities Commission (CVM) Instruction 371

On June 27, 2002, the CVM introduced Instruction 371 which supplements rules for recognizing deferred tax assets and tax loss carry forwards, as well as negative calculation bases for the social contribution.

The Instruction basically stipulates that companies must simultaneously meet the following conditions to recognize a deferred tax asset. They must present a history of profitability; present projected future taxable income based on a technical viability study that demonstrates the realization of the deferred tax asset over a maximum period of ten year; and the present value of future income must be calculated based on the full realization period.

The audit committee and company management must evaluate the technical viability study. Estimates should be reviewed annually and adjusted whenever expectations for realization change.

Finally, companies will not be permitted to recognize any new deferred tax assets in their financial statements until they comply with the aforementioned rules.

As stated in note 10d, based on historical returns and a technical viability study, Itau believes that the R$ 3,151 million tax credit balance will be realized over a period of nine years.

Extraordinary Results

A non-recurring expense in the amount of R$ 23 million relating to the full amortization of the premium paid on the acquisition of minority holdings in BEG was segregated in the Extraordinary Results account net of the respective taxes (income and social contribution taxes).

                               [GRAPHICS OMITTED]

                              Analysis by Segment

Second Quarter 2002 Reallocated results per Segment

The analysis in this schedule will be made based on the reallocation of revenues and expenses pursuant to the criteria described in the "Statement of Reallocated Income

" Table above.

                                                                                                    R$ Million
--------------------------------------------------------------------------------------------------------------
                                                                                  BANKING
                                                       -------------------------------------------------------
                                                        Without Foreign         With Foreign
            2nd Q./02                                  Exchange Variation    Exchange Variation         TOTAL
--------------------------------------------------------------------------------------------------------------
  Income from Loan Operations                                  1,480                2,234               3,715
  Securities                                                     527                1,608               2,135
  Trade Finance and Foreign Exchange Portfolio                    (0)                 374                 374
  Funding Expenses                                              (446)              (4,135)             (4,581)
  FINANCIAL MARGIN                                             1,561                   82               1,642
  Provision for Loan and Lease Losses                           (343)                 (47)               (390)
  Credits Recoveries and Renegociated                             44                    -                  44
Total Provision for Loan and Lease Losses                       (300)                 (47)               (347)
  NET INCOME FROM FINANCIAL OPERATIONS                         1,261                   34               1,296
  OTHER OPERATING INCOME (EXPENSES)                             (725)                  96                (629)
  Banking Service Fees                                           594                   21                 615
  Transfer for Banking                                           116                    -                 116
  Partial Result of Insurance, Capitalization
    and Pension Plans                                             24                    -                  24
  Administrative Expenses                                     (1,373)                 (42)             (1,415)
  Taxes Expenses                                                (137)                  (3)               (140)
  Equity in Income (Losses) of Unconsolidated Investments         (1)                 197                 196
  Other Operating Income/ Expenses                                52                  (78)                (26)
  OPERATING INCOME                                               535                  130                 667
  Non-Operating Income                                           (40)                   6                 (35)
  INCOME BEFORE TAX                                              496                  136                 632
  Income Tax and Social Contribution                            (169)                 158                 (11)
  Extraordinary Results                                            0                    -                   0
  Profit Sharing                                                 (48)                   -                 (48)
  Minority Interests                                               2                 (148)               (146)
  NET INCOME                                                     282                  145                 427


------------------------------------------------------------------------------------------------------------------------------
                                                                  INSURANCE      PORTFOLIO UNDER
                                                       CREDIT   CAPITALIZATION   MANAGEMENT AND
            2nd Q./02                                  CARDS    PENSION PLANS     MUTUAL FUNDS     CORPORATION    CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------
  Income from Loan Operations                           234           -                -                -           3,948
  Securities                                             14          83                0                0           2,232
  Trade Finance and Foreign Exchange Portfolio            0           0                0                0             374
  Funding Expenses                                       (8)          0                0                0          (4,589)
  FINANCIAL MARGIN                                      240          83                0                0           1,966
  Provision for Loan and Lease Losses                  (121)         (0)               0                0            (512)
  Credits Recoveries and Renegociated                    18           0                0                0              61
Total Provision for Loan and Lease Losses              (104)         (0)               -                -            (451)
  NET INCOME FROM FINANCIAL OPERATIONS                  136          83                0                0           1,514
  OTHER OPERATING INCOME (EXPENSES)                     (35)          5               73              (13)           (600)
  Banking Service Fees                                  169           1              254              (29)          1,010
  Transfer for Banking                                    0           0             (116)               0               0
  Partial Result of Insurance, Capitalization
    and Pension Plans                                     0         113                0                0             137
  Administrative Expenses                              (143)       (125)             (57)               6          (1,734)
  Taxes Expenses                                        (25)        (15)              (8)              (0)           (187)
  Equity in Income (Losses) of
    Unconsolidated Investments                            0           0                0                0             196
  Other Operating Income/ Expenses                      (35)         23                0               16             (22)
  OPERATING INCOME                                      101          81               73               (5)            915
  Non-Operating Income                                   (3)          3                0               (2)            (37)
  INCOME BEFORE TAX                                      98          83               73               (8)            878
  Income Tax and Social Contribution                    (33)        (28)             (25)             (12)           (109)
  Extraordinary Results                                  0            0                0              (23)            (23)
  Profit Sharing                                         0           (3)              (5)               0             (56)
  Minority Interests                                     0            0                0                0            (146)
  NET INCOME                                             65           52              43              (44)            544


The breakdown of reallocated income per segment shows each Conglomerate operational area's contribution to income for the second quarter of 2002.
The elimination of revenues and expenses resulting from inter-segment operations was made at corporate level.
Equity pick-up of companies not related to the segment was reallocated to the appropriate segment.
Taxes levied on income were calculated at the rate of 34% for each segment, while the tax increase or decrease as a result of temporary differences and other tax effects was allocated to Corporation.
Management results computed in each segment differ from accounting results stated in the notes to the financial statements as a result of the effects above.

First Quarter 2002 Reallocated results per Segment

The analysis in this schedule will be made based on the reallocation of revenues and expenses pursuant to the criteria described in the "Statement of Reallocated Income" Table above.

                                                                                                    R$ Million
--------------------------------------------------------------------------------------------------------------
                                                                                  BANKING
                                                       -------------------------------------------------------
                                                        Without Foreign         With Foreign
            1st Q./02                                  Exchange Variation    Exchange Variation         TOTAL
--------------------------------------------------------------------------------------------------------------
  Income from Loan Operations                                1,430                125                   1,555
  Securities                                                   564                (48)                    516
  Trade Finance and Foreign Exchange Portfolio                  (0)                (7)                     (7)
  Funding Expenses                                            (429)              (167)                   (597)

  FINANCIAL MARGIN                                           1,565                (98)                  1,467
  Provision for Loan and Lease Losses                         (311)                (4)                   (315)
  Credits Recoveries aid Renegociated                           43                  -                      43
Total Provision for Loan and Lease Losses                     (268)                (4)                   (272)

  NET INCOME FROM FINANCIAL OPERATIONS                       1,297               (102)                  1,195
  OTHER OPERATING INCOME (EXPENSES)                           (665)               (50)                   (715)
  Banking Service Fees                                         598                 18                     616
  Transfer for Banking                                         115                  -                     115
  Partial Result of Insurance, Capitalization
    and Pension Plans                                           19                  -                      19
  Administrative Expenses                                   (1,248)               (38)                 (1,286)
  Taxes Expenses                                              (129)                 -                    (129)
  Equity in Income (Losses) of Unconsolidated
    Investments                                                  1                  3                       4
  Other Operating Income/Expenses                              (22)               (33)                    (55)

  OPERATING INCOME                                             631               (152)                    480
  Non-Operating Income                                         (13)                 0                     (12)

  INCOME BEFORE TAX                                            619               (152)                    467
  Income Tax and Social Contribution                          (211)                49                    (162)
  Extraordinary Results                                         (1)                 1                       -
  Profit Sharing                                               (22)                 -                     (22)
  Minority Interests                                            (6)                (2)                     (8)

  NET INCOME                                                   380               (104)                    276

------------------------------------------------------------------------------------------------------------------------------
                                                                  INSURANCE      PORTFOLIO UNDER
                                                       CREDIT   CAPITALIZATION   MANAGEMENT AND
            1st Q./02                                  CARDS    PENSION PLANS     MUTUAL FUNDS     CORPORATION    CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------
  Income from Loan Operations                          231             -               -                -          1,786
  Securities                                            15            74               0                0            606
  Trade Finance and Foreign Exchange Portfolio           0             0               0                0             (7)
  Funding Expenses                                     (10)            0               0                0           (607)

  FINANCIAL MARGIN                                     236            74               0                0          1,778
  Provision far Loan and Lease Losses                 (116)            0               0                0           (431)
  Credits Recoveries and Renegociated                   17             0               0                0             60
Total Provision for Loan and Lease Losses              (99)            0               -                -           (371)

  NET INCOME FROM FINANCIAL OPERATIONS                 138            75               0                0          1,407
  OTHER OPERATING INCOME (EXPENSES)                    (56)           16              68              (20)          (708)
  Banking Service Fees                                 165             1             248              (29)         1,001
  Transfer for Banking                                   0             0            (115)               0              0
  Partial Result of Insurance, Capitalization
    and Pension Plans                                    0           133               0               (0)           151
  Administrative Expenses                             (193)         (109)            (57)              12         (1,633)
  Taxes Expenses                                       (36)          (13)             (7)               0           (185)
  Equity in Income (Losses) of Unconsolidated
   Investments                                           0             0               0                0              4
  Other Operating Income/Expenses                        8             4               0               (3)           (46)

  OPERATING INCOME                                      82            90              68              (19)           699
  Non-Operating Income                                  (3)            4               0               (3)           (15)

  INCOME BEFORE TAX                                     79            94              68              (23)           685
  Income Tax and Social Contribution                   (27)          (32)            (23)             100           (143)
  Extraordinary Results                                  0             0               0                0              0
  Profit Sharing                                        (4)           (0)             (3)               0            (30)
  Minority Interests                                     0            (0)              0               (0)            (8)

  NET INCOME                                            48            62              42               77            504


The breakdown of reallocated income per segment shows each Conglomerate operational area's contribution to income for the first quarter of 2002.
The elimination of revenues and expenses resulting from inter-segment operations was made at corporate level.
Equity pick-up of companies not related to the segment was reallocated to the appropraate segment.
Taxes levied on income were calculated at the rate of 34% for each segment, while the tax increase or decrease as a result of temporary differences and other tax effects was allocated to Corporation.
Management results computed in each segment differ from accounting results stated in the notes to the financial statements as a result of the effects above.

Banking



The results of operations of the banking segment have been subdivided to demonstrate the impact of a floating exchange rate on net income for the period.

Results of Operations not Affected by Foreign Exchange Fluctuations

The financial margin of operations not affected by fluctuations in the exchange rate decreased 0.3% between the quarters, due to the following factors:

Loan revenues rose 3.5% in the quarter. This was primarily attributable to the small increase in rates during the period, due to change in mix of portfolio.

Securities revenue dropped 6.6% due to the effects of the volatility of rates, together with the marking to market of the portfolio.

Borrowing expenses increased 4.0% in the quarter, because of the increase in the balance of these operations, especially balances of time deposits, which basically rose as a result of the migration from investment funds.

Results of Operations Affected by Foreign Exchange Fluctuations

The income associated to the exchange rate effect on the permanent investments abroad reached R$ 692 million in the second quarter.

The results of operations with securities were affected by the setting up of a R$ 608 million provision which considered the effects of foreign exchange fluctuations on derivative financial instruments used to cover the liability that the proposal to purchase Banco Sudameris represents. The setting up of a R$ 260 million provision so that the shares relating to the AOLA operation (America Online Latin America Inc.) recorded in the balance sheet of Banco Itau net of their respctive liabilities reflect their market value also contributed to this reduction. The marking to market of swap transactions negatively affected results of operations with securities in the quarter, causing an impact of R$ 95 million.

The results of operations with foreign exchange achieved R$ 374 million and it was due to arbitrage opportunities attributable to the market's high level of volatility.

The increasing economic instability lead to an increase of R$ 130 million in the additional allowance for covering future risks of prices fluctuations.

Fluctuations in the exchange rate that occurred in the period resulted in significant growth of income from loans and leases indexed in U.S. dollars and also had an impact on funding costs. As result, the financial margin of local operations affected by exchange rate reached R$ 142 million.

Below, we compare revenues attributable to the exchange gain on foreign investments, net of foreign exchange risk management, to the opportunity cost for invested funds, using the interbank deposit rate (CDI) as our benechmark.

Foreign Exchange Variation on Investment Abroad

                                                                      R$ Million
--------------------------------------------------------------------------------
                                                      2nd Q./02        1st Q./02
--------------------------------------------------------------------------------
Foreign Exchange Variation on Investments Abroad         913                 (9)
Effect Foreign Exchange Risk Management                  (93)                 1
on Investments Abroad
   Results Abroad                                        820                 (8)
Funding Expenses (CDI)                                  (128)              (135)

Management Margin-Investments Abroad                     692               (144)


Foreign Exchange Variation on Investment Abroad

                                                                      R$ Million
--------------------------------------------------------------------------------
                                                      2nd Q./02        1st Q./02
--------------------------------------------------------------------------------
Results of Investments Abroad                            692               (144)
Reversal/(Constitution) of Valuation Allowance -
  Sudameris Operation                                   (608)                 -
Reversal/(Constitution)of Valuation Allowance - AOLA    (260)                 -
Reversal/(Constitution) of Valuation Allowance -
  Market Volatility                                     (130)                 -
Marked to Market - Swap                                  (95)                 -
Income from Trade Finance and Foreign Exchange
  Portfolio                                              374                 (7)
Financial Margin of Local Operations affected by
  Exchange Rate                                          142
Other                                                     30                (14)
Results affected by Exchange Rate                        145               (165)

Credit Cards
                                                                      R$ Million
--------------------------------------------------------------------------------
                                        2nd Q./02      1st Q./02       Variation
--------------------------------------------------------------------------------
  Income from Loan Operations               234           231              2
  Securities                                 14            15             (2)
  Funding Expenses                           (8)          (10)             3

Financial Margin                            240           236              3

Total Provision for Loan and Lease Losses  (104)          (99)            (5)
  Provision for Loan and Lease Losses      (121)         (116)            (5)
  Credits Recoveries and Renegociated        18            17              0

Net Income from Financial Operations        136           137             (2)

Other Operating Income / Expenses           (35)          (56)            21
  Banking Service Fees                      169           165              4
   AnnualFees                                76            74              2
   Other Services                            92            91              1
  Other Operating Income / Expenses        (203)         (221)            18

Operating Income                            101            82             20
  Non-Operating Income                       (3)           (3)            (0)

Income Before Tax                            98            79             20
  Income Tax and Social Contribution        (33)          (27)            (7)
  Profit Sharing                              0            (4)             5

Net Income                                   65            48             17

The Itaucard credit card, which had been managed by Itaucard Administradora de Cartoes de Credito e Imobiliaria Ltda, began to be managed by Itaucard Financeira S.A. Credito, Financiamento e Investimento as of April 1, 2002. The latter company then began to finance credit granted to its customers. Moreover, it assumed this new activity without changing its primary business as an issuer/administrator of credit cards.

This change in the business of Itaucard, from a service provider to a financial services company required that the company adjust its chart of accounts to fit the Cosif model established by the Brazilian Central Bank. This resulted in the reclassification of entries in the consolidated chart of accounts of Banco Itau. The figures in the table above already include these changes. The effects of these reclassifications in 2001 are available at the Website of Banco Itau.

The change in Other Operating Income/Expenses is attributable to the reduction in expenses with taxes as a result of the exemption of Itaucard Financeira from payment of the temporary contribution on bank withdrawals and transfers (CPMF), together with the drop in "Profit Sharing" Expenses at Credicard.

The number of Itaucard credit cards in circulation fell from 4,664 thousand in March 2002 to 4,659 thousand in June 2002. This reduction is mainly attributable to the adverse scenario for the economy, which led the bank to review criteria for approving credit and the issue of new credit cards.

Total transaction volume reached R$ 2.04 billion in the second quarter, growing 8.4% in relation to the prior quarter. Market share was 12.2%. As of June 2002, 79.6% of credit card accounts were active (accounts that received bills) and 71.2% of these customers used their credit card in the last month, charging an average of R$ 923.90 per account in the quarter.

Itau owns 33.3% of Credicard, the leading issuer/administrator of credit cards in Brazil. The company has a customer base of 8.2 million credit cards. Of total Credit Card Banking Service Fees recognized by Itau in the second quarter, 44.5% are attributable to Credicard.

Considering its ownership interest and the special dividends received - portion of income distributed to the owners in accordance with the performance of their credit card customers - 36.3% of Credicard's income was allotted to Itau in the second quarter.


Credit Cards - Brand - Jun-30-02

MasterCard      64.9%
Visa            33.5%
Diners           1.6%

Insurance, Capitalization and Pension Plans


Statements of Income of the Segment

                                                                                                       R$ Million

      2nd QUARTER OF 2002                             INSURANCE      CAPITALIZATION  PENSION PLANS   CONSOLIDATED
Revenues from Insurance,
Capitalization and Pension Plans                            323                 216            238            777
  Revenues from Insurance                                   323                 -                6            329
  Revenues from Capitalization                              -                   216            -              216
  Revenues from Pension Plans                               -                   -              232            232

Changes in Technical Provisions                              23                (166)          (155)          (298)
  Insurance                                                  23                 -               (0)            23
  Capitalization                                            -                  (166)           -             (166)
  Pension Plans                                               0                 -             (155)          (154)

Pension Plan Benefits Expenses                               (0)                -              (74)           (75)

 EARNED PREMIUMS                                            346                 -                6            352
 RESULT OF CAPITALIZATION AND PENSION PLANS                  (0)                 50              3             53

Retained Claims                                            (208)                -               (4)          (212)

Selling Expenses                                            (68)                (10)            (2)           (79)

Administrative Expenses                                     (86)                (44)           (11)          (139)
  Administrative Expenses                                   (38)                (40)            (9)           (86)
  Tax Expenses                                              (10)                 (3)            (2)           (15)
  Personnel Expenses                                        (38)                 (0)            (0)           (39)

Other Operating Income/(Expenses)                            28                  (2)            (0)            24

Financial Income                                             28                  30             24             83

OPERATING INCOME                                             41                  24             16             81

NON-OPERATING INCOME                                          1                   1              0              3

INCOME BEFORE INCOME TAX AND SOCIAL CONTRIBUTION             42                  26             16             83

Income Tax / Social Contribution                            (14)                 (9)            (5)           (28)
Profit Sharing                                               (3)                -             -                (3)

NET INCOME                                                   25                  17             10             52


      lst QUARTER OF 2002                             INSURANCE      CAPITALIZATION  PENSION PLANS        CONSOLIDATED
Revenues from Insurance,
Capitalization and Pension Plans                            385                 133            137            655
  Revenues from Insurance                                   385                 -                2            387
  Revenues from Capitalization                              -                   133            -              133
  Revenues from Pension Plans                               -                   -              135            135

Changes in Technical Provisions                             (46)                (89)           (62)          (197)
  Insurance                                                 (46)                -                0            (46)
  Capitalization                                            -                   (89)           -              (89)
  Pension Plans                                               1                 -              (62)           (61)

Pension Plan Benefits Expenses                               (0)                -              (75)           (75)

EARNED PREMIUMS                                              338                 -                2            340
RESULT OF CAPITALIZATION AND PENSION PLANS                    1                  43             (1)            43

Retained Claims                                            (175)                -               (2)          (177)

Selling Expenses                                            (66)                 (7)            (1)           (73)

Administrative Expenses                                     (78)                (32)           (14)          (122)
  Administrative Expenses                                   (33)                (28)           (12)           (73)
  Tax Expenses                                               (9)                 (3)            (1)           (13)
  Personnel Expenses                                        (35)                 (1)            (0)           (36)

Other Operating Income/(Expenses)                             7                  (1)             1              5

Financial Income                                             32                  24             19             75

OPERATING INCOME                                             58                  28              4             90

NON-OPERATING INCOME                                          3                   2             (1)             4

INCOME BEFORE INCOME TAX AND SOCIAL CONTRIBUTION             61                  30              3             94

Income Tax / Social Contribution                            (21)                (10)            (1)           (32)
Profit Sharing                                               (0)                -              -               (0)

NET INCOME                                                   40                  20              2             62

Insurance, Capitalization and Pension Plans



Insurance


Earned Premiums of insurance companies increased R$ 8 million compared to the prior quarter, due to the campaigns implemented in previous periods.

As can be seen in the graphs below, the product mix that contributed to Earned Premiums remained practically unchanged.

Expenses with claims rose, especially in the auto and life insurance segments.

There was also an increase in administrative expenses in relation to the prior quarter. The increase was primarily attributable to growth in advertising, telecommunications, and technical-service expenses.



Composition of Earned Premiums - Itau Seguros and subsidiaries


        2nd Quarter/2002                        1st Quarter/2002

Automobile            45.1%                     Automobile            44.5%
Life                  31.7%                     Life                  31.8%
Property               9.9%                     Property               9.2%
Transportation         5.3%                     Transportation         5.5%
Others                 8.0%                     Others                 8.9%


Claim Ratio


The claims ratio rose, reflecting the increase in claims in the auto and life insurance segments.

--------------------------------------------------------------------------------------------------
                    2nd Quarter/     3rd Quarter/    4th Quarter/    1st Quarter/     2nd Quarter/
                       2001              2001            2001            2002            2002
--------------------------------------------------------------------------------------------------
Automobile              71%               72%             68%             62%             71%
Life                    43%               35%             40%             28%             44%
Property                27%               51%             47%             48%             46%
Others                  84%               75%             52%             52%             48%
Total                   62%               58%             55%             48%             56%

Note: The insurance charts do not include health insurance companies (Itauseg Saude and Gralha Azul Saude).

Insurance, Capitalization and Pension Plans



Combined Ratio (1)

                Insurance Claims/   Selling Expenses/   Administrative Expenses/
                Earned Premiums     Earned Premiums        Earned Premiums           Total
2nd Q./01             61.7%               18.3%                 21.4%                101.4%
3rd Q./01             58.3%               20.2%                 21.4%                 99.9%
4th Q./01             54.7%               20.3%                 22.7%                 97.7%
1st Q./02             48.2%               21.0%                 23.1%                 92.3%
2nd Q./02             56.7%               21.1%                 25.1%                102.9%

The combined ratio reached 102.9% in the second quarter of 2002, due to growth in retained claims and administrative expenses.



Number of Insurance Policies - Mass Products

                    Automobile      Life    Property      Total

06/30/2001              630         549       266         1,445
09/30/2001              639         613       265         1,516
12/31/2001              686         577       267         1,529
03/31/2002              728         594       290         1,612
06/30/2002              721         584       262         1,566

The mass-market insurance policy portfolio of the insurance companies grew 8% over the past 12 months. Growth in auto insurance was the most worthy of note.



Pension Plans

Revenues of Itau Previdencia from insurance and pension plan contributions increased 74% in the second quarter of 2002, compared to growth of 15% for the market in the same period. The main contributing factor for this growth was the sale of a new family of products, Flexprev VGBL.

The VGBL product, which was structured under insurance legislation for life benefits, was introduced to meet the needs of customers who wish to invest for retirement, but who are unable to take advantage of the income tax benefit available for investment in pension plan products. The introduction of this product significantly expanded the potential of this market by allowing customers who file standard deduction tax returns or those who wish to invest more than the amount covered under the tax incentive access to a retirement savings program.

Flexprev VGBL contributed over R$ 91 million in revenues for the second quarter of 2002.

During the same quarter, ITAUPREV initiated an internal restructuring, so that it will be able to offer life insurance to the bank's customers, taking advantage of the synergy that exists between retirement plans and life insurance. The products, ITAUVIDA and PPI, began to be offered to the bank's checking account customers on July 1, 2002.


Capitalization

Capitalization revenues reported growth in the second quarter of 2002, due mainly to the number of Super PIC bonds sold (single installment of R$ 1,000.00).

Over 93 thousand Super PIC bonds were sold during the World Soccer
Cup Campaign which took place in the second quarter of 2002. During the same period, over 104 thousand PICs (monthly installment bonds) were sold.

Selling and administrative expenses grew as a result of the campaign.

Over the past twelve months, Itau Capitalizacao has distributed over R$ 17 million in cash prizes to 496 winning customers.




(1) Combined Ratio = (Retained Claims + Selling Expenses + Administrative
                     Expenses + Other Operating Income / Expenses)
                     ----------------------------------------------------
                                      Earned Premiums

Investment Funds and Managed Portfolio



Investment Funds and Managed Portfolio

Income from the management of investment funds totaled R$ 254 million in the second quarter of 2002, increasing 3% compared to the prior quarter's total of R$ 248 million.

As previously mentioned, the Brazilian Securities Commission (CVM) introduced Normative Instruction 365 dated May 29, 2002, which required the implementation of new accounting rules for securities held in the portfolios of investment funds. The aforementioned rules were introduced in BACEN Circular 3086.

The uncertainty that existed in domestic and international markets, together with the implementation of new mark-to-market rules, resulted in a reduction in the volume of funds managed by Itau in the second quarter of this year. These funds mainly migrated to savings accounts and certificates of deposits (CDB's).


Assets Under Management

                                                           (R$ billion)

                Investment Funds        Managed Portfolio       Total

Mar/01          38.8                            5.2             44.0
Jun/01          42.3                            5.2             47.5
Sep/01          47.8                            5.7             53.5
Dec/01          49.7                            6.1             55.8
Mar/02          51.3                            6.0             57.3
Jun/02          49.8                            6.4             56.2


The assets managed by Itau totaled R$ 56.2 billion in June of 2002. It is worth noting that the investment funds of Itau were among the least affected in the market. In addition, the market share of Itau rose from 12.85% in March 2002 to 13.18% in June of this year, allowing the bank to maintain its position as one of the largest investment fund managers in the market.

Itau launched new investment funds in June to meet the needs of conservative customers that seek a stable return on their investments.


Market Share of Investment Funds

Jan-02          13.03%
Feb-02          12.98%
Mar-02          12.85%
Apr-02          12.95%
May-02          13.01%
Jun-02          13.18%


Itau Private Bank ended the second quarter of the year with R$ 7.5 billion in assets under management and 5,616 accounts, thus consolidating its leading position in the market served.


Investment Funds -
Client Segmentation


Retail                          38%
Personnalite                     8%
Corporate/Middle Market         10%
Institutional                   19%
Private                         10%
LAM                             5%
Other                           11%

Itau Corretora's Home Broker - www.itautrade.com.br - repeated its significant results in the second quarter of 2002, trading R$ 103 million and ranking third in the home broker market in Brazil with a 12.7% market share.

Itau Corretora retained its fifth ranked position on the Bovespa exchange and rose to seventh place on the BM&F.

Itau Securities Inc, the subsidiary of Itau Corretora in Nova York was licensed to operate in the U.S. market by NASD in June 2002. This subsidiary will initially focus on Brazilian securities and equities.


                           [WEB PAGE PICTURE OMITTED]

                               [GRAPHICS OMITTED]





                      Analysis of the Conslidated Balance

Analisys of the Consolidated Balance Sheet




Assets and Liabilities by Business Segment


At June 30, 2002

                                                                                                               R$ Million
-------------------------------------------------------------------------------------------------------------------------
                  ASSETS                                BANKING     CREDIT CARDS   INSURANCE  ELIMINATIONS   CONSOLIDATED
-------------------------------------------------------------------------------------------------------------------------
Current and Long-Term Assets                             76,936            3,233       4,662       (1,307)         83,524

Cash and Cash Equivalents                                 2,038               15          16          (22)          2,046

Short-term Interbank Deposits                            13,525              206           -         (260)         13,471
 Money Market                                             7,059              206           -         (206)          7,059
 Interbank Deposits                                       6,466                -           -          (54)          6,411

Securities                                               15,871               79       3,867            1          19,818

Interbank and Interbranch Accounts                        7,138                -           -            -           7,138

Loan Operations                                          23,270              819          (7)        (181)         23,901
 Loans                                                   25,651            1,342           -         (181)         26,812
 (Allowance for Loan Losses)                             (2,381)            (523)         (7)          (0)         (2,911)

Other Assets                                             15,094            2,115         787         (845)         17,151
 Foreign Exchange Portfolio                               4,722                -           -            -           4,722
 Others                                                  10,372            2,115         787         (845)         12,429

Permanent Assets                                          3,219               73         209           (4)          3,497
 Investments in                                             944                -           -            -             944
 Fixed Assets                                             2,037               49         205           (4)          2,288
 Deferred Expenses                                          238               25           4           (0)            265

-------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                             80,155            3,306       4,871       (1,311)         87,022
-------------------------------------------------------------------------------------------------------------------------



                                                                                                              R$ Million
-------------------------------------------------------------------------------------------------------------------------

                  LIABILITIES                           BANKING     CREDIT CARDS   INSURANCE  ELIMINATIONS   CONSOLIDATED
-------------------------------------------------------------------------------------------------------------------------
Current and Long-Term Liabilities                        71,074            1,046         338         2,429         74,887

Deposits                                                 28,776               54           -           (76)        28,754
 Demand Deposits                                          6,371                -           -           (15)         6,356
 Savings Accounts                                        16,019                -           -             -         16,019
 Interbank Deposits                                         649               54           -           (54)           649
 Time Deposits                                            5,738                -           -            (7)         5,730

Deposits Received under                                  12,956                -           -          (206)        12,750
Securities Repurchase Agreements

Funds from Acceptances and Issue of Securities            3,852                -           -             -          3,852

Interbank and Interbranch Accounts                        3,112                -           -             -          3,112

Borrowings                                                5,987              588           -          (466)         6,109

On-Lending Borrowings from Public Institutions            3,182                -           -             -          3,182

On-Lending Borrowings from Abroad                             -                -           -             -              -

Other Liabilities                                        13,209              404         338         3,176         17,128
 Foreign Exchange Portfolio                               3,370                -           -             -          3,370
 Subordinated Debt                                        1,887                -           -             -          1,887
 Others                                                   8,790            2,610       1,008          (538)        11,871
 Segment Transfers                                         (838)          (2,206)       (670)        3,714            (0)

Technical Provisions of Insurance,                            -                -       2,951             -          2,951
Pension Plans and Capitalization - unrestricted

Deferred Income                                              45              128           0           (26)           147

Minority Interest in Subsidaries                            747                -           1            (1)           748

Stockholder's Equity                                      8,288            2,132       1,581        (3,713)         8,288

-------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                        80,155            3,306       4,871        (1,311)        87,022
-------------------------------------------------------------------------------------------------------------------------

Analisys of the Consolidated Balance Sheet



Assets and Liabilities by Business Segment


At March 31, 2002

                                                                                                              R$ Million
-------------------------------------------------------------------------------------------------------------------------
                  ASSETS                                BANKING     CREDIT CARDS   INSURANCE  ELIMINATIONS   CONSOLIDATED
-------------------------------------------------------------------------------------------------------------------------
Current and Long-Term Assets                             70,224            3,369       4,416        (1,344)        76,667

Cash and Cash Equivalents                                 1,857               28          19           (31)         1,873

Short-term Interbank Deposits                             8,797                -           -             -          8,797
 Money Market                                             4,711                -           -             -          4,711
 Interbank Deposits                                       4,086                -           -             -          4,086

Securities                                               15,199              499       3,598             -         19,297

Interbank and Interbranch Accounts                        7,960                -           -             -          7,960

Loan Operations                                          21,943              841          (7)         (554)        22,224
 Loans                                                   24,157            1,289           -          (554)        24,892
 (Allowance for Loan Losses)                             (2,214)            (448)         (7)            0         (2,668)

Other Assets                                             14,468            2,001         806          (759)        16,517
 Foreign Exchange Portfolio                               3,898                -           -             -          3,898
 Others                                                  10,570            2,001         806          (759)        12,618

Permanent Assets                                          2,979               69         203            (4)         3,246
 Investments in                                             731                -           -             -            731
 Fixed Assets                                             2,024               47         198            (4)         2,266
 Deferred Expenses                                          224               21           4            (0)           249

-------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                             73,204            3,438       4,619        (1,348)        79,913
-------------------------------------------------------------------------------------------------------------------------


                                                                                                               R$ Million
-------------------------------------------------------------------------------------------------------------------------
                  LIABILITIES                           BANKING     CREDIT CARDS   INSURANCE  ELIMINATIONS   CONSOLIDATED
-------------------------------------------------------------------------------------------------------------------------
Current and Long-Term Liabilities                        64,711            1,320         325         2,180         68,537

Deposits                                                 27,141                -           -           (31)        27,110
 Demand Deposits                                          6,006                -           -           (25)         5,981
 Savings Accounts                                        15,636                -           -             -         15,636
 Interbank Deposits                                         636                -           -             -            636
 Time Deposits                                            4,863                -           -            (6)         4,857

Deposits Received under                                  11,586                -           -             -         11,586
 Securities Repurchase Agreements

Funds from Acceptances and Issue of Securities            3,136                -           -             -          3,136

Interbank and Interbranch Accounts                        3,585                -           -             -          3,585

Borrowings                                                4,548              511           -           (15)         5,044

On-Lending Borrowings from Public Institutions            3,105                -           -             -          3,105

On-Lending Borrowings from Abroad                             0                -           -             -              0

Other Liabilities                                        11,611              809         325         2,226         14,971
 Foreign Exchange Portfolio                               2,961                -           -             -          2,961
 Subordinated Debt                                        1,409                -           -             -          1,409
 Others                                                   7,965            2,938         974        (1,275)        10,602
 Segment Transfers                                         (724)          (2,129)       (648)        3,501              0

Technical Provisions of Insurance,                            -                -       2,787             -          2,787
Pension Plans and Capitalization - unrestricted

Deferred Income                                              69              122           0           (26)           166

Minority Interest in Subsidaries                            582                -           1            (1)           582

Stockholder's Equity                                      7,842            1,996       1,505        (3,501)         7,842

-------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                        73,204            3,438       4,619        (1,348)        79,913
-------------------------------------------------------------------------------------------------------------------------

Analisys of the Consolidated Balance Sheet




Assets and Liabilities by Maturity Date


Assets by Maturity Date at June 30, 2002

                                                                                                                  R$ Million
-----------------------------------------------------------------------------------------------------------------------------
                        Maturity                                Days                           Years
                                       --------------------------------------------- ----------------------------
                                               0-30       31-90    91-180   181-365     1 - 3 years   > 3 years       Total
-----------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents                      2,046          0         0        0                0           0        2,046


Short-term Interbank Deposits                 10,269      2,265       481      244              211           0       13,471
   Money Market                                4,794      1,978       287        0                0           0        7,059
   Interbank Deposits                          5,475        287       194      244              211           0        6,411


Securities                                     4,370      1,968     3,347      859            2,816       6,458       19,818
   Securities Trading                          3,690      1,589     2,736      520              179         518        9,233
   Securities available for sale                 592        272       511      273            2,469       5,808        9,925
   Securities help up to their maturity            0          0         9        9               38          75          131
   Derivative Financial Instruments               87        108        90       56              131          57          529


Loans                                          6,860      5,488     3,603    4,388            6,132       3,686       30,158
   Loans                                       5,371      4,597     3,031    3,809            5,121       3,648       25,579
   Leases Income                                  89        141       189      309              485          21        1,233
   Advances on Exchange Contracts                273        471       316      197                0           0        1,258
   Other Credits                               1,127        279        66       72              527          17        2,088


Total                                         23,545      9,721     7,431    5,491            9,159      10,144       65,492
-----------------------------------------------------------------------------------------------------------------------------
% Total                                        36.0%      14.8%     11.3%     8.4%            14.0%       15.5%       100.0%
-----------------------------------------------------------------------------------------------------------------------------



Liabilities By Maturity Date at June 30, 2002

                                                                                                                  R$ Million
-----------------------------------------------------------------------------------------------------------------------------
                              Maturity                         Days                               Years
                                       --------------------------------------------- ----------------------------
                                               0-30      31-90     91-180   181-365     1 - 3 years   > 3 years       Total
-----------------------------------------------------------------------------------------------------------------------------
Deposits                                       25,551    1,189      1,091       537             377          10       28,754
  Demand Deposits                               6,356        -          -         -               -           -        6,356
  Savings Accounts                             16,000       18          -         -               -           -       16,019
  Interbank Deposits                              398       72        178         -               -           -          649
  Time Deposits                                 2,796    1,098        912       537             377          10        5,730
Deposits Received under
Securities Repurchase Agreements                6,670    2,136      1,070       861           1,588         426       12,750
  Own Portfolio                                 3,754      617      1,070       861           1,588         426        8,316
  Third Party Portfolio                         2,916    1,519          -         -               -           -        4,434
Funds from Acceptances
and Issue of Securities                           138      662        770        54           1,409          818       3,852
  Mortgage Notes                                   82      115        302         0               -            -         499
  Debentures                                        -        1         59         -               2          134         195
  Foreign Borrowings in Securities                 56      547        410        53           1,407          684       3,157
Borrowing                                       1,001      763      1,037     1,730             851          726       6,109
  Domestic - Public Institutions                    0        -          -         -               1            5           6
  Domestic - Other Institutions                    35       80        117       174             100            -         506
  Foreign Currency Trade Finance Borrowings       966      684        920     1,556             749          721       5,596
On-lending Borrowings
from Public Institutions                            3       21         32       179             385        2,561       3,182
  BNDES                                             3       18         14       149             216        1,875       2,275
  CEF                                               0        1          1         1               4           30          37
  FINAME                                            0        3         17        29             165          656         870
  Other Institutions                                -        -          -         0               1            -           1
Subordinated Debt                                   -        -          -         -               -        1,877       1,877
-----------------------------------------------------------------------------------------------------------------------------
Total                                          33,363    4,771      4,000     3,361           4,610        6,418      56,524
-----------------------------------------------------------------------------------------------------------------------------
% Total                                         59.0%     8.4%       7.1%      5.9%            8.2%        11.4%      100.0%
-----------------------------------------------------------------------------------------------------------------------------

Analisys of the Consolidated Balance Sheet

Available Funds, Short-Term Interbank Deposits, and Securities

Total assets of Itau reached R$ 87,022 million, representing growth of 8.9% in relation to the total as of March 2002. The growth in this balance is fundamentally attributable to the effect of exchange differences on the portion indexed in a foreign currency.

Considering total liquidity after provisions, Banco Itau reported an increase in second quarter liquidity of 23.8% in relation to the level reported in the prior quarter. The funds generated by the growth in deposits were channeled into liquid investments.

The migration from securities to interbank deposits, which was mainly attributable to the maturing of certificates of deposit, also contributed to more short-term liquidity.

The exclusion of repurchase commitments from the table below is intended to highlight the level of liquidity of Banco Itau. Accordingly, investments in the money market and government securities show positions net of respective borrowing via repurchase.

We note that as of this report only provisions related to free securities will be considered for purposes of analyzing liquidity.


Liquidity (Not Including Repurchase Commitments)

                                                                                                                         R$ Million
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           Variation     Variation
                                                Jun 30, 02    %    Mar 31, 02      %   Jun 30, 01     %   Jun02/Mar02   Jun02/Jun01
------------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents                            2,046    7.1     1,873       8.1     1,597       7.8       173         449
Short-term Interbank Deposits                        9,044   31.4     5,873      25.3     5,301      26.0     3,170       3,743
Money Market                                         2,625    9.1     2,109       9.1     1,705       8.4       516         920
Interbank Deposits                                   6,419   22.3     3,765      16.2     3,595      17.6     2,654       2,824
Securities                                          17,716   61.5    15,428      66.6    13,493      66.2     2,288       4,223
  Public Securities-Brazil                           8,832   30.7     6,523      28.1     6,046      29.7     2,308       2,786
    Overnight                                        2,119    7.4     2,698      11.6     2,466      12.1     (578)        (347)
    Pre-fixed                                        1,881    6.5       587       2.5       441       2.2     1,294       1,440
    Foreign Currency                                 4,328   15.0     2,918      12.6     2,668      13.1     1,410       1,660
    DCB'-Debt. Conv.Bond and
     other brazilian debts securities                  503    1.7       321       1.4       471       2.3       183          32
  Public Securities - Others countries                 596    2.1       410       1.8       493       2.4       186         103
    Bond's Argentina                                    27    0.1        26       0.1        22       0.1         1           5
    Bond's Portugal                                    569    2.0       383       1.7       471       2.3       185          98
  Private Securities                                 7,622   26.5     7,994      34.5     6,196      30.4      (371)      1,426
------------------------------------------------------------------------------------------------------------------------------------
    Bank Certificates of Deposits                    3,804   13.2     4,391      18.9     3,091      15.2      (587)        713
    Shares in Publicy Traded Companies                  96    0.3       312       1.3       226       1.1      (217)       (130)
    Debentures                                         428    1.5       487       2.1       806       4.0       (59)       (378)
    Mortgages Letters                                  144    0.5       195       0.8       526       2.6       (51)       (382)
    Option Premiums                                     82    0.3        76       0.3       140       0.7         6         (58)
    Euro Bond's and Others                           2,056    7.1     1,615       7.0     1,007       4.9       441       1,049
    Real State Receivables Certified                   935    3.2       793       3.4         -        -
    Foreign Mutual Funds of Investments                 77    0.3       125       0.5       400       2.0       (47)       (323)
  Others                                               667    2.3       501       2.2       758       3.7       166         (91)
Subtotal                                            28,806  100.0    23,174     100.0    20,391     100.0     5,632       8,415
Provisions                                            (340)            (188)               (177)               (152)       (163)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                               28,466           22,986              20,214               5,480       8,252
------------------------------------------------------------------------------------------------------------------------------------


Reconciliation

                                                                                             R$ Million
-------------------------------------------------------------------------------------------------------
                                                                    Jun  30, 02 Mar 31, 02   Jun 30, 01
-------------------------------------------------------------------------------------------------------
Securities (Short and Long-term)                                       19,818      19,296      18,710
   (-) Derivatives and Mutual Funds                                      (819)          -           -
   (+) Effect Foreign Exchange Risk Management on Investments Abroad    1,671         730       1,004
Securities + Interbank Deposits                                        20,669      20,024      19,710
   (+) Interbank Deposits                                               6,419       3,765       3,595
   (+) Cash and Cash Equivalents                                        2,046       1,873       1,597
   (+) Money Market                                                     7,059       5,032       3,790
Total Liquidity                                                        36,193      30,694      28,693
-------------------------------------------------------------------------------------------------------
   (-) Money Market - Repurchase pending settlement                    (4,434)     (2,923)     (2,085)
   (-) Public Securities - Subject to repurchase commitments           (2,953)     (4,597)     (6,217)
-------------------------------------------------------------------------------------------------------
Total Liquidity (not including repurchase commitments)                 28,806      23,174      20,391
-------------------------------------------------------------------------------------------------------

Analysis of the Consolidated Balance Sheet

Liquidity (Not Including Repurchase Commitments)

                                                                                                      R$ Million
                                      Jun 30, 02                 Mar 31, 02                 Jun 30, 01
                                --------------------------------------------------------------------------------
                                Brazil   Abroad   Total    Brazil  Abroad    Total     Brazil   Abroad     Total
                                --------------------------------------------------------------------------------
Cash and Cash Equivalents        1,681     365    2,046     1,677     196     1,873     1,416      181     1,597
Short-term Interbank Deposits    5,176   3,868    9,044     2,977   2,897     5,873     2,995    2,305     5,300
  Money Market                   2,014     611    2,625     2,065      44     2,109     1,647       58     1,705
  Interbank Deposits             3,162   3,257    6,419       912   2,853     3,765     1,348    2,247     3,595
Securities                      12,615   5,101   17,716    11,122   4,305    15,428     9,452    4,041    13,493
----------------------------------------------------------------------------------------------------------------
Total                           19,472   9,334   28,806    15,776   7,398    23,174    13,863    6,527    20,391
----------------------------------------------------------------------------------------------------------------
Total (US$ Million)                      3,282                      3,184                        2,832
----------------------------------------------------------------------------------------------------------------

Securities and Derivative Financial Instruments

Below, we present the composition of the securities and derivative financial instruments portfolio by type of instrument.

                                                                                                                     R$ Million
                                                                                 Constituted          Constituted
                                                 Cost        Market Value     Provision to Market   Provision to Market
                                                                                    Value            Value In Equity
--------------------------------------------------------------------------------------------------------------------------------
Securities Trading                              9,378       9,233    45.2%          (145)                   -
   Public Securities - Brazil                   4,946       4,827    23.6%          (119)                   -
   Public Securities - Other Countries             21          21     0.1%             -                    -
   Private Securities                           4,411       4,385    21.5%           (26)                   -

Securities available for sale                  11,131      10,521    51.5%             -                 (609)
   Public securities-Brazil                     6,701       6,172    30.2%             -                 (529)
   Public Securities - Other Countries            671         693     3.4%             -                   22
   Private Securities                           3,759       3,656    17.9%             -                 (103)

Securities help up to their maturity              131         131     0.6%             -                    -
   Public Securities - Brazil                     131         131     0.6%             -                    -
   Public Securities - Other Countries              -           -     0.0%             -                    -
   Private Securities                               -           -     0.0%             -                    -

Derivative Financial Instruments                  849         529     2.6%          (320)                   -
   Option Premiums                                 82         109     0.5%            27                    -
   Forward Market                                  54          54     0.3%             -                    -
   Swap-Adjustment receivable                     713         365     1.8%          (348)                   -

   Public Securities-Brazil                    11,778      11,130    54.5%          (119)                (529)
   Public Securities - Other Countries            692         714     3.5%             -                   22
   Private Securities                           8,170       8,041    39.4%           (26)                (103)
   Derivative Financial Instruments               849         529     2.6%          (320)                   -
Total                                          21,489      20,415   100.0%          (465)                (609)
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Minimum Allowance Required                                         (1,074)

Additional Allowance Reclassification                                 550

Additional Allowance                                               (1,147)
--------------------------------------------------------------------------------

Analisys of the Consolidated Balance Sheet

Credit Operations

The loan portfolio of Banco Itau, including endorsements and sureties, grew 7.1% compared to the first quarter of 2002, reaching R$ 34,839 million.

The adverse scenario for the economy led the bank to review credit criteria, resulting in the adaptation of credit policies to the new situation.

Measures adopted include more rigorous standards for preapproved credit granted to individuals and small businesses; greater selectivity for credit granted in the "Itau Empresas" (medium-sized businesses) and "Itaucorp" (large businesses) segments; more rigorous standards for granting credit and classifying risks for companies in the telecommunications and energy sectors, as well as those that depend on imported materials or funding denominated in a foreign currency.

In addition, classification reviews are performed more frequently and the portfolio of Banco Itau Buen Ayre, as well as customers with a high degree of independence on business with Argentina, are being continuously monitored.

The loan portfolio of the "Itaucorp" segment (large companies) reported growth of 11.7% in the quarter. This was basically due to the devaluation of the Brazilian real in the quarter. The quality of this portfolio is excellent; 97.2% of these loans are classified from "AA" to "C".


Credit Operations

[Graphic omitted]


                                                              Variation
                Jun 30, 02  Mar 31, 02  Jun 30, 01  Jun.02-Mar.02  Jun.02-Jun.01
-------------------------------------------------------------------------------
Loans              25,579     23,564    22,063    2,015    8.6%    3,516   15.9%
Leasing             1,233      1,329     1,292      (95) - 7.2%      (59)  -4.5%
Other receivables   2,088      2,066     1,780       22    1.1%      308   17.3%
ACC/AEC             1,258      1,107     1,911      150   13.6%     (654) -34.2%
Subtotal           30,158     28,066    27,046    2,092    7.5%    3,111   11.5%
Guarantees          4,681      4,474     4,052      207    4.6%      629   15.5%
--------------------------------------------------------------------------------
Total              34,839     32,540    31,099    2,298    7.1%    3,740   12.0%
--------------------------------------------------------------------------------

(*)  At June 30, 2002.
(**) In constant currency of December 31, 1995 up to this date; nominal values thereafter.
(1) Credit operations: Loans, Leases, Others Receivables and Advances on Exchange Contracts (AEC).
(2)  Guarantees:  Endorsements, Sureties and Others guarantees.

Analisys of the Consolidated Balance Sheet

The small business segment grew 6.0% in relation to March 2002. The bank continued to emphasize the granting of credit utilizing pre-approved limits for small businesses, which contributed significantly to the growth reported.

Loans to consumers grew 0.9% in the quarter. The most noteworthy areas were car loans and pre-approved credit lines. Home mortgages are subject to specific policies and this portfolio has been gradually reduced in recent periods.





Credit Portfolio Development Consolidated by Client Type (*)

                                                                                                                   R$ Million
------------------------------------------------------------------------------------------------------------------------------
                                                                                             Variation           Variation
                                    ------------------------------------------------------------------------------------------
                                      Jun 30, 02         Mar 31, 02        Jun 30, 01       Jun.02-Mar.02      Jun.02-Jun.01
                                    ------------------------------------------------------------------------------------------
                                     Balance   %         Balance   %       Balance   %        Balance  %     Balance     %
                                    ------------------------------------------------------------------------------------------
Corporate                            19,172   55.0%     17,164   52.7%     17,584   57.0%    2,009   11.7%    1,588      9.0%
Small and Medium-Sized Companies      3,400    9.8%      3,208    9.9%      2,218    7.0%      192    6.0%    1,182     53.3%
Individuals                           6,924   19.9%      6,863   21.1%      6,080   20.0%       61    0.9%      844     13.9%
Credit Card                           2,758    7.9%      2,606    8.0%      2,218    7.0%      151    5.8%      540     24.3%

Subtotal                             32,253   92.6%     29,841   91.7%     28,100   90.0%    2,413    8.1%    4,153     14.8%
Real State Financing         Ind.     2,411    6.9%      2,504    7.7%      2,748    9.0%      (94)  -3.7%     (337)   -12.3%
                             Bus.       175    0.5%        195    0.6%        251    1.0%      (20) -10.5%      (76)   -30.4%
 Subtotal                             2,585    7.4%      2,700    8.3%      2,999   10.0%     (114)  -4.2%     (414)   -13.8%
 Total                               34,839  100.0%     32,540  100.0%     31,099  100.0%    2,298    7.1%    3,740     12.0%
------------------------------------------------------------------------------------------------------------------------------

(*) Endorsements and sureties included.





Credit Portfolio by Currency(*)

                                                                                                                  R$ Million
------------------------------------------------------------------------------------------------------------------------------
                                             Jun 30, 02         Mar 31, 02       Jun 30, 01               Variation (%)
                                        --------------------------------------------------------------------------------------
                                         Balance      %       Balance     %     Balance     %      Jun02/Mar02  Jun02/Jun01
------------------------------------------------------------------------------------------------------------------------------
Indexed in Foreign Currency               3,193     10.6%      2,611     9.3%    2,743    10.1%       22.3%         16.4%
In Foreign Currency                       5,241     17.4%      3,636    13.0%    3,847    14.2%       44.1%         36.2%
------------------------------------------------------------------------------------------------------------------------------
Subtotal                                  8,434     28.0%      6,246    22.3%    6,590    24.4%       35.0%         28.0%
------------------------------------------------------------------------------------------------------------------------------
In Local Currency                        21,724     72.0%     21,819    77.7%   20,457    75.6%       -0.4%          6.2%
------------------------------------------------------------------------------------------------------------------------------
Total                                    30,158    100.0%     28,066   100.0%   27,046   100.0%        7.5%         11.5%
------------------------------------------------------------------------------------------------------------------------------

(*) Not including Endorsements and sureties.

Analisys of the Consolidated Balance Sheet

Comparation of the Portifolio by Business Sector(*)

                                                                                                                     R$ Million
-------------------------------------------------------------------------------------------------------------------------------
                                                              Jun  30, 02                        Mar 31, 02       Jun 30, 01
                                          -------------------------------------------------------------------------------------
                                           Loans   ACC/ACE  Leases Endorsements Consolidated %   Consolidated %    Consolidated %
-------------------------------------------------------------------------------------------------------------------------------
Public Sector
  Chemicals and Petrochemicals               393       0       0       107        500   1.4        445   1.4       439    1.4
  Others                                     771       0       0         4        775   2.2        652   2.0       538    1.7
-------------------------------------------------------------------------------------------------------------------------------
Total of Public Sector                     1,163       0       0       112      1,275   3.7      1,097   3.4       977    3.1
-------------------------------------------------------------------------------------------------------------------------------

Private Sector
  Industry

    Food and Beverage                      1,217     166       5       109      1,496   4.3      1,352   4.2     1,732    5.6
    Siderurgy, Metalurgy and Mechanics       986     227       8       619      1,841   5.3      1,589   4.9     1,487    4.8
    Chemicals and Petrochemicals           1,430      49      12       325      1,816   5.2      1,666   5.1     1,306    4.2
    Electronic                               496      52       4       170        723   2.1        791   2.4       790    2.5
    Pulping and Paper                        749      71       8        91        919   2.6        767   2.4       754    2.4
    Light and Heavy Vehicles                 353       8       2       339        702   2.0        580   1.8       587    1.9
    Textile and Clothing                     188      66       4        45        303   0.9        271   0.8       360    1.2
    Mechanics                                187      66       4       149        407   1.2        311   1.0       308    1.0
    Tobacco                                  187      87       0        10        284   0.8        265   0.8       259    0.8
    Fertilizer, Insecticide and Defensive    422      47       0         9        478   1.4        563   1.7       228    0.7
    Autoparts and Accessories                106      59       2        21        189   0.5        178   0.5       225    0.7
    Construction Material                    546      12       1        47        607   1.7        280   0.9       225    0.7
    Pharmacetical                             77       1       1        54        134   0.4        166   0.5       143    0.5
    Wood and Furnitures                      118      32       2        11        163   0.5        146   0.4       135    0.4
    Tractors and Agricultural Machinery       25      26       0        28         80   0.2         77   0.2        82    0.3
    Others                                   207      54       8       133        401   1.2        310   1.0       234    0.8
    Subtotal                               7,296   1,025      61     2,162     10,544  30.3      9,312  28.6     8,856   28.5
Commerce
    Retail                                 1,407       5      25       111      1,548   4.4      1,190   3.7     1,083    3.5
    Wholesale                                225       0       6        78        310   0.9        246   0.8       307    1.0
    Others                                    27      38       1        10         76   0.2         47   0.1        75    0.2
    Subtotal                               1,660      43      32       199      1,934   5.6      1,483   4.6     1,464    4.7
Services
    Telecommunications                     2,163       0      21       658      2,843   8.2      2,789   8.6     2,625    8.4
    Power Generartion and Distribution     1,212       0      17       309      1,538   4.4      1,518   4.7     1,300    4.2
    Finance                                  641       0      24       444      1,108   3.2      1,159   3.6       935    3.0
    Services Provider                        528       1      44        61        633   1.8        576   1.8       668    2.1
    Construction and Real State Companies    265       0       8       122        396   1.1        385   1.2       415    1.3
    Real State Financing (Companie)          175       0       0         0        175   0.5        195   0.6       251    0.8
    Public Service Providers                 168       0       1       210        379   1.3        251   1.3       274    0.9
    Transports                               179       0       9        45        232   0.7        231   0.7       208    0.7
    Others                                   303      10      10        50        373   1.1        292   0.9       210    0.7
    Subtotal                               5,634      11     133     1,899      7,677  22.0      7,396  22.7     6,886   22.1
Primary Sector
    Mining                                    82     131       2       285        500   1.4        514   1.6       866    2.8
    Agriculture                              609      48       2        18        677   1.9        608   1.9       578    1.9
    Others                                     1       1       0         0          2   0.0          2   0.0         5    0.0
    Subtotal                                 693     180       3       303      1,179   3.4      1,125   3.5     1,449    4.7
Others Businesses                            124       0      13         1        138   0.4        154   0.5       420    1.4
Others Individuals
    Credit Cards                           2,758       0       0         0      2,758   7.9      2,606   8.0     2,218    7.1
    Real State Financing                   2,411       0       0         0      2,411   6.9      2,504   7.7     2,748    8.8
    CDC/Vehicles/Current Account           5,927       0     991         5      6,924  19.9      6,863  21.1     6,081   19.6
    Subtotal                              11,096       0     991         5     12,092  34.7     11,973  36.8    11,046   35.5

-------------------------------------------------------------------------------------------------------------------------------
Total of Private Sector                   26,503   1,258   1,233     4,569     33,564  96.3     31,443  96.6    30,122   96.9
-------------------------------------------------------------------------------------------------------------------------------
General Total                             27,667   1,258   1,233     4,681     34,839 100.0     32,540 100.0    31,099  100.0
-------------------------------------------------------------------------------------------------------------------------------

(*) Endorsements and sureties included.

Analisys of the Consolidated Balance Sheet

Deposits and Borrowing

The balance of deposits totaled R$ 28,754 million at the end of the second quarter of 2002, growing 6.1% in relation to the prior quarter. This increase is attributable to the migration from investment funds to other investments. The introduction of the mark-to-market methodology for investment funds resulted in negative returns in some cases and, as a consequence, reallocation of investments, due to the negative influence on conservative investors. Consequently, investments in time deposits stood out in the quarter, rising 18.0%.

On the other hand, investment fund and managed portfolio balances fell 1,8% to R$ 56,243 million as of June 30, 2002.

Foreign currency borrowing suffered the effects of the currency devaluation in the period. The balance of this account rose 34,2% and the balance related to liabilities involving foreign securities increased 30.3% in the quarter.

The total balance of subordinated debt reached R$ 1,887 million as of June 30, 2002, growing 33.9% in relation to the first quarter of the year. This increase is also attributable to the currency devaluation in the period.

Stockholders' Equity

The increase in stockholders' equity is basically due to the net income of the institution in the period, which resulted in a difference of R$ 446 million in rlation to the prior quarter balance.

The liquidity ratio for the second quarter of 2002 was 15.3% when calculated using consolidated group figures (all directly and indirectly controlled subsidiaries). If only financial companies are included in the consolidated figure the ratio would be 17.5%.

Tier I capital represents 77.6% of adjusted equity, while Tier II capital amounts to 22.4%.

The fixed asset ratio for the consolidated group was 33.9%, while the same ratio calculated using only financial companies was 55.4%. Own working capital amounted to R$ 4,656 million at the end of June 2002.



BIS  Ratio Evolution

------------------------------------------------------------------------------------------------------------------------------------
                                                        Jun 30, 02  Mar 31, 02    Dec 31, 01   Sep 30, 01    Jun 30, 01   Mar 31, 01
------------------------------------------------------------------------------------------------------------------------------------
EFFECTS IN THE PERIOD
  Calculation of Interest Rate Risk                       -0.1%        0.1%         0.0%           0.2%           0.0%
  Quarter Net Income                                       1.2%        0.8%         1.0%           1.8%           1.6%
  Interests on Capital Amounting                          -0.1%       -0.2%        -0.3%          -0.5%          -0.4%
  Variation in Exchange Exposure                          -0.5%       -2.3%         1.6%           0.4%          -0.8%
  Other increase (reductions) in the Reference Equity      0.0%        0.0%         0.1%           0.0%          -0.2%
  Increase/Reduction in risk Weighted Asset               -1.2%        0.2%         0.3%          -1.7%           0.3%
  Shares on Treasury                                      -0.1%       -0.3%        -0.4%           0.0%          -0.2%
  Subordinated Debt                                        0.9%        0.0%         0.9%           1.8%           0.0%
  FX Exposure - Res. 2.891                                  -           -            -            -2.3%            -
  Reduction of Interest Rate Risk - Note 3.046              -           -           0.3%            -              -
------------------------------------------------------------------------------------------------------------------------------------
BIS RATIO                                                 15.3%       15.2%        16.9%          13.4%          13.7%       13.4%
------------------------------------------------------------------------------------------------------------------------------------

Anaisys of the Consolidated Balance Sheet

Calculation of the BIS Solvency Ratio


June 30, 2002                                             R$ Million
--------------------------------------------------------------------
Stockholders Equity Banco Itau                                 9,247
--------------------------------------------------------------------
Minority stockholders not excluded from consolidated             725
Unrealized profit from transactions with subsidiary companies    (33)
Subordinate Debt                                               1,887
Referential Equity                                            11,826
Swap Operations risk                                             (67)
Foreign Exchange risk                                         (2,440)
Interest rate risk                                              (158)
Others                                                          (131)
--------------------------------------------------------------------
Adjusted referential equity                                    9,031
--------------------------------------------------------------------

We present below a summary of the solvency ratio, based on the economic and financial consolidated balance sheet.

--------------------------------------------------------------------------------------------------------------------
                                                                                                 June 30, 02
--------------------------------------------------------------------------------------------------------------------
(A)              On-Balance Sheet Assets                                                  54,146
(B)              Off-Balance Sheet Exposures                                               4,794
(C)=(A)+(B)      Total Risk Weighted Assets                                               58,940
(D)              Adjusted Reference Capital                                                9,031
(E)=(D)/(C)      Risk Based Ratio                                                           15.3

--------------------------------------------------------------------------------------------------------------------
                                                                                                 June 30, 02
--------------------------------------------------------------------------------------------------------------------
(A) ASSETS                                                                                Assets       Risk-Weighted
     0%
          Cash                                                                               969              -
          Credits and Securities Issued or Guaranteed by Brazilian Central Government     18,978              -
          Central Bank Deposits                                                            4,486              -
          Credit with Banking Subsidiaries and Others                                      3,035              -

     20%

          Deposits in Foreign Currency                                                     1,012              202
          Checks in Clearing                                                               2,647              529
          Deposits with Other Banks and Others                                             2,079              416
          Others                                                                              34                7

     50%
          Deposits and funds applied in Interbank Deposits                                 7,377            3,689
          Credits and Other Claims Guaranteed by Other Banks                               3,184            1,592
          Foreign Trading and Exchange Portfolio                                           1,921              960
          Real State Financings                                                            2,540            1,270
          Real State Securities                                                            1,073              536
          Others                                                                             345              172

     100%
          Credits and Other Claims on the Private Sector                                  25,046           25,046
          Premises and Equipment                                                           2,428            2,428
          Investments                                                                        944              944
          Private Sector Securities                                                        3,844            3,844
          Credits and Securities Issued by Brazilian States and Municipals                   152              152
          Others                                                                           2,570            2,570

     300% Tax Credits                                                                      3,262            9,786

--------------------------------------------------------------------------------------------------------------------
 TOTAL                                                                                    87,929           54,146
--------------------------------------------------------------------------------------------------------------------

 (B) OFF-BALANCE SHEET EXPOSURES                                                        Exposure       Risk-Weighted
     50%
          Standby letters of credit                                                          15                 8
          Responsibility for guarantees and coobligation (for other banks)                  450               225
     100%
          Import trading                                                                     26                26
          Responsibility for guarantees (for customers)                                   4,456             4,456
          Positive market value - SWAP                                                       79                79

--------------------------------------------------------------------------------------------------------------------
 TOTAL                                                                                    5,027            4,794
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
 (C) TOTAL RISK WEIGHTED ASSETS                                                                           58,940
--------------------------------------------------------------------------------------------------------------------

Analisys of the Consolidated Balance Sheet

Balance Sheet by Currency(*)

The balance sheet by currency shows balances linked to domestic and foreign currencies. As of June 30, 2002, Banco Itau showed a net position equivalent to US$ 1,401 million, including foreign investments.

                                                                                                         R$ Million
----------------------------------------------------------------------------------------------------------------------
                                                                        Jun 30, 02                    Mar 31, 02
                                              ------------------------------------------------------------------------
                                                                     BUSINESS IN BRAZIL
                                                             --------------------------------
                  ASSETS                      CONSOLIDATED    TOTAL        LOCAL     FOREIGN    BUSINESS  CONSOLIDATED
                                                                         CURRENCY    CURRENCY    ABROAD
----------------------------------------------------------------------------------------------------------------------
 Cash and Cash Equivalents                          2,046      1,691         904         787        365       1,873
 Short-term Interbank Deposits                     13,471      9,603       7,786       1,817      3,868       8,797
  Money Market                                      7,059      6,448       6,448           0        611       5,032
  Interbank Deposits                                6,411      3,154       1,337       1,817      3,257       3,765
 Securities                                        19,818     14,715      11,214       3,501      6,478      19,297
Interbank and Interbranch Accounts                  7,138      7,112       7,112           0         26       7,960
 Loan and Leasing Operations                       24,029     18,929      15,757       3,172      8,411      22,292
 Other Assets                                      17,023     15,719      12,318       3,401      2,104      16,449
  Foreign Exchange Portfolio                        4,722      4,685       1,341       3,344         37       3,898
  Others                                           12,301     11,034      10,977          57      2,067      12,550
 Permanent Assets                                   3,497      8,402       2,916       5,486        584       3,246
  Investments in                                      944      5,915         429       5,486        477         731
  Fixed Assets                                      2,288      2,231       2,231           0         56       2,266
  Deferred Expenses                                   265        256         256           0         51         249
----------------------------------------------------------------------------------------------------------------------
 TOTAL ASSETS                                      87,022     76,171      58,007      18,164     21,837      79,913
----------------------------------------------------------------------------------------------------------------------

 DERIVATIVES - CALL POSITION
  Futures                                                                              2,401
  Options                                                                                233
  Swaps                                                                                6,563
----------------------------------------------------------------------------------------------------------------------
 TOTAL ASSETS AFTER ADJUSTAMENTS (a)                                                  27,361
----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------
                                                                        Jun 30, 02                    Mar 31, 02
                                              ------------------------------------------------------------------------
                                                                     BUSINESS IN BRAZIL
                                                             --------------------------------
                  LIABILITIES                    CONSOLIDATED  TOTAL      LOCAL      FOREIGN    BUSINESS  CONSOLIDATED
                                                                         CURRENCY    CURRENCY    ABROAD
----------------------------------------------------------------------------------------------------------------------
 Deposits                                          28,754     23,904      23,903           1      4,864        27,110
  Demand Deposits                                   6,356      6,059       6,058           1        304         5,981
  Savings Accounts                                 16,019     15,945      15,945           0         74        15,636
  Interbank Deposits                                  649         22          22           0        627           636
  Time Deposits                                     5,730      1,878       1,878           0      3,860         4,857
 Deposits Received under Securities
  Repurchase Agreements                            12,750     11,634      11,634           0      1,116        11,586
 Funds from Acceptances and Issue of Securities     3,852      3,149         695       2,453      2,080         3,136
 Interbank and Interbranch Accounts                 3,112      3,112       2,971         141          0         3,585
 Borrowings                                         6,109      3,697         126       3,571      4,941         5,044
 On-lending Borrowings                              3,182      3,182       2,504         678          0         3,105
 Derivative Financial Instruments                     654        525         515          10        129             0
 Other Liabilities                                 16,474     14,948      11,454       3,495      3,105        14,971
  Foreign Exchange Portfolio                        3,370      3,333       1,687       1,646         37         2,961
  Others                                           13,104     11,615       9,766       1,849      3,068        12,010
 Technical Provisions of Insurance, Pension Plans
 and Capitalization-unrestricted                    2,951      2,951       2,951           0          0         2,787
 Deferred Income                                      147        143         143           0          5           166
 Minority Interest in Subsldaries                     748        637         637           0        111           582
 Stockholder's Equity                               8,288      8,288       8,288           0      5,486         7,842
  Capital and Reserves                              7,240      7,240       7,240           0      5,329         7,339
  Net Income                                        1,048      1,048       1,048           0        157           504
----------------------------------------------------------------------------------------------------------------------
 TOTAL LIABILITIES                                 87,022     76,171      65,822      10,349     21,337        79,913
----------------------------------------------------------------------------------------------------------------------
 DERIVATIVES - PUT POSITIONS
  Futures (Include Funds under Management)                                             7,443
  Options                                                                                132
  Swap (Include Funds under Management)                                                5,452
 TOTAL LIABILITIES AFTER ADJUSTMENT (b)                                               23,376
----------------------------------------------------------------------------------------------------------------------
 FOREIGN EXCHANGE POSITION (a - b) R$                                                  3,985

 FOREIGN EXCHANGE POSITION (a - b) US$  (Parity US$ = R$ 2,8444)                       1,401
----------------------------------------------------------------------------------------------------------------------
(*)It does not exclude transactions between local and foreign business.


[GRAPHICS OMITTED]
Activities Abroad and Foreign Exchange

Activities Abroad and Foreign Exchange

Activities Abroad

Among Brazilian owned business groups, the Itau conglomerate is positioned as one of those with the broadest international presence, whether this is measured in terms of distribution of service locations or the capitalization of its international units. This is evidenced by the soundness of our branches in New York and Cayman Island, Banco Itau Buen Ayre, our representative offices in Frankfurt and Miami, our Itaubank subsidiary, as well as by Banco Itau Europa and Banco Itau Europa Luxembourg (these last two are controlled by Itausa). As of June 30, 2002, consolidated investments overseas totaled US$ 1,929 million (including non-financial businesses).

Banco Itau Europa, which has been rated "European investment grade" since 2000, has concentrated its efforts on contributing to the growing commercial and investment flows between European countries and Brazil, as well as the structuring of financing to support the international businesses of Brazilian companies. Itau Europa continued its paced growth, reporting consolidated assets of Euro 1,913 million (See note 21b to the financial statements) and significant participation in European capital market securities issues.


                                                                                                                        US$ Mllion
----------------------------------------------------------------------------------------------------------------------------------
Banking Activities                        Jun 30, 02             Mar 31, 02                 Jun 30,01                Mar 31,01
                                             Stockholders'           Stockholders'              Stockholders'         Stockholders'
                                     Assets    Equity        Assets    Equity      Assets          Equity     Assets     Equity
----------------------------------------------------------------------------------------------------------------------------------
                                                  1,677.4                 1,711.6                  1,663.1              1,646.7
Grand Cayman and New York Branches    4,410.2       936.5     4,093.8     1,001.9   3,976.2          970.1    4,070.2     965.7
Itau Buen Ayre S.A.                     280.7       115.8       296.4       111.0     832.0          148.4      728.2     147.2
Itau Bank Ltda.                         654.4       348.0       747.9       347.3     647.2          306.6      712.5     300.1
Banco Itau Europa Luxembourg S.A.       143.3        27.7       137.0        27.6     114.1           26.4      112.9      25.5
Banco Itau Europa S.A.                1,899.6       207.4     1,641.7       180.0   1,479.3          172.2    1,483.1     170.7
IFE - Bemge - Uruguay S.A.              339.6        39.3       336.1        38.8     124.4           34.4       69.8      33.6
Banco Del Parana S.A.                    18.2         2.7        22.5         5.0      47.9            4.9       51.1       4.0
----------------------------------------------------------------------------------------------------------------------------------

Geographical Distribution of Trade Lines


The distribution of trade credit borrowings by Itau has continued to be broadly based and remained almost unchanged in relation to sources and the number of correspondent banks. This has occurred in a scenario marked by a decrease in the total number of banks as a result of mergers and acquisitions.

United States           28.1%
Others                   2.4%
Spain                    5.2%
Canada                   9.2%
Holland                  4.0%
Asia                     6.0%
Latin America            9.6%
France                   5.0%
England                 12.9%
Italy                    2.0%
Portugal                 3.5%
Germany                 12.1%

Total of Corresponding Banks:  135



Foreign Exchange and Foreign Trade Financing Highlights

-------------------------------------------------------------------------------
                                                                   Variation
                                        2nd Q./02   1st Q./02  2nd Q.02/1st Q.02
-------------------------------------------------------------------------------
Export - Foreign Exchange                     869        740               129
Import-Foreign Exchange                       867        904               (37)
Financial Transactions - Foreign Exchange    1462      1.831              (369)
Sub total                                   3.198      3.475              (277)

Interbank                                    5363      5.692              (329)
Interbank (other currencies)                 4168      4.653              (485)
Sub total                                   9.531     10.345              (814)

Total of foreign exchange transactions     12.729     13.020            (1.091)

Pre-export Loans (ACC)                        438        335               103
Off-shore Financing                            73         23                50
Import Financing                              286        102               184
Export Pre-payment Financing                  182         94                88
Sub total                                     979        554               425

PROEX                                           3          2                 1
BNDES EXIM (Pre Shipment)                      11         17                (6)
BNDES EXIM (Pos Shipment)                       2          8                (6)
Sub total                                      16         27               (11)

Total of Financing                            995        581               414
-------------------------------------------------------------------------------

Activities Abroad and Foreign Exchange

Banco Itau Buen Ayre

Argentina continues to be embroiled in a crisis that has been aggravated by pressure to change the "corralito". Banco Itau, on the other hand, is well positioned in relation to its exposure through Banco Itau Buen Ayre. This is due not only to the asset position indexed to the U.S. dollar, but also to the relative size of this subsidiary's operations compared to Itau.

For purposes of Banco Itau Brasil, following the same criteria used in the first quarter of the year, almost all results of operations in Argentina were considered extraordinary. Furthermore, the foreign exchange loss on investments was added to the above and both were fully absorbed by the Provision for Devaluation of Investment established in December 2001 (See note 21c to the financial statements).

                                                                                  In US$ Million
                                            ----------------------------------------------------------------------------------
Balance Sheet                               Exchange Rate Parity Peso/US$    3,9079      3,0061        1,0000         1,0000
                                            ----------------------------------------------------------------------------------
                                                                Jun 30,02               Mar 31,02    Jun 30,01       Mar 31,01
------------------------------------------------------------------------------------------------------------------------------
                                                  Pesos               US$     Total         Total        Total           Total
ASSETS
Current and Long Term Assets                        112              137        249           274          761             657

Cash and cash equivalents                            13                8         21            31           36              37
Interbank Funds Applied                              13              -           13            12           35              28
Securities (*)                                        8               81         89            90          134             141
Interbank and Interbranch Accounts                    2                1          3             9           45              86
Loan and Leasing Operations                          83               44        126           145          417             351
Allowance for loan losses                           (18)              (2)       (20)          (21)         (30)            (32)
Prepaid Expenses                                      0              -            0             0            1               2
Other Assets                                         11                5         16             9          123              45
Permanent Assets                                     32              -           32            22           71              71

Total Assets                                        144              137        281           296          832             728

------------------------------------------------------------------------------------------------------------------------------
                                                                Jun 30,02               Mar 31,02    Jun 30,01       Mar 31,01

LIABILITIES                                       Pesos               US$      Total        Total        Total           Total
Current and Long Term Liabilities                   148               16        165           186          684             581
Deposits                                            128                2        129           164          504             510
Borrowing                                           -                 13         13            13           47              26
Other Liabilities                                    21                2         22             9          133              46
Stockholders' Equity                                116                -        116           111          148             147
Capital and Reserves                                 42                -         42            50          148             148
Recurring Result of the Period                        1                -          1             1            -              (1)
Extraordinary Result of the Period                   74                -         74            60            -               -

Total Liabilities                                   264               16        281           296          832             728
------------------------------------------------------------------------------------------------------------------------------

(*)This includes the Bonus established by the Argentine authorities to offset losses with the "pesification". The Bonus was adjusted to 30% of face value, corresponding to US$ 5 million.


Loan and Leasing Operations

------------------------------------------------------------------------------------------------------------------------------
                                                                Jun 30,02               Mar 31,02    Jun 30,01       Mar 31,01
BREAKDOWN                                         Pesos               US$      Total        Total        Total           Total
------------------------------------------------------------------------------------------------------------------------------
Individuals                                          25                2         27            49          134            108
Companies                                            57               42         99            96          283            243
Total                                                83               44        126           145          417            351


Allowance for Loan Losses

------------------------------------------------------------------------------------------------------------------------------
                                                                Jun 30,02               Mar 31,02    Jun 30,01       Mar 31,01
BREAKDOWN                                         Pesos               US$      Total        Total        Total           Total
------------------------------------------------------------------------------------------------------------------------------
Individuals                                         (18)              (1)       (19)          (20)         (27)           (28)
Companies                                             -               (1)        (1)           (1)          (3)            (4)
Total                                               (18)              (2)       (20)          (21)         (30)           (32)
------------------------------------------------------------------------------------------------------------------------------


Credit Portfolio Composition by Risk Level

-----------------------------------------------------------------------------------------------------------------------------------
                                                             Jun 30,02
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           Total
                            AA          A         B        C        D        E        F         G          H             Portfolio
-----------------------------------------------------------------------------------------------------------------------------------
Portfolio - Individuals     -          -         17        1        1       -         1         1          6                   27
Portfolio - Companies       55          15       25        4       -        -         1        -           -                    99
Portfolio - Total           55          15       42        4        1       -         2         1          6                  126
Allowance                   -          -         (1)      -        -        -        (1)       (1)        (6)                  (9)
Excess Allowance            -          -         (7)      (2)      (1)      -        (1)       -           -                   (11)
Allowance-Total             -          -         (8)      (2)      (1)      -        (2)       (1)        (6)                 (20)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                             Mar 31,02                                                       Total
                            AA          A         B        C        D        E        F         G          H             Portfolio
-----------------------------------------------------------------------------------------------------------------------------------
Portfolio - Individuals                           2       38        2        2        1         1          3                   49
Portfolio - Companies       42          16       28        8        1       -         1         -          -                   96
Portfolio - Total           42          16       30       46        3        2        2         1          3                  145
Allowance                   -           -        -        (1)      -        (1)      (2)        -         (3)                  (7)
Excess Allowance            -           -        (6)      (6)      (2)      -        -          -                             (14)
Allowance - Total           -           -        (6)      (7)      (2)      (1)      (2)        -         (3)                 (21)
-----------------------------------------------------------------------------------------------------------------------------------


Relevant Data
----------------------------------------------------------------------------------------------------------
                                                             Jun 30,02   Mar 31,02   Jun 30,01   Mar 31,01
Recuring net income per quarter (In US$ Million)                    (0)          1           1         (1)
Extraordinary net income per quarter (In US$ Million)               14          60          -          -
Net Distribution
  Branches                                                          78          78          80         84
  CSBs                                                              24          25          30         29
  Automated Teller Machines                                        300         300         316        329
Employees                                                        1,075       1,228       1,387      1,417
----------------------------------------------------------------------------------------------------------

[GRAPHIC PAGE - RISK MANAGEMENT]

Risk Management

First Semester of 2002

Uncertainty in relation to possible changes in domestic economic policies after the inauguration of the new president of Brazil next January, the perceived increase in Brazilian sovereign risk and the difficult recovery of the U.S.A. economy, especially after the discovery of dubious accounting practices at several large publicly traded corporations, provoked a significant increase in the volatility of domestic and international markets during the first half of this year.

However, the conservatism of Itau in relation to exposure to risks in Brazil and abroad and the efficient management of the same allowed us to maximize our risk-return relationship over the first half, despite the large swings that occurred.

Market Risk

Domestic Market

The following table presents an analysis of the risk positions resulting from commercial operations and those linked to the management of risk for these same operations (Structural Gap) in Brazil, which have been calculated using proprietary models. The profile of risk positions for these operations does not vary greatly due to changes in the situation of the market and the increase in values at risk (VaR) of these portfolios in relation to the prior quarter reflects the effect of increased interest-rate volatility on fixed-rate, U.S.A. dollar linked, and benchmark interest (TR) positions, as well as foreign exchange. Nevertheless, the overall increase in VaR as of June 30, 2002 was insignificant, representing only 1.6% of the stockholders' equity of the institution.

Structural Gap VaR(*)

                                                                  R$ Million
----------------------------------------------------------------------------
                                        Jun 30, 02                Mar 31, 02
Fixed Rate Risk Factor                        13.2                       1.7
Benchmark Rate (TR) Risk Factor              122.7                      18.8
Foreign Exchange Risk Factor                 108.3                      25.2
Diversification Impact                       (99.5)                    (21.1)
Global VaR                                   144.7                      24.6
----------------------------------------------------------------------------

The bank's own trading portfolio which is set forth below, is used to seek the best alternatives available among the various opportunities for investment in domestic and international markets. Despite the fact that it is more susceptible to market conditions and that the portfolio can change significantly, portfolio management is dynamic, permitting quicker development of trading strategies. Consequently, despite increased exposure to risk due to increased volatility, overall VaR remained practically unchanged at the end of the first half, as can be seen in the comparison with the previous period presented below.

More details of the management risk:

Own Portfolio Trading Desk VaR(*)
                                                                  R$ Million
----------------------------------------------------------------------------
                                         2nd Q./02                  1stQ./02
Local Currency Trading Desk                    1.5                       0.3
Foreign Currency Trading Desk                  2.6                       2.5
Floating Rate Desk                             0.7                       2.1
Options Desk                                   1.8                       0.6
Overseas Markets Desk                          1.4                       1.1
Diversification Impact                        (2.9)                     (2.4)
----------------------------------------------------------------------------
Global VaR                                     5.1                       4.2
----------------------------------------------------------------------------
Maximum Global VaR                            24.0                       7.4
----------------------------------------------------------------------------
Minimum Global VaR                             2.0                       2.0
----------------------------------------------------------------------------

International Market

In addition to the fragile situtation of the Argentine economy and society, more recent episodes related to the credibility of U.S. capital markets attributable to accounting frauds uncovered in several large corporations, contributed significantly to the increase in volatility in international markets. Accordingly, this had a significant impact on perceptions surrounding Brazilian sovereign risk, as can be seen in the Table - Structural Portfolio for Overseas below, which includes the Grand Cayman and New York branches and Itau Bank. Notwithstanding, it is worth noting that the overall VaR for international positions (excluding Argentina and Europe) represents approximately 0.8% of the institution's stockholders' equity.

Overseas VaR(*)
                                                                  US$ Million
----------------------------------------------------------------------------
                                        Jun 30, 02                Mar 31, 02
Sovereign Risk Factor                         24.9                       5.3
Libor Risk Factor                              0.8                       1.9
Diversification Impact                        (1.3)                     (0.4)
----------------------------------------------------------------------------
Global VaR                                    24.4                       6.8
----------------------------------------------------------------------------
Maximum Global VaR                            24.8                      10.0
----------------------------------------------------------------------------
Minimum Global VaR                             4.8                       5.8
----------------------------------------------------------------------------

We are pleased to report that VaR for the positions of Itau in Argentina described below remained insignificant throughout the first semester of 2.002. This was due to the implementation of a conservative risk management policy which fostered adequate matching of terms and currencies between the assets and liabilities of Itau Buen Ayre.



Banco Itau Buen Ayre VaR(*)

                                                                  US$ Million
----------------------------------------------------------------------------
                                         Jun 30, 02               Mar 31, 02
Dollar Risk Factor                              -                        -
LiborRisk Factor                                -                        -
Peso Risk Factor                                0.2                      1.2
Diversification Impact                          -                        -
----------------------------------------------------------------------------
Global VaR                                      0.2                      1.2
----------------------------------------------------------------------------
Maximum Global VaR                              1.1                      8.0
----------------------------------------------------------------------------
Minimum Global VaR                              0.2                      1.2
----------------------------------------------------------------------------

(*) VaR refers to the maximum potential loss of 1 day, with a 99% confidence level.

Risk Management

As can be noted in the table below, the sovereign risk factor for Banco Itau Europe rose slightly, basically due to the existence of Brazilian foreign debt securities and other securities issued by Brazilian companies held in its portfolio. Due to the fact that Libor and Euribor risk factors are less volatile, fluctuations were immaterial.


Banco Itau Europa VaR(*)
                                                                  US$ Million
----------------------------------------------------------------------------
                                         Jun 30, 02               Mar 31, 02

Euribor Risk Factor                             1.0                      0.9
Libor Risk Factor                               0.1                      0.1
Sovereign Risk Factor                           0.8                      0.5
Diversification Impact                         (0.3)                    (0.1)
----------------------------------------------------------------------------
Global VAR                                      1.6                      1.2
----------------------------------------------------------------------------
Maximum Global VaR                              2.6                      1.4
----------------------------------------------------------------------------
Minimum Global VaR                              0.6                      0.5
----------------------------------------------------------------------------

(*) VaR refers to the maximum potential loss of 1 day, with a 99% confidence level.

Liquidity Risk

The use of criteria established by the Brazilian Central for calculating and recording the market values of securities and derivatives held by investment funds became mandatory on May 2, 2002. Despite the fact that this action contributed to greater transparency when calculating and divulging the value of investment fund quotas to the market, it also resulted in a greater daily volatility for fund quotas with which investors were totally unaccustomed. Consequently, a portion of the assets managed by mutual and investment funds which belonged to investors with a high degree of aversion to risk migrated to other forms of investment. In the case of Itau, this drop in fund assets was fully offset by an increase in sight, time, and savings deposits. This resulted in a significant increase in liquidity for the bank, especially when compared to prior periods.

Operating Risk

Banco Itau has been developing a data-bank model for losses that consists of two modules. The first module, which mainly focuses on managing operational risks, has already been implemented. The module permits the recording of errors that have a material financial impact or that involve a risk to the bank's image, allowing quick action to correct problematic procedures. The second module, which is now under development, mainly focuses on the control of operational risks. It consists of a data bank that includes al operational errors that involve a financial loss. The purpose of this module is to measure losses using a quantitative module, identify provisions required based on expected losses, and allocate capital by business unit to cover unexpected losses, thus permitting that prices for the institution's products and services be correctly calculated.

Banco Itau expects that the development of these mechanisms for the management and control of operational risk will allow it to comply with the requirements of regulatory organs, as well as perpetuate its image as a sound and reliable bank that is quick to adapt to changes and identifies trends for the future. The models are perfectly aligned with the proposals under discussion by the Basel Committee an they should be ready for use when the new Agreement expected for 2006 goes into effect.

[PricewaterhouseCoopers Logo]


                                               PricewaterhouseCoopers
                                               Av. Francisco Matarazzo, 1700
                                               Torre Torino
                                               Caixa Postal 61005
                                               05001-400 Sao Paulo, SP - Brasil
                                               Telefone (0xx11) 3674-2000




Report of Independent Accountants on Limited Review of Supplementary Information





August 2, 2002


To the Board of Directors and Stockholders
Banco Itau S.A.


1 In connection with our examination of the financial statements of Banco Itau S.A. and subsidiary companies as of June 30, 2002 and 2001, on which we issued an unqualified opinion dated August 2, 2002, we also performed a review of the supplementary information included in the Management's Discussion and Analysis on the consolidated operations of Banco Itau S.A. and subsidiary companies.

2 Our work was performed in accordance with specific rules set forth by the Institute of Independent Auditors of Brazil (IBRACON), in conjunction with the Federal Accountancy Council for the purpose of reviewing the accounting information contained in the supplementary information included in the Management's Discussion and Analysis on consolidated operations of Banco Itau S.A. and subsidiary companies, and mainly comprised: (a) inquiry of, and discussion with, management responsible for the accounting, financial and operational areas of the Bank with regard to the main criteria adopted for the preparation of the accounting information contained in the supplementary information and (b) a review of the significant information and of the subsequent events which have, or could have, significant effects on the Bank's and subsidiary companies' financial position and operations. The supplementary information included in the Management's Discussion and Analysis on the consolidated operations is presented to permit additional analysis, and is not an integral part of the financial statements.

3 Based on our reviews, we are not aware of any material modifications which should be made to this supplementary information for it to be fairly stated, in all material respects, in relation to the financial statements taken as a whole.



         /s/ PricewaterhouseCoopers             /s/ Ricardo Baldin
         -----------------------------          ------------------------------
         PricewaterhouseCoopers                 Ricardo Baldin
         Auditores Independentes                Partner
         CRC 2SP000160/O-5                      Contador CRC 1 SP 110374/O-0

                                      123